As filed with the Securities and Exchange Commission on November 21, 2002
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Leap Wireless International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4812	33-0811062
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10307 Pacific Center Court

San Diego, California 92121
(858) 882-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agent for Service:	Copies to:
HARVEY P. WHITE Chief Executive Officer Leap Wireless International, Inc. 10307 Pacific Center Court San Diego, California 92121 (858) 882-6000	Scott N. Wolfe, Esq. Barry M. Clarkson, Esq. Latham & Watkins 12636 High Bluff Drive, Suite 300 San Diego, California 92130 (858) 523-5400

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class	Amount	Maximum	Aggregate	Amount of
of Securities to	to be	Offering Price	Offering	Registration
be Registered	Registered	Per Share(1)	Price(1)	Fee

Common Stock, par value $0.0001 per share(2)	21,020,431	$0.30	$6,306,130	$581

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market on November 15, 2002.

(2)	Each share of common stock, par value $0.0001 per share, includes a right to purchase one one-thousandth of a share of Series A Junior Participating preferred stock, par value $0.0001 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2002)

PROSPECTUS

Leap Wireless International, Inc.

21,020,431 Shares of Common Stock

        This prospectus relates to the offer and sale of up to 21,020,431 shares of Leap Wireless International, Inc. common stock by the selling security holder identified in this prospectus. The shares offered by this prospectus were originally issued by us to the selling security holder in connection with an arbitration award relating to our acquisition of wireless licenses from the selling security holder, subject to the terms of an acquisition agreement, dated September 1, 2000. We have agreed to register for resale the shares of our common stock offered by this prospectus and bear the expenses of registration of the shares. The selling security holder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as all fees and disbursements of its counsel and experts. We will not receive any of the proceeds from the sale of shares of common stock by the selling security holder.

      The shares offered by this prospectus may be sold by the selling security holder directly or through one or more broker-dealers, in one or more transactions on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices, at a fixed offering price or at negotiated prices.

      Our common stock is presently quoted on the Nasdaq National Market under the symbol “LWIN.” See “Risk Factors — Leap Received a Nasdaq Staff Determination Indicating that Its Common Stock Is To Be De-Listed from the Nasdaq National Market.”

      On November 20, 2002, the reported last sale price of our common stock on the Nasdaq National Market was $0.33 per share.

       Before investing in the shares of our common stock, please read the section entitled “Risk Factors” beginning on page 5.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002.

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDER
PLAN OF DISTRIBUTION
MARKET PRICE OF AND DIVIDENDS ON LEAP COMMON STOCK AND RELATED STOCKHOLDER MATTERS
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
PROPERTIES
LEGAL PROCEEDINGS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF LEAP CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE TO FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
PART II
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 21.1
EXHIBIT 23.2
EXHIBIT 23.3

      You should rely only on the information contained in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not making an offer of securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and any supplements to this prospectus is accurate as of any date other than the date on the front of this prospectus and any supplements to this prospectus.

      Cricket® is a registered trademark of Leap. PegasoMR is a registered service mark of Servicios Administrativos Pegaso, S.C. All other brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

      This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, included elsewhere in this prospectus. You should read the full text of, and consider carefully, the more specific details contained in this prospectus and any supplements to this prospectus.

      When used in this prospectus, the words “we,” “our,” “ours” and “us” refer to Leap Wireless International, Inc. and, unless the context otherwise requires, its consolidated subsidiaries, and not to the selling security holder. Leap refers to Leap Wireless International, Inc. Cricket Communications, Inc. is Leap’s subsidiary that operates the Cricket business and is referred to as “Cricket.” Cricket and the subsidiaries of Cricket and Leap that hold assets that are used in the Cricket business or that hold assets pledged as security under Cricket’s vendor credit facilities are collectively referred to as the “Cricket Companies.” Unless otherwise specified, information relating to population and potential customers, or POPs, is based on 2002 population estimates provided by Claritas Inc.

Our Business

      Leap and the Cricket Companies are highly leveraged. At September 30, 2002, we had consolidated debt totaling $2,159.8 million, including $1,511.6 million of debt under Cricket’s senior secured vendor credit facilities. Each of the Cricket Companies is a borrower or guarantor under the senior secured vendor credit facilities of Cricket, and Cricket is currently in default under the vendor credit facilities because it has failed to pay interest and has failed to comply with other covenants under those facilities. These and other existing events of default provide the credit facility lenders with various rights under their credit agreements and related security agreements, including the right:

•	to terminate the commitments under those agreements;

•	to declare the existing loans to be immediately due and payable; and

•	to foreclose on the collateral pledged to secure the outstanding loans, which includes all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.).

In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent Technologies Inc. and Nortel Networks Inc. have terminated their commitments under their credit agreements with Cricket. At the request of Ericsson Credit AB, Cricket reduced the commitment under the Ericsson credit agreement to approximately $33 million as of September 30, 2002. To date, the secured vendor facility lenders have not exercised any other material creditors’ remedies under the vendor credit agreements. However, if they choose to exercise these rights in the future, Leap and Cricket would likely seek the protection afforded by Chapter 11 of the federal bankruptcy laws and that exercise would have a material adverse effect on both Leap’s and Cricket’s business. Cricket’s default on its vendor credit facilities and our need to restructure our indebtedness and our potential need to seek protection under the federal bankruptcy laws raise substantial doubt about our ability to continue as a going concern. We have retained UBS Warburg to assist in exploring a restructuring of the significant outstanding indebtedness of Leap and Cricket and to assist in obtaining new sources of financing for the Cricket Companies. Leap and Cricket have begun restructuring discussions with informal committees of their respective creditors. However, we cannot assure you that a restructuring on terms acceptable to Leap and Cricket or their respective creditors can be agreed to and implemented.

      Leap conducts operations through its subsidiaries. Leap has no independent operations or sources of operating revenue other than through dividends, if any, from its operating subsidiaries. The Cricket Companies operate together as a wireless communications carrier that provides innovative, affordable, simple wireless services designed to accelerate the transformation of wireless service into a mass consumer product. The Cricket Companies generally seek to address a much broader population segment than traditional wireless providers have addressed to date. In the U.S., we are offering wireless service under the brand “Cricket®.” Our innovative Cricket strategy is designed to extend the benefits of mobility to the mass market by offering wireless service that is as simple to use and understand as, and is a competitive mobile alternative to, traditional landline service. In each of its markets, Cricket is deploying 100% digital, Code Division Multiple Access, or CDMA, networks that we believe provide higher capacity and more efficient deployment of capital than competing technologies. CDMA technology, when combined with our efforts to streamline operation and distribution, allows Cricket to be a low-cost provider of wireless services in each of its markets.

      Cricket service allows customers to make and receive virtually unlimited calls within a local calling area for a flat monthly rate. Cricket customers can also make long distance calls on a per-minute basis or as part of a packaged offering. Through September 2002, Cricket customers paid in advance for each month’s service from a simple, straightforward bill. Commencing in October 2002, we no longer include a first month of service with the handset purchase and new Cricket customers pay for their service in arrears. Because we recognize revenues for customers who pay in arrears only when received, we do not record a reserve for bad debt for service revenues. The simplicity of the Cricket service allows Cricket to sustain lower operating costs per customer compared to traditional wireless providers. Cricket’s networks are designed and built to provide coverage in the local calling area where our target customers live, work and play. As a result, we believe that Cricket’s per minute network operating costs are the lowest, or among the lowest, incurred by traditional wireless providers.

      We continue to focus on enhancing our Cricket service with new products and services designed to meet the needs of our growing customer base. We have expanded our competitively priced long distance offers by introducing Canadian long distance. We have also introduced Spanish language marketing and advertising campaigns, Spanish directory assistance and Spanish language billing as part of our ongoing focus on the growing Hispanic market. In June and July 2002, we launched unlimited inter-carrier text messaging in all 40 of our markets. In August 2002, we launched a new service named “Cricket Talk” that bundles certain features, a number of long distance minutes and virtually unlimited local service for a fixed monthly fee to more effectively compete with other telecommunications providers. Since its launch, Cricket Talk has represented a significant portion of our gross customer additions.

      As of September 30, 2002, Cricket offered service in 40 markets covering a total population of approximately 25.4 million potential customers. These markets are located in 48 “basic trading areas,” or “BTAs,” and make up all of the markets that we refer to as our “40 Market Plan.” As of September 30, 2002, Cricket had approximately 1,497,000 customers in its markets across the U.S. Through September 30, 2002, we had incurred approximately $1,450.6 million of capital expenditures for our Cricket business. As of September 30, 2002, we had acquired wireless licenses covering approximately 53.5 million potential customers in 33 states. In addition, Leap was the winning bidder for 22 wireless licenses with an aggregate purchase price of $350.1 million, covering approximately 24.1 million potential customers, in an FCC auction that was completed in January 2001, referred to as Auction 35. Leap currently does not have sufficient cash available to purchase these licenses. NextWave Telecom Inc., the original holder of these licenses, is a party to litigation against the federal government challenging the validity of the auction and has prevailed on certain of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to us of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. The FCC has offered bidders in Auction 35 the option to receive a refund of their funds currently on deposit with the FCC relating to Auction 35 and to elect not to purchase these licenses without incurring a financial penalty. We currently expect to withdraw from the commitment to purchase the licenses on which we were the successful bidder in Auction 35.

      In August 2002, Leap paid a purchase price adjustment to MCG PCS, Inc., as ordered by an arbitrator, in connection with acquisitions of wireless licenses in Buffalo and Syracuse by issuing approximately 21 million shares of its common stock. The issuance of these shares constituted an event of default under Cricket’s vendor credit facilities. After issuance of these shares, the lenders under Cricket’s vendor credit facilities ceased funding new loan requests, including requests to fund interest payments that previously had been financed through draws under the credit facilities. In early September 2002, Cricket chose not to make interest payments that were due on the loans under these facilities, which constituted an additional event of default under the vendor credit facilities. While Cricket subsequently paid approximately $1.9 million of interest and fees due under its vendor credit facilities, Cricket remains in default under the facilities. Because of the existing defaults under the vendor credit facilities, and because Cricket is currently unable to fully repay the amounts outstanding under such facilities and has been unable to raise new funds which would enable it to repay such amounts, there is substantial risk that the stock of the Cricket Companies has no value to Leap.

      If Cricket’s outstanding indebtedness under the vendor credit facilities is accelerated, and the indebtedness is not repaid in full or the acceleration is not rescinded within 30 days of that acceleration, that acceleration would constitute an event of default under the indenture governing Leap’s senior notes and senior discount notes, providing the trustee or the required note holders with the right to declare Leap’s notes to be immediately due and payable. If the notes are declared due and payable, the creditors of Leap would have claims in excess of the existing cash and other assets held by Leap. Since Leap is currently unable to fully repay the amounts outstanding under the indenture and has been unable to raise new funds which would enable it to repay such amounts, there would likely be no assets available for distribution to the stockholders of Leap if the obligations under Leap’s senior notes and senior discount notes were to be accelerated. However, we believe that the value of the Cricket Companies’ business is higher than the value of the Cricket Companies’ assets in liquidation. We currently expect to restructure Cricket’s indebtedness and capital structure in a manner that would allow the Cricket Companies to emerge from the restructuring with significantly reduced indebtedness and the ability to continue as a stronger business offering high quality, affordable wireless service to customers and good opportunities for its employees. No restructuring agreement has been reached, however, and we cannot assure you that a restructuring agreement will be reached on terms that are acceptable to all of the parties involved, or at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” and “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business” and “— Leap and Cricket Have Commenced Restructuring Discussions with Their Respective Lenders, and a Restructuring Is Likely to Have a Material Adverse Impact on the Value of Interests in Leap.”

      Leap received a Nasdaq Staff determination indicating that its common stock is to be de-listed from the Nasdaq National Market because Leap did not obtain stockholder approval before issuing 21,020,431 shares of common stock to MCG, Leap’s common stock has traded below $1.00 per share for at least 30 consecutive trading days and other factors cited by the Nasdaq Staff in its de-listing determination letter. Leap requested an oral hearing to appeal the Nasdaq Staff’s determination. As a result, Nasdaq stayed the de-listing pending the outcome of the hearing. The hearing was held on November 14, 2002. Leap is awaiting the Nasdaq hearing panel’s decision. See “Risk Factors — Leap Received a Nasdaq Staff Determination Indicating that Its Common Stock Is To Be De-Listed from the Nasdaq National Market.”

      We believe that the Cricket service offering will help transform wireless phone service from a luxury product into a mass consumer product. The Cricket strategy is to provide digital wireless service to the mass market with a simple, easy to understand approach. As a part of the Cricket strategy, we intend to:

•	attract new customers more quickly than traditional wireless providers that offer complex pricing plans with peak/off-peak rates, roaming charges and expensive “extra” minutes;

•	maintain lower customer acquisition costs by offering simple service plans with a limited choice of handsets, and by distributing our product through company stores and multiple third-party retail stores where the mass market shops;

•	sustain lower operating costs per customer compared to traditional wireless providers through reduced network operation costs, streamlined billing procedures, lower customer care expenses, lower credit investigation costs and reduced bad debt; and

•	deploy our capital more efficiently by building our networks to cover only the urban and suburban areas of our markets where most of our potential customers live, work and play, while avoiding rural areas and corridors between distant markets.

      In September 2002, Leap completed the sale of its 20.1% interest in Pegaso Telecomunicaciones, S.A. de C.V., a company providing wireless service in Mexico, to Telefónica Móviles, S.A. At the closing, Leap received cash proceeds of approximately $22.2 million for the sale of its shares and, in October 2002, also received approximately $15.8 million of additional cash from a loan repayment related to the sale.

Business Strategy

      Our business strategy is to bring innovative wireless communications products and services to markets with strong growth potential. Key elements of this strategy include:

•	Enhancing the Mass Market Appeal of Wireless Service. We are working to remove the price and complexity barriers that we believe have prevented many potential customers from using wireless service. We believe that large segments of the population do not use wireless service because they view wireless service as an expensive luxury item, believe they cannot control the cost of service, or find existing service plans too confusing. Our service plans are designed to offer appealing value in simple formats that customers can understand and for which they can budget.

•	Offering an Appealing Value Proposition. We strive to provide service offerings that combine high quality and advanced features with simplicity and attractive pricing to create a “high value/reasonable price” proposition and broaden the market for wireless services. In the U.S., we offer Cricket service at a flat rate, that is a competitive alternative to traditional landline service.

•	Controlling and Minimizing Costs. To become one of the lowest-cost providers in the wireless industry, we are designing high-quality networks to minimize our capital costs and streamlining marketing, distribution and back-office procedures.

•	Leveraging CDMA Technology. We are deploying state-of-the-art CDMA networks that are designed to provide higher capacity at a lower capital cost which can be easily upgraded to support enhanced capacity. We believe this enables us to operate superior networks that support rapid customer growth and high usage. In addition, we believe our CDMA networks will provide a better platform to expand into data and other wireless services based on advances in second and third generation digital technology in the future.

      Leap was formed as a Delaware corporation in June 1998 as a subsidiary of Qualcomm Incorporated. In September 1998, Qualcomm distributed all of the common stock of Leap to Qualcomm’s stockholders as a taxable dividend. Our principal executive offices are located at 10307 Pacific Center Court, San Diego, CA 92121. Our telephone number is (858) 882-6000.

RISK FACTORS

      An investment in the common stock offered by this prospectus involves a high degree of risk. In addition to the other information in this prospectus and any supplements to this prospectus, you should carefully consider the following risks before making an investment decision.

Leap and Cricket Have Commenced Restructuring Discussions with Their Respective Lenders, and a Restructuring Is Likely to Have a Material Adverse Impact on the Value of Interests in Leap

      Both Leap and the Cricket Companies are highly leveraged. At September 30, 2002, Leap and its subsidiaries had debt totaling $2,336.8 million of gross principal and accrued interest. At September 30, 2002, the Cricket Companies had debt totaling $1,633.8 million of gross principal and accrued interest, but only approximately $103.7 million in cash, cash equivalents and investments. In addition, Cricket had restricted cash equivalents of $10.3 million as of September 30, 2002 that have been pledged to secure general operating obligations, as well as the other assets held by Cricket and its subsidiaries. All of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.) have been pledged to secure the obligations of Cricket under the vendor credit facilities, and Cricket is in default under its vendor credit facilities. These and other existing events of default provide the credit facility lenders with various rights under their credit agreements and related security agreements, including the right:

•	to terminate the commitments under those agreements;

•	to declare the existing loans to be immediately due and payable; and

•	to foreclose on the collateral pledged to secure the outstanding loans, which includes all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.).

In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent and Nortel have terminated their commitments under their credit agreements with Cricket, and at the request of Ericsson, Cricket reduced the commitment under the Ericsson credit agreement with Cricket to approximately $33 million as of September 30, 2002. To date, the secured vendor credit facility lenders have not exercised any other material creditors’ remedies under the vendor credit agreements. If they choose to exercise these rights in the future, Leap and Cricket would likely seek the protection afforded by Chapter 11 of the federal bankruptcy laws and that exercise would have a material adverse effect on both Leap’s and Cricket’s business. Cricket’s default on its vendor credit facilities and our need to restructure our indebtedness and our potential need to seek protection under the federal bankruptcy laws raise substantial doubt about our ability to continue as a going concern. In addition, the audit report of our independent public accountants includes an explanatory paragraph relating to our ability to continue as a going concern. Because of the existing defaults under the vendor credit facilities and because Cricket is currently unable to fully repay the amounts outstanding under the facilities, and has been unable to raise new funds which would enable it to repay those amounts, there is substantial risk that the stock of the Cricket Companies has no value to Leap. Leap and Cricket have retained UBS Warburg to assist in exploring a restructuring of the significant outstanding indebtedness of Leap and the Cricket Companies and to assist in obtaining new sources of financing for the Cricket Companies. Leap and Cricket have begun restructuring discussions with informal committees of their respective creditors.

      At September 30, 2002, Leap had debt totaling $703.0 million of gross principal and accrued interest, but only $97.4 million in cash and cash equivalents, short-term investments and restricted cash equivalents, as well as the stock of Cricket and those Cricket Companies that hold wireless licenses. If Cricket’s outstanding indebtedness under the vendor credit facilities is accelerated and the indebtedness is not repaid in full or the acceleration is not rescinded within 30 days, that acceleration would constitute an event of default under the indenture governing Leap’s senior notes and senior discount notes, providing the trustee or the required note holders with the right to declare Leap’s notes to be immediately due and payable. If the notes are declared due and payable, the creditors of Leap would have claims in excess of the existing cash and other assets held by Leap. Since Leap is currently unable to fully repay the amounts outstanding under the indenture and has been unable to raise new funds which would enable it to repay those amounts, there would likely be no assets available for distribution to the stockholders of Leap if the obligations under Leap’s senior notes and senior discount notes were to be accelerated.

      While the management of Leap has requested a small equity participation for the Leap common stockholders in a restructuring, there is a substantial risk that Leap’s existing stockholders will lose all of the value in their investments in Leap common stock in connection with any restructuring. If Leap and Cricket are successful in reaching a restructuring agreement, the restructuring may be implemented consensually or pursuant to a plan confirmed under Chapter 11 of the federal bankruptcy laws. Any restructuring would have material adverse impacts on Leap, Cricket and the Cricket business. For example, as part of a restructuring, Cricket may curtail some of its activities, reduce its marketing and advertising expenditures, lay-off employees and/or reduce its emphasis on growth. In addition, if a restructuring is implemented through a bankruptcy proceeding, that proceeding could have material adverse impacts on the perception of Leap, Cricket and the Cricket business in the eyes of customers, suppliers and other trade creditors.

      Although Leap and Cricket are actively pursuing restructuring discussions with informal committees of their respective creditors, no restructuring agreement has been reached. We cannot assure you that a restructuring on terms acceptable to Leap and Cricket or their respective creditors can be agreed to and implemented. If Cricket is not successful in reaching a restructuring agreement with its creditors, Cricket’s secured vendor creditors may seek to foreclose on the collateral pledged to secure its outstanding indebtedness, which includes all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.). If the creditors seek to exercise their remedies, Leap and Cricket would likely file for protection under Chapter 11 of the federal bankruptcy laws and that exercise would have a material adverse effect on both Leap’s and Cricket’s business.

Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business

      Cricket is in default under the significant outstanding indebtedness under its vendor credit facilities, which totaled approximately $1,511.6 million at September 30, 2002. Cricket also has $77.3 million in amounts payable to Lucent, Nortel and Ericsson for the purchase of equipment and services. As noted above, Leap and Cricket have retained UBS Warburg to assist in exploring a restructuring of the significant outstanding indebtedness of Leap and Cricket and to assist in obtaining new sources of financing for the Cricket Companies. Leap and Cricket have begun restructuring discussions with informal committees of their respective creditors.

      In August 2002, Leap paid a purchase price adjustment to MCG PCS, Inc., as ordered by an arbitrator, in connection with acquisitions of wireless licenses in Buffalo and Syracuse by issuing approximately 21 million shares of its common stock to MCG. The issuance of these shares constituted an event of default under Cricket’s vendor credit facilities. After issuance of these shares, the lenders under Cricket’s vendor credit facilities ceased funding new loan requests, including requests to fund interest payments that previously had been paid through draws under the credit facilities. In early September 2002, Cricket chose not to pay interest on the loans under these facilities, which constituted an additional event of default under the vendor credit facilities. While Cricket subsequently paid approximately $1.9 million of interest and fees due under its vendor credit facilities, Cricket remains in default under the facilities. These and other existing events of default provide the credit facility lenders with various rights under their credit agreements and related security agreements, including the right:

•	to terminate the commitments under those agreements;

•	to declare the existing loans to be immediately due and payable; and

•	to foreclose on the collateral pledged to secure the outstanding loans, which includes all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.).

In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent and Nortel have terminated their commitments under their credit agreements with Cricket. At the request of Ericsson, Cricket reduced the commitment under the Ericsson credit agreement to approximately $33 million as of September 30, 2002. To date, the secured vendor facility lenders have not exercised any other material creditors’ remedies under the vendor credit agreements. If they choose to exercise these rights in the future, Leap and Cricket would likely seek the protection afforded by Chapter 11 of the federal bankruptcy laws and that exercise would have a material adverse effect on both Leap’s and Cricket’s business. Cricket’s default on its vendor credit facilities and our need to restructure our indebtedness and our potential need to seek protection under the federal bankruptcy laws raise substantial doubt about our ability to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      If Cricket’s outstanding indebtedness under the vendor credit facilities is accelerated, and the indebtedness is not repaid in full or the acceleration is not rescinded within 30 days, that acceleration will be a default under the indenture governing Leap’s senior notes and senior discount notes. At September 30, 2002, Leap had $225 million principal amount outstanding under the senior notes and approximately $468.1 million in accreted value of outstanding principal amount and accrued interest under the senior discount notes. If an event of default occurs under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the senior notes or the holders of at least 25% of the aggregate principal amount at maturity of the senior discount notes may declare the senior notes or the senior discount notes, as the case may be, to be immediately due and payable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      If the lenders under the vendor credit facilities or the note holders under the indenture were to pursue their creditors’ remedies, Leap and Cricket would likely file for protection under Chapter 11 of the federal bankruptcy laws. In addition, creditors of Leap or Cricket could force Leap or Cricket, as applicable, into an involuntary bankruptcy. Leap and Cricket are actively pursuing restructuring discussions with informal committees of their respective creditors. However, no restructuring agreement has been reached and we cannot assure you that a restructuring agreement will be reached on terms that are acceptable to all of the parties involved, or at all. If no restructuring agreement is reached and the creditors exercise their respective remedies under the vendor credit facilities or the indenture, that exercise would have material adverse impacts on Leap, Cricket and the Cricket business.

Leap Received a Nasdaq Staff Determination Indicating that Its Common Stock Is To Be De-Listed from the Nasdaq National Market

      On October 3, 2002, Leap received a Nasdaq Staff Determination indicating that Leap had failed to comply with Nasdaq’s shareholder approval requirements before issuing shares to MCG, that it had failed to comply with the net tangible assets or stockholders’ equity requirement for continued listing on the Nasdaq National Market, and that Leap’s issuance of the shares had raised separate public interest concerns under Nasdaq’s Marketplace Rules. As a result, Nasdaq notified Leap that its common stock was subject to de-listing from the Nasdaq National Market. In addition, Leap also has received a Nasdaq Staff Determination indicating that Leap had failed to meet the Nasdaq minimum bid price because its common stock had traded below $1.00 per share for 30 consecutive trading days. Leap requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. Leap’s request for an oral hearing to appeal the Nasdaq Staff Determination was granted. As a result, Nasdaq stayed the de-listing of Leap’s common stock from the Nasdaq National Market pending the outcome of the hearing. The oral hearing was held on November 14, 2002. Leap is awaiting the Nasdaq hearing panel’s decision. We cannot assure you that the Nasdaq Listing Qualifications Panel will grant Leap’s request for continued listing. If Leap does not prevail in its appeal, Leap’s common stock will be de-listed from the Nasdaq National Market at that time.

      If Leap’s common stock is ultimately de-listed, it may be quoted for trading on the OTC Bulletin Board or on other over-the-counter markets, although we cannot assure you that Leap’s common stock will be quoted for trading on any of these markets. If Leap common stock is de-listed due to separate public interest concerns under Nasdaq’s Marketplace Rules, it will be more difficult for market makers to quote Leap common stock for trading on the OTC Bulletin Board. Even if Leap’s stock is quoted for trading on these markets, the de-listing from the Nasdaq National Market could reduce the liquidity of the market for Leap’s common stock, making it difficult for a stockholder to obtain accurate quotations as to the market value of Leap’s common stock and to buy or sell Leap’s stock at competitive market prices, or at all, and Leap may lose support from institutional investors, brokerage firms and market makers that currently buy and sell Leap’s stock and provide information to investors about Leap. De-listing could also lead to further decreases in the price of Leap’s common stock and could be a breach of Leap’s agreement with MCG.

The Unsettled Nature of the Wireless Market, the Current Economic Slowdown, New Service Offerings of Increasingly Large Bundles of Minutes of Use at Increasingly Low Prices by Some Major Carriers, Other Issues Facing the Telecommunications Industry in General, and Leap’s and Cricket’s Announcement of Restructuring Discussions, Have Adversely Affected Our Business

      During the nine months ended September 30, 2002, we experienced slower customer growth rates than planned, which we believe is due in large part to the current economic slowdown, increased competition and concerns over the potential negative outcomes of our announcement of participation in restructuring discussions. Furthermore, in conjunction with efforts to restructure our indebtedness, we expect to focus on the conservation of cash resources, which may have a negative impact on customer growth rates. Other carriers also have reported slower customer growth rates compared to prior periods. We have seen a continuation of competitive pressures in the wireless telecommunications market causing some major carriers to offer plans with increasingly large bundles of minutes of use at increasingly lower prices which may compete with the Cricket predictable and virtually unlimited calling plan.

      Earlier this year, during the second quarter of 2002, cost per gross customer addition (CPGA) increased to $316 from $246 in the first quarter of 2002, and the rate of customer churn increased to 4.6% from 3.2% in the first quarter of 2002. The increase in our CPGA was influenced by higher selling and marketing expenses, increased sales incentives and lower gross customer additions (due in part to the slow down in the economy), increased price competition described above and the removal of potentially fraudulent customers from our customer base. The removal of potentially fraudulent customers from our customer base also impacted CPGA because we deduct customers who do not make payment on their first monthly bill from our gross customer additions and, as a result, we incur the loss on the sale of a handset without an offsetting gross customer addition.

      Our business plan and estimated future operating results are based on estimates of key operating metrics, including customer growth, customer churn, average monthly revenue per customer, losses on sales of handsets and other customer acquisition costs, and other operating costs. The unsettled nature of the wireless market, the current economic slowdown, increased competition and the telecommunications industry, new service offerings of increasingly large bundles of minutes of use at increasingly low prices by some major carriers, other issues facing the telecommunications industry in general, and Leap’s and Cricket’s announcement of restructuring discussions, have created a level of uncertainty that affects our ability to predict future customer growth, as well as other key operating metrics that are dependent on customer growth, and in turn have adversely affected the management of our business.

Leap’s Stock Price Has Recently Suffered Significant Declines and Remains Volatile

      The market price of Leap common stock has declined significantly since the beginning of 2002 and may continue to decline in the future. The closing price of Leap’s common stock on the Nasdaq National Market on November 20, 2002, was $0.33 per share, down from $21.31 on January 2, 2002, the first trading day of the year. In addition, the stock market in general, and the stock prices of telecommunications companies and other technology-based companies in particular, have experienced significant volatility in recent periods. Factors that may have a significant impact on the market price of Leap common stock include, but are not limited to:

•	the substantial risk that Leap’s existing stockholders will lose all of their value in Leap common stock in connection with any restructuring;

•	the very significant dilution of, or potential loss of all value in, Leap’s common stock that may result from a restructuring of Leap’s and Cricket’s outstanding debt;

•	our lack of liquidity, high levels of debt and risks related to compliance with debt covenants;

•	future announcements concerning Leap or its competitors;

•	changes in the prospects of our business partners or equipment suppliers;

•	failure to achieve planned levels of customer growth and other operating targets;

•	deficiencies in our networks;

•	results of technological innovations;

•	government regulation, including the FCC’s review of our acquisition and ownership of wireless licenses or any changes of ownership that could adversely affect our status as an entrepreneur under FCC regulations;

•	changes in recommendations of securities analysts and rumors that may be circulated about Leap or its competitors;

•	changes in our credit ratings;

•	de-listing of our stock from the Nasdaq National Market because of failure to comply with Nasdaq rules, low trading prices or other reasons;

•	the impact of an economic slowdown on existing and future customers;

•	a perception that wireless handsets pose health or safety risks;

•	difficulties in the telecommunications industry in general;

•	demand for and prices of wireless licenses; and

•	other items described in this prospectus under “Risk Factors.”

      Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Events related to restructuring, as well as shortfalls in our revenues, earnings, customer growth or other business metrics in any given period relative to the levels and schedule expected by securities analysts, could immediately, significantly and adversely affect the trading price of Leap common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the subject company. Litigation of this type could result in substantial costs and a diversion of our management’s attention and resources which could, in turn, have a material adverse effect on our business, financial condition and results of operations.

      As a result of Leap’s issuance of 21,020,431 shares to MCG in August 2002, there has been a substantial increase in the number of outstanding shares of Leap common stock. These shares are being registered for resale pursuant to the registration statement of which this prospectus forms a part. Sustained resales of shares of Leap common stock by MCG pursuant to the registration statement will lead to a decrease in the market price of Leap common stock.

Our Business Strategy Is Subject to Execution Risks, and If We Are Successful, Our Competitors May Adopt a Similar Strategy

      Our business strategy in the U.S. is to offer consumers a service, marketed under the brand Cricket, that allows them to make and receive virtually unlimited local calls for an affordable, flat monthly rate. Cricket customers can also make long distance calls on a per-minute basis or as part of a packaged offering. This strategy is a new approach to marketing wireless services and, while it has shown a strong ability to attract new customers following launch, it may not prove to be successful in the long term. Our marketing efforts may not draw the volume of customers necessary to sustain our business plan, our capital and operating costs may exceed planned levels, and we may be unable to compete effectively as a mobile alternative to landline or with other wireless service providers in our markets over the longer term. In addition, potential customers may perceive the Cricket service to be less appealing than other wireless plans, which offer more features and options, including the ability to roam outside of the home service area.

      We currently have several new services that are in development. In addition, we recently launched a new service that bundles certain features, a number of long distance minutes and virtually unlimited local service for a fixed monthly fee to more effectively compete with other telecommunications providers. These planned services are unproven. They may not attract or retain customers at a rate necessary to make them profitable and otherwise may not prove to be successful.

      If our business strategy proves to be successful, additional wireless providers are likely to adopt similar pricing plans and marketing approaches. Our competitors have begun to price their services more aggressively and may attract more customers because of their stronger market presence and geographic reach and their larger financial resources. See “— We Face Significant Competition.”

We Have a History of Losses and Anticipate Future Losses

      Leap and its subsidiaries experienced net losses of $498.2 million in the nine months ended September 30, 2002, $483.3 million ($626.9 million excluding gains on sale of wireless licenses) in the year ended December 31, 2001, $0.2 million ($269.3 million excluding the gain on the sale of Smartcom, net of related taxes and foreign currency impact) in the year ended December 31, 2000, $75.8 million in the transition period from September 1, 1999 to December 31, 1999, $164.6 million in the fiscal year ended August 31, 1999, $46.7 million in the fiscal year ended August 31, 1998 and $5.2 million in the fiscal year ended August 31, 1997. Losses are likely to be significant for the next several years as we improve the coverage and capacity of networks in our current markets, and seek to increase our customer bases in new and existing markets. We may not generate profits in the short term or at all. If we fail to achieve profitability, that failure could have a negative effect on our ability to repay our debt, comply with debt covenants and carry on our business.

If We Experience a High Rate of Customer Turnover, Our Costs Could Increase

      Many providers in the U.S. personal communications services, or PCS, industry have experienced a high rate of customer turnover. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues, including blocked or dropped calls, handset problems, inability to roam onto cellular networks, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. In some markets, our competitors have chosen to provide a service plan with pricing similar to the Cricket service, and these competitive factors could also cause increased customer turnover. A high rate of customer turnover could reduce revenues and increase marketing costs to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

We Face Significant Competition

      The telecommunications industry generally is very competitive and competition is increasing. Unlike many wireless providers, we also intend to compete as a mobile alternative to landline service providers in the telecommunications industry. Wireline carriers have also begun to aggressively advertise in the face of increasing competition from wireless carriers, cable operators and other competitors. Many competitors have substantially greater resources than we have, and we may not be able to compete successfully. Some competitors have announced rate plans substantially similar to the Cricket service plan in markets in which we have launched service. In addition, the competitive pressures of the wireless telecommunications market have caused other carriers to offer service plans with increasingly large bundles of minutes of use at increasingly low prices which are competing with the Cricket predictable and virtually unlimited calling plan. These competitive plans could adversely affect our ability to maintain our pricing, market penetration and customer retention. Moreover, the wireless industry has experienced a general slow down in the rate of new customer activations during the second half of 2001 and in 2002. If these trends continue, they could have material adverse impacts on our business, financial condition and results of operations.

      In the U.S., we compete directly with other wireless providers and as a mobile alternative to traditional landline service in each of our markets, many of which have greater resources than we do and entered the markets before us. A few of our competitors operate wireless telecommunications networks covering most of the U.S. Our competitors’ earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. Furthermore, the FCC is actively pursuing policies designed to increase the number of wireless competitors in each of our markets. For example, the FCC has announced that it plans to auction licenses that will authorize the entry of two additional wireless providers in each market. In addition, other wireless providers in the U.S. either have implemented or could attempt to implement plans substantially similar to our domestic strategy of providing unlimited local service at a flat monthly rate. We may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.

      We compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio and domestic and global mobile satellite service. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. We may compete in the future with companies that offer new technologies and market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. Some of our competitors offer these other services together with their wireless communications service, which may make their services more attractive to customers. In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of traditional landline telephone services. In addition, energy companies, utility companies and cable operators may expand their services to offer communications services.

Actions Beyond Our Control in Our Distribution Network, Including Customer and Dealer Fraud, Could Have a Material Adverse Impact On Our Business

      During the first quarter of 2002, we experienced a significant increase in the occurrence of credit card, subscription and dealer fraud over that experienced in the preceding year, which impacted our business primarily by reducing revenue, reducing calculated ARPU and increasing handset subsidy costs which caused our CPGA to be higher than it otherwise would have been. In the second quarter, we instituted more timely and targeted dealer performance and inventory monitoring systems that provide us with near real-time reporting of dealer performance metrics including the rates of churn and first bill non-payments by individual stores. As a result, we have taken the first steps at rationalizing our distribution channels and have eliminated some of our indirect distribution locations. While we believe that we can manage the impact of fraud, if we are not successful, it could have a material adverse impact on our financial condition and results of operations.

Your Ownership Interest in Leap Will Be Diluted Upon Issuance of Shares We Have Reserved for Future Issuance

      On November 20, 2002, 58,704,894 shares of Leap common stock were outstanding, and 18,563,271 additional shares of Leap common stock were reserved for issuance. The issuance of these additional shares will reduce your percentage ownership in Leap.

      The following shares were reserved for issuance as of November 20, 2002:

•	3,375,000 shares reserved for issuance upon exercise of a warrant issued to Qualcomm in connection with the spin-off of Leap, which is exercisable in whole or in part through September 2008;

•	9,783,472 shares reserved for issuance upon the exercise of options or awards granted or available for grant to employees, officers, directors and consultants under Leap’s equity incentive plans;

•	2,479,946 shares reserved for issuance upon exercise of options to purchase Leap common stock granted to holders of Qualcomm options in connection with the distribution of Leap’s common stock to the stockholders of Qualcomm in September 1998;

•	94,999 shares of common stock reserved for issuance upon exercise of a warrant held by Chase Telecommunications Holdings, Inc.; and

•	2,829,854 shares of common stock reserved for issuance upon exercise of the warrants issued in connection with Leap’s February 2000 units offering.

      An increase in the outstanding number of shares of Leap common stock could adversely affect prevailing market prices for Leap common stock and Leap’s ability to raise capital through an offering of equity securities.

The Loss of Key Personnel Could Harm Our Business

      We believe our success depends on the contributions of a number of our key personnel. These key personnel include but are not limited to Harvey P. White, Chairman of the Board and Chief Executive Officer, and Susan G. Swenson, President and Chief Operating Officer. In material part due to our announcement of restructuring discussions, we are experiencing higher than normal turnover, including turnover of individuals at the vice president level. This loss of key individuals, and particularly the cumulative effect of these losses, may have a material, adverse impact on our ability to manage and operate our business. We do not maintain “key person” life insurance on any employee.

We May Experience Difficulties in Expanding and Operating Our Telecommunications Networks

      Although we have launched service and substantially completed our networks in all markets in our initial 40 Market Plan, over time we will need to improve the coverage and capacity of our existing networks through the installation of additional network equipment. However, we have not paid amounts we owe to Lucent, Nortel and Ericsson under our respective equipment purchase agreements with these suppliers, our purchase agreement with Lucent now requires that we pay for purchases in advance, and Nortel and Ericsson have indicated to us that they require similar payment terms. Further, as a result of events of default and terminations of commitments, we are no longer able to borrow under our vendor credit agreements to pay for purchases of equipment and services, and we may not have cash available for purchases from these vendors that are necessary to improve the coverage and capacity of our existing networks. In addition, our other trade creditors may refuse to supply us, may restrict their supply to us or may condition their supply to us upon pre-payment. We may not be able to find other vendors or trade creditors to supply us on terms that are acceptable to us, or at all. If our existing vendors and trade creditors cease supplying us and we are unable to secure alternate suppliers and trade creditors, our business would be materially adversely affected.

      We depend heavily on suppliers and contractors to successfully complete our construction projects. We may experience quality deficiencies, cost overruns and delays on these construction projects, including deficiencies, overruns and delays not within our control or the control of our contractors. We also will depend on third parties not under our control or the control of our contractors to provide backhaul and interconnection facilities on a timely basis. In addition, the construction of new telecommunications networks requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. There are pressures to limit growth and tower and other construction in many of our markets. Failure to receive these approvals in a timely fashion can delay system rollouts and can raise the costs of completing construction projects. Some of our previous Cricket launches were delayed and launched with fewer cell sites than desirable and therefore, reduced coverage as well.

      Even if we complete construction in a timely and cost effective manner, we also face challenges in managing and operating our telecommunications systems. These challenges include operating and maintaining telecommunications equipment and managing the sales, advertising, customer support, billing and collection functions of the business. Our failure in any of these areas could undermine customer satisfaction, increase customer turnover, reduce revenues and otherwise have a material adverse effect on our business, financial condition and results of operations.

We Have a Limited Operating History

      We have operated as an independent company since September 1998, and we launched our first Cricket market in March 1999. Although we have over a year of operating history in most of our markets, we are still at an early stage of development and we continue to face risks generally associated with establishing a new business enterprise. When considering our prospects, investors must consider the risks, expenses and difficulties encountered by companies in their early stages of development. These risks include the difficulties associated with raising capital and the difficulties of establishing a significant presence in highly competitive markets.

We Have Encountered Reliability Problems During the Initial Deployment of Our Networks

      As is typical with newly constructed and rapidly expanding wireless networks, we have experienced reliability problems with respect to network infrastructure equipment, reliability of third-party suppliers and capacity limitations of our networks. If our networks ultimately fail to perform as expected, that failure could have a material adverse effect on our business and financial condition.

Call Volume Under Cricket Flat Price Plans Could Exceed the Capacity of Our Wireless Networks

      Our Cricket strategy in the U.S. is to offer consumers wireless service that allows them to make virtually unlimited local calls for a flat monthly rate. Cricket customers can also make long distance calls on a per-minute basis or as part of a packaged offering. Our business plans for this strategy assume that Cricket customers will use their wireless phones for substantially more minutes per month than customers who purchase service from other providers under more traditional plans. Our current plans assume, and our experience has shown, that our Cricket customers use their phones approximately 1,200 minutes per month, and some markets are experiencing substantially higher call volumes. We design our U.S. networks to accommodate this expected high call volume. Although we believe CDMA-based networks are well-suited to support high call volumes, if wireless use by Cricket customers exceeds the capacity of our future networks, service quality may suffer, and we may be forced to raise the price of Cricket service to reduce volume or otherwise limit the number of new customers, or incur substantial capital expenditures to improve network capacity. If our planned networks cannot handle the call volumes they experience, our competitive position and business prospects could be materially adversely affected. In addition, we recently launched a new service that bundles certain features, a number of long distance minutes and virtually unlimited local service for a fixed monthly fee to more effectively compete with other telecommunications providers. If customers use all of the long distance minutes included with this new service, we could face capacity problems and our costs of providing the service could increase, making it uneconomic to continue providing the service. If we are unable to cost-effectively provide our new products and services to customers, our competitive position and business prospects could be materially adversely affected.

If Wireless Handsets Pose Health and Safety Risks, We May be Subject to New Regulations, and Demand for Our Services May Decrease

      Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Class action lawsuits have been filed in the industry claiming damages for alleged health problems arising from the use of wireless handsets. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that has been and may be adopted in response to these risks could limit our ability to market and sell our wireless service.

The Determination of the Fair Value of Our Wireless Licenses Is Affected by Our Estimated Future Operating Results and Declines in the Fair Value of Our Wireless Licenses Below Their Carrying Value May Ultimately Result in a Material Impairment Charge

      Statement of Financial Accounting Standard No. 142 requires wireless licenses classified as indefinite-lived intangible assets to be tested for impairment as of January 1, 2002 and at least annually thereafter. The determination of the fair value of our wireless licenses is affected by our estimated future operating results and by the market values of our wireless licenses. If we do not achieve our estimates for customer growth and other key operating results or if the market values of our wireless licenses decline, or depending on the results of our restructuring, this may have a significant adverse effect on our estimated discounted future cash flows and the fair value of our wireless licenses and may ultimately result in a material impairment charge related to our wireless licenses.

Our Failure to Remain Qualified to Hold C-Block and F-Block Licenses Could Have a Material Adverse Effect on Our Business and Our Financial Condition and Results of Operations

      Our business plan depends on our operation of C-Block and F-Block licenses in the U.S. We may acquire and operate C-Block and F-Block licenses only if we qualify as an “Entrepreneur” under FCC rules or the first buildout deadline on these licenses has been met.

      The FCC’s grants of our C-Block and F-Block licenses are subject to conditions. Each of the conditions imposed by the FCC has been satisfied. We have a continuing obligation, during the designated entity holding period for our C-Block and F-Block licenses, to limit our debt to Qualcomm to 50% or less of our outstanding debt and to ensure that persons who are or were previously officers or directors of Qualcomm do not comprise a majority of our board of directors or a majority of our officers. If we fail to continue to meet any of the conditions imposed by the FCC or otherwise fail to maintain our qualification to own C-Block and F-Block licenses, including applicable attribution thresholds associated with C-Block and F-Block licenses, that failure could trigger a number of adverse consequences, including possible triggering of FCC unjust enrichment rules and the acceleration of installment payments still owed to the U.S. Treasury for some PCS licenses. In addition, we might not be able to continue to acquire additional C-Block and F-Block PCS licenses in the aftermarket. These consequences could have a material adverse effect on our business and financial condition.

      Various parties previously challenged our qualification to hold C-Block and F-Block licenses, which challenges were rejected by the FCC in 1999. Further judicial review of the FCC’s orders granting us licenses is possible. In addition, licenses awarded to us at auction may be subject to the outcome of pending judicial proceedings by parties challenging the auction process or the FCC’s decision or authority to auction or reauction certain C-Block and F-Block licenses. We may also be affected by other pending or future FCC, legislative or judicial proceedings that generally affect the rules governing C-Block and F-Block licensees or other designated entities. For example, in the past three years FCC rules have made it easier for large companies to acquire C-Block and F-Block licenses at auction and in the aftermarket. In a recent proceeding, the FCC also decided to phase out the “cap” on the amount of spectrum that any particular carrier may acquire in a wireless market.

      We may not prevail in connection with any of these challenges, appeals or proceedings. If the FCC or a court determines that we are not qualified to hold C-Block or F-Block licenses, it could take the position that some or all of our licenses should be divested, cancelled or reauctioned, or that we should pay financial penalties.

It May be More Difficult For Us to Acquire C-Block and F-Block Licenses in the Future

      Regulatory changes or requirements, or market circumstances, could make it more difficult to acquire C-Block or F-Block PCS licenses.

      The FCC held a reauction of 422 C-Block and F-Block licenses that closed in January 2001, known as Auction 35. In connection with Auction 35, the FCC made a number of changes to its wireless and PCS licensing rules, and to the size of the licenses being sold. Specifically, the FCC subdivided the C-Block licenses slated for reauction into three 10 MHz licenses. One 15 MHz C-Block license and a number of F-Block licenses slated for reauction also were sold at open bidding.

      In Auction 35, the FCC made additional spectrum available to large carriers, but also continued to preserve C-Block and F-Block spectrum for designated entities. The FCC’s C-Block and F-Block rules, Auction 35, and FCC actions taken in connection with previous C-Block auctions and reauctions, remain subject to pending FCC and judicial proceedings. These proceedings, and continuing changes to the C-Block and F-Block rules, could have a material adverse effect on our business and financial condition, including our ability to continue acquiring C-Block and F-Block licenses. In Auction 35, Leap was named the winning bidder on 22 licenses covering 24.1 million potential customers.

      NextWave Telecom Inc., the former holder of the 22 wireless licenses for which Leap was the winning bidder in Auction 35, is a party to litigation against the federal government challenging the validity of Auction 35 and has prevailed on some of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to us of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. The FCC has offered bidders in Auction 35 the option to receive a refund of their funds currently on deposit with the FCC relating to Auction 35 and to elect not to purchase these licenses without incurring a financial penalty. We currently expect to withdraw from the commitment to purchase the licenses on which we were the successful bidder in Auction 35. If these Auction 35 wireless licenses ultimately are granted to us, we will likely be required to make the full payment for them of $350.1 million (less any amounts then on deposit with the FCC) within 10 business days of a public notice issued by the FCC establishing a payment deadline. Leap currently does not have sufficient cash available to purchase these licenses. We cannot predict what effect any challenges before the FCC or in court to Auction 35, or to the grant of these wireless licenses to us specifically, will have on us. If the FCC is able to complete the sale of these wireless licenses to Leap, and Leap is unable to raise additional debt or equity to complete the purchase of the Auction 35 wireless licenses, Leap may not purchase some or all of the wireless licenses, which may result in the forfeiture of Leap’s deposit, potential liability for damages and other administrative penalties imposed by the FCC.

      While at the date of this prospectus we believe that we are in compliance with the terms of our C-Block and F-Block licenses, as a result of the expansion of our business, we have now grown beyond some designated entity size thresholds specified in FCC rules. This growth will likely preclude our ability to obtain additional C-Block or F-Block licenses that may be auctioned by the FCC in the future. This growth does not preclude us from continuing to acquire C-Block and F-Block licenses in the aftermarket, but we may be subject to unjust enrichment penalties if we seek to acquire C-Block or F-Block licenses from entities that qualify as “very small businesses” under FCC rules.

We May Not Satisfy the Buildout Deadlines and Geographic Coverage Requirements Applicable to Our Licenses, Which May Result in the Revocation of Some of Our Licenses or the Imposition of Fines and/or Other Sanctions

      Each of our licenses is subject to an FCC mandate that we construct PCS networks that provide adequate service to specified percentages of the population in the areas covered by that license, or make a showing of substantial service in that area, within five and ten years after the license grant date. For 30 MHz C-Block licenses, this initial requirement is met when adequate service is offered to at least one-third of the population of the licensed service area. For 15 MHz and 10 MHz C-Block licenses and 10 MHz F-Block licenses, the initial requirement is met when adequate service is provided to at least one-quarter of the population in the licensed service area. Because we obtained many of our wireless licenses from third parties subject to existing buildout requirements, some of our licenses have initial buildout deadlines in 2004. We are currently carrying out plans to satisfy the minimum buildout requirements for all material wireless licenses. Failure to comply with the FCC’s buildout requirements could cause the revocation of some of our licenses or the imposition of fines and/or other sanctions.

Failure to Comply with Regulations or Adverse Regulatory Changes Could Impair Our Ability to Maintain Existing Licenses and Obtain New Licenses

      We must maintain our existing telecommunications licenses and those we acquire in the future to continue offering wireless telecommunications services. Changes in regulations or failure to comply with regulations or the terms of a license or failure to have the license renewed could result in a loss of the license, penalties and fines. For example, we could lose a license, or be subject to fines, if we fail to construct or operate a wireless network as required by the license, or if we fail to comply with FCC regulations or compliance deadlines. One of the deadlines is the requirement that we deploy the capability to identify the precise location of wireless 911 calls in accordance with timetables set by the FCC. The loss of a license or the imposition of significant fines or penalties could have a material adverse effect on our business and financial condition.

      State regulatory agencies, the FCC, the U.S. Congress, the courts and other governmental bodies regulate the operation of wireless telecommunications systems and the use of licenses in the U.S. The FCC, Congress, the courts or other federal, state or local bodies having jurisdiction over our operating companies may take actions that could have a material adverse effect on our business and financial condition.

The Technologies that We Use May Become Obsolete, Which Would Limit Our Ability to Compete Effectively

      We have employed digital wireless communications technology based on CDMA technology. We are required under an agreement entered into with Qualcomm in connection with our spin-off to use only cdmaOne systems in international operations through January 2004. Other digital technologies may ultimately prove to have greater capacity or features and be of higher quality than CDMA. If another technology becomes the preferred industry standard or proves to be more economical, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We may not be able to respond to those pressures or implement new technology on a timely basis, or at an acceptable cost. If CDMA technology becomes obsolete at some time in the future, and we are unable to effect a cost-effective migration path, it could materially and adversely affect our business and financial condition.

Terrorist Activity in the United States and the Military Action to Counter Terrorism Could Adversely Impact our Business.

      The September 11, 2001 terrorist attacks in the United States, the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility appear to be having an adverse effect on business, financial and general economic conditions in the U.S. These effects may, in turn, result in reduced demand for our products and services, which would have a material adverse effect on our business, financial condition and results of operations. These circumstances may also materially adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our networks. The events and use of the term “war” could also affect the availability of insurance for various adverse circumstances. At this time, however, we are unable to predict the nature, extent or duration of these effects on overall economic conditions or on our business and operating results.

Leap Does Not Intend to Pay Dividends in the Foreseeable Future

      Leap does not anticipate paying any cash dividends on Leap common stock in the foreseeable future. The terms of the indenture governing the notes issued in Leap’s February 2000 units offering restrict Leap’s ability to declare or pay dividends. Leap intends to retain any future earnings to fund Leap’s growth, debt service requirements and other corporate needs. Accordingly, you will not receive a return on your investment in Leap common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. Any future payment of dividends to Leap stockholders will depend on decisions that will be made by Leap’s board of directors and will depend on then existing conditions, including Leap’s financial condition, contractual restrictions, capital requirements and business prospects.

Leap Has Implemented or Is Subject to Anti-Takeover Provisions that Could Prevent or Delay an Acquisition of Leap that Is Beneficial to Leap Stockholders

      Leap’s charter and bylaws could make it more difficult for a third-party to acquire Leap, even if doing so would benefit Leap’s stockholders. Leap’s charter and bylaw provisions could diminish the opportunities for a stockholder to participate in tender offers. The charter and bylaws may also restrain volatility in the market price of Leap common stock resulting from takeover attempts. In addition, Leap’s Board of Directors may issue preferred stock that could have the effect of delaying or preventing a change in control of Leap. The issuance of preferred stock could also negatively affect the voting power of holders of Leap common stock. The provisions of the charter and bylaws may have the effect of discouraging or preventing an acquisition of Leap or a sale of Leap’s businesses. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between Leap and any holder of 15% or more of Leap common stock.

      Leap has adopted a rights plan that could discourage, delay or prevent an acquisition of Leap under certain circumstances. The rights plan provides for preferred stock purchase rights attached to each share of Leap common stock, which will cause substantial dilution to a person or group acquiring 15% or more of Leap’s stock if the acquisition is not approved by Leap’s Board of Directors.

      The transfer restrictions imposed on the U.S. wireless licenses Leap owns also adversely affect the ability of third parties to acquire Leap. Leap’s licenses may only be transferred with prior approval by the FCC. In addition, Leap is prohibited from voluntarily assigning or transferring control of a C-Block or F-Block license for five years after the grant date except to assignees or transferees that satisfy the financial criteria established by the FCC for designated entities, unless Leap has met the first network buildout deadline applicable to that license. Accordingly, the number of potential transferees of Leap’s licenses is limited, and any acquisition, merger or other business combination involving Leap would be subject to regulatory approval.

      In addition, the documents governing Leap’s indebtedness contain limitations on Leap’s ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the indebtedness.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Leap, including, among other things:

•	a deterioration of Cricket’s relationships with its equipment vendors and related lenders, including actions that may be taken by creditors to exercise their remedies with respect to indebtedness of which Leap or its subsidiaries are in default;

•	the potential restructuring of the significant outstanding indebtedness of Leap and its subsidiaries, and the impacts on Leap and its business and capitalization of any restructuring, including potential loss of all value in Leap common stock held by existing stockholders;

•	the unsettled nature of the wireless market, the current economic slowdown, new service offerings of increasingly large bundles of minutes of use at increasingly low prices by some major carriers, other issues facing the telecommunications industry in general, and our announcement of restructuring discussions, which have created a level of uncertainty that adversely affects our ability to predict future customer growth, as well as other key operating metrics;

•	changes in economic conditions which could adversely affect the market for wireless services;

•	the acceptance of our product offering by our target customers;

•	the effects of actions beyond our control in our distribution network;

•	our ability to retain customers;

•	rulings by courts or the Federal Communications Commission (FCC) adversely affecting our rights to own and/or operate certain wireless licenses or impacting our rights and obligations to acquire the licenses on which Leap was the winning bidder in the FCC’s broadband PCS auction completed in January 2001 (Auction 35), or changes in our ownership that could adversely affect our status as an “entrepreneur” under FCC rules and regulations;

•	our ability to access capital markets;

•	changes in our credit ratings;

•	our ability to maintain our cost, market penetration and pricing structure in the face of competition;

•	failure of network systems to perform according to expectations;

•	the effects of competition;

•	technological challenges in developing wireless information services and customer acceptance of these services if developed;

•	the impacts on the global and domestic economies and the financial markets of recent terrorist activities;

•	the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility; and

•	other factors detailed in the section entitled “Risk Factors” included in this prospectus.

      You can identify these forward-looking statements by forward-looking words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling security holder of the common stock offered by this prospectus.

SELLING SECURITY HOLDER

      The shares offered by this prospectus were originally issued by Leap to the selling security holder in connection with an arbitration award relating to Leap’s acquisition of wireless licenses from the selling security holder, subject to the terms of an acquisition agreement, dated September 1, 2000. Leap has agreed to register for resale the shares of Leap common stock offered by this prospectus and bear the expenses of registration of the shares. Leap also agreed to keep the registration statement effective for a period ending upon the earlier of the date on which the shares may be resold by the selling security holder pursuant to Rule 144 promulgated under the Securities Act of 1933 or the time at which the selling security holder advises Leap in writing that it has completed the resale of the shares of common stock offered by this prospectus.

      The following table sets forth information with respect to the shares owned by the selling security holder. The information regarding shares owned after the offering assumes the sale of all shares offered by the selling security holder. The selling security holder has not held a position or office or had a material relationship with Leap or any of Leap’s affiliates within the past three years other than as a result of the ownership of Leap common stock.

Shares Owned
	Number of Shares	Number of	After Offering
Name of	Owned Before	Shares
Selling Security Holder	the Offering	Being Offered	Number	Percentage

MCG PCS, Inc.(1)	21,020,431	21,020,431	—	—

(1)	Dr. Michael C. Gelfand has voting and investment power with respect to these shares.

PLAN OF DISTRIBUTION

Resales by the Selling Security Holder

      Leap is registering the shares on behalf of the selling security holder. The selling security holder may offer the shares from time to time, either in increments or in a single transaction. The selling security holder may also decide not to sell any or all of the shares allowed to be sold under this prospectus. The selling security holder will act independently of Leap in making decisions with respect to the timing, manner and size of each sale.

Donees, Pledgees and Distributees

      The term “selling security holder” includes donees, persons who receive shares from the selling security holder after the date of this prospectus by gift. The term also includes pledgees, persons who, upon contractual default by the selling security holder, may seize shares which the selling security holder pledged to such persons. The term also includes distributees who receive shares from the selling security holder after the date of this prospectus as a distribution to members, partners or beneficiaries of the selling security holder.

Cost and Commissions

      Leap will pay all costs, expenses and fees in connection with the registration of the shares being offered by this prospectus. The selling security holder will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of Sale Transactions

      The selling security holder will act independently of Leap in making decisions with respect to the timing, manner and size of each sale. The selling security holder may sell its shares in one or more types of transactions (which may include block transactions):

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

•	in negotiated transactions;

•	in the over-the-counter market;

•	through the writing of options on shares;

•	by pledge to secure debts and other obligations;

•	in hedge transactions and in settlement of other transactions;

•	in short sales; or

•	through any combination of the above methods of sale.

      The shares may be sold at a fixed offering price, which may be changed, or at market prices prevailing at the time of sale, or at negotiated prices.

Sales to or Through Broker-Dealers

      The selling security holder may either sell shares directly to purchasers, or sell shares to, or through, broker-dealers. These broker-dealers may act either as an agent of the selling security holder, or as a principal for the broker-dealer’s own account. These transactions may include transactions in which the same broker acts as an agent on both sides of the trade. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holder and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

      The selling security holder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In those transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling security holder. The selling security holder also may sell shares short and re-deliver the shares to close out those short positions. The selling security holder may enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer those shares pursuant to this prospectus. The selling security holder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

Distribution Arrangements with Broker-Dealers

      If the selling security holder notifies Leap that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

•	a block trade,

•	a special offering,

•	an exchange distribution or secondary distribution, or

•	a purchase by a broker or dealer,

then Leap will file, if required, a supplement to this prospectus under Rule 424(b) of the Securities Act.

      The supplement will disclose, to the extent required:

•	the names of the selling security holder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and

•	any other facts material to the transaction.

Deemed Underwriting Compensation

      The selling security holder and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by the broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

      The selling security holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of its shares against certain liabilities, including liabilities arising under the Securities Act. Under our agreements with the selling security holder, we and the selling security holder will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

Prospectus Delivery Requirements

      Because a selling security holder may be deemed an underwriter, the selling security holder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

Sales Under Rule 144

      The selling security holder may also resell all or a portion of the shares offered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, the selling security holder must meet the criteria and comply with the requirements of Rule 144.

Regulation M

      The selling security holder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including, without limitation, Regulation M. These provisions may restrict some activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the securities for a specified period of time before the commencement of the distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered by this prospectus.

Compliance with State Law

      In jurisdictions where the state securities laws require it, the selling security holder’s shares offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and has been complied with.

MARKET PRICE OF AND DIVIDENDS ON LEAP COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

      Leap’s common stock, $.0001 par value per share, is presently listed for trading on the Nasdaq National Market under the symbol “LWIN.” The following table sets forth the high and low sales prices for the common stock as reported by the Nasdaq National Market in each of the periods indicated:

	High($)	Low($)

Calendar Year — 2000
First Quarter	110.50	47.06
Second Quarter	99.75	32.25
Third Quarter	81.88	44.75
Fourth Quarter	66.63	23.50
Calendar Year — 2001
First Quarter	46.69	20.50
Second Quarter	36.78	21.31
Third Quarter	33.15	12.70
Fourth Quarter	21.51	13.51
Calendar Year — 2002
First Quarter	23.10	3.77
Second Quarter	11.39	1.05
Third Quarter	1.87	0.18
Fourth Quarter (through November 20, 2002)	0.61	0.12

      On November 20, 2002, the last reported sale price of Leap’s common stock on the Nasdaq National Market was $0.33 per share. As of November 20, 2002, there were 58,704,894 shares of common stock outstanding held by approximately 1,596 holders of record.

      Leap received a Nasdaq Staff determination indicating that its common stock is to be de-listed from the Nasdaq National Market because Leap did not obtain stockholder approval before issuing 21,020,431 shares of common stock to MCG PCS, Inc. pursuant to an arbitration award, Leap’s common stock has traded below $1.00 per share for at least 30 consecutive trading days and as a result of other factors cited by the Nasdaq Staff in its de-listing determination letter. Leap requested an oral hearing to appeal the Nasdaq Staff’s determination. As a result, Nasdaq stayed the de-listing pending the outcome of the hearing. The hearing was held on November 14, 2002. Leap is awaiting the Nasdaq hearing panel’s decision. See “Risk Factors — Leap Received a Nasdaq Staff Determination Indicating that Its Common Stock Is To Be De-Listed from the Nasdaq National Market.”

      Leap has never paid or declared any cash dividends on its common stock and does not intend to pay dividends on its common stock in the foreseeable future. The terms of the indenture governing the high-yield notes issued in Leap’s February 2000 units offering restrict its ability to declare or pay dividends. Leap intends to retain any earnings to fund its growth, debt service requirements and other corporate needs.

SELECTED CONSOLIDATED FINANCIAL DATA

      These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and the condensed consolidated financial statements (unaudited) included elsewhere in this prospectus.

				Period
				From
				September 1,			Nine Months Ended
	Year Ended August 31,			1999 to	Year Ended December 31,		September 30,
				December 31,
	1997	1998	1999	1999	2000	2001	2001	2002

							(Unaudited)

	(In thousands, except per share data)
Statement of Operations Data(1):
Revenues:
Service revenues	$—	$—	$3,619	$6,733	$40,599	$215,917	$122,449	$415,971
Equipment revenues	—	—	288	39	9,718	39,247	28,843	30,525

Total revenues	—	—	3,907	6,772	50,317	255,164	151,292	446,496

Operating expenses
Cost of service	—	—	(1,355)	(2,409)	(20,821)	(94,510)	(57,003)	(136,937)
Cost of equipment	—	—	(2,455)	(7,760)	(54,883)	(202,355)	(116,632)	(202,777)
Selling and marketing	—	—	(1,197)	(4,293)	(31,709)	(115,222)	(70,982)	(95,636)
General and administrative	(1,361)	(23,888)	(27,548)	(15,051)	(85,640)	(152,051)	(96,691)	(135,699)
Depreciation and amortization(4)	—	—	(5,824)	(6,926)	(24,563)	(119,177)	(68,792)	(201,205)
Impairment of goodwill	—	—	—	—	—	—	—	(26,919)

Total operating expenses	(1,361)	(23,888)	(38,379)	(36,439)	(217,616)	(683,315)	(410,100)	(799,173)
Gains on sale of wireless licenses	—	—	—	—	—	143,633	—	364
Operating loss	(1,361)	(23,888)	(34,472)	(29,667)	(167,299)	(284,518)	(258,808)	(352,313)
Equity in net loss of, write-down of investments in and loans receivable from unconsolidated wireless operating companies	(3,793)	(23,118)	(127,542)	(23,077)	(78,624)	(54,000)	(57,562)	—
Interest income		273	2,505	764	48,477	26,424	23,623	4,716
Interest expense	—	—	(10,356)	(12,283)	(112,358)	(178,067)	(123,709)	(168,528)
Foreign currency transaction gains (losses), net	—	—	(7,211)	(8,247)	13,966	(1,257)	(1,139)	(13)
Gain on sale of wholly-owned subsidiaries	—	—	9,097	—	313,432	—	—	—
Gain on sale of and issuance of stock by unconsolidated wireless operating company	—	—	3,609	—	32,602	—	—	39,518
Other income (expense), net	—	—	(243)	(3,336)	1,913	8,443	15,981	26

Income (loss) before income taxes and extraordinary items	(5,154)	(46,733)	(164,613)	(75,846)	52,109	(482,975)	(401,614)	(476,594)
Income taxes	—	—	—	—	(47,540)	(322)	(2,043)	(21,629)

Income (loss) before extraordinary items	(5,154)	(46,733)	(164,613)	(75,846)	4,569	(483,297)	(403,657)	(498,223)
Extraordinary loss on early extinguishment of debt	—	—	—	—	(4,737)	—	—	—

Net loss	$(5,154)	$(46,733)	$(164,613)	$(75,846)	$(168)	$(483,297)	$(403,657)	$(498,223)

				Period
				From
				September 1,			Nine Months Ended
	Year Ended August 31,			1999 to	Year Ended December 31,		September 30,
				December 31,
	1997	1998	1999	1999	2000	2001	2001	2002

							(Unaudited)

	(In thousands, except per share data)
Basic net income (loss) per common share
Income (loss) before extraordinary items	$(0.29)	$(2.65)	$(9.19)	$(4.01)	$0.18	$(14.27)	$(12.27)	$(12.51)
Extraordinary loss	—	—	—	—	(0.19)	—	—	—

Net loss	$(0.29)	$(2.65)	$(9.19)	$(4.01)	$(0.01)	$(14.27)	$(12.27)	$(12.51)

Diluted net income (loss) per common share
Income (loss) before extraordinary items	$(0.29)	$(2.65)	$(9.19)	$(4.01)	$0.14	$(14.27)	$(12.27)	$(12.51)
Extraordinary loss	—	—	—	—	(0.15)	—	—	—

Net loss	$(0.29)	$(2.65)	$(9.19)	$(4.01)	$(0.01)	$(14.27)	$(12.27)	$(12.51)

Shares used in per share calculations(2)
Basic	17,648	17,648	17,910	18,928	25,398	33,861	32,909	39,819

Diluted	17,648	17,648	17,910	18,928	32,543	33,861	32,909	39,819

	As of August 31,			As of December 31,
							As of September 30,
	1997	1998	1999	1999	2000	2001	2002

							(Unaudited)
Balance Sheet Data(1)
Cash and cash equivalents	$—	$—	$26,215	$44,109	$338,878	$242,979	$56,150
Working capital (deficit)(3)	(279)	(14,789)	6,587	50,361	602,373	189,507	(1,467,255)
Restricted cash equivalents and investments	—	—	—	20,550	65,471	40,755	38,672
Total assets	42,267	157,752	335,331	360,765	1,647,407	2,450,895	2,321,789
Long-term debt(3)	—	—	221,812	303,818	897,878	1,676,845	633,118
Total stockholders’ equity (deficit)	41,988	142,963	70,900	10,892	583,258	358,440	(130,738)

(1)	For the fourth quarter of the year ended August 31, 1999, the period from September 1, 1999 to December 31, 1999, and the first six months of the year ended December 31, 2000, the financial results of Smartcom PCS, a wireless carrier in Chile, are included in the selected consolidated financial data as a result of Leap’s acquisition on April 19, 1999 of the remaining 50% interest in Smartcom that it did not already own. Before the fourth quarter of the year ended August 31, 1999, Leap’s investment in Smartcom was accounted for using the equity method of accounting. Leap subsequently divested its entire interest in Smartcom on June 2, 2000.

(2)	Refer to Notes 3 and 5 of the consolidated financial statements for an explanation of the calculation of basic and diluted net loss per common share.

(3)	Working capital (deficit) as of September 30, 2002 (unaudited) includes $1,511.6 million outstanding under Cricket’s senior secured vendor credit facilities, which are currently in default. Refer to Note 2 of the consolidated financial statements and the condensed consolidated financial statements (unaudited) included elsewhere in this prospectus.

(4)	Leap adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002. Accordingly, amortization of goodwill and wireless licenses ceased as of that date because they are indefinite-lived intangible assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The words “we,” “our,” “ours” and “us” refer to Leap Wireless International, Inc. and, unless the context otherwise requires, its consolidated subsidiaries, and not to the selling security holder. Leap refers to Leap Wireless International, Inc. Cricket Communications, Inc. is Leap’s subsidiary that operates the Cricket business and is referred to as “Cricket.” Cricket and the subsidiaries of Cricket and Leap that hold assets that are used in the Cricket business or that hold assets pledged as security under Cricket’s vendor credit facilities are collectively referred to as the “Cricket Companies.” Unless otherwise specified, information relating to population and potential customers, or POPs, is based on 2002 population estimates provided by Claritas Inc.

      The following discussion and analysis is based upon our financial statements as of the dates and for the periods presented in this section. The following information should be read in conjunction with the financial statements and notes thereto included on pages F-2 to F-96 of this prospectus.

Background

      Leap and the Cricket Companies are highly leveraged. At September 30, 2002, we had consolidated debt totaling $2,159.8 million, including $1,511.6 million of debt under Cricket’s senior secured vendor credit facilities. Each of the Cricket Companies is a borrower or guarantor under the senior secured vendor credit facilities of Cricket, and Cricket is currently in default under the vendor credit facilities because it has failed to pay interest and has failed to comply with other covenants under those facilities. Cricket’s obligations under the vendor credit facilities are secured by a pledge of all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.). We have retained UBS Warburg to assist in exploring a restructuring of the significant outstanding indebtedness of Leap and Cricket and to assist in obtaining new sources of financing for the Cricket Companies. Leap and Cricket have begun restructuring discussions with informal committees of their respective creditors.

      Leap conducts operations through its subsidiaries. Leap has no independent operations or sources of operating revenue other than through dividends, if any, from its operating subsidiaries. The Cricket Companies operate together as a wireless communications carrier that provides innovative, affordable, simple wireless services designed to accelerate the transformation of wireless service into a mass consumer product. The Cricket Companies generally seek to address a much broader population segment than traditional wireless providers have addressed to date. In the U.S., we are offering wireless service under the brand “Cricket®.” Our innovative Cricket strategy is designed to extend the benefits of mobility to the mass market by offering wireless service that is as simple to use and understand as, and is a competitive mobile alternative to, traditional landline service. In each of its markets, Cricket is deploying 100% digital, Code Division Multiple Access, or CDMA, networks that we believe provide higher capacity and more efficient deployment of capital than competing technologies. CDMA technology, when combined with our efforts to streamline operation and distribution, allows Cricket to be a low-cost provider of wireless services in each of its markets.

      Cricket service allows customers to make and receive virtually unlimited calls within a local calling area for a flat monthly rate. Cricket customers can also make long distance calls on a per-minute basis or as part of a packaged offering. Through September 2002, Cricket customers paid in advance for each month’s service from a simple, straightforward bill. Commencing in October 2002, we no longer include a first month of service with the handset purchase and new Cricket customers pay for their service in arrears. Because we recognize revenues for customers who pay in arrears only when received, we do not record a reserve for bad debt for service revenues. The simplicity of the Cricket service allows Cricket to sustain lower operating costs per customer compared to traditional wireless providers. Cricket’s networks are designed and built to provide coverage in the local calling area where our target customers live, work and play. As a result, we believe that Cricket’s per minute network operating costs are the lowest, or among the lowest, incurred by traditional wireless providers.

      We continue to focus on enhancing our Cricket service with new products and services designed to meet the needs of our growing customer base. We have expanded our competitively priced long distance offers by introducing Canadian long distance. We have also introduced Spanish language marketing and advertising campaigns, Spanish directory assistance and Spanish language billing as part of our ongoing focus on the growing Hispanic market. In June and July 2002, we launched unlimited inter-carrier text messaging in all 40 of our markets. In August 2002, we launched a new service named “Cricket Talk” that bundles certain features, a number of long distance minutes and virtually unlimited local service for a fixed monthly fee to more effectively compete with other telecommunications providers. Since its launch, Cricket Talk has represented a significant portion of our gross customer additions.

      As of September 30, 2002, Cricket offered service in 40 markets covering a total population of approximately 25.4 million potential customers. These markets are located in 48 “basic trading areas,” or “BTAs,” and make up all of the markets that we refer to as our “40 Market Plan.” As of September 30, 2002, Cricket had approximately 1,497,000 customers in its markets across the U.S. Through September 30, 2002, we had incurred approximately $1,450.6 million of capital expenditures for our Cricket business. As of September 30, 2002, we had acquired wireless licenses covering approximately 53.5 million potential customers in 33 states. In addition, Leap was the winning bidder for 22 wireless licenses with an aggregate purchase price of $350.1 million, covering approximately 24.1 million potential customers, in an FCC auction that was completed in January 2001, referred to as Auction 35. Leap currently does not have sufficient cash available to purchase these licenses. NextWave Telecom Inc., the original holder of these licenses, is a party to litigation against the federal government challenging the validity of the auction and has prevailed on some of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to us of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. The FCC has offered bidders in Auction 35 the option to receive a refund of their funds currently on deposit with the FCC relating to Auction 35 and to elect not to purchase the licenses without incurring a financial penalty. We currently expect to withdraw from the commitment to purchase the licenses on which we were the successful bidder in Auction 35.

      In August 2002, Leap paid a purchase price adjustment to MCG PCS, Inc., as ordered by an arbitrator, in connection with acquisitions of wireless licenses in Buffalo and Syracuse by issuing approximately 21 million shares of its common stock. The issuance of these shares constituted an event of default under Cricket’s vendor credit facilities. After issuance of these shares, the lenders under Cricket’s vendor credit facilities ceased funding new loan requests, including requests to fund interest payments that previously had been financed through draws under the credit facilities. In early September 2002, Cricket chose not to make interest payments that were due on the loans under these facilities, which constituted an additional event of default under the vendor credit facilities. While Cricket subsequently paid approximately $1.9 million of interest and fees due under its vendor credit facilities, Cricket remains in default under the facilities. These and other existing events of default provide the credit facility lenders with various rights under their credit agreements and related security agreements, including the right:

•	to terminate the commitments under those agreements;

•	to declare the existing loans to be immediately due and payable; and

•	to foreclose on the collateral pledged to secure the outstanding loans, which includes all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.).

In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent Technologies Inc. and Nortel Networks Inc. have terminated their commitments under their credit agreements with Cricket. At the request of Ericsson Credit AB, Cricket reduced the commitment under the Ericsson credit agreement to approximately $33 million as of September 30, 2002. To date, the secured vendor facility lenders have not exercised any other material creditors’ remedies under the vendor credit agreements. However, if they choose to exercise these rights in the future, Leap and Cricket would likely seek the protection afforded by Chapter 11 of the federal bankruptcy laws and that exercise would have a material adverse effect on both Leap’s and Cricket’s business. Cricket’s default on its vendor credit facilities and our need to restructure our indebtedness and our potential need to seek protection under the federal bankruptcy laws raise substantial doubt about our ability to continue as a going concern. There is also substantial risk that the stock of the Cricket Companies has no value to Leap and that there would likely be no assets available for distribution to the stockholders of Leap if the obligations under Leap’s senior notes and senior discount notes were to be accelerated. However, we believe that the value of the Cricket Companies’ business is higher than the value of the Cricket Companies’ assets in liquidation. We currently expect to restructure Cricket’s indebtedness and capital structure in a manner that would allow the Cricket Companies to emerge from the restructuring with significantly reduced indebtedness and the ability to continue as a stronger business offering high quality, affordable wireless service to customers and good opportunities for its employees. No restructuring agreement has been reached, however, and we cannot assure you that a restructuring agreement will be reached on terms that are acceptable to all of the parties involved, or at all. See “— Liquidity and Capital Resources,” and “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business” and “— Leap and Cricket Have Commenced Restructuring Discussions with Their Respective Lenders, and a Restructuring Is Likely to Have a Material Adverse Impact on the Value of Interests in Leap.”

      We have classified the principal and interest balances outstanding under the vendor credit facilities and amounts payable to Lucent, Nortel and Ericsson for the purchase of equipment and services as short-term obligations in the condensed consolidated balance sheet as of September 30, 2002, as a result of Cricket’s default on the underlying agreements. Unamortized debt discount and debt issuance costs of $46.6 million at September 30, 2002 may be subject to accelerated amortization or immediate expense if the secured vendor credit facility lenders exercise their rights or depending on the outcome of Leap’s and Cricket’s restructuring negotiations.

      Because of Cricket’s existing defaults under the vendor credit facilities, the substantial risk that the stock of the Cricket Companies has no value to Leap, and the substantial risk that Leap’s existing stockholders will lose all of their value in Leap common stock in connection with any restructuring, we recorded an estimated impairment charge during the three months ended September 30, 2002 equal to the remaining goodwill balance of $26.9 million. The goodwill resulted from Leap’s June 2000 acquisition of the remaining interest in Cricket Communications Holdings that it did not already own.

      As of September 30, 2002, we tested our wireless licenses and long-lived assets for impairment. The fair value of the wireless licenses was greater than their carrying value, and therefore no impairment loss existed with regard to the wireless licenses. The undiscounted cash flows expected to be generated from our other long-lived assets over the remaining useful lives of those assets was greater than the carrying value of the assets, and therefore no impairment loss existed with regard to the other long-lived assets. Based on the current difficulties being experienced by the telecommunications and wireless industries, and depending on the outcome of our restructuring, the value of the wireless licenses and other long-lived assets could be subject to material impairment losses in the future.

      Because the issuance of the MCG shares qualifies as a change in our ownership as defined under Internal Revenue Code Section 382, there will be a significant annual limitation on our ability to use our net operating loss and credit carryforwards. In connection with any restructuring, there is also likely to be an additional change in the Company’s ownership and further limitation on our ability to use our net operating loss and credit carryforwards. If a restructuring is implemented pursuant to a plan confirmed under Chapter 11 of the federal bankruptcy laws and there is a significant elimination or reduction of our outstanding indebtedness, we expect that we will use all of our net operating loss and credit carryforwards and also expect that the tax bases of our assets may be significantly reduced. If not structured to qualify as a tax-free reorganization, significant income taxes may become payable as a result of the merger of subsidiaries or the transfer of assets among subsidiaries that may occur as part of a restructuring implemented under Chapter 11 of the federal bankruptcy laws. If a restructuring is implemented outside of federal bankruptcy laws and there is a significant elimination or reduction of our outstanding indebtedness, we expect that significant income taxes would become payable as a result of restructuring.

      Leap received a Nasdaq Staff determination indicating that its common stock is to be de-listed from the Nasdaq National Market because Leap did not obtain stockholder approval before issuing 21,020,431 shares of common stock to MCG, Leap’s common stock has traded below $1.00 per share for at least 30 consecutive trading days and other factors cited by the Nasdaq Staff in its de-listing determination letter. Leap requested an oral hearing to appeal the Nasdaq Staff’s determination. As a result, Nasdaq stayed the de-listing pending the outcome of the hearing. The hearing was held on November 14, 2002. Leap is awaiting the Nasdaq hearing panel’s decision. See “Risk Factors — Leap Received a Nasdaq Staff Determination Indicating that Its Common Stock Is To Be De-Listed from the Nasdaq National Market.”

Acquisitions, Exchanges and Sales of Wireless Licenses

      During the year ended December 31, 2001, we completed the purchase and exchange of wireless licenses located in various BTAs and certain wireless technology assets for an aggregate of $232.0 million in cash, net of proceeds, the assumption of debt and other liabilities totaling $110.2 million (including (1) a promissory note in the principal amount of $86.5 million which was paid in full in November 2001, and (2) a convertible note in the principal amount of $18.0 million with interest at the rate of 8.5% per annum, with principal and interest payable at maturity on June 15, 2002, with the right to convert irrevocably waived by the holder of the note in February 2002), and the issuance of 2,778,534 shares of our common stock with a fair value at the time of purchase of approximately $82.7 million. Approximately 265,083 shares issued in connection with two of the acquisitions are being held in an escrow account to satisfy potential indemnification obligations of the sellers. The convertible note is secured by a pledge of the outstanding stock of a wholly-owned subsidiary of Leap.

      In connection with our acquisitions of wireless licenses in Buffalo and Syracuse that closed in June 2001, the seller asserted that based on the prices of wireless licenses auctioned by the FCC in Auction 35, it was entitled to a purchase price adjustment under the purchase agreement for the licenses of approximately $39.8 million. The matter was submitted to binding arbitration and the arbitrator determined that the seller was entitled to a purchase price adjustment of $39.8 million payable immediately in cash, or, in Leap’s sole discretion, approximately 21 million shares of Leap common stock. In August 2002, Leap paid the purchase price adjustment to MCG by issuing 21,020,431 shares of its common stock, representing approximately 36% of Leap’s outstanding common stock, and approximately 28% of Leap common shares on a fully diluted basis, following the issuance.

      In addition, in November 2001, we completed the sale of a portion of our wireless licenses in Salt Lake City and Provo, Utah to Cingular Wireless LLC for approximately $138.1 million in cash, net of related costs. We retained wireless licenses for 15 MHz of spectrum in each of Salt Lake City and Provo, Utah to operate existing voice and planned information services products.

Pegaso

      Leap was a founding shareholder and made investments in and loans to Pegaso Telecomunicaciones, S.A. de C.V., a company providing wireless service in Mexico, totaling $120.5 million. In the fourth quarter of fiscal 2001, Leap discontinued its use of the equity method of accounting for Pegaso and ceased recognizing its share of Pegaso’s losses because its investment in and loans to Pegaso had been reduced to zero on its books of account.

      In September 2002, Leap completed the sale of its 20.1% interest in Pegaso to Telefónica Móviles, S.A. At the closing, Leap received cash proceeds of approximately $22.2 million for the sale of its shares and, in October 2002, also received approximately $15.8 million of additional cash from a loan repayment related to the sale. In connection with the sale, Leap was released from its obligations under a $33 million guarantee to Qualcomm of Pegaso’s outstanding working capital loans from Qualcomm, by delivering to Qualcomm its rights under the warrants Leap acquired in connection with the guarantee. Under the vendor credit facilities, Leap is obligated to set aside or contribute to the Cricket Companies approximately $25.8 million of the proceeds from the sale of Pegaso. Because of the financial condition and expected restructuring of Leap and Cricket, however, Leap did not make the set asides and contributions and instead retained the funds at Leap. Leap’s failure to contribute or set aside those amounts was a breach of contract by Leap and an additional event of default under Cricket’s vendor credit facilities.

Smartcom Disposition

      On June 2, 2000, Leap completed the sale of Smartcom to Endesa S.A. in exchange for gross consideration of approximately $381.5 million, consisting of $156.8 million in cash, three promissory notes totaling $143.2 million, subject to post closing adjustments, the repayment of intercompany debt due to Leap by Smartcom totaling $53.3 million, and the release of cash collateral posted by Leap securing Smartcom indebtedness of $28.2 million. Leap recognized a gain on sale of Smartcom of $313.4 million before related income tax expense of $34.5 million during the quarter ended June 30, 2000. In February 2001, Leap sold one of the promissory notes, with an original principal amount of $58.2 million plus accrued interest, to a third party for $60.7 million. In June 2001, Endesa repaid $47.5 million of principal and accrued interest for the second promissory note. The remaining promissory note of $35.0 million is subject to a right of set-off to secure indemnification claims under the purchase agreement. Endesa has asserted claims of up to approximately $48.7 million against Leap for breach of representations and warranties under the purchase agreement and has notified Leap that it is offsetting the claims against the unpaid balance of the note. Under the terms of the purchase agreement, the maximum recovery for breaches of the representations and warranties is the principal and interest under the note. The note matured on June 2, 2001 and Leap expects it to remain unpaid until the issues related to the claims are resolved. Leap believes that Endesa’s claims are without merit, and Leap is contesting Endesa’s claims. Management of Leap believes that the ultimate outcome of this matter will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

Presentation

      We have recognized our share of net earnings or losses of our foreign operating companies on a three-month lag. The financial statements of Smartcom are included in our consolidated financial statements from June 1, 1999 to March 31, 2000 as a result of our acquisition in April 1999 of the remaining 50% of Smartcom that we did not already own and our sale of 100% of Smartcom on June 2, 2000. The accounts of Smartcom were consolidated using a three-month lag, and as a result of the sale in June 2000, the results of Smartcom for April and May 2000 have been reflected in accumulated deficit during the year ended December 31, 2000. Until September 10, 2002, we owned 20.1% of the outstanding capital stock of Pegaso, and until the fourth quarter of 2001, we accounted for our interest in Pegaso under the equity method of accounting. In the fourth quarter of fiscal 2001, Leap discontinued its use of the equity method of accounting for Pegaso and ceased recognizing its share of Pegaso’s losses because its investment in and loans to Pegaso had been written-down to zero. On September 10, 2002, Leap completed the sale of its 20.1% interest in Pegaso to Telefónica Móviles, S.A.

Critical Accounting Policies and Estimates

      The consolidated financial statements are prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Revenues and Cost Recognition

      For our Cricket business, revenues include wireless services and the sale of handsets and accessories. Wireless services are provided on a month-to-month basis and, through September 2002, were generally paid in advance. We have not historically charged fees for the initial activation of service. Revenues from wireless services are recognized as services are rendered. Amounts received in advance are recorded as deferred revenue. Cost of service generally includes direct costs and related overhead, excluding depreciation and amortization, of operating our networks. Equipment revenues arise from the sale of handsets and accessories. Revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. Handsets sold to third-party dealers and distributors are recognized as inventory until they are sold to and activated by customers. Amounts due from third-party dealers and distributors for handsets are recorded as deferred revenue upon shipment by us and are recognized as equipment revenues when service is activated by customers. Sales incentives offered without charge to customers and volume-based incentives paid to our third-party dealers and distributors are recognized as a reduction of revenue when the related service or equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage. We record an estimate for returns of handsets and accessories at the time of recognizing revenue. Returns of handsets and accessories have historically been insignificant.

      Handsets sold through our third-party dealers and distributors are subject to a mark-up retained by the third-party dealer or distributor, which is not included in our equipment revenues. We generate service revenues from monthly service and features, including call waiting, caller ID and voicemail. Service revenue is also generated from the customer’s usage of long distance minutes and directory assistance purchased from Cricket.

      In August 2002, we launched a new service that bundles certain features, a number of long distance minutes and virtually unlimited local service for a fixed monthly fee to more effectively compete with other telecommunications providers. Beginning in November 2002, this new bundled service offering requires new customers to maintain active Cricket service for 12 months or be subject to an early termination fee. Commencing in October 2002, we no longer include a first month of service with the handset purchase, and new customers pay for their service in arrears. Because we recognize revenues for customers who pay in arrears only after payment is received, we do not record a reserve for bad debt for service revenues. We also currently charge customers for activation fees and service plan changes. Revenues from these fees are deferred and recorded to revenue over the average life for those customers. Direct costs associated with customer activations are expensed as incurred.

      For our stores, handset returns are accepted within 30 days of purchase or 30 minutes of usage, whichever occurs first. The return policies of our third-party dealers and distributors are generally similar to ours. Management believes that it can reliably estimate returns upon activation, which historically have been insignificant.

      We record sales incentives offered without charge to customers, including discounts, coupons and rebates, and volume-based sales incentives offered to our third-party dealers and distributors, as a reduction in revenue and as a liability, based on estimates of the amounts ultimately expected to be paid or refunded to our customers and third-party dealers and distributors. We believe we have sufficient, relevant history to reliably estimate the liability for sales incentives. However, if the amount of future sales incentives could not be reasonably and reliably estimated, we would be required to recognize a liability for the maximum potential amount of the sales incentive.

      We have cooperative advertising programs with our third-party dealers and distributors that provide that we will refund part of the cost of certain qualified advertising by third-party dealers and distributors of our Cricket products and wireless services. This advertising must meet qualitative criteria, and minimum amounts must be spent on the advertisements. The programs require the third-party dealers and distributors to provide evidence of the nature of the advertising performed that includes our products and wireless service as well as the actual costs incurred. We currently record our costs for cooperative advertising programs as selling and marketing expenses.

Impairment of Long-Lived and Intangible Assets

      We assess potential impairments to our long-lived assets, including property and equipment, wireless licenses, goodwill and other intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying amount may not be recoverable. Factors we consider important, which could trigger an impairment review, include the following: significant variances in performance relative to projected future operating results; significant changes in the market price of or in the manner of our use of our long-lived assets; our ability to satisfy buildout deadlines and geographic coverage requirements for wireless licenses; significant industry or economic trends; a current expectation that, more likely than not, our long-lived assets will be sold or otherwise disposed of significantly before the end of their previously estimated useful life; an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset; and a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection of forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue.

      At December 31, 2001, we tested our long-lived assets, including wireless licenses and goodwill, for potential impairment. Because our long-lived assets do not have identifiable cash flows that are largely independent of other asset groupings, we compared our total estimated undiscounted future cash flows, excluding interest costs, to the carrying value of our long-lived assets. The cash flow forecast used in this assessment was a ten-year forecast based on our 40 Market Plan. The total undiscounted future cash flows, excluding interest, resulting from this forecast exceeded the total carrying value of all of our long-lived assets at December 31, 2001. As a result, our wireless licenses, goodwill and other long-lived assets were not considered to be impaired at December 31, 2001. This conclusion is based on our best estimate of future operating results and our ability to pay our debt obligations as they become due. Our estimated future operating results are based on estimates of key operating metrics, including customer growth, customer churn, average monthly revenue per customer and costs per gross additional customer. If we do not achieve these metrics and, as a result, do not achieve our planned operating results, this may have a significant adverse effect on our estimated undiscounted future cash flows and may ultimately result in an impairment charge related to our wireless licenses, goodwill and other long-lived assets.

      In October 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 replaces SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 “Reporting Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions.” SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of carrying value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. We adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have a material impact on our consolidated financial position or our results of operations. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to results of operations. At September 30, 2002, we tested our long-lived assets for impairment. The undiscounted cash flows expected to be generated from our long-lived assets over the remaining useful lives of those assets was greater than the carrying value of the assets, and therefore, no impairment loss existed.

Wireless Licenses

      Wireless licenses are recorded at cost. Through December 31, 2001, wireless licenses were amortized using the straight-line method over their estimated useful lives upon commencement of commercial service, generally 40 years. We adopted Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002. Upon adoption, we ceased amortizing wireless license costs as we determined that these assets meet the definition of indefinite-lived intangible assets under SFAS No. 142. Wireless licenses, net, totaled $718.2 million at January 1, 2002. During the three months ended March 31, 2002, we recorded an income tax expense of $15.9 million to increase the valuation allowance related to our net operating loss carryforwards in connection with the adoption of SFAS No. 142. Because of the uncertainty as to the timing of the reversal of the deferred tax liabilities related to the amortization of wireless licenses for tax purposes, the deferred tax liabilities can no longer be used as a source of taxable income to support the realization of a corresponding amount of deferred tax assets. Wireless license amortization was $1.2 million and $2.9 million for the three and nine months ended September 30, 2001, respectively.

      SFAS No. 142 requires wireless licenses classified as indefinite-lived intangible assets to be tested for impairment as of January 1, 2002 and at least annually thereafter. During the three months ended March 31, 2002, we completed our transitional impairment review of our wireless licenses and concluded that no impairment existed at the date of adoption. We adopted Emerging Issues Task Force, or EITF, Issue No. 02-07 “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets” in completing this impairment review, which requires that separately recorded indefinite-lived intangible assets be combined into a single unit of accounting for purposes of testing impairment if they are operated as a single asset and, as such, are essentially inseparable from one another. As of September 30, 2002, we tested our wireless licenses for impairment. The fair values of the wireless licenses were greater than their carrying value, and therefore no impairment loss was recognized. Based on the current difficulties being experienced by the telecommunications and wireless industries, and depending on the results of our restructuring, the value of the wireless licenses could be subject to material impairment losses in the future.

      The majority of our wireless licenses were acquired with the intention of being built out and operated, although the timing of such buildouts is dependent upon our ability to access additional capital. Wireless licenses not currently in use under our 40 Market Plan may be sold or exchanged for other wireless licenses that may provide us with greater strategic opportunities. Wireless licenses classified as “to be disposed of” are licenses that are part of pending license sales or exchanges that are considered probable of being closed in their current form within one year of the balance sheet dates. Wireless licenses to be disposed of are carried at the lower of carrying value and fair value less costs to sell. At September 30, 2002, wireless licenses to be disposed of were not significant.

      Our wireless licenses include provisions that require us to satisfy buildout deadlines and geographic coverage requirements within five years and ten years after the original license grant date. These initial requirements are met when adequate service is offered to at least one-quarter and one-third of the population of the licensed service area, depending on the type of license. Because we obtained many of our wireless licenses from third parties subject to existing buildout requirements, several of our wireless licenses have initial buildout deadlines in 2004. We are currently carrying out plans to satisfy the minimum buildout requirements for these wireless licenses. Failure to comply with these buildout requirements could cause the revocation of some of our licenses or the imposition of fines and/or other sanctions. No adjustments have been recorded in the financial statements regarding the potential inability to develop the wireless licenses that expire in the near future. Any subsequent expiration of these licenses could have a material adverse effect on our financial position and results of operations.

Goodwill

      Goodwill represents the excess of the purchase price and related costs over the fair value assigned to the net tangible and identifiable intangible assets of businesses acquired. Through December 31, 2001, goodwill was amortized on a straight-line basis over its estimated useful life, generally 20 years. In connection with the adoption of SFAS No. 142, we ceased amortization of goodwill effective January 1, 2002. As of January 1, 2002, we had goodwill of $26.9 million resulting from our June 2000 acquisition of the remaining interest in Cricket Communications Holdings, Inc. that we did not already own. Goodwill amortization was $0.4 million and $1.1 million for the three and nine months ended September 30, 2001.

      SFAS No. 142 requires goodwill to be tested for impairment as of January 1, 2002 and at least annually thereafter. During the three months ended March 31, 2002, we completed our transitional impairment review of our goodwill and concluded that no impairment existed at the date of adoption. Because of Cricket’s existing defaults under the vendor credit facilities, the substantial risk that the stock of the Cricket Companies has no value to Leap, and the substantial risk that Leap’s existing stockholders will lose all of their value in Leap common stock in connection with any restructuring, we recorded an estimated impairment charge during the three months ended September 30, 2002 equal to the remaining goodwill balance of $26.9 million.

Recent Accounting Pronouncements

      In July 2001, the FASB issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS No. 142 changes the accounting for goodwill and intangible assets that are deemed to have indefinite lives from an amortization method to an impairment-only approach. Under SFAS No. 142, goodwill and intangible assets that are deemed to have indefinite lives are required to be tested for impairment annually and whenever events or circumstances occur indicating that those assets might be impaired. SFAS No. 141 and SFAS No. 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS No. 142, amortization of goodwill recorded for business combinations consummated before July 1, 2001 will cease, and intangible assets acquired before July 1, 2001 that do not meet the criteria for recognition under SFAS No. 141 will be reclassified to goodwill. We adopted SFAS No. 142 on January 1, 2002. Upon adoption, Leap ceased amortizing wireless license costs as we determined that these assets meet the definition of indefinite-lived intangible assets under SFAS No. 142. Wireless licenses, net, totaled $718.2 million at January 1, 2002.

      In November 2001, the EITF reached a consensus on Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which is a codification of EITF Issue No. 00-14, Issue No. 00-22 and Issue No. 00-25. We previously adopted those elements of EITF Issue No. 01-09 that codify Issue No. 00-14 and Issue No. 00-22. The elements pertaining to EITF Issue No. 00-25 provide that consideration paid from a vendor to a customer or reseller of the vendor’s products is presumed to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction in revenues. That presumption is overcome and the consideration characterized as a cost only if, and to the extent that, certain criteria are met. Leap adopted the elements pertaining to EITF Issue No. 00-25 on January 1, 2002. We do not expect that the adoption of the elements pertaining to EITF Issue No. 00-25 will have a material impact on our consolidated financial position or our results of operations.

      In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset. We will adopt SFAS No. 143 on January 1, 2003. We have not yet determined the impact that the adoption of SFAS No. 143 will have on our consolidated financial position or our results of operations.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 requires that gains and losses from the extinguishments of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Recurring Events and Transactions.” Applying the provisions of Opinion No. 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual and infrequent that meet criteria for classification as an extraordinary item. We will adopt SFAS No. 145 on January 1, 2003, at which time we will reclassify the $4.7 million extraordinary loss on the early extinguishment of debt incurred during the year ended December 31, 2000 to other income/expense.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that a liability associated with an exit or disposal activity be recognized at its fair value when the liability has been incurred, and supercedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” Under EITF Issue No. 94-3, certain exit costs were accrued upon management’s commitment to an exit plan, which was generally before an actual liability had been incurred. We will adopt SFAS No. 146 on January 1, 2003. We have not yet determined the impact that the adoption of SFAS No. 146 will have on our consolidated financial position or our results of operations.

Results of Operations

Three and Nine Months Ended September 30, 2002 Compared to Three and Nine Months Ended September 30, 2001

      At September 30, 2002, customers of our Cricket service increased to approximately 1,497,000, compared to approximately 724,000 at September 30, 2001. During the three months ended September 30, 2002, gross and net customer additions were approximately 246,000 and 45,000, respectively, compared to approximately 301,000 and 252,000, respectively, during the three months ended September 30, 2001. During the three months ended September 30, 2002, we continued aggressive win back programs pursuant to which we provided up to a free month of service to former customers with profiles showing them as good reactivation candidates. These programs encourage former customers to return to our network. While our experience with these programs in the past has shown that these customers are less likely to stay on our network on a long-term basis than new customers, we have implemented new loyalty incentive programs that we expect will improve their long-term retention. These programs include additional incentives over time and additional direct contact with the customer. We believe that the win back programs are positive contributors to both customer growth and EBITDA. During the nine months ended September 30, 2002, gross and net customer additions were approximately 895,000 and 377,000, respectively, compared to approximately 645,000 and 532,000, respectively, during the nine months ended September 30, 2001. During the three months ended March 31, 2002, we launched network service in Buffalo, New York, completing the launch of all markets under our 40 Market Plan and bringing the total potential customers (POPs) covered by Cricket networks to 25.4 million. During the three months ended September 30, 2001, we launched network service in Fayetteville, Arkansas, Boise, Idaho, Dayton, Ohio, Phoenix, Arizona and Denver, Colorado for a total of 25 markets in service.

      During the nine months ended September 30, 2002, we experienced slower customer growth rates than planned, which we believe was due in large part to the current economic slowdown, increased competition, and the concerns over the potential negative outcomes of our announcement of and participation in restructuring discussions. Furthermore, in conjunction with efforts to restructure our indebtedness, we expect to focus on the conservation of cash resources, which may have a negative impact on customer growth rates. Other carriers have also reported slower customer growth rates compared to prior periods. We have seen a continuation of competitive pressures in the wireless telecommunications market causing some major carriers to offer plans with increasingly large bundles of minutes of use at increasingly lower prices which may compete with the Cricket predictable and virtually unlimited calling plan. These competitive plans appear to be promotional in nature and our competitors generally appear to be moving back to higher pricing. However, the trend towards lower pricing across the industry has continued and may continue to impact the Cricket service differentiation. In August 2002, we launched a new service named “Cricket Talk” that bundles certain features, a number of long distance minutes and virtually unlimited local service for a fixed monthly fee to more effectively compete with other telecommunications providers. Customer acceptance by both new and existing customers who have migrated to this offer has been strong. We expect this new bundled service offering will represent a significant portion of our gross customer additions in the future.

      Earlier this year, during the second quarter of 2002, cost per gross customer addition (CPGA) increased to $316 from $246 in the first quarter of 2002, and the rate of customer churn increased to 4.6% from 3.2% in the first quarter of 2002. The increase in our CPGA was influenced by higher selling and marketing expenses, increased sales incentives and lower gross customer additions (due in part to the slow down in the economy), increased price competition described above and the removal of potentially fraudulent customers from our customer base. The removal of potentially fraudulent customers from our customer base also impacted CPGA because we deduct customers who do not make payment on their first monthly bill from our gross customer additions and, as a result, we incur the loss on the sale of a handset without an offsetting gross customer addition. We experienced continuing improvement in the reduction of potentially fraudulent customers during the third quarter of 2002.

      During the third quarter of 2002, CPGA decreased to $312 from $316 in the second quarter of 2002, and the rate of customer churn decreased to 4.5% from 4.6% in the second quarter of 2002. The decrease in CPGA was primarily due to a decrease in the equipment subsidy associated with gross customer additions, influenced by increases in the selling prices of handsets, increased sales of high-end handsets, and a decrease in the number of customers who did not make payment of their first monthly bill, offset by the effect of a similar level of selling and marketing expenses as incurred in the prior quarter with lower gross customer additions. We are addressing the increase in CPGA and customer churn over the levels we generally experienced before the second quarter of 2002 by revising our advertising and messaging strategies, introducing our new Cricket Talk service plan that we believe improves the competitive value of our service offering, modifying our payment terms to eliminate the month of service previously included in the purchase of a handset, increasing incentive programs to improve customer loyalty and making changes to our distribution strategies.

      During the three and nine months ended September 30, 2002, we generated $143.6 million and $416.0 million in service revenues and $11.6 million and $30.5 million in equipment revenues, respectively, compared to $57.2 million and $122.4 million in service revenues and $9.5 million and $28.8 million in equipment revenues, respectively, in the corresponding periods of the prior year. The increase in service revenues over the corresponding periods of the prior year related primarily to the increase in our customer base, the expansion of network service to additional markets in the U.S., and the launch of our new bundled service plan in August 2002. Service revenues during the three months ended September 30, 2002 decreased compared to the prior quarter due primarily to billing credits related to existing customers migrating to Cricket Talk, and an increase in customer sales incentives that contain a minimum service requirement and are recorded as a reduction in service revenues. After an initial transition period that includes the effect of our change from a pay in advance to a pay in arrears service, we expect our revenue per customer will increase in the future due to the new bundled service plan.

      Although gross customer additions decreased during the third quarter of 2002 compared to the prior quarter and the corresponding period of the prior year, equipment revenues increased, in part due to increases in the selling prices of handsets and increased sales of high-end handsets, offset by increased sales incentives to customers. For the nine months ended September 30, 2002, the increase in equipment revenues over the corresponding period of the prior year related primarily to the increase in gross customer additions, offset by competitive pressures reducing the average price for which we sell handsets to new customers as well as increased incentives offered to our dealers and distributors.

      During the three and nine months ended September 30, 2002, we incurred $51.5 million and $136.9 million in cost of service and $58.6 million and $202.8 million in cost of equipment, respectively, compared to $27.3 million and $57.0 million in cost of service and $53.2 million and $116.6 million in cost of equipment, respectively, in the corresponding periods of the prior year. The increase in cost of service over the corresponding periods of the prior year related to the expansion of network service to additional markets in the U.S. and a corresponding increase in our customer base. Also during the three months ended September 30, 2002, we recorded additional expenses of approximately $5.8 million for network software maintenance fees. Furthermore, we incurred increased costs related to a significant increase in the number of long distance minutes used by our Cricket Talk customers. We expect our costs of service to increase in the future due to the new bundled service plan, which generally results in higher levels of long distance minute usage. The increase will vary depending upon the actual level of long distance used under this service offering. Although gross customer additions decreased, cost of equipment increased during the three months ended September 30, 2002 compared to the corresponding period of the prior year primarily due to increased sales of higher priced handsets. The increase in cost of equipment during the nine months ended September 30, 2002 compared to the corresponding period of the prior year primarily related to increased gross customer additions, the impacts of the occurrence of fraud in the first and second quarters of 2002 and an increase in the number of customers who did not make payment of their first monthly bill. During the three and nine months ended September 30, 2002, $44.1 million and $159.3 million of our losses on handset sales were to acquire new customers, respectively, compared to $42.1 million and $83.8 million in the corresponding periods of the prior year.

      Selling and marketing expenses were $32.7 million and $95.6 million for the three and nine months ended September 30, 2002, respectively, compared to $32.2 million and $71.0 million in the corresponding periods of the prior year. Although we experienced slower customer growth, selling and marketing expenses remained relatively flat during the three months ended September 30, 2002 compared to the corresponding period of the prior year as we supported our customer acquisition efforts and new service offerings. The increase in selling and marketing expenses for the nine months ended September 30, 2002 was due primarily to increased gross customer additions compared to the corresponding period of the prior year. For the three and nine months ended September 30, 2002, $32.7 million and $95.4 million of selling and marketing expenses were to acquire new customers, respectively, compared to $31.2 million and $68.7 million in the corresponding periods of the prior year. Selling and marketing expenses consisted primarily of advertising, promotion and public relations and related payroll expenses. As part of our efforts to restructure our indebtedness, we expect to focus on the conservation of cash resources, which will likely result in reductions to selling and marketing expenses.

      General and administrative expenses were $39.0 million and $135.7 million for the three and nine months ended September 30, 2002, respectively, compared to $39.3 million and $96.7 million in the corresponding periods of the prior year. The increase in general and administrative expenses for the nine months ended September 30, 2002 was due primarily to increased personnel and other expenses associated with the operation of additional markets compared to the corresponding period of the prior year, partially offset by reductions in force and our cost reduction efforts in 2002 to align our costs with slower customer growth. These reductions in expenses helped our general and administrative expenses to remain relatively flat for the three months ended September 30, 2002 compared to the corresponding period of the prior year. Our Chief Executive Officer and our President and Chief Operating Officer also voluntarily reduced their salaries by an average of approximately 35%, and we have suspended the payments for split-dollar life insurance on the life of our Chief Executive Officer which have previously been paid by us. Our rights to receive a return of premiums previously paid have not been affected by the suspension. General and administrative expenses consisted primarily of customer service and billing expenses, corporate costs and expenses such as administration, human resources, legal, government relations, information technology, accounting and finance, business development, and related expenses. We expect that significant legal, financial advisory services and other expenses related to our restructuring efforts will be incurred during the next two quarters and will offset recent cost reductions.

      Earlier this year, during the three months ended March 31, 2002, we experienced a significant increase in the occurrence of fraud, which has been an issue in the wireless industry, over that experienced in the preceding year. The three types of fraud that have affected our business are credit card fraud, subscription fraud and distribution fraud. With the exception of some normal delays in the reporting of credit card misuse, which are not material, we believe that the financial costs of these activities are reflected in our financial results for the applicable period.

      We believe we significantly reduced fraudulent activity after taking aggressive steps to implement processes, systems and controls designed to detect fraud and screen out customers and dealers who engage in fraudulent activity. As a result of fraud, we experienced a negative impact on our calculated ARPU and CPGA during the six months ended June 30, 2002, and we experienced a negative impact on our customer churn during the six months ended June 30, 2002.

      Depreciation and amortization was $70.3 million and $201.2 million for the three and nine months ended September 30, 2002, respectively, compared to $33.5 million and $68.8 million in the corresponding periods of the prior year. The increase in depreciation and amortization resulted from a larger base of equipment in service compared to the corresponding periods of the prior year. We adopted SFAS No. 142 on January 1, 2002. Accordingly, amortization of goodwill and wireless licenses ceased as of that date. These assets will be subject to periodic impairment tests. Amortization of goodwill and wireless licenses totaled $1.6 million and $4.0 million for the three and nine months ended September 30, 2001, respectively. We expect depreciation expense will continue to increase in the future as our network construction expenditures, recorded as construction-in-progress, are placed in service and as we incur additional capital expenditures to improve the coverage and capacity of our networks in markets under our 40 Market Plan.

      Because of Cricket’s existing defaults under the vendor credit facilities, the substantial risk that the stock of the Cricket Companies has no value to Leap, and the substantial risk that Leap’s existing stockholders will lose all of their value in Leap common stock in connection with any restructuring, we recorded an estimated impairment charge during the three months ended September 30, 2002 equal to the remaining goodwill balance of $26.9 million. The goodwill resulted from our June 2000 acquisition of the remaining interest in Cricket Communications Holdings that we did not already own.

      In the fourth quarter of 2001, Leap discontinued the use of the equity method of accounting for Pegaso and ceased recognizing its share of Pegaso’s losses, as the carrying amount of its investment in and loans to Pegaso had been reduced to zero. During the three and nine months ended September 30, 2001, Leap’s equity share in the net loss of unconsolidated wireless operating company was $14.3 million and $57.6 million, respectively, and related only to Pegaso. In September 2002, Leap completed the sale of its 20.1% interest in Pegaso to Telefónica Móviles, S.A. and recognized a gain of $39.5 million.

      Interest income was $1.3 million and $4.7 million for the three and nine months ended September 30, 2002, respectively, compared to $4.9 million and $23.6 million in the corresponding periods of the prior year. The decrease in interest income related to decreased average cash and cash equivalents and investment balances as we continued to incur operating losses and negative cash flows from operations and capital expenditures.

      Interest expense was $58.4 million and $168.5 million for the three and nine months ended September 30, 2002, respectively, compared to $44.3 million and $123.7 million in the corresponding periods of the prior year. The increase in interest expense primarily related to increased vendor financing for the expansion of our wireless networks.

      Income tax expense was $1.4 million and $21.6 million for the three and nine months ended September 30, 2002, respectively, compared to $0.8 million and $2.0 million in the corresponding periods of the prior year. The increase in income tax expense related primarily to a one-time income tax expense of $15.9 million for the three months ended March 31, 2002 to increase the valuation allowance related to our net operating loss carryforwards in connection with the adoption of SFAS No. 142.

      The following table presents condensed consolidated statement of operations data for the periods indicated (in thousands).

	Year Ended December 31,

	2001	2000	1999

Revenues:
Service revenues	$215,917	$40,599	$9,177
Equipment revenues	39,247	9,718	306

Total revenues	255,164	50,317	9,483

Operating expenses:
Cost of service	(94,510)	(20,821)	(3,263)
Cost of equipment	(202,355)	(54,883)	(7,931)
Selling and marketing	(115,222)	(31,709)	(4,620)
General and administrative	(152,051)	(85,640)	(35,652)
Depreciation and amortization	(119,177)	(24,563)	(10,884)

Total operating expenses	(683,315)	(217,616)	(62,350)
Gains on sale of wireless licenses	143,633	—	—

Operating loss	(284,518)	(167,299)	(52,867)
Equity in net loss of investments in and loans receivable from unconsolidated wireless operating companies	(54,000)	(78,624)	(130,441)
Interest income	26,424	48,477	2,482
Interest expense	(178,067)	(112,358)	(20,041)
Foreign currency transaction gains (losses), net	(1,257)	13,966	(10,005)
Gain on sale of wholly-owned subsidiaries	—	313,432	9,097
Gain on issuance of stock by unconsolidated wireless operating company	—	32,602	3,609
Other income (expense), net	8,443	1,913	(3,490)

Income (loss) before income taxes and extraordinary items	(482,975)	52,109	(201,656)
Income taxes	(322)	(47,540)	—

Income (loss) before extraordinary items	(483,297)	4,569	(201,656)
Extraordinary loss on early extinguishment of debt	—	(4,737)	—

Net income (loss)	$(483,297)	$(168)	$(201,656)

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      At December 31, 2001, customers of our Cricket service rose to approximately 1,119,000, compared to approximately 190,000 at December 31, 2000. We added approximately 929,000 customers in 2001 due to the launch of 29 new markets and increased penetration in our existing markets. Gross customer additions were approximately 1,118,000 during the year ended December 31, 2001. In February 2002, we launched our Buffalo, New York market, bringing the total potential customer base covered by our networks in 40 markets across the U.S. to approximately 25.2 million.

      During the year ended December 31, 2001, we generated $215.9 million in service revenues and $39.2 million in equipment revenues, compared to $19.1 million in service revenues and $9.6 million in equipment revenues, excluding Smartcom, in the year ended December 31, 2000. The increase in service and equipment revenues over the corresponding period of the prior year, excluding Smartcom, related to the increase in our customer base from the launch of network service in new markets and increased penetration in our existing markets. We expect service and equipment revenues will continue to increase in the future as a result of having completed the launch of all our existing markets by February 2002 and expected increases in our customer base in markets under our 40 Market Plan.

      During the year ended December 31, 2001, we incurred $94.5 million in cost of service and $202.4 million in cost of equipment compared to $13.8 million in cost of service and $33.1 million in cost of equipment during the year ended December 31, 2000, excluding Smartcom. We sell our handsets to customers and third-party dealers and distributors at prices below cost to grow and maintain our customer base, which is typical of wireless providers. During the year ended December 31, 2001, $156.4 million of our losses on equipment sales were directly related to acquiring new customers. We expect cost of service and cost of equipment will continue to increase in the future as a result of expected increases in our customer base in markets under our 40 Market Plan.

      Selling and marketing expenses were $115.2 million and $22.2 million for the years ended December 31, 2001 and 2000, respectively, excluding Smartcom. General and administrative expenses were $152.1 million and $74.1 million for the years ended December 31, 2001 and 2000, respectively, excluding Smartcom. The increase in selling and marketing and general and administrative expenses was due primarily to higher expenses associated with the development and launch of network service in additional markets, customer acquisition efforts and the development of new service offerings. For the year ended December 31, 2001, $112.5 million of our selling and marketing expenses were directly related to acquiring new customers. Selling and marketing expenses for the year ended December 31, 2001 consisted primarily of advertising and public relations and related payroll expenses. General and administrative expenses for the year ended December 31, 2001 included customer service and billing expenses, costs for business development associated with negotiations for and acquisitions of wireless licenses, government relations, public reporting and investor relations, legal expenses and development of our wireless information service offerings. In addition, we incurred stock-based compensation expense of $5.5 million and $13.9 million during the years ended December 31, 2001 and 2000, respectively, primarily related to the exchange of stock options from our June 2000 acquisition of the remaining interest in Cricket Communications Holdings that we did not already own. We expect that selling and marketing and general and administrative expenses will continue to increase in the future as a result of our customer acquisition efforts and the development of new service offerings in markets under our 40 Market Plan.

      Depreciation and amortization was $119.2 million and $14.5 million for the years ended December 31, 2001 and 2000, respectively, excluding Smartcom. The increase in depreciation and amortization resulted from a larger base of equipment and wireless licenses in service compared to the prior year. In connection with the adoption of SFAS No. 142, we will cease amortization of goodwill with a net book value of $26.9 million commencing January 1, 2002. We had recorded $1.5 million of goodwill amortization in 2001 and would have recorded $1.5 million in amortization during 2002. We expect depreciation and amortization expenses will continue to increase in the future as a result of having completed the launch of all our existing markets by February 2002 and additional equipment being placed in service due to our continued buildout of markets under our 40 Market Plan.

      Gains on sale of wireless licenses for the year ended December 31, 2001 consisted of $136.3 million from the sale of a portion of our wireless licenses in the Salt Lake City and Provo, Utah basic trading areas and $7.4 million related to the exchange of certain wireless licenses.

      During the year ended December 31, 2001 our operating loss was $284.5 million ($428.2 million excluding gains on sale of wireless licenses), compared to $129.2 million in the corresponding period of the prior year, excluding Smartcom. The increase in operating loss was due primarily to the launch of 29 new markets and adding approximately 929,000 customers in 2001. We expect to incur significant operating losses in the future while we continue to build out our networks, add new customers and record depreciation for the equipment in service under our 40 Market Plan.

      During the year ended December 31, 2001, our equity share in the net loss of unconsolidated wireless operating company was $54.0 million and related only to Pegaso. During the year ended December 31, 2000, our equity share in the net loss of unconsolidated wireless operating companies was $78.6 million and related to Pegaso and Chase Telecommunications Holdings before March 2000. In 2001, we invested an additional

$20.5 million in Pegaso by purchasing convertible subordinated notes. In the fourth quarter of 2001, we discontinued the use of the equity method of accounting for Pegaso and ceased recognizing our share of Pegaso’s losses as the carrying amount of our investment in and loans to Pegaso have been reduced to zero.

      Interest income was $26.4 million and $48.4 million for the years ended December 31, 2001 and 2000, respectively, excluding Smartcom. The decrease in interest income related to decreased average cash and cash equivalents and investment balances as we continue to incur operating losses and negative cash flows from operations.

      Interest expense was $178.1 million and $103.2 million for the years ended December 31, 2001 and 2000, respectively, excluding Smartcom. The increase in interest expense related primarily to interest on our senior notes and senior discount notes issued in our February 2000 units offering, increased vendor financing of our wireless networks, seller financing of wireless license acquisitions, and amortization of debt issuance costs and loan origination fees to interest expense under the effective interest method. We expect interest expense to increase substantially in the future due to expected additional borrowings to finance the continued buildout and expansion of our wireless networks under our 40 Market Plan, amortization of debt issuance costs and loan origination fees to interest expense and additional borrowings for the purchase of wireless licenses in the event of the grant to us of the 22 wireless licenses on which Leap was the winning bidder in Auction 35.

      During the year ended December 31, 2001, foreign currency transaction gains (losses) primarily reflected unrealized exchange gains (losses) recognized by Leap on cash balances and payables as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso. During the year ended December 31, 2000, foreign currency transaction gains (losses) primarily reflected unrealized exchange gains (losses) recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso.

      Other income of $8.4 million, net, for the year ended December 31, 2001 included $4.9 million related to the reversal of previously recorded interest expense upon the cancellation of indebtedness to Qualcomm in August 2001 and a $4.2 million fee we received related to a terminated wireless licenses purchase agreement. For the year ended December 31, 2000, we reported an extraordinary loss on early extinguishment of debt of $4.7 million, consisting of the write-off of unamortized debt issuance costs in connection with the repayment of amounts outstanding under our credit agreement with Qualcomm in February 2000 and the repayment of bank loans due to the sale of Smartcom in June 2000.

Consolidation of Smartcom

      As a direct result of the consolidation of Smartcom, we recorded $21.5 million and $0.1 million of additional service and equipment revenues, respectively, $7.0 million and $21.8 million of additional cost of service and cost of equipment, respectively, $9.5 million of additional selling and marketing, $11.5 million of additional general and administrative expenses, $10.0 million of additional depreciation and amortization, $9.0 of additional net interest expense, $10.8 million of additional foreign currency transaction gains and $0.3 million of additional net other income, in each case for the year ended December 31, 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Before March 2000, we did not report any revenues and related cost of revenues from our domestic Cricket business because Chase Telecommunications, which introduced Cricket service in Chattanooga, Tennessee in March 1999 and Nashville, Tennessee in January 2000, was accounted for under the equity method of accounting. Excluding Smartcom, we generated $19.1 million and $9.6 million in service and equipment revenues, respectively, and incurred $13.8 million and $33.1 million of cost of service and cost of equipment, respectively, from our Cricket operations for the period from March 17, 2000 to December 31, 2000.

      At December 31, 2000, customers of our Cricket service rose to more than 190,000, compared to approximately 22,000 at December 31, 1999. We added over 127,000 customers in the fourth quarter of 2000, many in the month of December due to the launch of four new markets covering approximately 4.0 million potential customers.

      Excluding Smartcom, selling, general and administrative expenses were $96.3 million and $28.4 million for the years ended December 31, 2000 and 1999, respectively. The increase in selling, general and administrative expenses was due primarily to higher expenses associated with the development and launch of network service in additional markets in the U.S. Excluding Smartcom, sales and marketing expenses for the year ended December 31, 2000 totaled $22.6 million and consisted primarily of advertising and public relations and related payroll expenses. General and administrative expenses totaled $59.8 million for the year ended December 31, 2000 and included costs for raising capital, business development, including acquiring wireless licenses, government relations, public reporting and investor relations, legal expenses and developing our wireless information services businesses. In addition, we incurred stock-based compensation expense of $13.9 million related to the exchange of stock options from our June 2000 acquisition of the remaining interest in Cricket Communications Holdings that we did not already own.

      Excluding Smartcom, depreciation and amortization was $14.5 million and $0.6 million for the years ended December 31, 2000 and 1999, respectively. The increase in depreciation and amortization was due primarily to the consolidation of Chase Telecommunications from March 2000, network construction expenditures and wireless licenses being placed in service in conjunction with market launches, as well as amortization of goodwill associated with our June 2000 purchase of the remaining interest in Cricket Communications Holdings that we did not already own.

      Excluding Smartcom, our operating loss was $129.2 million and $29.0 million for the years ended December 31, 2000 and 1999, respectively. The increase in operating loss primarily reflected the consolidation of Chase Telecommunications from March 2000 and the increase in market development and launch costs in the U.S.

      During the year ended December 31, 2000, our equity share in the net loss of our unconsolidated wireless operating companies related to Pegaso and to Chase Telecommunications before March 2000. During the corresponding period of the prior year, our share of the net loss of and write-down of investments in and loan receivable from unconsolidated wireless operating companies also included Smartcom before June 1999 (before Leap’s acquisition of the remaining 50 percent interest) and our Russian investments which were largely written-down or liquidated.

      Excluding Smartcom, our interest income was $48.4 million and $2.1 million for the years ended December 31, 2000 and 1999, respectively. The increase in interest income related to increased balances of our cash and cash equivalents and investments received from our equity offering and units offering in February 2000, and cash and notes receivable related to the sale of Smartcom in June 2000.

      Excluding Smartcom, our interest expense was $103.2 million and $14.3 million for the years ended December 31, 2000 and 1999, respectively. The increase in interest expense related primarily to interest on our senior notes and senior discount notes issued in our February 2000 units offering and to vendor financing of our wireless networks.

      Foreign currency transaction gains (losses) primarily reflected unrealized exchange gains (losses) recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso.

      Gain on sale of subsidiary of $313.4 million reflects our June 2000 sale of Smartcom, before related income tax effects of $34.5 million. In addition to the taxes payable on this gain, we incurred an additional $13.0 million in income taxes related to interest income and foreign exchange gains earned by our Chilean holding company on U.S. dollar cash balances and notes receivable from the sale.

      Gain on issuance of stock by unconsolidated wireless operating company reflected reductions in our share of Pegaso’s accumulated losses as a result of decreases in our percentage ownership interest of Pegaso. In July 1999, several of the other investors contributed $50.0 million to Pegaso. In April 2000, Sprint PCS invested

$200 million in Pegaso by purchasing shares from Pegaso and shareholders other than Leap. In August 2000, several other existing investors contributed $50.0 million to Pegaso.

      For the year ended December 31, 2000, we wrote-off and reported as an extraordinary loss $4.7 million in unamortized debt issuance costs, primarily in connection with the repayment of amounts outstanding under our credit agreement with Qualcomm in February 2000.

Consolidation of Smartcom

      As a direct result of the consolidation of Smartcom, we recorded $9.2 million and $0.3 million of additional service and equipment revenues, respectively, $3.3 million and $7.9 million of additional cost of service and cost of equipment, respectively, $11.9 million of additional selling, general and administrative expenses, $10.3 million of additional depreciation and amortization, $5.4 million of additional net interest expense, $10.0 million of additional foreign currency transaction gains and $0.1 million of additional net other expense, in each case for the year ended December 31, 1999.

Four Months Ended December 31, 1999 Compared to Four Months Ended December 31, 1998

      We incurred a net loss of $75.8 million during the four month period ended December 31, 1999, compared to a net loss of $26.1 million in the corresponding period of the prior year. The increase related primarily to the costs associated with the launch of network service in new markets. Pegaso, for which we recognize our equity share of net loss, launched operations in Tijuana, Guadalajara and Monterrey in February through September 1999. Cricket wireless service was launched in Nashville, Tennessee in late January 2000. In addition, in November 1999 we re-launched service in Chile under a new brand name and corporate identity. As a result, total customers on our networks reached approximately 206,000 customers at December 31, 1999 (22,000 in the U.S., 78,000 in Chile and 106,000 in Mexico), compared to a total customer base of approximately 23,000 customers at December 31, 1998.

      As a direct result of the consolidation of Smartcom, we recorded $6.6 million of operating revenues, $10.2 million of cost of operating revenues, $9.9 million of additional selling, general and administrative expenses, $6.7 million of additional depreciation and amortization, $4.7 million of additional net interest expense, and $8.2 million of foreign currency transaction losses during the four month period ended December 31, 1999. Smartcom’s net loss of $33.1 million was recognized during the four month period ended December 31, 1999, compared to $4.5 million that we recognized under the equity method for our 50% interest in the corresponding period of the prior year. During the four months ended December 31, 1998, we did not report any operating revenues because all of our revenue generating operating companies were accounted for under the equity method of accounting. Our operating companies did not generate material revenues in the four months ended December 31, 1998.

      We incurred $19.3 million of selling, general and administrative expenses during the four-month period ended December 31, 1999, compared to $5.3 million in the corresponding period of the prior year. The increase included $9.9 million from the consolidation of Smartcom. Excluding Smartcom, selling, general and administrative expenses increased by $4.1 million over the corresponding four month period of the prior year due to increased staffing and business development activities related to Cricket.

      We incurred an operating loss of $29.7 million during the four month period ended December 31, 1999, compared to an operating loss of $5.5 million in the corresponding period of the prior year. The $24.2 million increase primarily reflected the consolidation of Smartcom.

      Equity in net loss of unconsolidated wireless operating companies was $23.1 million during the four-month period ended December 31, 1999, compared to $19.9 million in the corresponding period of the prior year. During the four months ended December 31, 1999, our equity share in the net loss of our unconsolidated wireless operating companies related to Pegaso and Chase Telecommunications. During the corresponding period of the prior year, our equity share in the net loss of our unconsolidated wireless operating companies also included Smartcom (before Leap’s acquisition of the remaining 50 percent interest) and our Russian investments which have been subsequently written-down, liquidated or are in the process of liquidation.

Despite these changes, equity in net loss of unconsolidated wireless operating companies increased as a result of the costs associated with the launch of Pegaso’s service and the expansion of Cricket services by Chase Telecommunications.

      Interest expense was $12.3 million during the four month period ended December 31, 1999, compared to $1.3 million in the corresponding period of the prior year. Interest expense related primarily to borrowings under our credit agreement with Qualcomm and Smartcom’s financing of its wireless communications network.

      Foreign currency transaction losses of $8.2 million during the four-month period ended December 31, 1999 reflected unrealized foreign exchange losses recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso.

Liquidity and Capital Resources

      Both Leap and the Cricket Companies are highly leveraged. At September 30, 2002, Leap and its subsidiaries had consolidated debt totaling $2,159.8 million, including $1,511.6 million of debt under Cricket’s vendor credit facilities, net of unamortized discounts. We have retained UBS Warburg to assist in exploring a restructuring of the significant outstanding indebtedness of Leap and Cricket and to assist in obtaining new sources of financing for the Cricket Companies. Leap and Cricket have begun restructuring discussions with informal committees of their respective creditors. All of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.) have been pledged to secure the obligations of Cricket under the vendor credit facilities, and Cricket is in default under its vendor credit facilities. In August 2002, Leap paid a purchase price adjustment to MCG PCS, Inc., as ordered by an arbitrator, in connection with acquisitions of wireless licenses in Buffalo and Syracuse by issuing approximately 21 million shares of its common stock. The issuance of these shares constituted an event of default under Cricket’s vendor credit facilities. After Leap’s issuance of these shares in August 2002, the lenders under Cricket’s vendor credit facilities ceased funding new loan requests, including requests to fund interest payments that previously had been financed through draws under the credit facilities. In early September 2002, Cricket chose not to make interest payments that were due on the loans under these facilities, which constituted an additional event of default under the vendor credit facilities. While Cricket subsequently paid approximately $1.9 million of interest and fees due under its vendor credit facilities, Cricket remains in default under the facilities. These and other existing events of default provide the credit facility lenders with various rights under their credit agreements and related security agreements, including the right:

•	to terminate the commitments under those agreements;

•	to declare the existing loans to be immediately due and payable; and

•	to foreclose on the collateral pledged to secure the outstanding loans, which includes all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.).

In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent and Nortel have terminated their commitments under their credit agreements. At the request of Ericsson, Cricket reduced the commitment under the Ericsson credit agreement to approximately $33 million as of September 30, 2002. To date, the secured vendor facility lenders have not exercised any other material creditors’ remedies under the vendor credit agreements. However, if they choose to exercise these rights in the future, Leap and Cricket would likely seek the protection afforded by Chapter 11 of the federal bankruptcy laws and that exercise would have a material adverse effect on both Leap’s and Cricket’s business. Cricket’s default on its vendor credit facilities and our need to restructure our indebtedness and our potential need to seek protection under the federal bankruptcy laws raise substantial doubt about our ability to continue as a going concern. Because of the existing defaults under the vendor credit facilities, and because Cricket is currently unable to fully repay the amounts outstanding under the facilities and has been unable to raise new funds which would enable it to repay those amounts, there is substantial risk that the stock of the Cricket Companies has no value to Leap. If Cricket’s outstanding indebtedness under the vendor credit facilities is accelerated, and the indebtedness is not repaid in full or the acceleration is not rescinded within 30 days, that acceleration will constitute an event of default under the indenture governing Leap’s senior notes and senior discount notes, providing the trustee or the required note holders with the right to declare Leap’s notes to be immediately due and payable. If the notes are declared due and payable, the creditors of Leap would have claims in excess of the existing cash and other assets held by Leap. Since Leap is currently unable to fully repay the amounts outstanding under the indenture and has been unable to raise new funds which would enable it to repay those amounts, there would likely be no assets available for distribution to the stockholders of Leap if the obligations under Leap’s senior notes and senior discount notes were to be accelerated.

      Because of Leap’s and Cricket’s pending restructuring discussions, the defaults existing under Cricket’s vendor credit facilities and the high levels of debt outstanding at both the Leap and Cricket levels, we have presented liquidity and capital resources information for each of Leap and Cricket separately below, rather than on a consolidated basis.

Leap

      As of September 30, 2002, Leap had available a total of approximately $69.0 million in unrestricted cash, cash equivalents and short-term investments. In addition, Leap had $10.8 million on deposit with the FCC for the purchase of wireless licenses, and restricted cash equivalents and investments of $28.4 million as of September 30, 2002, consisting primarily of U.S. government debt securities that have been pledged to provide for the payment of scheduled interest payments on Leap’s senior notes through April 2003.

      In September 2002, Leap completed the sale of its 20.1% interest in Pegaso to Telefónica Móviles, S.A. At the closing, Leap received cash proceeds of approximately $22.2 million for the sale of its shares and, in October 2002, also received approximately $15.8 million of additional cash from a loan repayment related to the sale. In connection with the sale, Leap was released from its obligations under a $33 million guarantee to Qualcomm of Pegaso’s outstanding working capital loans from Qualcomm, by delivering to Qualcomm its rights under the warrants that it acquired in connection with the guarantee. Under the vendor credit facilities, Leap is obligated to set aside or contribute to the Cricket Companies approximately $25.8 million of the proceeds from the sale of Pegaso. Because of the financial condition and expected restructuring of Leap and Cricket, however, Leap did not make the set asides and contributions and instead retained the funds at Leap. Leap’s failure to contribute or set aside those amounts was a breach of contract by Leap and an additional event of default under Cricket’s vendor credit facilities.

      Effective October 26, 2002, all Leap employees were transferred to Cricket because they spend a majority of their time supporting the Cricket business. In the future, a portion of their costs will be allocated to Leap. Leap currently expects to incur approximately $3.4 million for general corporate overhead and other expenses in the fourth quarter of 2002 and each subsequent quarter in which the restructuring continues. These expenses cannot be funded from existing or future cash flows from Cricket because of vendor loan covenants.

      At September 30, 2002, Leap had $225 million ($174.6 million net of discount) of principal outstanding under its 12.5% senior notes and approximately $468.1 million ($388.2 million net of discount) in accreted value of principal and accrued interest outstanding under its 14.5% senior discount notes, and $9.9 million ($8.6 million net of discount) of notes payable. Interest on the senior notes is payable semi-annually. Accrued and unpaid interest under Leap’s senior notes is to be paid through April 2003 from restricted investments established at the time the senior notes were issued. Commencing in October 2003, semi-annual cash interest payments on the outstanding senior notes will be $14.1 million per period. The senior discount notes begin accruing cash interest on April 15, 2005, with the first semi-annual interest payment due October 15, 2005.

      Leap is currently in discussions with its creditors regarding restructuring its significant outstanding indebtedness. Leap may not be successful in these efforts. See “Risk Factors — Leap and Cricket Have Commenced Restructuring Discussions with Their Respective Lenders, and a Restructuring Is Likely to Have a Material Adverse Impact on the Value of Interests in Leap.” As described above, Cricket is currently in default under its vendor credit facilities. If Cricket’s outstanding indebtedness under the vendor credit facilities is accelerated, and the indebtedness is not repaid in full or the acceleration is not rescinded within

30 days, that acceleration will be a default under the indenture governing Leap’s senior notes and senior discount notes, providing the trustee or the required note holders with the right to declare Leap’s notes to be immediately due and payable. See “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business.”

      Leap has a $35.0 million promissory note receivable from its sale of Smartcom, subject to a right of set-off to secure indemnification claims under the purchase agreement. Endesa has asserted claims of up to approximately $48.7 million against Leap and its wholly-owned subsidiary, Inversiones Leap Wireless Chile, S.A., for breach of representations and warranties under the purchase agreement and has notified Leap that it is offsetting the claims against the entire unpaid balance of the note. Under the terms of the purchase agreement, the maximum recovery for breaches of the representations and warranties is the principal and interest under the note. The note matured on June 2, 2001, and Leap expects it to remain unpaid until the issues related to the claims are resolved. Proceedings relating to the resolution of these claims are currently pending in both Chile and the U.S. Leap believes Endesa’s claims are without merit and is contesting Endesa’s claims. Leap believes that the ultimate outcome of this matter will not have a material adverse effect on Leap’s consolidated financial position or results of operations.

      Leap was the winning bidder for 22 wireless licenses covering approximately 24.1 million potential customers in the FCC’s Auction 35. If the FCC grants these licenses to Leap, Leap would likely have an aggregate payment obligation of $350.1 million (less any amounts then on deposit with the FCC) payable within 10 business days of a public notice issued by the FCC establishing a payment deadline. Leap currently does not have sufficient cash available to purchase these licenses. The grant of these licenses to Leap has been substantially delayed by the NextWave litigation. If the FCC is able to complete the sale of these wireless licenses to Leap, and Leap is unable to raise additional debt or equity to complete the purchase of the Auction 35 wireless licenses, Leap may not purchase some or all of the wireless licenses, which may result in the forfeiture of its deposit, potential liability for damages and other administrative penalties imposed by the FCC. The FCC has offered bidders in Auction 35 the option to receive a refund of their funds currently on deposit with the FCC relating to Auction 35 and to elect not to purchase these licenses without incurring a financial penalty. We currently expect to withdraw from the commitment to purchase the licenses on which we were the successful bidder in Auction 35.

The Cricket Companies

      As of September 30, 2002, the Cricket Companies had available a total of approximately $103.7 million in cash, cash equivalents and investments. In addition, Cricket had restricted cash equivalents of $10.3 million as of September 30, 2002, that have been pledged to secure operating obligations. Under its current business plan, during the fourth quarter of 2002 the Cricket Companies expect to expend approximately $25 million of cash for operations in excess of expected revenues, primarily for operating expenses and working capital, and excluding principal and interest payments under Cricket’s outstanding indebtedness. The Cricket Companies also expect to incur approximately $50 million of capital expenditures during the 12 month period beginning October 1, 2002, including $11 million before December 31, 2002. Substantially all of the capital expenditures are expected to be incurred to satisfy subscriber traffic growth in existing markets. Assuming no further payments of principal, interest or fees and no accelerated repayment of any of the outstanding indebtedness of Cricket under its vendor credit facilities, we expect that the Cricket Companies’ existing liquidity sources should be sufficient for the Cricket Companies to continue to conduct business as currently planned through the end of 2003 or later.

      At September 30, 2002, the Cricket Companies had $1,552.2 million ($1,511.6 million net of discount) outstanding under its senior secured vendor credit facilities. Aggregate interest and fees scheduled to be payable under the vendor credit facilities during the 12 months commencing October 1, 2002 are approximately $193.3 million. Principal payments under each credit agreement are scheduled to begin in December 2002 for Lucent and in December 2003 for Nortel and Ericsson, with a final maturity in June 2007 for Lucent and in September 2008 for Nortel and Ericsson. Aggregate scheduled principal payments due and payable under the vendor credit facilities during the 12 month period commencing October 1, 2002 are $106.2 million.

In addition, the Cricket Companies had $77.3 million payable to Lucent, Nortel and Ericsson for the purchase of equipment and services, and $81.6 million ($76.8 million net of discount) of U.S. government financing. Leap’s creditors have asserted that certain contributions of capital from Leap to the Cricket Companies and pledges of licenses to secure the vendor credit facilities may be voidable because Leap failed to receive reasonably equivalent value at a time that it may have been insolvent.

      As described above, Cricket is in default under its vendor credit facilities. These and other existing events of default provide the credit facility lenders with various rights under their credit agreements and related security agreements, including the right:

•	to terminate the commitments under those agreements;

•	to declare the existing loans to be immediately due and payable; and

•	to foreclose on the collateral pledged to secure the outstanding loans, which includes all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.).

In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent and Nortel have terminated their commitments under their credit agreements with Cricket. At the request of Ericsson, Cricket reduced the commitment under the Ericsson credit agreement to approximately $33 million as of September 30, 2002. As a result of the existing events of default and termination of commitments, the vendors are not obligated to make any new loans to Cricket, and Cricket is unable to obtain financing under its vendor credit facilities. See “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business.” Cricket is currently in discussions with its senior secured creditors regarding restructuring its significant outstanding indebtedness. Cricket may not be successful in these efforts. See “Risk Factors — Leap and Cricket Have Commenced Restructuring Discussions with Their Respective Lenders, and a Restructuring Is Likely to Have a Material Adverse Impact on the Value of Interests in Leap.”

Certain Contractual Obligations, Commitments and Contingencies

      The following three tables summarize in a single location information at September 30, 2002 regarding certain future minimum contractual obligations for the next five fiscal years and thereafter, excluding Leap’s remaining payment obligation for Auction 35 wireless licenses, for each of (i) Leap and its consolidated subsidiaries, (ii) Leap and (iii) the Cricket Companies (in thousands):

Leap and Its Consolidated Subsidiaries

			Year Ending December 31,
		Remainder
	Total	of 2002	2003	2004	2005	2006	Thereafter

Vendor credit facilities(1)	$1,552,180	$1,552,180	$—	$—	$—	$—	$—
Long-term debt(2)	984,442	505	19,552	20,949	22,445	26,645	894,346
Operating leases	215,183	14,516	53,900	53,766	50,227	23,102	19,672
Chase earn-out(3)	41,000	—	—	—	—	41,000	—

Total	$2,792,805	$1,567,201	$73,452	$74,715	$72,672	$90,747	$914,018

(1)	Amounts shown for Cricket’s vendor credit facilities do not include interest and $77.3 million in amounts payable to Lucent, Nortel and Ericsson for the purchase of equipment and services. Cricket is currently in default under its vendor financing agreements and, as a result, Cricket’s outstanding debt under these credit facilities may be accelerated. Therefore, the amounts outstanding under these credit facilities are shown as current in this table. See “— Credit Facilities and Other Financing Arrangements” below and “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its

Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business.”

(2)	Amounts shown for Leap’s and its consolidated subsidiaries’ long-term debt, including amounts due pursuant to Leap’s senior notes and senior discount notes, U.S. government financing and notes payable, do not include interest.

(3)	Our March 2000 acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc. included contingent earn-out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full year following the closing of the acquisition. This obligation was assigned to and assumed by Cricket in 1999. However, Leap was not released from its obligation to Chase Telecommunications Holdings at the time of the assignment.

Leap

			Year Ending December 31,
		Remainder
	Total	of 2002	2003	2004	2005	2006	Thereafter

Long-term debt(1)	$902,860	$—	$1,830	$1,962	$2,103	$3,965	$893,000
Operating leases	4,897	430	1,750	1,617	1,100	—	—

Total	$907,757	$430	$3,580	$3,579	$3,203	$3,965	$893,000

(1)	Amounts shown for Leap’s long-term debt, including amounts due pursuant to Leap’s senior notes and senior discount notes, and notes payable, do not include interest. See “— Credit Facilities and Other Financing Arrangements” below and “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business.”

      The contingent earn-out obligation described above was assigned to and assumed by Cricket in 1999 and is not reflected in the table above. However, Leap was not released from its obligation to Chase Telecommunications Holdings at the time of the assignment.

The Cricket Companies

			Year Ending December 31,
		Remainder
	Total	of 2002	2003	2004	2005	2006	Thereafter

Vendor credit facilities(1)	$1,552,180	$1,552,180	$—	$—	$—	$—	$—
Long-term debt(2)	81,582	505	17,722	18,987	20,342	22,680	1,346
Operating leases	210,286	14,086	52,150	52,149	49,127	23,102	19,672
Chase earn-out(3)	41,000	—	—	—	—	41,000	—

Total	$1,885,048	$1,566,771	$69,872	$71,136	$69,469	$86,782	$21,018

(1)	Amounts shown for Cricket’s vendor credit facilities do not include interest and $77.3 million in amounts payable to Lucent, Nortel and Ericsson for the purchase of equipment and services. Cricket is currently in default under its vendor financing agreements and, as a result, Cricket’s outstanding debt under these credit facilities may be accelerated. Therefore, the amounts outstanding under these credit facilities are shown as current in this table. See “— Credit Facilities and Other Financing Arrangements” below and “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business.”

(2)	Amounts shown for the Cricket Companies’ long-term debt, including U.S. government financing, do not include interest and do not include payments under Leap’s senior notes and senior discount notes, which are guaranteed by Cricket Communications Holdings, Inc.

(3)	Leap’s March 2000 acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc. included contingent earn-out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full year following the closing of the acquisition. This obligation was assigned to and assumed by Cricket in 1999. However, Leap was not released from its obligation to Chase Telecommunications Holdings at the time of the assignment.

      Leap was the winning bidder for 22 wireless licenses in Auction 35 for an aggregate payment obligation of $350.1 million, covering approximately 24.1 million potential customers. NextWave Telecom Inc., the former holder of the 22 wireless licenses for which Leap was the winning bidder in Auction 35, is a party to litigation against the federal government challenging the validity of Auction 35 and has prevailed on some of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to Leap of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. The FCC has offered bidders in Auction 35 the option to receive a refund of their funds currently on deposit with the FCC relating to Auction 35 and to elect not to purchase these licenses without incurring a financial penalty. We currently expect to withdraw from the commitment to purchase the licenses on which we were the successful bidder in Auction 35. If these Auction 35 wireless licenses ultimately are granted to Leap, Leap will likely be required to make the full payment for them of $350.1 million (less any amounts then on deposit with the FCC) within 10 business days of a public notice issued by the FCC establishing a payment deadline. In January 2001, Leap entered into a secured loan agreement with Qualcomm under which Qualcomm agreed to loan to Leap approximately $125.3 million to finance Leap’s acquisition of wireless licenses in Auction 35. Leap does not expect to be able to satisfy the conditions precedent to draw under this facility or to draw on this loan even if the sale of licenses pursuant to Auction 35 is completed on its regular terms. Leap currently does not have sufficient cash available to purchase these licenses. Leap cannot predict what effect any challenges before the FCC or in court to Auction 35, or to the grant of these wireless licenses to Leap specifically, will have on Leap. If the FCC is able to complete the sale of these wireless licenses to Leap, and Leap is unable to raise additional debt or equity to complete the purchase of the Auction 35 wireless licenses, Leap may not purchase some or all of the wireless licenses, which may result in the forfeiture of Leap’s deposit, potential liability for damages and other administrative penalties imposed by the FCC.

Credit Facilities and Other Financing Arrangements

Units Offering

      Cricket is in default under the significant outstanding indebtedness under its senior secured vendor credit facilities, which totaled approximately $1,511.6 million at September 30, 2002, and is also in default with respect to $77.3 million in amounts payable to Lucent, Nortel and Ericsson for the purchase of equipment and services. If Cricket’s outstanding indebtedness under its vendor credit facilities is accelerated, and the indebtedness is not repaid in full or the acceleration is not rescinded within 30 days, that acceleration will be a default under the indenture governing Leap’s senior notes and senior discount notes described below. See “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business.”

      In February 2000, Leap completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 (“Senior Note”) and one warrant to purchase Leap common stock, and 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 (“Senior Discount Note”) and one warrant to purchase Leap common stock. The total gross proceeds from the sale of the senior units and senior discount units were $225.0 million and $325.1 million, respectively, of which $164.4 million was allocated to the fair value of the warrants, estimated using the Black-Scholes option pricing model. The warrants issued in the units offering are exercisable for an aggregate of 2,829,854 shares of Leap common stock at an exercise price of $96.80 per share from February 23, 2001 to before April 15, 2010. The terms and conditions of the warrants are more fully described in the warrant agreement for the warrants, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

      Leap has outstanding 225,000 Senior Notes and 668,000 Senior Discount Notes. Each note has a principal amount at maturity of $1,000. Interest on the Senior Notes is payable semi-annually. The Senior Discount Notes begin accruing cash interest on April 15, 2005, with the first semi-annual interest payment due October 15, 2005. At September 30, 2002, the effective interest rates on the Senior Notes and Senior Discount Notes were 15.8% and 16.3% per annum, respectively. Each Senior Discount Note has an initial accreted value of $486.68 and a principal amount at maturity of $1,000. Leap may redeem any of the notes beginning April 15, 2005. The initial redemption price of the Senior Notes is 106.25% of their principal amount plus accrued interest. The initial redemption price of the Senior Discount Notes is 107.25% of their principal amount at maturity plus accrued interest. In addition, before April 15, 2003, Leap may redeem up to 35% of both the Senior Notes and the Senior Discount Notes using proceeds from certain qualified equity offerings at 112.5% of their principal amount and 114.5% of their accreted value, respectively. The notes are guaranteed by Cricket Communications Holdings, Inc., Backwire.com Inc. and Telephone Entertainment Network, Inc. The terms of the notes include covenants that restrict Leap’s ability to, among other things, incur additional indebtedness, create liens, pay dividends, make investments, sell assets, issue or sell stock of some of Leap’s subsidiaries, and effect a consolidation or merger. These limitations are subject to a number of important qualifications and exceptions contained in the indenture.

      Upon the occurrence of events constituting a change in control of Leap, holders of the Senior Notes and Senior Discount Notes have the right to require Leap to repurchase all or part of the notes for cash at an aggregate purchase price of 101% of the principal amount of the Senior Notes or the accreted value of the Senior Discount Notes to be repurchased, as applicable, plus accrued and unpaid interest thereon. In addition, in some cases if Leap sells assets and does not use the net proceeds of the sale either to retire senior debt or to reinvest in other assets that are used in the business of Leap and its subsidiaries, Leap must offer to repurchase the notes at a purchase price equal to 100% of the principal amount of the Senior Notes or accreted value of the Senior Discount Notes, plus accrued and unpaid interest thereon.

      Events of default under the notes include, among others, Leap’s failure to make payments under the notes and certain other debt when due, Leap’s failure to comply with covenants or other provisions of the indenture, an event of default occurs in respect of more than $5.0 million of other indebtedness of Leap or its subsidiaries that results in the acceleration of that indebtedness before its maturity, or bankruptcy or insolvency of Leap or some of its subsidiaries. In the case of an event of default arising from bankruptcy or insolvency, all outstanding notes would become immediately due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the Senior Notes or the holders of at least 25% of the aggregate principal amount at maturity of the Senior Discount Notes may declare the Senior Notes or the Senior Discount Notes, as the case may be, to be immediately due and payable.

      The terms and conditions of the notes are more fully described in the indenture for the notes, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Vendor Financing

      Cricket has entered into purchase agreements and senior secured credit facilities with each of Lucent, Nortel and Ericsson for the purchase of network infrastructure products and services and the financing of these purchases plus interest expense and other costs and origination and commitment fees related to the credit facilities. At September 30, 2002, Cricket had $1,511.6 million outstanding under the senior secured vendor credit agreements and $77.3 million in amounts payable to Lucent, Nortel and Ericsson for the purchase of equipment and services. Cricket is currently in default under each of the vendor credit facilities. These defaults could have a material adverse effect on Leap, Cricket and the Cricket business. See “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business.” Leap and Cricket are currently in discussions with the respective creditors of Leap and Cricket regarding restructuring Leap’s and Cricket’s significant outstanding indebtedness. Leap and Cricket may not be successful in these efforts. See “Rick Factors — Leap and Cricket Have Commenced

Restructuring Discussions with Their Respective Lenders, and a Restructuring Is Likely to Have a Material Adverse Impact on the Value of Interests in Leap.”

      These and other existing events of default provide the credit facility lenders with various rights under their credit agreements and related security agreements, including the right:

•	to terminate the commitments under those agreements;

•	to declare the existing loans to be immediately due and payable; and

•	to foreclose on the collateral pledged to secure the outstanding loans, which includes all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.).

In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent and Nortel have terminated their commitments under their credit agreements with Cricket, and at the request of Ericsson, Cricket reduced the commitment under the Ericsson credit agreement to approximately $33 million as of September 30, 2002. To date, the secured vendor facility lenders have not exercised any other material creditors’ remedies under the vendor credit agreements. If they choose to exercise these rights in the future, Leap and Cricket would likely seek the protection afforded by Chapter 11 of the federal bankruptcy laws and that exercise would have a material adverse effect on both Leap’s and Cricket’s business. Cricket’s default on its vendor credit facilities and our need to restructure our indebtedness and our potential need to seek protection under the federal bankruptcy laws raise substantial doubt about our ability to continue as a going concern.

      Lenders under Cricket’s vendor financing facilities have agreed to share collateral and limit total loans secured thereunder to $1,845.0 million. The obligations under the credit agreements are secured by a pledge of all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.). Borrowings under each of the credit facilities accrue interest at a rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA, as defined in the credit agreements. If an event of default has occurred and is continuing, the administrative agent under a credit agreement, at the request of the lenders under the agreement, may restrict Cricket’s ability to choose LIBOR interest rates for outstanding borrowings. Any amount that is not paid when due under a vendor credit agreement will bear interest after the due date at the rate then applicable to base rate loans plus 2%. The vendor financing facilities provide that principal payments under the credit agreements are scheduled to begin in December 2002 for Lucent and in December 2003 for Nortel and Ericsson, with a final maturity in June 2007 for Lucent and in September 2008 for Nortel and Ericsson. Repayment of principal is required in 20 quarterly payments, with the annual principal repayments totaling 10%, 15%, 20%, 25% and 30% of the principal outstanding at the end of the availability period, respectively, during the first through fifth years following the end of the scheduled availability period. Borrowings under the vendor credit agreements at September 30, 2002 had a weighted-average effective interest rate of 7.3% per annum. The credit agreements require that Cricket maintain hedging agreements so that 50% of the long-term indebtedness of Cricket either bears interest at a fixed rate or is covered by the hedging agreements. As of September 30, 2002, premiums paid for hedging agreements have not been significant.

      Fees payable by Cricket under the vendor credit agreements include (i) commitment fees of 0.75% to 1.25% per annum on the unused commitments under the facilities, with the rate applicable to each facility based on the total borrowings under that facility, and (ii) origination fees totaling $49.8 million. The origination fees are payable from time to time when a vendor assigns loans or commitments to a third party, when the commitment is reduced to an amount less than the origination fee payable under the facility, and certain other circumstances, but not later than November 2002 for Lucent, November 2003 for Nortel and December 2003 for Ericsson. At September 30, 2002, origination fees totaling $49.8 were accrued, of which $10.0 million had been paid through borrowings under the vendor credit facilities. Commitment fees are recorded as interest expense. The debt discount that results from the origination fees is recorded as a direct reduction of the vendor debt and amortized as interest expense over the terms of the respective credit agreements using the effective interest method.

      Each of the credit agreements contain various covenants and conditions, including minimum levels of customers and covered potential customers that must increase over time, minimum revenues, minimum EBITDA, limits on annual capital expenditures, dividend restrictions (other than the Nortel agreement) and other financial ratio tests. Cricket is currently in default under the vendor credit agreements. We cannot assure you that adverse results in Cricket’s business or other factors will not result in a failure to meet its financial or operating covenants in the future.

      Under the vendor credit agreements, Cricket’s outstanding borrowings may be accelerated before maturity upon the occurrence of certain events of default. Cricket is currently in default under the vendor credit agreements, and its outstanding borrowings may be accelerated at the discretion of the required lenders. See “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business.”

      These covenants, conditions and events of default are more fully described in the credit agreements, as amended, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Qualcomm Term Loan

      In January 2001, Leap entered into a secured loan agreement with Qualcomm under which Qualcomm agreed to loan Leap approximately $125.3 million to finance Leap’s acquisition of wireless licenses in Auction 35. Leap does not expect to be able to satisfy the conditions precedent to draw under this facility or to draw on this loan even if the sale of licenses pursuant to Auction 35 is completed on its regular terms.

Debt Obligations to the FCC and Note Payable

      The Cricket Companies have assumed $94.8 million ($85.9 million, net of discount) in debt obligations to the FCC and a third party as part of the purchase price for wireless licenses. The terms of the notes include interest rates ranging from 6.25% to 9.75% per annum and quarterly principal and interest payments until maturity through July 2007. The notes were discounted using management’s best estimate of the prevailing market interest rate at the time of purchase of the wireless licenses ranging from 9.75% to 10.75% per annum. In April 2002, Cricket completed the exchange of certain wireless licenses with a third party. Pursuant to the agreement, the third party assumed Cricket’s FCC debt totaling $8.4 million related to certain of the wireless licenses Cricket provided in the exchange. In consideration for the third party’s assumption of the FCC debt, Cricket provided to the third party a note payable totaling $8.4 million, which is secured by certain of Cricket’s wireless licenses. The terms of Cricket’s note payable are parallel to the payment terms under the assumed FCC debt. At September 30, 2002, the weighted-average effective interest rate for Cricket’s debt obligations to the FCC was 9.9% per annum.

Operating Activities

      We used $170.8 million in cash for operating activities during the nine months ended September 30, 2002 compared to $239.9 million in the corresponding period of the prior year. The decrease was primarily attributable to a greater portion of our net loss consisting of non-cash depreciation and amortization and interest expense and a net decrease in working capital compared to the corresponding period of the prior year. In February 2002, we completed the launch of the final market in our 40 Market Plan.

      We used $310.4 million in cash for operating activities during the year ended December 31, 2001 compared to $81.4 million in the corresponding period of the prior year. The increase was primarily attributable to increased operating expenses associated with the development and launch of network service in additional markets and adding new customers.

      We used $81.4 million in cash for operating activities during the year ended December 31, 2000 compared to $52.2 million in the corresponding period of the prior year. The increase was primarily attributable to the increase in operating expenses associated with the launch of network service in additional markets in the U.S. We used $31.6 million in cash for operating activities during the four month period ended December 31, 1999, compared to $13.5 million in the corresponding period of the prior year. The increase was primarily attributable to our net loss, as well as the effect of the full consolidation of Smartcom. Cash used in operating activities in the year ended August 31, 1999 included $8.5 million attributable to the consolidation of Smartcom during the fourth quarter.

Investing Activities

      Cash used in investing activities was $26.7 million during the nine months ended September 30, 2002 compared to $111.1 million in the corresponding period of the prior year. Investing activities during the nine months ended September 30, 2002 consisted primarily of the sale and maturity of investments of $214.8 million, offset by the purchase of investments of $250.7 million, the partial refund of our deposit for Auction 35 of $74.2 million, $22.2 million of partial proceeds from the sale of Pegaso and the purchase of property and equipment primarily for the improvement of the coverage and capacity of our existing networks of $87.4 million. Investing activities during the nine months ended September 30, 2001 consisted primarily of $108.1 million in proceeds from the sale and repayment of notes receivable from the sale of Smartcom, the sale and maturity of investments of $275.9 million and restricted investments, net of $12.7 million, offset by the purchase of investments of $117.2 million, the purchase of property and equipment primarily for the continued build out of our networks of $132.8 million, the purchase of wireless licenses of $230.9 million and loans to Pegaso of $20.5 million.

      Cash used in investing activities during the year ended December 31, 2001 was $85.5 million and consisted primarily of $108.1 million in proceeds from the sale and repayment of notes receivable from the sale of Smartcom, $142.2 million in net proceeds from the sale of wireless licenses and $347.2 million from the sale and maturity of investments and restricted investments, offset by the purchase of investments of $198.7 million, equipment purchases for the continued buildout of our wireless networks of $214.3 million, the purchase of wireless licenses of $243.0 million and the purchase of convertible subordinated promissory notes from Pegaso of $20.5 million.

      Cash used in investing activities during the year ended December 31, 2000 was $310.6 million and consisted primarily of $44.9 million of net restricted cash equivalents and investments, which have been pledged to provide for the payment of the first seven scheduled interest payments on the senior notes payable through April 2003, the net purchase of investments of $204.4 million, the purchase of wireless licenses totaling $179.2 million, capital expenditures of $72.2 million, and loans to unconsolidated wireless operating companies of $18.5 million, offset by $210.1 million of net proceeds from the sale of Smartcom and $4.3 million of proceeds from the liquidation of our Russian investee companies. Investing activities in the corresponding prior year consisted primarily of loans and advances of $40.4 to our operating companies, the acquisition of the remaining 50% interest in Smartcom for $26.9 million (net of cash acquired), and the purchase of wireless licenses totaling $19.0 million, offset by $16.0 million of proceeds received from the liquidation of our Russian investee companies.

      Cash used in investing activities was $27.8 million during the four month period ended December 31, 1999, compared to $90.2 million in the corresponding period of the prior year. Investments during the four month period ended December 31, 1999 consisted primarily of $20.5 million held as restricted cash to secure a Smartcom line of credit and capital expenditures, primarily by Smartcom, of $4.6 million. Investments in the corresponding period of the prior year consisted primarily of a $60.7 million capital contribution to Pegaso and loans and advances of $26.1 million to our operating companies.

      Cash used in investing activities was $158.3 million in the year ended August 31, 1999, consisting of $124.5 million of investments in and loans to our unconsolidated operating companies (of which $71.4 million was made before we began to operate as an independent company), $28.0 million for our acquisition of the remaining shares of Smartcom, and $18.7 million for U.S. license acquisitions. Cash used in investing activities was partially offset by $16.0 million provided from the sale of our OzPhone subsidiary.

Financing Activities

      Cash provided by financing activities during the nine months ended September 30, 2002 was $10.7 million and consisted of cash proceeds from Cricket’s vendor loan facilities of $35.9 million for the purchase of property and equipment and $0.4 million in proceeds from Leap’s issuance of common stock, partially offset by repayments of notes payable and long-term debt of $19.7 million and $5.9 million in debt financing costs related to the March 2002 amendments to Cricket’s vendor loan facilities. Cash provided by financing activities in the corresponding period of the prior year was $312.4 million, and consisted primarily of $170.0 million in proceeds from the sale of common stock, primarily from Leap’s May 2001 underwritten public offering and under Leap’s stock purchase agreement with Acqua Wellington, in addition to cash proceeds under Cricket’s vendor loan facilities for the purchase of property and equipment and wireless licenses of $191.8 million, offset by repayments of notes payable and long-term debt of $49.4 million.

      Cash provided by financing activities during the year ended December 31, 2001 was $300.0 million and consisted of $171.3 million in net proceeds from the sale of common stock, primarily from Leap’s May 2001 underwritten public offering and under Leap’s common stock purchase agreement with Acqua Wellington, in addition to cash proceeds from loans under Cricket’s vendor loan facilities for the purchase of equipment and wireless licenses of $217.1 million, partially offset by repayments of notes payable and long-term debt of $88.4 million.

      Cash provided by financing activities during the year ended December 31, 2000 was $701.3 million and consisted primarily of proceeds from Leap’s public equity offering and units offering and loans from equipment vendors and banks totaling $964.8 million, offset by repayment of Leap’s credit agreements with Qualcomm and banks totaling $248.2 million and payment of debt financing costs of $15.2 million. Cash provided by financing activities in the prior year ended December 31, 1999 was $161.2 million, primarily from borrowings under Leap’s credit agreement with Qualcomm.

      Cash provided by financing activities during the four month period ended December 31, 1999 consisted primarily of proceeds from Leap’s borrowings under the credit agreement with Qualcomm of $63.4 million. Cash provided by financing activities in the corresponding period of the prior year was $118.7 million, representing $95.3 million of funding from Qualcomm for Leap’s operating and investing activities before the distribution of Leap common stock to Qualcomm’s stockholders in September 1998, and $23.3 million of borrowings under the Qualcomm credit agreement. Cash provided by financing activities during the year ended August 31, 1999 amounted to $216.5 million, representing $95.3 million of funding from Qualcomm for Leap’s operating and investing activities before the distribution of Leap common stock to Qualcomm’s stockholders in September 1998 and $111.1 million of net borrowings under the credit agreement with Qualcomm after the distribution.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Interest Rate Risk. Our exposure to market risk for changes in interest rates relates primarily to our variable rate long-term debt obligations. The general level of U.S. interest rates and/or LIBOR affect the interest expense that we recognize on our variable rate long-term debt obligations. As of September 30, 2002, the principal amounts of our variable rate long-term debt obligations amounted to approximately $1,553.7 million. An increase of 10% in interest rates would increase our interest expense for the next 12 months by approximately $11.3 million. This hypothetical amount is only suggestive of the effect of changes in interest rates on our results of operations for the next 12 months.

      Hedging Policy. As required by our vendor loan agreements, Leap will maintain hedging agreements which fix or limit the interest cost to Cricket and the Leap subsidiaries that guarantee the vendor loans (other than Cricket Communications Holdings, Inc.) to a portion of their long-term indebtedness sufficient to cause 50% of their consolidated long-term indebtedness to be comprised of a combination of (a) indebtedness bearing interest at a fixed rate and (b) indebtedness covered by the hedging agreements. These agreements are accounted for at fair value and marked to fair value at each period end. To date, changes in the fair value of these agreements have not been significant. In addition, Leap does not engage in hedging activities against foreign currency exchange rate or interest rate risks.

BUSINESS

      When used in this prospectus, the words “we,” “our,” “ours” and “us” refer to Leap Wireless International, Inc. and, unless the context otherwise requires, its consolidated subsidiaries, and not to the selling security holder. Leap refers to Leap Wireless International, Inc. Cricket Communications, Inc. is Leap’s subsidiary that operates the Cricket business and is referred to as “Cricket.” Cricket and the subsidiaries of Cricket and Leap that hold assets that are used in the Cricket business or that hold assets pledged as security under Cricket’s vendor credit facilities are collectively referred to as the “Cricket Companies.” Unless otherwise specified, information relating to population and potential customers, or POPs, is based on 2002 population estimates provided by Claritas Inc.

Overview

      Leap and the Cricket Companies are highly leveraged. At September 30, 2002, we had consolidated debt totaling $2,159.8 million, including $1,511.6 million of debt under Cricket’s senior secured vendor credit facilities. Each of the Cricket Companies is a borrower or guarantor under the senior secured vendor credit facilities of Cricket, and Cricket is currently in default under the vendor credit facilities because it has failed to pay interest and has failed to comply with other covenants under those facilities. Cricket’s obligations under the vendor credit facilities are secured by a pledge of all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.). We have retained UBS Warburg to assist in exploring a restructuring of the significant outstanding indebtedness of Leap and Cricket and to assist in obtaining new sources of financing for the Cricket Companies. Leap and Cricket have begun restructuring discussions with informal committees of their respective creditors.

      Leap conducts operations through its subsidiaries. Leap has no independent operations or sources of operating revenue other than through dividends, if any, from its operating subsidiaries. The Cricket Companies operate together as a wireless communications carrier that provides innovative, affordable, simple wireless services designed to accelerate the transformation of wireless service into a mass consumer product. The Cricket Companies generally seek to address a much broader population segment than traditional wireless providers have addressed to date. In the U.S., we are offering wireless service under the brand “Cricket®.” Our innovative Cricket strategy is designed to extend the benefits of mobility to the mass market by offering wireless service that is as simple to use and understand as, and is a competitive mobile alternative to, traditional landline service. In each of its markets, Cricket is deploying 100% digital, Code Division Multiple Access, or CDMA, networks that we believe provide higher capacity and more efficient deployment of capital than competing technologies. CDMA technology, when combined with our efforts to streamline operation and distribution, allows Cricket to be a low-cost provider of wireless services in each of its markets.

      Cricket service allows customers to make and receive virtually unlimited calls within a local calling area for a flat monthly rate. Cricket customers can also make long distance calls on a per-minute basis or as part of a packaged offering. Through September 2002, Cricket customers paid in advance for each month’s service from a simple, straightforward bill. Commencing in October 2002, we no longer include a first month of service with the handset purchase and new Cricket customers pay for their service in arrears. Because we recognize revenues for customers who pay in arrears only when received, we do not record a reserve for bad debt for service revenues. The simplicity of the Cricket service allows Cricket to sustain lower operating costs per customer compared to traditional wireless providers. Cricket’s networks are designed and built to provide coverage in the local calling area where our target customers live, work and play. As a result, we believe that Cricket’s per minute network operating costs are the lowest, or among the lowest, incurred by traditional wireless providers.

      We continue to focus on enhancing our Cricket service with new products and services designed to meet the needs of our growing customer base. We have expanded our competitively priced long distance offers by introducing Canadian long distance. We have also introduced Spanish language marketing and advertising campaigns, Spanish directory assistance and Spanish language billing as part of our ongoing focus on the growing Hispanic market. In June and July 2002, we launched unlimited inter-carrier text messaging in all 40 of our markets. In August 2002, we launched a new service named “Cricket Talk” that bundles certain features, a number of long distance minutes and virtually unlimited local service for a fixed monthly fee to more effectively compete with other telecommunications providers. Since its launch, Cricket Talk has represented a significant portion of our gross customer additions.

      Under a license from Leap, Chase Telecommunications, a company that we acquired in March 2000, introduced the Cricket service in Chattanooga, Tennessee in March 1999. As of September 30, 2002, Cricket offered service in 40 markets covering a total population of approximately 25.4 million potential customers. These markets are located in 48 “basic trading areas,” or “BTAs,” and make up all of the markets that we refer to as our “40 Market Plan.” As of September 30, 2002, Cricket had approximately 1,497,000 customers in its markets across the U.S. Through September 30, 2002, we had incurred approximately $1,450.6 million of capital expenditures for our Cricket business. As of September 30, 2002, we had acquired wireless licenses covering approximately 53.5 million potential customers in 33 states. In addition, Leap was the winning bidder for 22 wireless licenses with an aggregate purchase price of $350.1 million, covering approximately 24.1 million potential customers, in an FCC auction that was completed in January 2001, referred to as Auction 35. Leap currently does not have sufficient cash available to purchase these licenses. NextWave Telecom Inc., the original holder of these licenses, is a party to litigation against the federal government challenging the validity of the auction and has prevailed on some of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to us of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. The FCC has offered bidders in Auction 35 the option to receive a refund of their funds currently on deposit with the FCC relating to Auction 35 and to elect not to purchase these licenses without incurring a financial penalty. We currently expect to withdraw from the commitment to purchase the licenses on which we were the successful bidder in Auction 35.

      In August 2002, Leap paid a purchase price adjustment to MCG PCS, Inc., as ordered by an arbitrator, in connection with acquisitions of wireless licenses in Buffalo and Syracuse by issuing approximately 21 million shares of its common stock. The issuance of these shares constituted an event of default under Cricket’s vendor credit facilities. After issuance of these shares, the lenders under Cricket’s vendor credit facilities ceased funding new loan requests, including requests to fund interest payments that previously had been financed through draws under the credit facilities. In early September 2002, Cricket chose not to make interest payments that were due on the loans under these facilities, which constituted an additional event of default under the vendor credit facilities. While Cricket subsequently paid approximately $1.9 million of interest and fees due under its vendor credit facilities, Cricket remains in default under the facilities. These and other existing events of default provide the credit facility lenders with various rights under their credit agreements and related security agreements, including the right:

•	to terminate the commitments under those agreements;

•	to declare the existing loans to be immediately due and payable; and

•	to foreclose on the collateral pledged to secure the outstanding loans, which includes all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings, Inc.).

In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent Technologies Inc. and Nortel Networks Inc. have terminated their commitments under their credit agreements with Cricket. At the request of Ericsson Credit AB, Cricket reduced the commitment under the Ericsson credit agreement to approximately $33 million as of September 30, 2002. To date, the secured vendor facility lenders have not exercised any other material creditors’ remedies under the vendor credit agreements. However, if they choose to exercise these rights in the future, Leap and Cricket would likely seek the protection afforded by Chapter 11 of the federal bankruptcy laws and that exercise would have a material adverse effect on both Leap’s and Cricket’s business. Cricket’s default on its vendor credit facilities and our need to restructure our indebtedness and our potential need to seek protection under the federal bankruptcy laws raise substantial doubt about our ability to continue as a going concern. There is also substantial risk that the stock of the Cricket Companies has no value to Leap and that there would likely be no assets available for distribution to the stockholders of Leap if the obligations under Leap’s senior notes and senior discount notes were to be accelerated. However, we believe that the value of the Cricket Companies’ business is higher than the value of the Cricket Companies’ assets in liquidation. We currently expect to restructure Cricket’s indebtedness and capital structure in a manner that would allow the Cricket Companies to emerge from the restructuring with significantly reduced indebtedness and the ability to continue as a stronger business offering high quality, affordable wireless service to customers and good opportunities for its employees. No restructuring agreement has been reached, however, and we cannot assure you that a restructuring agreement will be reached on terms that are acceptable to all of the parties involved, or at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” and “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business” and “— Leap and Cricket Have Commenced Restructuring Discussions with Their Respective Lenders, and a Restructuring Is Likely to Have a Material Adverse Impact on the Value of Interests in Leap.”

      Leap received a Nasdaq Staff determination indicating that its common stock is to be de-listed from the Nasdaq National Market because Leap did not obtain stockholder approval before issuing 21,020,431 shares of common stock to MCG, Leap’s common stock has traded below $1.00 per share for at least 30 consecutive trading days and other factors cited by the Nasdaq Staff in its de-listing determination letter. Leap requested an oral hearing to appeal the Nasdaq Staff’s determination. As a result, Nasdaq stayed the de-listing pending the outcome of the hearing. The hearing was held on November 14, 2002. Leap is awaiting the Nasdaq hearing panel’s decision. See “Risk Factors — Leap Received a Nasdaq Staff Determination Indicating that Its Common Stock Is To Be De-Listed from the Nasdaq National Market.”

      In September 2002, Leap completed the sale of its 20.1% interest in Pegaso Telecomunicaciones, S.A. de C.V., a company providing wireless service in Mexico, to Telefónica Móviles, S.A. At the closing, Leap received cash proceeds of approximately $22.2 million for the sale of its shares and, in October 2002, also received approximately $15.8 million of additional cash from a loan repayment related to the sale.

Business Strategy

      Our business strategy is to bring innovative wireless communications products and services to markets with strong growth potential. Key elements of this strategy include:

•	Enhancing the Mass Market Appeal of Wireless Service. We are working to remove the price and complexity barriers that we believe have prevented many potential customers from using wireless service. We believe that large segments of the population do not use wireless service because they view wireless service as an expensive luxury item, believe they cannot control the cost of service, or find existing service plans too confusing. Our service plans are designed to offer appealing value in simple formats that customers can understand and for which they can budget.

•	Offering an Appealing Value Proposition. We strive to provide service offerings that combine high quality and advanced features with simplicity and attractive pricing to create a “high value/reasonable price” proposition and broaden the market for wireless services. In the U.S., we offer Cricket service at a flat rate, that is a competitive alternative to traditional landline service.

•	Controlling and Minimizing Costs. To become one of the lowest-cost providers in the wireless industry, we are designing high-quality networks to minimize our capital costs and streamlining marketing, distribution and back-office procedures.

•	Leveraging CDMA Technology. We are deploying state-of-the-art CDMA networks that are designed to provide higher capacity at a lower capital cost which can be easily upgraded to support enhanced capacity. We believe this enables us to operate superior networks that support rapid customer growth and high usage. In addition, we believe our CDMA networks will provide a better platform to expand into data and other wireless services based on advances in second and third generation digital technology in the future.

U.S. Business

Cricket

      General. In the U.S., our business strategy is different from existing models used by typical cellular or PCS wireless providers. Most of these providers offer consumers a complex array of rate plans that include additional charges for minutes above a set maximum, as well as fees for roaming, that may result in monthly service charges that are higher than expected. Approximately 50% of the U.S. population currently does not subscribe to wireless service, and we believe that many of these potential customers perceive wireless service as too expensive and complicated. The Cricket service is based on our vision that the mass market wants wireless service to be predictable, affordable and as simple to understand and use as traditional landline telephone service, but with the benefits of mobility.

      We have designed the Cricket service to appeal to consumers who make the majority of their calls from within the local areas in which they live, work and play. The Cricket service allows customers to make and receive virtually unlimited calls within a local calling area for an affordable, flat monthly rate that is a competitive mobile alternative to traditional landline service. Through September 2002, Cricket customers paid in advance each month’s service from a simple, straightforward bill. Commencing in October 2002, we no longer include a first month of service with the handset purchase and new Cricket customers pay for their service in arrears. Because we recognize revenues for customers who pay in arrears only when received, we do not record a reserve for bad debt for service revenues. In addition to local calling, directory assistance calls and long distance minutes can be purchased in advance and direct dialed without the use of a special code or card or can be purchased as part of a packaged offering.

      We expect Cricket’s simple pricing to attract customers who have been apprehensive about the more complicated and unpredictable pricing plans offered by traditional wireless providers. The simplicity of the Cricket service also allows us to reduce costs by eliminating costly features of wireless services, including expansive geographic coverage and roaming, that our target customers are likely to use infrequently. We are therefore able to offer our customers a high quality mobile service at an affordable price.

      We continue to focus on enhancing our Cricket service with new products and services designed to meet the needs of our growing customer base. We have expanded our competitively priced long distance offers by introducing Canadian long distance. We have also introduced Spanish language marketing and advertising campaigns, Spanish directory assistance and Spanish language billing as part of our ongoing focus on the growing Hispanic market. In June and July 2002, we launched unlimited inter-carrier text messaging in all 40 of our markets. In August 2002, we launched a new service named “Cricket Talk” that bundles certain features, a number of long distance minutes and virtually unlimited local service for a fixed monthly fee to more effectively compete with other telecommunications providers. Since its launch, Cricket Talk has represented a significant portion of our gross customer additions.

      Strategy. We believe that the Cricket service offering will help transform wireless phone service from a luxury product into a mass consumer product. The Cricket strategy is to provide digital wireless service to the mass market with a simple, easy to understand approach. As a part of the Cricket strategy, we intend to:

•	attract new customers more quickly than traditional wireless providers that offer complex pricing plans with peak/off-peak rates, roaming charges and expensive “extra” minutes;

•	maintain lower customer acquisition costs by offering simple service plans with a limited choice of handsets, and by distributing our product through company stores and multiple third-party retail stores where the mass market shops;

•	sustain lower operating costs per customer compared to traditional wireless providers through reduced network operation costs, streamlined billing procedures, lower customer care expenses, lower credit investigation costs and reduced bad debt; and

•	deploy our capital more efficiently by building our networks to cover only the urban and suburban areas of our markets where most of our potential customers live, work and play, while avoiding rural areas and corridors between distant markets.

      Market Opportunity. Wireless penetration was approximately 50% in the U.S. at the end of September 2002. Traditional wireless companies have generally focused their U.S. marketing on highly mobile customers, including business users, who are likely to generate the highest revenues. Their customers are typically offered multiple service plans with prices based on the customer’s minutes of use during the billing period. Leap believes that the numerous plans offered by wireless companies have tended to confuse many potential customers. Market research indicates that many people are interested in a wireless product but are concerned about the cost, complexity and unpredictability of traditional wireless pricing plans.

      Sales and Distribution. We differentiate the Cricket service concept and expect to continue to increase our market share through promoting a simplified buying process and focusing marketing efforts on potential customers in the communities covered by our local wireless networks. The Cricket approach is to rapidly penetrate our target markets while minimizing our sales and marketing expenses, primarily by keeping the customer’s purchase decision simple, thus minimizing the need for sales agent commissions and associated residuals.

      The Cricket service and wireless handsets are sold through three main channels:

•	Cricket retail stores in high-traffic locations and Cricket kiosks located in major shopping malls;

•	the local stores of national retail chains; and

•	independent third-party dealers who are well positioned through their principal lines of business to reach our target potential customers, including furniture and appliance retailers and rental companies, convenience stores and other local service businesses.

      The Cricket service plan is designed so that a potential customer can make a purchase decision with little or no sales assistance. Customers can read about the Cricket service on the retail package for our wireless handsets and learn virtually all they need to know about the service without consulting a complicated plan summary or a specialized sales person. We simplify the customer’s decision process by limiting the number of Cricket handset models available. We believe the sales costs for the Cricket service are lower than traditional wireless providers because of this streamlined sales approach.

      We currently offer handsets in a limited number of price points. We expect to continue to charge customers a partially subsidized price for handsets to ensure that they have made an investment in the equipment related to our wireless service and provide a moderate economic incentive to maintain the Cricket service rather than switching to the services of a competitor.

      We combine mass marketing strategies and tactics to build awareness of the Cricket service concept and brand name within the communities we service. Because the Cricket service is offered in distinct “island” markets, we advertise in local publications, on local radio stations and in local spot television commercials. In addition to local advertising efforts, we maintain an informational Web site for the Cricket service. We currently sell our products and services over the Internet, and some third-party Internet retailers also sell the Cricket service over the Internet.

      Network and Operations. The Cricket service is based on providing customers with levels of usage equivalent to landline and at prices substantially lower than most of our wireless competitors for similar usage. We believe our success depends on designing and operating our networks to provide high, concentrated capacity with good in-building coverage rather than the broad, geographically dispersed coverage provided by traditional wireless carriers. Our current and planned Cricket networks are in local population centers of self-contained communities where we believe roaming is not an important component of service for our target customers. Unlike traditional wireless providers who build comprehensive networks to permit full-roaming by their customers, we believe that we can deploy our capital more efficiently by tailoring our networks only to our target population centers and omitting underused roaming sites between those population centers.

      We also seek to maintain lower operating costs through simplified billing. Our simple, straight-forward bills show the monthly flat rate without any per-call itemization. This simple format is expected to result in fewer billing inquiries to our customer service center. Fewer calls to our customer service center should, in turn, result in reduced customer service expenses compared to more traditional wireless providers. We also maintain low operating costs by outsourcing our customer service center to third-party call centers. By centralizing customer service in a few locations, we are able to streamline our customer care operations and gain economies of scale while maximizing customer service availability.

      The appeal of our service in any given market is not dependent on the Cricket service having ubiquitous coverage in the rest of the country or region surrounding the market. Because our business model is scalable, we can launch our networks on a market-by-market basis.

      Cricket Communications, Inc. has entered into infrastructure equipment purchase agreements with Lucent, Nortel and Ericsson to lead the overall buildout of our Cricket networks for the 40 Market Plan. However, Cricket has not paid amounts it owes to Lucent, Nortel and Ericsson under its respective equipment purchase agreements with these suppliers, Cricket’s purchase agreement with Lucent now requires that Cricket pay for purchases in advance, and Nortel and Ericsson have indicated to Cricket that they require similar payment terms. Further, as a result of events of default and terminations of commitments, Cricket is no longer able to borrow under its vendor credit agreements to pay for purchases of equipment and services, and Cricket may not have cash available for purchases from these vendors that are necessary to improve the coverage and capacity of its existing networks. See “Risk Factors — We May Experience Difficulties in Expanding and Operating Our Telecommunications Networks.” Under the terms of the agreements, Cricket has contracted most site acquisition activities and other services associated with site development to third parties, including but not limited to these vendors. To the extent the vendors have been contracted to perform these services, they have subcontracted many of these services to a number of different suppliers. In connection with Cricket’s purchase of equipment and services from Lucent, Nortel and Ericsson, these vendors previously agreed to provide financing for the equipment and services they provide and for other related expenses. At September 30, 2002, Cricket had $1,511.6 million of debt under its senior secured vendor credit agreements, and $77.3 million payable to Lucent, Nortel and Ericsson for the purchase of equipment and services. Borrowings under the vendor credit agreements at September 30, 2002 had a weighted-average interest rate of 7.3% per annum. Cricket is currently in default under the vendor credit agreements. These agreements are described elsewhere in this prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facilities and Other Financing Arrangements.” See also, “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business.”

      Wireless Licenses. The following table shows the wireless licenses that we owned as of September 30, 2002, which cover approximately 53.5 million potential customers:

Market	Population(1)	MHz

Anchorage, AK	467,422	30
Birmingham, AL	1,338,096	15
Tuscaloosa, AL	258,085	15
Fayetteville, AR(2)	340,740	30
Fort Smith, AR(2)	333,623	30
Hot Springs, AR(2)	142,209	15
Jonesboro, AR(2)	184,285	10
Little Rock, AR(2)	979,869	25
Pine Buff, AR(2)	155,312	20
Russellville, AR	100,881	15
Nogales, AZ	39,695	20
Phoenix, AZ(2)	3,622,225	10
Tucson, AZ(2)	870,435	15
Merced, CA(2)	232,925	15
Modesto, CA(2)	513,881	15

Market	Population(1)	MHz

Redding, CA(3)	280,109	15
Visalia, CA(2)	509,867	15
Denver/ Boulder, CO(2)	2,808,808	10
Ft. Collins, CO(2)	261,360	10
Greeley, CO(2)	188,382	10
Pueblo, CO(2)(3)	319,522	30
Lakeland, FL	495,740	10
Albany, GA	360,228	15
Columbus, GA(2)	367,939	30
Macon, GA(2)	674,123	30
Boise, ID(2)(3)	609,200	30
Idaho Falls, ID(3)(4)	227,941	30
Lewiston, ID(3)	125,512	30
Twin Falls, ID(3)(4)	166,241	30
Peoria, IL	462,956	15
Evansville, IN	525,972	10
Ft. Wayne, IN	725,696	10
Coffeyville, KS	61,192	15
Pittsburg, KS(6)	96,624	30
Wichita, KS(2)	664,523	30
Owensboro, KY	165,683	10
Adrian, MI	99,900	25
Battle Creek, MI(2)	242,434	25
Escanaba, MI(3)	47,595	10
Flint, MI(2)	508,715	10
Grand Rapids, MI	1,104,294	25
Houghton, MI(6)	47,318	10
Iron Mountain, MI(6)	45,824	10
Ironwood, MI(6)	31,852	20
Jackson, MI(2)	207,485	25
Kalamazoo, MI(2)	382,152	10
Lansing, MI	512,321	10
Marquette, MI(6)	74,077	10
Mount Pleasant, MI	139,616	10
Muskegon, MI	227,988	25
Saginaw-Bay City, MI	642,409	10
Sault Ste. Marie, MI(6)	56,763	20
Traverse City, MI	252,833	10
Bemidji, MN(3)	67,792	10
Brainerd, MN(3)	100,428	10
Duluth, MN	415,862	10
Jackson, MS	687,415	10
Vicksburg, MS	61,792	10
Bozeman, MT(3)	86,277	20
Charlotte/ Gastonia, NC(2)	2,139,136	10
Greensboro/ Winston-Salem/ High Point, NC(2)	1,485,806	10
Hickory, NC(2)	349,288	10
Fargo, ND	319,099	15

Market	Population(1)		MHz

Grand Forks, ND	202,277		15
Lincoln, NE(2)	352,539		15
Omaha, NE(2)	1,004,837		10
Albuquerque, NM(2)	853,280		15
Gallup, NM	147,508		15
Roswell, NM	82,349		15
Santa Fe, NM(2)	225,450		15
Reno, NV(2)	612,437		10
Buffalo, NY(2)	1,210,156		10
Plattsburgh, NY	119,353		10
Syracuse, NY(2)	779,144		15
Utica, NY	299,377		10
Watertown, NY	302,692		15
Dayton/ Springfield, OH(2)	1,221,241		10
Marion, OH	98,612		10
Sandusky, OH(2)	139,506		15
Steubenville, OH	130,317		10
Toledo, OH(2)	790,134		15
Tulsa, OK(2)	966,936		15
Eugene, OR(2)	328,965		10
Salem/ Corvallis, OR(2)(3)	541,410		35
Johnstown, PA	230,890		10
Pittsburgh/ Butler/ Uniontown/Washington/ Latrobe, PA(2)	2,464,811		10
Chattanooga, TN(2)	576,867		15
Clarksville, TN(2)	272,253		15
Knoxville, TN(2)	1,144,419		15
Memphis, TN(2)	1,579,375		15
Nashville/ Murfreesboro, TN(2)	1,811,753		15
Eagle Pass, TX	119,697		15
Lufkin, TX	164,791		10
Provo, UT(2)	392,981		15
Salt Lake City/ Ogden, UT(2)	1,677,325		15
Kennewick/ Pasco/ Richland, WA	198,099		15
Spokane, WA(2)	760,885		15
Yakima, WA	262,053		15
Appleton-Oshkosh, WI	460,186		10
Eau Claire, WI	197,655		10
La Crosse, WI-Winona, MN	324,039		10
Marinette, WI-Menominee, MI(6)	68,006		10
Stevens Point-Marshfield-Wisconsin Rapids, WI	216,597		20
Casper, WY(3)	147,826		30

Total	53,488,800	(5)

(1)	2002 market population estimates provided by Claritas Inc.

(2)	Designates wireless licenses or portions of wireless licenses in markets launched under our 40 Market Plan.

(3)	Designates wireless licenses covering a total of approximately 3.2 million potential customers that we have contracted to exchange and sell in several transactions for operating assets, cash and wireless licenses which cover a total of approximately 1.2 million potential customers in Rochester, New York. In these transactions, we have contracted to exchange only 15 MHz of our wireless licenses in the Boise, Idaho market and only 10 MHz of our wireless licenses in the markets of Pueblo, Colorado and Salem, Oregon.

(4)	Designates wireless licenses, covering a total of approximately 0.4 million potential customers, for which we have agreed to contribute a 15 MHz portion of each wireless license to a third party in exchange for an equity ownership interest in the third party.

(5)	In October 2002, we completed the transaction described in footnote (4) above. In exchange for the wireless licenses contributed, we obtained a 30% interest in a joint venture in Idaho. Upon the completion of the transaction described in footnote (3), we will own wireless licenses covering approximately 53.1 million potential customers.

(6)	Designates wireless licenses subject to an FCC buildout date which has expired without completion of the required buildout. These wireless licenses have no book value and are subject to forfeiture to the FCC.

      The following table shows the 22 wireless licenses with an aggregate purchase price of $350.1 million, covering approximately 24.1 million potential customers, for which Leap was the winning bidder in the FCC’s re-auction of C-Block and F-Block PCS spectrum that was completed in January 2001. These license grants are subject to the resolution of litigation between the FCC and NextWave Telecom, Inc. currently under appeal before the U.S. Supreme Court.

Market	Population(1)	MHz

New London, CT	371,663	10
Jacksonville, FL	1,393,491	10
Melbourne, FL	487,803	10
Columbus, IN	157,708	10
Indianapolis, IN	1,587,869	10
Lexington, KY	944,285	10
Louisville, KY	1,506,973	10
Worcester, MA	758,116	10
Asheville, NC	622,884	10
Las Cruces, NM	257,899	10
Albany, NY	1,051,302	10
Poughkeepsie, NY	465,818	10
Columbus, OH	1,724,081	10
Scranton, PA	670,983	10
Providence, RI	1,589,912	10
Austin, TX	1,389,366	10
Brownsville, TX	366,948	10
Bryan, TX	190,015	10
El Paso, TX	763,539	10
Houston, TX	5,192,779	10
McAllen, TX	652,974	10
San Antonio, TX	1,904,762	10

Total	24,051,170

(1)	2002 market population estimates provided by Claritas Inc.

      Leap’s Rights and Interests. Our wholly-owned subsidiary, Cricket Communications Holdings, Inc., owns Cricket Communications, which is the operating company that is implementing the Cricket strategy.

      On June 15, 2000, through a subsidiary merger, we acquired the 5.11% of Cricket Communications Holdings that we did not already own. These shares were owned by individuals and entities, including directors and employees of Leap and Cricket Communications Holdings. Under the terms of the merger, each issued and outstanding share of Cricket Communications Holdings common stock not held by Leap was converted into the right to receive 0.315 of a fully paid and nonassessable share of Leap common stock. As a result, an aggregate of 1,048,635 shares of Leap common stock were issued. We also assumed Chase Telecommunications Holdings’ warrant to purchase 1% of the common stock of Cricket Communications Holdings, which was converted into a warrant to acquire 202,566 shares of Leap common stock, at an aggregate exercise price of $1.0 million. The aggregate fair value of the shares issued and warrant assumed in excess of the carrying value of the minority interest was allocated to goodwill. In addition, we assumed all unexpired and unexercised Cricket Communications Holdings stock options outstanding at the time of the merger, whether vested or unvested, which upon conversion amounted to options to purchase 407,784 shares of Leap common stock.

      Capital Requirements and Projected Investments. We will require additional capital to develop and operate wireless networks in our existing 40 Market Plan, and if we decide to build networks beyond our existing 40 Market Plan, we would require substantial additional capital. The amount of financing that we will require for these efforts will vary depending on the number of these networks that are developed, including any markets covered by our future license acquisitions, and the speed at which we construct and launch these networks. For a more detailed description of our capital requirements and liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      Regulatory Environment. For a description of the extensive regulation governing our domestic business, see “— Government Regulation,” “Risk Factors — Our Failure to Remain Qualified to Hold C-Block and F-Block Licenses Could Have a Material Adverse Effect on Our Business and Our Financial Condition and Results of Operations,” “Risk Factors — We May Not Satisfy the Buildout Deadlines and Geographic Coverage Requirements Applicable to Our Licenses, Which May Result in the Revocation of Some of Our Licenses or the Imposition of Fines and/or Other Sanctions,” and “Risk Factors — Failure to Comply with Regulations or Adverse Regulatory Changes Could Impair Our Ability To Maintain Existing Licenses and Obtain New Licenses.”

International Investments

Pegaso

      Leap was a founding shareholder and made investments in and loans to Pegaso Telecomunicaciones, S.A. de C.V., a company providing wireless service in Mexico, totaling $120.5 million. As of June 30, 2002, we owned 20.1% of the outstanding capital stock of Pegaso. In the fourth quarter of fiscal 2001, Leap discontinued its use of the equity method of accounting for Pegaso and ceased recognizing its share of Pegaso’s losses because its investment in and loans to Pegaso had been reduced to zero on its books of account.

      In September 2002, Leap completed the sale of its 20.1% interest in Pegaso to Telefónica Móviles, S.A. At the closing, Leap received cash proceeds of approximately $22.2 million for the sale of its shares and, in October 2002, also received approximately $15.8 million of additional cash from a loan repayment related to the sale. In connection with the sale, Leap was released from its obligations under a $33 million guarantee to Qualcomm of Pegaso’s outstanding working capital loans from Qualcomm, by delivering to Qualcomm its rights under the warrants Leap acquired in connection with the guarantee. Pursuant to Cricket’s vendor credit facilities, Leap is obligated to set aside or contribute to the Cricket Companies approximately $25.8 million of the proceeds of the sale of Pegaso. Because of the financial condition and expected restructuring of Leap and Cricket, however, Leap did not make the set asides and contributions and instead retained the funds at Leap. Leap’s failure to contribute or set aside those amounts was a breach of contract by Leap and an additional event of default under the vendor credit facilities.

Smartcom

      On June 2, 2000, Leap completed the sale of its Chilean operating subsidiary, Smartcom, S.A., to Endesa, S.A., a Spanish utility company. Smartcom owns and operates a nationwide wireless system in Chile. Under the terms of Leap’s agreement with Endesa, a portion of the purchase price was payable in a promissory note in the original principal amount of $35.0 million. This promissory note matured on June 2, 2001 and bears interest at a rate equal to the 3-month LIBOR, compounded semi-annually. This promissory note is subject to a one year right of set-off to secure the indemnification obligations under the purchase agreement between the parties. Endesa has asserted claims of up to $48.7 million against Leap and its wholly-owned Chilean subsidiary for breach of representations and warranties under the purchase agreement and has notified us that it is offsetting the claims against the unpaid balance of the note. Under the terms of the purchase agreement, the maximum recovery for breaches of representations and warranties is the principal and interest under the note. The note matured on June 2, 2001 and Leap expects it to remain unpaid until the issues related to the claims are resolved. Leap believes that Endesa’s claims are without merit, and Leap is contesting Endesa’s claims.

Competition

      The telecommunications industry generally is very competitive and competition is increasing. Unlike many wireless providers, we also intend to compete as a mobile alternative to landline service providers in the telecommunications industry. Wireline carriers have also begun to aggressively advertise in the face of increasing competition from wireless carriers, cable operators and other competitors. Many competitors have substantially greater resources than we have, and we may not be able to compete successfully. Some competitors have announced rate plans substantially similar to the Cricket service plan in markets in which we have launched service. In addition, the competitive pressures of the wireless telecommunications market have caused other carriers to offer service plans with increasingly large bundled minutes of use at increasingly low prices which are competing with the Cricket predictable and virtually unlimited calling plan. These competitive plans could adversely affect our ability to maintain our pricing, market penetration and customer retention. Moreover, the wireless industry has experienced a general slow down in the rate of new customer activations during the second half of 2001 and in 2002. If these trends continue, they could have material adverse impacts on our business, financial condition and results of operations.

      In the U.S., we compete directly with other wireless providers and as a mobile alternative to traditional landline service in each of our markets, many of which have greater resources than we do and entered the markets before us. A few of our competitors operate wireless telecommunications networks covering most of the U.S. Our competitors’ earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. Furthermore, the FCC is actively pursuing policies designed to increase the number of wireless competitors in each of our markets. For example, the FCC has announced that it plans to auction licenses that will authorize the entry of two additional wireless providers in each market. In addition, other wireless providers in the U.S. either have implemented or could attempt to implement plans substantially similar to our domestic strategy of providing unlimited local service at a flat monthly rate. We may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.

      We compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio and domestic and global mobile satellite service. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. We may compete in the future with companies that offer new technologies and market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. Some of our competitors offer these other services together with their wireless communications service, which may make their services more attractive to customers. In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of traditional landline telephone services. In addition, energy companies, utility companies and cable operators may expand their services to offer communications services.

Government Regulation

      The spectrum licensing, construction, operation, sale and interconnection arrangements of wireless communications networks are regulated to varying degrees by state regulatory agencies, the FCC, Congress, the courts and other governmental bodies. Proceedings before these bodies, including the FCC and state regulatory authorities, could have a significant impact on the competitive market structure among wireless providers and on the relationships between wireless providers and other carriers. These mandates may impose significant financial obligations on us and other wireless providers. We are unable to predict the scope, pace or financial impact of legal or policy changes that could be adopted in these proceedings.

      Licensing of PCS Systems. A broadband PCS system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband PCS. Broadband PCS systems generally are used for two-way voice applications. Narrowband PCS systems, in contrast, are for non-voice applications such as paging and data service and are separately licensed. The FCC has segmented the U.S. PCS markets into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awards two broadband PCS licenses for each major trading area and four licenses for each basic trading area. Thus, generally, six licensees will be authorized to compete in each area. The two major trading area licenses authorize the use of 30 MHz of spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party. In recent years, the FCC has also further split licenses in connection with re-auctions of PCS spectrum. Two cellular licenses are also available in each market. Cellular markets are defined as either metropolitan statistical or rural service areas.

      The FCC’s spectrum allocation for PCS includes two licenses, the 30 MHz C-Block license and a 10 MHz F-Block license, that are designated as “Entrepreneur’s Blocks.” The FCC requires holders of these licenses to meet threshold financial size qualifications. In addition, the FCC has determined that designated entities who qualify as small businesses or very small businesses, as defined by a complex set of FCC rules, receive additional benefits, including bidding credits in C-Block or F-Block spectrum auctions or reauctions, and in some cases, an installment loan from the federal government for a significant portion of the dollar amount of the winning bids in the FCC’s initial auctions of C-Block and F-Block licenses. The FCC’s rules also allow for publicly traded corporations with widely dispersed voting power, as defined by the FCC, to hold C-Block and F-Block licenses and to qualify as small or very small businesses. In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses as a publicly traded corporation with widely dispersed voting power and a very small business under FCC rules. In July 2000, the FCC affirmed its July 1999 order.

      Under the FCC’s current rules specifying spectrum aggregation limits affecting broadband PCS and cellular licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 55 MHz of PCS, cellular and certain specialized mobile radio services where there is significant overlap. Passive investors may hold up to a 40% interest. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). The FCC recently ordered that it will phase out this spectrum “cap” entirely effective January 1, 2003, and review spectrum transactions after that date on a case-by-case basis. The FCC also eliminated its cellular cross-interest rule in metropolitan cellular markets.

      These rule modifications may make it easier for large wireless carriers to consolidate spectrum assets and to acquire smaller wireless carriers, and could adversely affect our entry into new wireless markets.

      All PCS licenses have a 10-year term, at the end of which they must be renewed. The FCC will award a renewal expectancy to a PCS licensee that has:

•	provided substantial service during its past license term; and

•	has substantially complied with applicable FCC rules and policies and the Communications Act.

      All PCS licensees must satisfy buildout deadlines and geographic coverage requirements within five and ten years after the license grant date. For 30 MHz C-Block licenses, this initial requirement is met when adequate service is offered to at least one-third of the population of the licensed service area. For 15 MHz and 10 MHz C-Block licenses and 10 MHz F-Block licenses, the initial requirement is met when adequate service is provided to at least one-quarter of the population in the licensed service area. Because we obtained many of our wireless licenses from third parties subject to existing buildout requirements, some of our licenses have initial buildout deadlines in 2004. We are currently carrying out plans to satisfy the minimum buildout requirements for all material wireless licenses. Failure to comply with these buildout requirements could cause the revocation of some of our licenses or the imposition of fines and/or other sanctions.

      For a period of up to five years after the grant of a PCS license, subject to extension, a licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate the microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation. To secure a sufficient amount of unencumbered spectrum to operate our PCS systems efficiently and with adequate population coverage, we may need to relocate one or more of these incumbent fixed microwave licensees.

      This transition plan currently allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum will be responsible for the costs of relocating to alternate spectrum locations.

      PCS services are subject to FAA regulations governing the location, lighting and construction of transmitter towers and antennas and may be subject to regulation under Federal environmental laws and the FCC’s environmental regulations. State or local zoning and land use regulations also apply to our activities. We expect to use common carrier point to point microwave facilities to connect the transmitter, receiver, and signaling equipment for each PCS or cellular cell, the cell sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

      The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service, which includes PCS. The FCC generally does not regulate commercial mobile radio service or private mobile radio service rates.

      Recent Modifications of C-Block and F-Block Eligibility Rules and Auction 35. For a description of recent modifications of C-Block and F-Block eligibility rules and Auction 35, see “Risk Factors — Our Failure to Remain Qualified to Hold C-Block and F-Block Licenses Could Have a Material Adverse Effect on Our Business and Our Financial Condition and Results of Operations,” and “— It May Be More Difficult For Us to Acquire C-Block and F-Block Licenses in the Future.”

      Transfer and Assignment of PCS Licenses. The Communications Act and FCC rules require the FCC’s prior approval of the assignment or transfer of control of a license for a PCS or cellular system. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval, subject to the FCC’s spectrum aggregation limits.

      C-Block and F-Block licenses historically have been subject to additional transfer and assignment restrictions, including a prohibition on the assignment or transfer of the licenses for a period of five years following the initial license grant date to any entity that fails to satisfy C-Block and F-Block financial qualification requirements. These rules were revised by the FCC in August 2000. Under the revised rules, a C-Block or F-Block license may be transferred to non-designated entities once the licensee has met its five-year coverage requirement. These transfers will remain subject to certain costs and reimbursements to the government of any bidding credits or outstanding principal and interest payments owed to the FCC.

      Foreign Ownership. Under existing law, no more than 20% of an FCC licensee’s capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity’s capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% holding company level may be allowed should the FCC find the higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from some nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our wireless licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

      Other Recent Industry Developments. The FCC has a number of other complex requirements and proceedings that affect the operation of our business. For example, FCC rules currently require wireless carriers to make available emergency 911 services, including enhanced emergency 911 services that provide the caller’s telephone number, and a requirement that emergency 911 services be made available to users with speech or hearing disabilities. We also are subject or potentially subject to interconnection, reciprocal compensation and universal service obligations; number portability obligations; rules governing billing and subscriber privacy; rules governing wireless resale and roaming obligations; rules that require wireless service providers to configure their networks to facilitate electronic surveillance by law enforcement officials; and rules requiring us to offer equipment and services that are accessible to and usable by persons with disabilities. These requirements are all the subject of pending FCC or judicial proceedings, and we are unable to predict how they may affect our business, financial condition or results of operations.

      State Regulation and Local Approvals. Congress has given the FCC the authority to preempt states from regulating rates or entry into commercial mobile radio service, including PCS. The FCC, to date, has denied all state petitions to regulate the rates charged by commercial mobile radio service providers. State and local governments are permitted to manage public rights of way and can require fair and reasonable compensation from telecommunications providers, on a competitively neutral and nondiscriminatory basis for the use of the rights of way by telecommunications carriers, including PCS providers, so long as the compensation required is publicly disclosed by the government. The siting of base stations also remains subject to state and local jurisdiction, although proceedings are pending at the FCC to determine the scope of that authority. States may also impose competitively neutral requirements that are necessary for universal service, to protect the public safety and welfare, to ensure continued service quality and to safeguard the rights of consumers. While a state may not impose requirements that effectively function as barriers to entry or create a competitive disadvantage, the scope of state authority to maintain existing or to adopt new requirements is unclear. State commissions have become increasingly aggressive in their efforts to conserve numbering resources.

      Privacy. In anticipation of our planned wireless information services, we have developed and intend to comply with a policy designed to protect the privacy of our customers and their personal information.

Financial Information Concerning Segments and Geographical Information

      Financial information concerning Leap’s operating segment and the geographic area in which it operates is set forth in Note 14 to the Consolidated Financial Statements set forth on pages F-2 to F-96 of this prospectus.

Employees

      On September 30, 2002, Leap employed approximately 1,512 full time employees, including the approximately 1,220 employees of its subsidiary, Cricket. Effective October 26, 2002, all Leap employees were transferred to Cricket.

PROPERTIES

      We currently lease space in four office buildings in the San Diego, California area for our headquarters, totaling approximately 90,997 square feet, which we use for sales, marketing, product development and administrative purposes. We also currently lease approximately 7,679 square feet of office space in Alexandria, Virginia, which we use for administrative purposes.

      As of September 30, 2002, we had leased regional administrative offices in Tulsa, Oklahoma; Albuquerque, New Mexico; and Nashville, Tennessee, which range from approximately 5,800 square feet to approximately 19,000 square feet in each market. We have 25 additional office leases in its individual markets that range from 2,300 square feet to 9,605 square feet. We also lease 85 retail stores in our markets ranging in size from 824 square feet to 3,767 square feet and lease 18 kiosks for retail sales as well as 6 retail storage spaces ranging in size from 100 square feet to 200 square feet. In addition, we currently lease approximately 2,615 cell site locations; 26 switch facilities; and 7 warehouse facilities that range in size from approximately 3,000 square feet to approximately 43,500 square feet. We do not own any real property.

      As we complete the buildout of existing Cricket markets and if we elect to build out additional markets, and as capital resources permit, we may need to lease additional or substitute office facilities, retail stores, cell sites and switch and warehouse facilities.

LEGAL PROCEEDINGS

      In connection with Leap’s acquisitions of wireless licenses in Buffalo and Syracuse from MCG PCS, Inc., MCG asserted that, based on the prices of certain wireless licenses auctioned by the FCC in Auction 35, it was entitled to a purchase price adjustment pursuant to the terms of the purchase agreement for the licenses. The matter was submitted to binding arbitration and the arbitrator determined that the seller was entitled to a purchase price adjustment of $39.8 million payable immediately in cash, or, in Leap’s sole discretion, approximately 21 million shares of Leap common stock. In August 2002, Leap paid the purchase price adjustment to MCG by issuing 21,020,431 shares of its common stock, representing approximately 36% of Leap’s outstanding common stock, and approximately 28% of Leap common shares on a fully diluted basis, following the issuance. The issuance of common stock to the seller without the consent of the lenders under Cricket’s vendor credit facilities constituted an event of default under Cricket’s vendor credit facilities. See “Risk Factors — Cricket Is in Default Under Its Vendor Credit Facilities, and If Cricket Fails in Its Efforts to Restructure Its Outstanding Indebtedness, Lenders May Take Actions That Would Have Material Adverse Impacts on Leap, Cricket and the Cricket Business.” In addition, because the award was payable immediately, Leap did not obtain stockholder approval of the issuance as required by the rules of the Nasdaq National Market, and Leap’s common stock may be de-listed from the Nasdaq National Market as a result. See “Risk Factors — Leap Received a Nasdaq Staff Determination Indicating that Its Common Stock Is To Be De-Listed from the Nasdaq National Market.” In November 2002, the arbitrator ordered Leap to pay MCG $1,475,000 in fees related to the arbitration. At the same time, the arbitrator ordered MCG to pay Leap $32,125 for fees related to MCG’s effort to overturn Leap’s right to pay the award in stock.

      From April 1999 to the date of sale on June 2, 2000, Leap owned 100% of Smartcom, S.A. (“Smartcom”), a Chilean corporation that operates a nationwide wireless network in Chile. On June 2, 2000, Leap completed the sale of Smartcom to Endesa S.A. (“Endesa”). Leap has a $35.0 million promissory note receivable from Endesa that is subject to a right of set-off to secure indemnification claims under the purchase agreement. Endesa has asserted claims of up to approximately $48.7 million against Leap and its wholly-owned subsidiary, Inversiones Leap Wireless Chile, S.A., for breach of representations and warranties under the purchase agreement and has notified Leap that it is offsetting the claims against the entire unpaid balance of the note. Under the terms of the purchase agreement, the maximum recovery for breach of representations and warranties is the principal and interest under the note. The note matured on June 2, 2001, and Leap expects it to remain unpaid until the issues related to the claims are resolved. Proceedings relating to the resolution of these claims are currently pending before the Fourth District Court of Appeals for the State of California (instituted at the trial level on June 29, 2001) and in the 19th Civil Court of Santiago in the Republic of Chile (instituted on June 29, 2001). Leap believes Endesa’s claims are without merit, and Leap is contesting Endesa’s claims. Management of Leap believes that the ultimate outcome of this matter will not have a material adverse effect on its consolidated financial position or results of operations.

      Leap is often involved in various claims arising in the course of business, seeking monetary damages and other relief. The amount of the liability, if any, from these claims cannot be determined with certainty; however, in the opinion of Leap’s management, the ultimate liability for these claims will not have a material adverse effect on Leap’s consolidated financial position, results of operations or cash flows.

MANAGEMENT

Directors

			Director	Term
Name	Age	Position with the Company	Since	Expires

Harvey P. White	68	Chairman of the Board and Chief Executive Officer	1998	2004
Thomas J. Bernard	70	Vice Chairman and Director	1998	2003
Anthony R. Chase	47	Director	2000	2005
Robert C. Dynes	60	Director	1999	2003
Thomas A. Page	68	Director	2002	2005
Susan G. Swenson	54	President, Chief Operating Officer and Director	1999	2005
Michael B. Targoff	58	Director	1998	2005
Jeffrey P. Williams	51	Director	1998	2004

      Harvey P. White has served as Chairman of the Board, Chief Executive Officer and a Director of Leap since its formation in June 1998 and also served as President of Leap from June 1998 to July 1999. Mr. White served as Interim Chief Financial Officer from February 2002 until August 2002. Mr. White was one of the founders of Qualcomm and served as Vice Chairman of the Board of Qualcomm from June 1998 to September 1998. From May 1992 until June 1998, he served as President of Qualcomm and from February 1994 to August 1995, as Chief Operating Officer of Qualcomm. Before May 1992, he was Executive Vice President and Chief Operating Officer, and was also a Director of Qualcomm since it began operations in July 1985 until he resigned in September 1998 when Leap became an independent, publicly-traded company. From March 1978 to June 1985, Mr. White was an officer of LINKABIT (M/A-COM LINKABIT after August 1980), where he was successively Chief Financial Officer, Vice President, Senior Vice President and Executive Vice President. Mr. White became Chief Operating Officer of LINKABIT in July 1979 and a Director of LINKABIT in December 1979. Mr. White is currently a Director of Applied Micro Circuits Corporation, a publicly-held supplier of high-bandwidth silicon connectivity, WIDCOMM, a privately-held Bluetooth technology start-up company, Cibernet Corp., a company that provides financial settlement services to telecommunications companies, and the San Diego Padres Baseball Club. Mr. White holds a B.A. from Marshall University.

      Thomas J. Bernard has served as a Director of Leap since its formation in June 1998 and is currently Vice Chairman of the Board. Mr. Bernard also served as President – International Business Division of Leap from July 1999 until his retirement as an officer of Leap in December 2000. From June 1998 to July 1999, he served as Executive Vice President of Leap. From April 1996 to June 1998, Mr. Bernard served as a Senior Vice President of Qualcomm and General Manager of Qualcomm’s Infrastructure Products division. Mr. Bernard had retired in April 1994, but returned to Qualcomm in August 1995 as Executive Consultant and became Senior Vice President, Marketing, in December 1995. Mr. Bernard first joined Qualcomm in September 1986. He served as Vice President and General Manager for the OmniTRACS division and in September 1992 was promoted to Senior Vice President of Qualcomm. Before joining Qualcomm, Mr. Bernard was Executive Vice President and General Manager, M/A-COM LINKABIT, Telecommunications Division, Western Operations. Mr. Bernard also serves as a Director of AirFiber Inc., a privately-held company that markets high-speed open-air optical communication systems, cVideo, a developer of software-based recording and transmission products, and Pegaso PCS, an affiliate of Pegaso Telecomunicaciones, S.A. de C.V.

      Anthony R. Chase has served as a Director of Leap since August 2000. Mr. Chase has served as Chairman and Chief Executive Officer of Chasecom LP since 1998, Chairman and Chief Executive Officer of Chase Radio Partners, Inc. since 2000, and Chairman and Chief Executive Officer of both Faith Broadcasting Corporation and Chase Telecommunications, Inc. since 1993. Mr. Chase is also Chairman and Co-Founder, together with SBC Communications, Inc., of the Telecom Opportunity Institute. Mr. Chase began teaching communications law and contracts at the University of Houston Law School in 1990 and received tenure in 1996. Mr. Chase received a B.A. with honors from Harvard University in 1977 and his M.B.A. and J.D. from

Harvard Business School and Harvard Law School in 1981. Mr. Chase serves on the Boards of Directors of Cornell Companies, Inc. (NYSE), Northern Trust Bank of Texas, numerous not-for-profit organizations, and is a member of the Council on Foreign Relations.

      Robert C. Dynes has served as a Director of Leap since July 1999. He has served as the Chancellor of the University of California, San Diego since 1996 and as a Professor of Physics at UCSD since 1991 and was Senior Vice Chancellor — Academic Affairs of UCSD from 1995 to 1996. Before 1991, Chancellor Dynes held numerous research science positions at AT&T Bell Laboratories. Chancellor Dynes is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences, the Canadian Institute of Advanced Research and the American Physical Society. Chancellor Dynes serves on numerous scientific and educational boards and committees. Chancellor Dynes holds a B.Sc. in Mathematics and Physics from the University of Western Ontario and a M.Sc. and Ph.D. in Physics from McMaster University in Hamilton, Ontario.

      Thomas A. Page has served as a Director of Leap since February 2002. Mr. Page is the former Chairman of the Board of Directors of Enova Corporation and San Diego Gas & Electric Company (SDG&E), which are now part of Sempra Energy. Mr. Page joined SDG&E in 1978 as Executive Vice President and Chief Operating Officer. In 1981, he was elected President and Chief Executive Officer, and became Chairman in 1983. He held one or more of these positions until his retirement in April 1998. Before joining SDG&E, Mr. Page held executive positions at Gulf States Utilities and served as Treasurer and Controller of Wisconsin Power and Light. Mr. Page is an elected member of the Grossmont Union High School District Board of Education and a Director of the San Diego Regional Economic Development Corporation. Mr. Page is Chairman of the Board of Directors of Cuyamaca Bank, a Director of both Targeted Molecules Corp. and Metallic Power, and an Advisory Director of Sorrento Ventures, a venture capital firm. Mr. Page holds a B.S. in Civil Engineering, a Masters in Industrial Administration and a Doctorate in Management from Purdue University.

      Susan G. Swenson has served as President and a Director since July 1999 and Chief Operating Officer since October 1999. She also served as Cricket Communications’ Chief Executive Officer from July 1999 until July 2000. From March 1994 to July 1999, she served as President and Chief Executive Officer of Cellular One, a joint venture between AirTouch and AT&T Wireless that provided wireless telecommunications services to regions covering approximately ten million potential customers. From 1979 to 1994, Ms. Swenson held various operating positions with Pacific Telesis Group, including Vice President and General Manager of Pacific Bell’s San Francisco Bay Area operating unit for one year and President and Chief Operating Officer of PacTel Cellular for two and one-half years. Ms. Swenson also serves as a Director of Wells Fargo & Company, General Magic, Inc. and Palm, Inc. Ms. Swenson holds a B.A. from San Diego State University.

      Michael B. Targoff has served as a Director of Leap since September 1998. He is founder of Michael B. Targoff and Co., a company that seeks controlling investments in telecommunications and related industry companies. Mr. Targoff is also Chief Executive Officer and a 49% shareholder of ProntoCast, LLC, a company formed to acquire, launch and operate a Mexican telecommunications satellite. From its formation in January 1996 through January 1998, Mr. Targoff was President and Chief Operating Officer of Loral Space & Communications Limited. Before that time, Mr. Targoff was Senior Vice President of Loral Corporation. Mr. Targoff was also the President and is a Director of Globalstar Telecommunications Limited, the company that is the public owner of Globalstar, Loral’s global mobile satellite system. Mr. Targoff is a Director of Infocrossing, Inc. and is Chairman of the Boards of Directors of two small private telecom companies. Before joining Loral Corporation in 1981, Mr. Targoff was a Partner in the New York law firm of Willkie Farr & Gallagher. Mr. Targoff holds a B.A. from Brown University and a J.D. from Columbia University School of Law, where he was a Hamilton Fisk Scholar and Editor of the Columbia Journal of Law and Social Problems.

      Jeffrey P. Williams has served as a Director of Leap since September 1998. Mr. Williams is the principal officer of Jeffrey Williams & Co., an advisory firm servicing corporate clients on strategic financial matters. He was a Managing Director at Greenhill & Co., LLC, an investment banking firm, from 1998 to 2001. From September 1996 to January 1998, Mr. Williams was Executive Vice President, Strategic Development and

Global Markets for McGraw-Hill Companies, and from 1984 through 1996, he was an investment banker with Morgan Stanley & Co. Incorporated in their Telecommunications and Media Group. Mr. Williams has a Bachelor of Architecture from the University of Cincinnati and an M.B.A. from Harvard University Graduate School of Business Administration.

Executive Officers

      Biographical information for the executive officers of Leap who are not directors is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by the Board of Directors. Officers are elected by the Board of Directors annually at its first meeting following the Annual Meeting of Stockholders.

      David B. Davis, 36, has served as Senior Vice President, Operations since July 2001, having previously served as Regional Vice President, Midwest Region since March 2000. Before joining Leap, Mr. Davis spent six years with Cellular One, CMT Kansas/ Missouri in various management positions culminating in his role as Vice President and General Manager. Before Cellular One, Mr. Davis was Market Manager for the PacTel-McCaw joint venture. Mr. Davis received his B.S. from the University of Central Arkansas.

      James E. Hoffmann, 52, has served as Senior Vice President, General Counsel and Secretary of Leap since its formation in June 1998. Mr. Hoffmann also served as a Director of Leap from September 1998 to July 1999. From June 1998 to September 1998, Mr. Hoffmann was Vice President, Legal Counsel of Qualcomm. From February 1995 to June 1998, he served as Vice President of Qualcomm and Division Counsel for the Infrastructure Products Division, having joined Qualcomm as Senior Legal Counsel in June 1993. Before joining Qualcomm, Mr. Hoffmann was a partner in the law firm of Gray, Cary, Ames & Frye, where he practiced transactional corporate law. Mr. Hoffmann holds a B.S. from the United States Naval Academy, an M.B.A. from Golden Gate University and a J.D. from University of California, Hastings College of the Law.

      Stewart Douglas Hutcheson, 46, recently became Chief Financial Officer, having previously served as Senior Vice President, Chief Strategy Officer since March 2002, as Senior Vice President, Product Development and Strategic Planning from July 2000 to March 2002, as Senior Vice President, Business Development from April 2000 to July 2000 and as Vice President, Business Development from September 1998 to April 2000. From February 1995 to September 1998, Mr. Hutcheson served as Vice President, Marketing in the Wireless Infrastructure Division at Qualcomm. Before joining Qualcomm, Mr. Hutcheson held operational and technical management positions at Solar Turbines, Inc. for 13 years. Mr. Hutcheson holds a B.S. in mechanical engineering from California State Polytechnic University and an M.B.A. from University of California, Irvine.

      Daniel O. Pegg, 56, has served as Senior Vice President, Public Affairs of Leap since its formation in June 1998. From March 1997 to September 1998, Mr. Pegg served as Senior Vice President, Public Affairs of Qualcomm. Before joining Qualcomm, Mr. Pegg was President and Chief Executive Officer of the San Diego Economic Development Corporation for 14 years. Mr. Pegg served on the Board of Directors of Gensia Pharmaceuticals from 1986 to 1996. Mr. Pegg holds a B.A. from California State University at Los Angeles.

      Leonard C. Stephens, 45, has served as Senior Vice President, Human Resources of Leap since its formation in June 1998. From December 1995 to September 1998, Mr. Stephens was Vice President, Human Resources Operations for Qualcomm. Before joining Qualcomm, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14 year career. Mr. Stephens holds a B.A. from Howard University.

      Glenn Umetsu, 52, has served as Senior Vice President, Engineering, Operations, Launch since June 2001, having previously served as Vice President, Engineering, Operations and Launch Development from April 2000 to June 2001. From September 1996 to April 2000, Mr. Umetsu served as Vice President, Engineering and Technical Operations for Cellular One in the San Francisco Bay Area. Before Cellular One, Mr. Umetsu served in various telecommunications operations roles for 24 years with AT&T Wireless, McCaw

Communications, RAM Mobile Data (now Cingular Mobile Data), Honolulu Cellular, PacTel Cellular, AT&T Advanced Mobile Phone Service, Northwestern Bell and the United States Air Force. Mr. Umetsu holds a B.A. from Brown University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of November 1, 2002 with respect to the beneficial ownership of Leap’s common stock by: (i) each stockholder known to Leap to be the beneficial owner of more than 5% of Leap’s common stock; (ii) each of the five most highly compensated executive officers of Leap; (iii) each director; and (iv) all current executive officers and directors as a group.

	Beneficial Ownership(1)

	Number of	Percent of
5% Stockholders, Officers and Directors	Shares(2)	Total

MCG PCS, Inc.	21,020,431	35.8%
Qualcomm Incorporated(3)	4,634,924	7.9%
Harvey P. White(4)(5)(6)(7)(8)	885,432	1.5%
Susan G. Swenson(5)(7)(8)(9)	429,512	*
James E. Hoffmann(5)(7)(8)(10)	130,503	*
Daniel O. Pegg(5)(7)(8)(11)	87,444	*
Leonard C. Stephens(5)(6)(7)(8)	163,326	*
Thomas J. Bernard(5)(6)(12)	230,829	*
Anthony R. Chase(5)(13)	116,269	*
Robert C. Dynes(5)	23,000	*
Thomas A. Page	6,000	*
Michael B. Targoff(5)(14)	172,000	*
Jeffrey P. Williams(5)	201,215	*
All Executive Officers and Directors as a group (14 persons)	2,617,609	4.5%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders of Leap and by Schedules 3D and 13G, and amendments thereto, filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121. Applicable percentages are based on 58,704,894 shares of Leap common stock outstanding as of November 1, 2002, adjusted as required by rules promulgated by the Commission.

(2)	In addition to shares held in the individual’s sole name, this column includes shares held by the spouse and other members of the named person’s immediate household, and shares held in family trusts.

(3)	Consists partially of the right to purchase 3,375,000 shares of Leap common stock for approximately $6.11 per share, or an aggregate purchase price of $20,621,250, under a warrant. The warrant is fully exercisable and expires in September 2008. This table also reflects Qualcomm’s right to purchase approximately 770,924 shares of common stock at an exercise price of $96.80 per share, under warrants which Qualcomm purchased in Leap’s February 2000 units offering. The warrants are currently exercisable and expire on April 15, 2010. On a fully diluted basis, as of November 1, 2002, Qualcomm would own approximately 5.7% of Leap common stock upon exercise of the warrants described above. Qualcomm’s business address is 5775 Morehouse Dr., San Diego, California 92121.

(4)	Includes 250 shares held in a charitable remainder trust, 77,565 shares held in a family trust for the benefit of grandchildren, 134,920 shares held in trusts for the benefit of relatives and 390 shares held as custodian for the benefit of a minor.

(5)	Includes shares issuable upon exercise of options exercisable within 60 days of November 1, 2002 as follows: Mr. Bernard, 123,000 shares; Mr. Chase, 17,670 shares; Mr. Dynes, 23,000 shares; Mr. Hoffmann, 77,030 shares; Mr. Pegg, 58,498 shares; Mr. Stephens, 65,150 shares; Ms. Swenson,

313,025 shares; Mr. Targoff, 21,000 shares; Mr. White, 275,961 shares; and Mr. Williams, 32,000 shares.

(6)	Includes shares subject to vesting 20% per year over a five-year period commencing September 24, 1999 as follows: Mr. White, 47,250 shares; Mr. Bernard, 23,625 shares; and Mr. Stephens, 18,900 shares.

(7)	Includes shares held in trust pursuant to Leap’s Executive Officer Deferred Bonus Stock Plan, which are voted at the direction of the respective officer, as follows: Mr. White, 196,178 shares; Ms. Swenson, 30,688 shares; Mr. Hoffmann, 30,309 shares; Mr. Pegg, 16,267 shares; and Mr. Stephens, 36,780 shares.

(8)	Includes shares held in trust pursuant to Leap’s Executive Retirement Matching Contribution Plan, which are voted at the direction of the respective officer, as follows: Mr. White, 9,955 shares; Ms. Swenson, 38,498 shares; Mr. Hoffmann, 1,798 shares; Mr. Pegg, 3,232 shares; and Mr. Stephens, 15,624 shares.

(9)	Includes 5,150 shares held by Ms. Swenson’s spouse.

(10)	Includes 2,500 shares held in a custodial account for the benefit of Mr. Hoffmann’s spouse and 18,866 shares held in a family trust.

(11)	Includes 525 shares held in a custodial account for the benefit of Mr. Pegg’s spouse, 5,000 shares held by a family trust and 25 shares held for the benefit of Mr. Pegg’s minor son.

(12)	Includes 5,710 shares held by Mr. Bernard’s spouse.

(13)	Includes 94,999 shares issuable upon exercise of a warrant held by Chase Telecommunications Holdings, Inc., a company through which Mr. Chase, by virtue of his position as an officer and director, has the power to vote and direct the disposition of these shares. Mr. Chase holds a 44.9% ownership interest in the warrant held by Chase Telecommunications Holdings and disclaims beneficial ownership of all but 42,645 of the 94,999 shares issuable upon exercise of the warrant.

(14)	Includes 12,500 shares held by Mr. Targoff’s spouse.

EXECUTIVE COMPENSATION

      The following table sets forth compensation information with respect to Leap’s Chief Executive Officer and other four most highly-paid executive officers for the fiscal year ended December 31, 2001 (the “Named Executive Officers”). The information set forth in the following tables reflects compensation earned by the Named Executive Officers for services they rendered to Leap during the 12 months ended December 31, 2001, 2000 and 1999.

Summary Compensation Table

								Long-Term
	Annual Compensation(1)							Compensation

							Other	Securities
Name and Principal Positions							Annual	Underlying	All Other
At Leap	Year		Salary		Bonus(3)		Compensation	Options	Compensation(6)

Harvey P. White	2001		$750,000	(7)	$1,106,101	(4)	$0	300,000	$930,073 (7)
Chairman of the Board and	2000		$600,000		$556,000		$0	300,000	$817,395
Chief Executive Officer	1999		$550,000		$305,000		$0	197,250	$699,581
Susan G. Swenson	2001		$520,000	(7)	$485,609	(4)	$0	225,000	$111,519
President, Chief Operating	2000		$410,769		$392,000		$116,251 (5)	200,000	$73,467
Officer and Director	1999	(2)	$180,000		$35,000		$0	360,250	$1,750
James E. Hoffmann	2001		$277,000		$269,132	(4)	$0	45,000	$75,169
Senior Vice President,	2000		$250,889		$146,500		$0	60,000	$69,869
General Counsel, and Secretary	1999		$245,000		$80,000		$0	48,900	$20,308
Daniel O. Pegg	2001		$255,000		$192,975	(4)	$0	33,750	$58,615
Senior Vice President,	2000		$238,678		$123,500		$0	45,000	$57,912
Public Affairs	1999		$204,504		$70,000		$0	22,600	$36,226
Leonard C. Stephens	2001		$252,000		$163,907	(4)	$0	45,000	$59,256
Senior Vice President,	2000		$235,004		$132,000		$0	65,000	$62,470
Human Resources	1999		$220,000		$80,000		$0	48,900	$27,995

(1)	As permitted by rules established by the Commission, no amounts are shown with respect to certain “perquisites” where the amounts do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus.

(2)	Represents compensation paid for partial year only, as Ms. Swenson became an employee of Leap on July 15, 1999.

(3)	In November 1999, Leap adopted a deferred compensation plan that provides for mandatory deferral of 25% and voluntary deferral of up to the remaining 75% of executive officer bonuses. Bonus deferrals are converted into share units credited to the participant’s account. Each share unit represents the right to receive one share of Leap common stock in accordance with the plan. Leap also credits to a matching account that number of share units equal to 20% of the share units credited to the participant’s account for each bonus payday. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. The participants’ accounts are unsecured and subject to the general creditors of Leap.

(4)	Includes a bonus in lieu of accrued vacation awarded to executive officers in 2001, which bonuses were deferred and paid out in shares of Leap common stock under, and subject to the terms of, Leap’s 2001 Executive Officer Deferred Bonus Stock Plan, as follows: Mr. White, $446,701; Ms. Swenson, $28,425; Mr. Hoffmann, $132,017; Mr. Pegg, $52,852; and Mr. Stephens, $25,433. These one-time bonus payments resulted from Leap’s conversion from a vacation and sick time off plan which had no maximum number of hours an employee could accrue to a paid time off program with a maximum number of hours which an employee may accrue. The Board of Directors awarded a one-time bonus to each executive officer equal to the excess accrued vacation hours of the officer following the conversion, which was deferred by the executive officer and credited to the officer’s account in share units rather than paid out in cash. Each share unit represents the right to receive one share of Leap common stock in accordance with the plan. Leap also credited to a matching account that number of share units equal to 20% of the share units credited to the participant’s account. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. The participants’ accounts are unsecured and subject to the general creditors of Leap.

(5)	Reflects amounts paid to Ms. Swenson in connection with her relocation expenses.

(6)	Includes matching 401(k) contributions, executive benefits payments, executive retirement stock matching, executive officer deferred stock matching, deferred vacation bonus matching and financial planning services as follows:

(7)	In September 2002, Mr. White and Ms. Swenson voluntarily reduced their salaries from $787,500 to $487,500 and from $546,000 to $375,000, respectively. Leap has suspended the payments for split-dollar life insurance on the life of Mr. White, which totaled $622,559 in 2001 and had previously been paid by Leap.

		Matching	Executive	Executive	Deferred	Financial	Total
		401(k)	Benefits	Retirement	Stock	Planning	Other
Name	Year	Contributions	Payments	Contributions(1)	Matching(2)	Services	Compensation

Harvey P. White	2001	$5,452	$7,256	$69,490	$183,878	$41,438	$930,073	(3)
	2000	$3,360	$11,531	$54,750	$109,556	$15,639	$817,395	(4)
	1999	$4,800	$6,971	$50,000	$15,250	$0	$699,581	(5)
Susan G. Swenson	2001	$5,250	$0	$84,818	$21,451	$0	$111,519
	2000	$4,827	$0	$34,402	$19,301	$14,937	$73,467
	1999	$0	$0	$0	$1,750	$0	$1,750
James E. Hoffmann	2001	$5,368	$6,460	$22,450	$36,125	$4,766	$75,169
	2000	$5,048	$7,644	$20,843	$28,244	$8,090	$69,869
	1999	$4,800	$3,508	$8,000	$4,000	$0	$20,308
Daniel O. Pegg	2001	$5,334	$11,911	$20,250	$15,568	$5,552	$58,615
	2000	$5,250	$9,985	$19,003	$23,674	$0	$57,912
	1999	$3,269	$10,796	$17,559	$3,500	$1,102	$36,226
Leonard C. Stephens	2001	$5,339	$6,584	$19,950	$25,128	$2,265	$59,256
	2000	$5,250	$9,893	$18,250	$26,008	$3,069	$62,470
	1999	$4,800	$8,955	$8,000	$4,000	$2,240	$27,995

(1)	Leap has a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. The participants receive a 50% company stock match on a maximum deferral of 20% of income payable only upon eligible retirement. Participants become fully vested in the stock benefit at age 65, with partial vesting beginning after the participant reaches the age of 61 and has at least three years of employment with Leap or has participated in the plan for more than ten years. The employee contributions and the stock benefit are unsecured and subject to the general creditors of Leap. At December 31, 2001, 9,955 shares were vested on behalf of Mr. White; 4,522 shares have been issued but have not vested on behalf of Ms. Swenson; 1,798 shares have been issued but have not vested on behalf of Mr. Hoffmann; 3,232 shares have been issued but have not vested on behalf of Mr. Pegg; and 1,492 shares have been issued but have not vested on behalf of Mr. Stephens.

(2)	Leap has an executive officer deferred bonus stock plan that provides for mandatory deferral of 25% and voluntary deferral of up to the remaining 75% of executive officer bonuses. Bonus deferrals are converted into share units credited to the participant’s account, with each share unit entitling the participant to one share of Leap common stock. Participants receive a 20% company stock match on the share units credited to their accounts for each bonus payday. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. The participants’ accounts are unsecured and subject to the general creditors of Leap. After bonuses for the year ended December 31, 2001 had been paid, including the vacation bonus paid in 2001: Mr. White held 196,178 shares, 164,798 of which were vested; Ms. Swenson held 30,688 shares, 25,794 of which were vested; Mr. Hoffmann held 30,309 shares, 25,599 of which were vested; Mr. Pegg held 16,267 shares, 10,756 of which were vested; and Mr. Stephens held 36,780 shares, 30,969 of which were vested.

(3)	Also includes $622,559, the dollar value of the benefits of premiums paid for a split-dollar life insurance policy (unrelated to term life insurance coverage) (the “Split-Dollar Insurance”) reflecting the present value of the economic benefit of the premiums paid by Leap during the 12 months ended December 31, 2001. In 2002, Leap suspended the payments for split-dollar life insurance on the life of Mr. White.

(4)	Also includes $622,559, the dollar value of the benefits of premiums paid for the Split-Dollar Insurance reflecting the present value of the economic benefit of the premiums paid by Leap during the 12 months ended December 31, 2000.

(5)	Also includes $622,560, the dollar value of the benefits of premiums paid for the Split-Dollar Insurance reflecting the present value of the economic benefit of the premiums paid by Leap during the 12 months ended December 31, 1999.

      The following table shows specified information with respect to options to purchase Leap common stock granted to the Named Executive Officers during the 12 months ended December 31, 2001.

Option Grants in Last Fiscal Year

	Number of				Potential Realizable Value at
	Securities	% of Total			Assumed Annual Rates of
	Underlying	Options Granted			Stock Price Appreciation for
	Options	to Company			Option Term(2)
	Granted	Employees in	Exercise	Expiration
Name	(#)(1)	Fiscal Year	Price	Date	5%	10%

Harvey P. White	125,000	5.08	$15.98	10/25/11	$1,256,217	$3,183,500
	175,000	7.11	$31.96	10/25/11	$(1,037,796)	$1,660,401
Susan G. Swenson	150,000	6.09	$15.98	10/25/11	$1,507,460	$3,820,200
	75,000	3.05	$31.96	10/25/11	$(444,770)	$711,600
James E. Hoffmann	22,500	0.91	$15.98	10/25/11	$226,119	$573,030
	22,500	0.91	$31.96	10/25/11	$(133,431)	$213,480
Daniel O. Pegg	16,875	0.69	$15.98	10/25/11	$169,589	$429,773
	16,875	0.69	$31.96	10/25/11	$(100,073)	$160,110
Leonard C. Stephens	22,500	0.91	$15.98	10/25/11	$226,119	$573,030
	22,500	0.91	$31.96	10/25/11	$(133,431)	$213,480

(1)	Options granted by Leap to executive officers in its fiscal year ending December 31, 2001 become exercisable in equal installments on the first through fifth anniversaries of the date of grant.

(2)	Calculated on the assumption that the market value of the underlying common stock increases at the stated values, compounded annually. Options granted under Leap’s stock option plans generally have a maximum term of ten years. The total appreciation of the options over their ten year terms at 5% and 10% is 63% and 159%, respectively.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

      The following table sets forth information with respect to the exercise of options to purchase common stock of Leap during the 12 months ended December 31, 2001, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
	Shares	Value	Fiscal Year-End(#)		Fiscal Year-End ($)(1)
	Acquired on	Realized
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Harvey P. White	87,887	$933,183	211,463	736,150	$1,731,763	$2,673,281
Susan G. Swenson	0	N/A	144,725	601,150	$266,080	$2,011,113
James E. Hoffmann	0	N/A	58,800	140,540	$646,571	$562,981
Daniel O. Pegg	0	N/A	46,040	97,810	$528,381	$411,552
Leonard C. Stephens	0	N/A	52,600	131,300	$512,207	$434,841

(1)	Represents the closing price per share of the underlying shares on the last trading day of the year ended December 31, 2001, less the option exercise price multiplied by the number of shares. The closing price per share was $20.97 on the last trading day of the year as reported on the Nasdaq National Market.

Compensation of Directors

      Effective September 1, 2002, non-employee directors of Leap receive $2,000 per meeting for in-person Board meetings, $1,500 per meeting for telephonic Board meetings and $1,500 per meeting for committee meetings. However, non-employee directors only receive $750 per meeting for any telephonic Board or committee meetings lasting less than 30 minutes. In addition, each non-employee director receives an option to purchase 20,000 shares of Leap common stock when he or she first serves as a non-employee director and an option to purchase 10,000 additional shares of Leap common stock at the time of each subsequent annual meeting that occurs while he or she continues to serve as a non-employee director. Beginning in 2001, a director also receives an additional option to purchase 5,000 shares of Leap common stock for each year during which such director serves as chair of either the Audit Committee or the Compensation Committee. In addition, as a result of the change in July 2000 of Leap’s fiscal year end from August 31 to December 31, the corresponding annual meeting date was delayed by approximately five months. To compensate non-employee directors for their services during this period, in December 2001, the Board approved a one-time grant to each non-employee director of an additional option to purchase 10,000 shares of Leap common stock.

      The exercise price for each option is the fair market value of Leap’s common stock on the date the option is granted. Each option becomes exercisable over five years according to the following schedule: as long as the optionee continues to serve as a non-employee director, employee or consultant to Leap, 20% of the shares subject to the option first become exercisable on each of the first five anniversaries of the date of grant. Each option has a term of ten years, provided that the options terminate 30 days after the optionee ceases to be a non-employee director, employee or consultant to Leap. Special exercise and termination rules apply if the optionee’s relationship with Leap is terminated as a result of retirement at age 70 after at least nine years of service on the Board, permanent and total disability, or death.

      Leap also reimburses directors for their travel expenses incurred in connection with attendance at Board and Board committee meetings.

Employment Agreement

      Leap and Susan G. Swenson entered into an employment offer letter, dated June 11, 1999, which provides that Ms. Swenson will serve as President of Leap. Ms. Swenson currently serves as President, Chief Operating Officer and Director of Leap and President and Chief Executive Officer of Cricket Communications. Under the letter, Ms. Swenson is entitled to an annual salary of $400,000 and, beginning with fiscal

1999, an annual bonus of up to 60% of her base salary. In connection with the letter, Ms. Swenson received an option under Leap’s option plan to acquire 250,000 shares of Leap’s common stock at a price of $19.00 per share. The option vests at the rate of 20% per year upon each anniversary of the grant date. Under the letter, Ms. Swenson also received an option to purchase 350,000 shares of Cricket Communications Holdings, Inc. common stock at a price of $2.00 per share, that will become fully vested after five years from the grant date. In connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap in June 2000, Ms. Swenson’s outstanding options to purchase shares of Cricket Communications Holdings common stock were converted into options to purchase 70,875 shares of Leap’s common stock at a price of $6.35 per share. Under the letter, Ms. Swenson is eligible to participate in Leap’s executive retirement plan and is also entitled to comprehensive benefits. The letter includes special termination provisions that required Leap to pay to Ms. Swenson 12 months or 9 months base pay if her employment was terminated for other than gross misconduct or gross neglect of duty within 12 months or within 13 to 24 months, respectively, of her date of hire. These time periods have now passed and the termination provisions are no longer applicable.

Change of Control Agreements

      In January 2001, the Board determined that it was in the best interests of Leap and its stockholders to assure that Leap has the continued attention and dedication of its executive officers in the event of a possible change in control of Leap. As a result, Leap entered into change in control agreements with each of its executive officers. The purpose of the agreements is to diminish the possibility of departure or distraction of Leap’s executive officers, to the detriment of Leap and its stockholders, caused by the uncertainties and risks raised by a pending or threatened change in control and to induce the executive officers to remain in the employ of Leap. The agreements have an initial term ending on December 31, 2002. Beginning January 1, 2003, and each January 1 thereafter, the agreements are automatically renewed for a one-year term unless Leap has given written notice to the executive officer that it does not intend to renew the agreement by June 30 of the preceding year. Under the agreements, a “change in control” occurs if (i) any person becomes the beneficial owner of 35% or more of the combined voting power of Leap’s then outstanding securities; (ii) the continuing directors (as defined in the agreement) cease to constitute a majority of the Board; (iii) Leap merges or consolidates with another entity and the voting securities of Leap immediately before the transaction fail to represent at least 60% of the voting power of the surviving entity following the transaction; or (iv) the stockholders of Leap approve a plan of complete liquidation of Leap or enter into an agreement for the sale or disposition by Leap of all or substantially all of its assets. The issuance of shares to MCG PCS, Inc. was a “change in control” for purposes of these agreements that was approved in advance by a majority of the Board. Under the agreements, immediately before a change in control which is not approved in advance by a majority of the Board, 50% of the executive officer’s unvested stock awards will immediately become vested and exercisable and the remaining 50% will become vested and exercisable on the one year anniversary of the change in control (if the executive officer is then employed under the agreement) or upon the executive officer’s termination other than for cause or resignation for good reason within one year of the change in control. If, as a result of a change in control, the executive officer’s unvested stock awards will terminate or be canceled, then immediately before the termination or cancellation of the unvested stock awards, all of the executive officer’s unvested stock awards will become immediately vested and exercisable. In addition, if the executive officer is terminated within one year of a change in control other than for cause or if the executive officer resigns for good reason, the executive officer is entitled to either two years of salary and bonus (in the case of the Chief Executive Officer and President) or one year of salary and bonus (in the case of all other executive officers) in a lump sum payment, the immediate and full acceleration of any remaining unvested stock awards, the continuation of directors and officers’ liability insurance for a period of six years and the continuation of some medical and dental benefits for either 12 or 24 months, as the case may be. If the termination payments to the executive officer under the agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Leap will make additional payments to the executive officer in an aggregate amount such that the net amount of the termination payments and additional payments retained by the executive officer after the payment of all excise taxes on the termination payments and all federal, state and local income tax, employment tax and excise taxes on the additional payments, will be equal to the amount of the termination payments. In consideration of any benefits provided under these agreements, the executive officer will release Leap from further claims and agree not to compete directly or indirectly with Leap for a period of one or two years, as the case may be. For purposes of the agreements, “cause” means willful and continued failure to substantially perform job duties and follow and comply with lawful directives of the Board, willful commission of acts of fraud or dishonesty or willful engagement in illegal conduct or gross misconduct that is materially damaging to Leap. “Good reason” includes the diminution of the responsibility, position or salary of the executive officer, Leap’s breach of the change in control agreement or the involuntary relocation of the executive officer.

Executive Officer Deferred Bonus Stock Plans

      In November 1999, Leap established an Executive Officer Deferred Stock Plan (the “1999 Plan”) that provided for mandatory deferral of 25% of an executive officer’s bonuses, and voluntary deferral of up to 75% of those bonuses for a given year if paid after the last day of that year. Bonus deferrals were converted into share units credited to the participant’s deferred bonus share account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of Leap common stock on the bonus payday. Share units represent the right to receive shares of Leap common stock in accordance with the 1999 Plan. Leap also credited to a matching share account that number of share units equal to 20% of the share units credited to the participant’s deferred bonus share account for each bonus payday. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. Participants’ accounts are unsecured and subject to the general creditors of Leap. Leap has reserved 25,000 shares of its common stock for issuance under the 1999 Plan.

      In January 2001, the Board approved, subject to stockholder approval, the adoption of Leap’s 2001 Executive Officer Deferred Bonus Stock Plan (the “2001 Plan”), with substantially the same terms as the 1999 Plan described above. Leap’s stockholders approved the adoption of the 2001 Plan at the 2001 Annual Meeting of Stockholders in April 2001. Leap has reserved 275,000 shares of its common stock for issuance under the 2001 Plan. At the time bonuses for fiscal 2001 were awarded, an insufficient number of shares remained available for issuance under the 1999 Plan and the 2001 Plan to cover the aggregate amount of the bonuses executive officers wished to defer. As a result, the shares remaining were allocated to the executive officers on a pro rata basis and all shares reserved for issuance under both the 1999 Plan and the 2001 Plan have been issued.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of Leap’s Compensation Committee are Mr. Dynes and Mr. Page. Ms. Jill E. Barad served on the Compensation Committee until her resignation from the Board in September 2002. Mr. John J. Moores also served on the Compensation Committee during 2001 until his resignation from the Board in February 2001. None of Ms. Barad, Mr. Dynes, Mr. Moores nor Mr. Page has at any time been an officer or employee of Leap or any of its subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Directors and Executive Officer

      In March 2000, Leap acquired substantially all of the assets of Chase Telecommunications Holdings, Inc., a company partially owned and controlled by Mr. Chase. As partial consideration of that acquisition, (i) Mr. Chase entered into a consulting agreement with a wholly-owned subsidiary of Leap pursuant to which Mr. Chase will receive $250,000 per year for 5 years and was granted options to purchase 9,450 shares of Leap common stock, (ii) Chase Telecommunications Holdings received a warrant to purchase 202,566 shares of Leap common stock for an aggregate exercise price of $1,000,000, and (iii) Chase Telecommunications Holdings received a contingent earn-out payment of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired from Chase Telecommunications Holdings during the fifth full year following the closing of the acquisition. In July 2001, Chase Telecommunications Holdings net-exercised a portion of the warrant and received 89,345 shares of Leap common stock, surrendering warrants to purchase 18,222 shares of Leap common stock in payment of the exercise price. The remaining number of shares which may be acquired upon exercise of the warrant is 94,999.

      In October 2000, Leap retained Greenhill & Co. LLC, an affiliate of Leap’s director, Mr. Williams, to act as a financial advisor to Leap in connection with the evaluation and implementation of a program to raise privately sourced capital from financial investors and to assist Leap in a competitive analysis of other participants in the FCC’s broadband PCS reauction of wireless licenses that closed on January 26, 2001. Under the agreement, Greenhill received an advisory fee of $150,000. In addition, in June 2001, Leap also retained Greenhill to act as a financial advisor to Leap in connection with the evaluation and implementation of a potential acquisition that was not completed. No fees are due under this engagement. Greenhill was reimbursed for its reasonable out-of-pocket expenses incurred during each engagement. Mr. Williams was a Managing Director at Greenhill & Co. LLC from 1998 to 2001.

      In May 2000, Leap loaned Mr. Umetsu $300,000 pursuant to an interest-free promissory note. The loan was made to Mr. Umetsu at the time he was hired to offset deferred compensation he forfeited from his prior employer. After the date of the loan, Mr. Umetsu became Senior Vice President, Engineering, Operations and Launch and an executive officer of Leap. During 2001, the largest aggregate amount outstanding under the note was $300,000. On March 31, 2002, as one of the payment options he had under the note, Mr. Umetsu surrendered options to purchase Leap common stock as payment in full of the note. Because the exercise price of the options was greater than the market price of Leap common stock on the date of surrender, the entire amount of the note was treated as additional compensation to Mr. Umetsu in 2002. Leap also has agreed that if Mr. Umetsu used the options to pay the note, Leap would gross-up Mr. Umetsu for the taxes due, if any, on this transaction. As a result of the gross-up, Mr. Umetsu received total compensation of approximately $568,836 in 2002 in connection with this loan transaction.

Transactions with Qualcomm

February 2000 Units Offering

      Qualcomm purchased $150.0 million (original purchase price) of senior discount units in Leap’s units offering in February 2000. Leap used a portion of the net proceeds from its February 2000 equity offering to repay all outstanding borrowings under its credit agreement with Qualcomm and terminated the credit agreement. As a result of Qualcomm’s participation in the units offering, however, Qualcomm remains a significant lender to Leap. Leap’s relationship with Qualcomm may also create conflicts of interest between Leap and Qualcomm. In addition, Qualcomm is not restricted from competing with Leap or directly pursuing wireless telecommunications businesses or interests which would also be attractive to Leap.

Qualcomm Loan Agreement

      In January 2001, Leap entered into a secured loan agreement with Qualcomm under which Qualcomm agreed to loan Leap approximately $125.3 million to finance its acquisition of wireless licenses in the FCC’s broadband PCS auction completed in January 2001. In March 2001, Qualcomm funded Leap’s borrowings of the full amount available under the agreement by transferring to Leap an FCC auction discount voucher, and Leap issued promissory notes in favor of Qualcomm for an aggregate principal amount of $126.6 million, representing $125.3 million for the value of the auction discount voucher and $1.3 million for a commitment fee due to Qualcomm at the initial borrowing. On August 1, 2001, at the request of Qualcomm, Leap agreed to return the auction discount voucher to Qualcomm and reestablish the availability for either a cash loan or a re-borrowing of the auction discount voucher in the future. The FCC confirmed its consent to the return of the auction discount voucher to Qualcomm on August 8, 2001 and the indebtedness under the $125.3 million note was canceled. Because of Cricket’s existing defaults under the vendor credit facilities, Leap currently may not borrow under the loan agreement with Qualcomm. Under the terms of the agreement, Leap must repay to Qualcomm the outstanding principal and accrued interest that may be borrowed under these notes in a single payment no later than five years after the date of the initial borrowing. Loans are subject to mandatory prepayments in certain circumstances, including as a result of Leap receiving net cash proceeds in excess of $400.0 million from issuances of debt or equity securities by Leap or its subsidiaries (other than certain excluded issuances, including equipment vendor financing and sales under Leap’s common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. which are used to acquire wireless licenses). Loans under the agreement bear interest at a variable rate depending on the collateral Leap provides. Leap expects this rate to be at LIBOR plus 7.5%. Interest on the loans is payable semi-annually. However, Leap may elect to defer interest payments through September 2002 and capitalize the deferred interest under the promissory notes. Loans under the agreement will begin to accrue interest from the date Leap either borrows cash or the date the FCC applies the auction discount voucher against amounts Leap owes for licenses it acquires through the January 2001 FCC auction. As security for the loans, Leap has agreed to pledge in favor of Qualcomm the stock of subsidiaries holding licenses that Leap acquires through the January 2001 FCC auction with an aggregate purchase price of at least 150% of the outstanding principal amount of the loans. The loans are subject to the same covenants that are contained in the indenture for the high-yield notes issued in Leap’s February 2000 units offering, and other customary covenants and conditions. Leap is not currently able to satisfy the conditions precedent to make additional borrowings under this agreement and does not expect to be able to obtain such additional borrowings.

Real Estate Lease

      In July 2000, Leap entered into a sublease agreement with Qualcomm under which Leap subleased office space located in San Diego, California. The term of the agreement began on October 1, 2000 and continued on a month-to-month basis until September 14, 2002. Prior to termination, Leap paid $43,241 per month to Qualcomm under the sublease.

Agreements Relating to Spin-Off Distribution

      Leap was formed as a Delaware corporation in June 1998 as a subsidiary of Qualcomm. In September 1999, Qualcomm distributed all of the common stock of Leap to Qualcomm’s stockholders as a taxable dividend. To transfer the Leap business from Qualcomm to Leap, Qualcomm entered into various agreements with Leap, some of which are described below. The agreements have been amended from time to time, including changes required by the FCC as a condition to allowing Leap to acquire specific wireless licenses.

Separation and Distribution Agreement

      Immediately before the distribution of Leap common stock to Qualcomm’s stockholders, Leap entered into the Separation and Distribution Agreement with Qualcomm. The Separation and Distribution Agreement governed the principal transactions required to effect the separation of the companies and the distribution, and other agreements governing the relationship between the parties.

      To effect the separation of the companies, Qualcomm transferred some of its businesses and ventures to us. Qualcomm also contributed to Leap the following:

•	$10 million in cash;

•	Qualcomm’s right to receive payment of approximately $113 million of debt from Leap’s operating companies;

•	Qualcomm’s rights under specific agreements relating to Leap’s business and ventures; and

•	other assets.

      Qualcomm’s performance as an equipment vendor was not a condition of payment to Leap under the notes and other debt transferred. Leap did not receive any intellectual property in connection with the separation of the companies, and Qualcomm retained all rights not expressly transferred regarding agreements with Leap’s subsidiaries and ventures.

      In connection with the transfer of assets and rights by Qualcomm, Leap issued a warrant to Qualcomm to purchase 5,500,000 shares of Leap common stock for $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, Qualcomm agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise of the warrant to 4,500,000. The warrant is currently exercisable and remains exercisable until 2008. Qualcomm has agreed that it will not exercise the warrant in a manner that would cause Qualcomm and its officers and directors to collectively hold more than 15% of Leap outstanding common stock. On December 6, 2000, Qualcomm exercised a portion of the warrant and received 562,500 shares of Leap common stock for an aggregate purchase price of $3,434,766 in cash. On December 12, 2000, Qualcomm net-exercised an additional portion of the warrant and received 453,200 shares of Leap common stock, surrendering warrants to purchase 109,300 shares of Leap common stock in payment of the exercise price. After both of these exercises, the remaining number of shares which may be acquired upon exercise of the warrant is 3,375,000.

      In the Separation and Distribution Agreement, Leap also assumed some liabilities of Qualcomm, including:

•	funding obligations to Leap’s subsidiaries and ventures totaling approximately $75 million;

•	Qualcomm’s rights and obligations to manage Leap’s subsidiaries and ventures; and

•	$2 million of accrued liabilities regarding Leap’s employees.

      The Separation and Distribution Agreement provides for:

•	releases of claims of each party against the other;

•	the allocation of potential liabilities; and

•	indemnification rights between the parties.

      The Separation and Distribution Agreement also provides that, in international markets, Leap will deploy, and will cause its affiliates to deploy, only systems using cdmaOne until January 1, 2004.

      CdmaOne is the original standard for fixed or mobile wireless communications systems based on or derived from Qualcomm’s CDMA technology and successor standards that Qualcomm has adopted. The Telecommunications Industry Association and other recognized international standards bodies have adopted cdmaOne as an industry standard. Leap also agreed that, in international markets, it would invest only in companies using cdmaOne systems until January 1, 2004.

      Under the Separation and Distribution Agreement, Leap also granted Qualcomm a non-exclusive, royalty-free license to any patent rights developed by Leap or its affiliates. In addition, under the Separation and Distribution Agreement, Leap granted Qualcomm a right of first refusal for a period of three years with respect to proposed transfers by Leap of its investments and joint venture interests. Leap further agreed to take an active role in the management of companies in which it holds stock or joint venture interests. The parties also generally agreed that, for a period of three years following our spin-off from Qualcomm, neither party would solicit or hire employees of the other.

DESCRIPTION OF LEAP CAPITAL STOCK

      The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. For information on obtaining a copy of our certificate of incorporation and bylaws, see the section of this prospectus captioned “Where To Find Additional Information.”

      Under our charter, the total number of shares of all classes of stock that we have authority to issue is 310,000,000, consisting of 10,000,000 shares of preferred stock and 300,000,000 shares of common stock.

Common Stock

      As of November 20, 2002, we had 58,704,894 shares of common stock outstanding. The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of our common stock possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board of directors regarding any series of preferred stock. Subject to any preferential or other rights of any outstanding series of our preferred stock that may be designated by our board, the holders of our common stock will be entitled to those dividends as may be declared from time to time by our board from available funds and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to the holders. The terms of the indenture governing our outstanding senior notes and senior discount notes restrict our ability to declare or pay dividends.

Preferred Stock

      Our board of directors is authorized to issue shares of preferred stock, in one or more series, and to determine, regarding any series, the terms and rights of the series, including the following:

•	the designation of the series;

•	the rate and time of, and conditions and preferences regarding, dividends, and whether the dividends are cumulative;

•	the voting rights, if any, of shares of the series;

•	the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund should be established for the series;

•	the rights and preferences of shares of the series in the event of our voluntary or involuntary dissolution, liquidation or winding up of our affairs; and

•	the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

      We believe that the availability of the preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed or unless we are restricted by the preferred stock.

Warrants

      In connection with the spin-off of Leap from Qualcomm, we issued a warrant to purchase 5,500,000 shares of our common stock to Qualcomm at an exercise price of approximately $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, Qualcomm agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise to 4,500,000. The warrant is exercisable during the 10 years following the spin-off of Leap. The warrant provides that Qualcomm may not exercise the warrant if, as a result, Qualcomm, together with its officers and directors, would own equity securities of Leap in an amount that would disqualify Leap from being a “designated entity” under FCC rules. As of November 20, 2002, Qualcomm had received 1,015,700 shares of our common stock upon exercising portions of the warrant and had surrendered rights to purchase 109,300 shares in partial payment of the exercise price. The remaining number of shares which may be acquired upon exercise of the warrant is 3,375,000.

      The warrant issued to Qualcomm includes three types of registration rights which require Leap to register the shares of Leap common stock issuable upon exercise of the warrant. First, the warrant provides for a one-time “demand” registration right which permits Qualcomm to require Leap to register a minimum of $5 million of Leap common stock issuable upon exercise of the warrant. Second, the warrant provides for “piggy-back” registration rights which require Leap to notify Qualcomm of its intention to register shares of Leap common stock with the SEC and, upon request, to include Qualcomm’s shares issuable upon exercise of the warrant in the registration. If Qualcomm exercises its piggy-back or demand registration rights and the offering is underwritten, the shares to be registered may be reduced by the underwriters based on market conditions. However, the shares to be registered may be reduced to no less than 30% of the shares requested to be registered. The registration rights in the warrant may be assigned by Qualcomm with any transfer of the warrant. Third, the warrant provides for “Form S-3” registration rights which generally permit Qualcomm to require Leap to register a minimum of $5 million of shares issuable upon exercise of the warrant if Form S-3, a short-form registration statement, is available for the proposed registration. We will be able to suspend the effectiveness of the registration statement under certain circumstances. The registration rights in the warrant may be assigned by Qualcomm with any transfer of the warrant.

      In connection with our February 2000 units offering, we issued warrants to purchase an aggregate of 2,829,854 shares of our common stock. The terms and conditions of the warrants issued in the senior unit and senior discount unit offerings are more fully described in the warrant agreement for those warrants, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Qualcomm, which purchased units in the offering, holds 308,000 of the warrants, which are exercisable on or after February 23, 2001 for 770,924 shares of our common stock, at an exercise price of $96.80 per share.

      In connection with our acquisition of Chase Telecommunications in March 2000, we issued a warrant to Chase Telecommunications Holdings to purchase 643,068 shares of common stock of our subsidiary, Cricket Communications, for an aggregate warrant exercise price of $1,000,000. In connection with the June 2000 merger of Cricket Communications into a wholly owned subsidiary of ours, the warrant was converted into the right to purchase an aggregate of 202,566 shares of Leap common stock at an exercise price of $4.9367 per share. The aggregate warrant exercise price of $1,000,000 remains unchanged. As of November 20, 2002, Chase had received 89,345 shares of our common stock upon net-exercise of a portion of the warrant and had surrendered rights to purchase 18,222 shares in payment of the exercise price. The remaining number of shares which may be acquired upon exercise of the warrant is 94,999.

Leap Common Stock Reserved for Issuance

      Future sales of substantial amounts of our common stock in the public market could adversely affect the trading price of our common stock. As of November 20, 2002, we had 58,704,894 shares of common stock outstanding, the large majority of which were freely tradable without restriction or further registration under the Securities Act of 1933. Also, as of November 20, 2002, we had reserved for issuance 18,563,271 shares of our common stock as follows: 3,375,000 shares reserved for issuance upon exercise of a warrant held by Qualcomm; 9,783,472 shares of common stock reserved for issuance upon the exercise of options or awards granted or available for grant to employees, officers, directors and consultants under Leap equity incentive plans; 2,479,946 shares of common stock reserved for issuance upon exercise of options granted in connection with the spin-off of Leap to holders of options for Qualcomm common stock (including our employees who were former employees of Qualcomm); 94,999 shares of common stock reserved for issuance upon exercise of a warrant held by Chase Telecommunications Holdings, Inc.; and 2,829,854 shares of common stock reserved for issuance upon exercise of the warrants issued in connection with our February 2000 units offering.

No Preemptive Rights

      No holder of any stock of Leap has any preemptive right to subscribe for any securities of Leap of any kind or class.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for our common stock is Computershare Investor Services LLC.

Delaware Law and Charter Provisions

      We must comply with the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns at the time of the business combination (or within three years prior, did own) 15% or more of the corporation’s voting stock.

      Our charter also requires that any required or permitted action by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of our stockholders may be called only by a majority of the authorized number of directors, the Chairman of the Board or the President of Leap. The charter also provides for a classified board of directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three-year terms. In addition, the charter provides that the authorized number of directors may be changed only by resolution of our board of directors. Our bylaws require advance notice by a stockholder of a proposal or director nomination which the stockholder desires to present at the annual meeting of stockholders. Our charter and bylaws also require that the holders of at least 66 2/3% of our voting stock must approve any amendment to either the charter or bylaws affecting certain provisions. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Leap.

Rights Plan

      On September 9, 1998, our board of directors adopted a shareholder rights plan. Under the rights plan, a dividend of one preferred share purchase right was declared for each outstanding share of our common stock. The common stock currently trades with a right to purchase Series A Junior Participating preferred stock. A preferred share purchase right will be attached to each share of common stock issued during the term of the rights plan. Each right entitles shareholders to buy one one-thousandth of a share of our Series A preferred stock at an exercise price of $350.00, subject to anti-dilution adjustments, upon the triggering event of a person acquiring, or making a tender or exchange offer for, 15% or more of our outstanding common stock. Each right entitles its holder, other than the person acquiring 15% or more of the outstanding common stock, to purchase shares of our common stock with a market value of twice the right’s exercise price. Ownership of our common stock in excess of the 15% threshold by Qualcomm as a result of its warrant to purchase 4,500,000 shares of our common stock or the warrants purchased by Qualcomm in our February 2000 units offering entitling it to purchase 770,924 shares of our common stock, however, will not trigger the rights plan, unless and until Qualcomm acquires one or more additional shares of our common stock. Similarly, beneficial ownership of our common stock in excess of the 15% threshold by MCG PCS, Inc., together with all of its affiliates and associates existing on August 29, 2002, solely as a result of the number of shares they beneficially own on August 29, 2002, plus up to 21,548,415 shares issued to MCG in connection with the arbitration award will not trigger the rights plan, unless and until MCG, together with all of its affiliates and associates existing on August 29, 2002, acquires one or more additional shares of our common stock. In addition, if a company acquires us in a merger or other business combination, or if we sell more than 50% of our consolidated assets or earning power, these rights will entitle our shareholders, other than the acquirer, to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price. At any time before these events, the board of directors may redeem the rights at one cent per right.

      The rights plan is intended to protect shareholders in the event of an unsolicited attempt to acquire us. The right is transferred automatically with the transfer of the common stock until separate rights certificates are distributed upon the occurrence of certain events. The rights plan could have the effect of delaying, deferring or preventing a person from acquiring us or accomplishing a change in control of the board of directors. This description of the rights plan is intended as a summary only and is qualified in its entirety by reference to a rights agreement dated as of September 14, 1998, as amended, between Leap and Computershare Investor Services LLC (formerly Harris Trust Company of California). To obtain a copy of the rights agreement, as amended, see the section of this prospectus captioned “Where To Find Additional Information.”

Liability and Indemnification of Directors and Officers

      Our officers and directors are covered by the provisions of the Delaware General Corporation Law (DGCL), the charter, the bylaws, individual indemnification agreements with us and insurance policies which serve to limit, and, in some instances, to indemnify them against, liabilities which they may incur in those capacities. These various provisions are described below.

      Elimination of Liability in Certain Circumstances. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations authorized by the DGCL, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our charter limits the liability of directors to Leap or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the Delaware statute. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, except for liability:

•	for any breach of the director’s duty of loyalty to Leap or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

      Indemnification and Insurance. Under the DGCL, we have the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to our best interests, to indemnify our directors and officers in connection with actions, suits or proceedings brought against them by a third party or in our name, by reason of the fact that they were or are our directors or officers; and against expenses, judgments, fines and amounts paid in settlement in connection with that action, suit or proceeding. The bylaws generally provide for mandatory indemnification of our directors and officers to the full extent provided by Delaware corporate law. In addition, we have entered into indemnification agreements with our directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under the DGCL, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

      We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of Leap, or is or was a director or officer of Leap serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not we would have the power or obligation to indemnify him or her against that liability under the provisions of our charter or bylaws.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling pursuant to the foregoing provisions, those provisions are, in the opinion of the SEC, against public policy as expressed in the Securities Act of 1933 and are therefore unenforceable.

LEGAL MATTERS

      Latham & Watkins, San Diego, California, will pass upon the validity of the securities being offered by this prospectus.

EXPERTS

      The consolidated financial statements of Leap Wireless International, Inc. as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Pegaso Telecomunicaciones, S.A. de C.V. as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Notes 2, 7, 9 and 11 to the consolidated financial statements) of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE TO FIND ADDITIONAL INFORMATION

      Leap files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the public reference room. You may also access filed documents at the SEC’s Web site at www.sec.gov.

      We have filed a registration statement on Form S-1 and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about Leap and the securities. You may inspect the registration statement and exhibits without charge and obtain copies from the SEC at prescribed rates at the locations above.

      You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this document.

INDEX TO FINANCIAL STATEMENTS

Page

Leap Wireless International, Inc.
Consolidated Financial Statements:
Report of Independent Accountants	F-2
Consolidated Balance Sheets at December 31, 2001 and 2000	F-3
Consolidated Statements of Operations for the years ended December 31, 2001 and 2000, for the period from September 1, 1999 to December 31, 1999 and for the year ended August 31, 1999	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2000, for the period from September 1, 1999 to December 31, 1999 and for the year ended August 31, 1999	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2001 and 2000, for the period from September 1, 1999 to December 31, 1999 and for the year ended August 31, 1999	F-6
Notes to Consolidated Financial Statements	F-7
Leap Wireless International, Inc.
Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets at September 30, 2002 (unaudited) and December 31, 2001	F-51
Condensed Consolidated Statements of Operations (unaudited) for the three and nine months ended September 30, 2002 and 2001	F-52
Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2002 and 2001	F-53
Notes to Condensed Consolidated Financial Statements (unaudited)	F-54
Pegaso Telecomunicaciones, S.A. de C.V.
Consolidated Financial Statements:
Report of Independent Accountants	F-74
Consolidated Balance Sheets at December 31, 2001 and 2000	F-75
Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999	F-76
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999	F-77
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2001, 2000 and 1999	F-78
Notes to Consolidated Financial Statements	F-79

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of Leap Wireless International, Inc.:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders’ equity present fairly, in all material respects, the financial position of Leap Wireless International, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, for the period from September 1, 1999 to December 31, 1999 and for the year ended August 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, at September 30, 2002, the Company is in default under the terms of its senior secured vendor credit facilities and is engaged in exploring a restructuring of its outstanding indebtedness. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

San Diego, California

February 27, 2002, except for Note 16, as to which the date is March 27, 2002, and except for Note 2, as to which the date is November 18, 2002

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,

	2001	2000

Assets
Cash and cash equivalents	$242,979	$338,878
Short-term investments	81,105	199,106
Restricted short-term investments	27,628	28,129
Inventories	45,338	9,032
Notes receivable, net	33,284	138,907
Other current assets	22,044	12,746

Total current assets	452,378	726,798
Property and equipment, net	1,112,284	430,193
Investment in and loans receivable from unconsolidated wireless operating company	—	34,691
Wireless licenses, net	718,222	265,635
Goodwill and other intangible assets, net	43,613	30,297
Restricted investments	13,127	37,342
Deposits for wireless licenses	85,000	91,772
Other assets	26,271	30,679

Total assets	$2,450,895	$1,647,407

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$147,695	$58,735
Current portion of long-term debt	26,049	—
Other current liabilities	55,843	65,690

Total current liabilities	229,587	124,425
Long-term debt	1,676,845	897,878
Other long-term liabilities	186,023	41,846

Total liabilities	2,092,455	1,064,149

Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares; $.0001 par value, no shares issued and outstanding	—	—
Common stock — authorized 300,000,000 shares; $.0001 par value, 36,979,664 and 28,348,694 shares issued and outstanding at December 31, 2001 and 2000, respectively	4	3
Additional paid-in capital	1,148,337	893,401
Unearned stock-based compensation	(5,138)	(10,019)
Accumulated deficit	(786,195)	(302,898)
Accumulated other comprehensive income	1,432	2,771

Total stockholders’ equity	358,440	583,258

Total liabilities and stockholders’ equity	$2,450,895	$1,647,407

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

			Period From
			September 1,
	Year Ended December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Revenues:
Service revenues	$215,917	$40,599	$6,733	$3,619
Equipment revenues	39,247	9,718	39	288

Total revenues	255,164	50,317	6,772	3,907

Operating expenses:
Cost of service	(94,510)	(20,821)	(2,409)	(1,355)
Cost of equipment	(202,355)	(54,883)	(7,760)	(2,455)
Selling and marketing	(115,222)	(31,709)	(4,293)	(1,197)
General and administrative	(152,051)	(85,640)	(15,051)	(27,548)
Depreciation and amortization	(119,177)	(24,563)	(6,926)	(5,824)

Total operating expenses	(683,315)	(217,616)	(36,439)	(38,379)
Gains on sale of wireless licenses	143,633	—	—	—

Operating loss	(284,518)	(167,299)	(29,667)	(34,472)
Equity in net loss of investments in and loans receivable from unconsolidated wireless operating companies	(54,000)	(78,624)	(23,077)	(127,542)
Interest income	26,424	48,477	764	2,505
Interest expense	(178,067)	(112,358)	(12,283)	(10,356)
Foreign currency transaction gains (losses), net	(1,257)	13,966	(8,247)	(7,211)
Gain on sale of wholly-owned subsidiaries	—	313,432	—	9,097
Gain on issuance of stock by unconsolidated wireless operating company	—	32,602	—	3,609
Other income (expense), net	8,443	1,913	(3,336)	(243)

Income (loss) before income taxes and extraordinary items	(482,975)	52,109	(75,846)	(164,613)
Income taxes	(322)	(47,540)	—	—

Income (loss) before extraordinary items	(483,297)	4,569	(75,846)	(164,613)
Extraordinary loss on early extinguishment of debt	—	(4,737)	—	—

Net loss	$(483,297)	$(168)	$(75,846)	$(164,613)

Basic net income (loss) per common share:
Income (loss) before extraordinary items	$(14.27)	$0.18	$(4.01)	$(9.19)
Extraordinary loss	—	(0.19)	—	—

Net loss	$(14.27)	$(0.01)	$(4.01)	$(9.19)

Diluted net income (loss) per common share:
Income (loss) before extraordinary items	$(14.27)	$0.14	$(4.01)	$(9.19)
Extraordinary loss	—	(0.15)	—	—

Net loss	$(14.27)	$(0.01)	$(4.01)	$(9.19)

Shares used in per share calculations:
Basic	33,861	25,398	18,928	17,910

Diluted	33,861	32,543	18,928	17,910

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

			Period From
	Year Ended December 31,		September 1, 1999	Year Ended
			to December 31,	August 31,
	2001	2000	1999	1999

Operating activities:
Net loss	$(483,297)	$(168)	$(75,846)	$(164,613)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	119,177	24,563	6,926	5,824
Gain on sale of wholly-owned subsidiaries	—	(313,432)	—	(9,097)
Gain on issuance of stock by unconsolidated wireless operating company	—	(32,602)	—	(3,609)
Extraordinary loss on early extinguishment of debt	—	4,737	—	—
Equity in net loss of and write-down of investments in and loans receivable from unconsolidated wireless operating companies	54,000	78,624	23,077	127,542
Interest accrued to loans receivable and payable, net	129,266	83,910	7,023	8,251
Stock-based compensation	5,462	13,946	—	—
Gains on sale of wireless licenses	(143,633)	—	—	—
Other	(6,543)	(3,065)	(381)	(386)
Changes in assets and liabilities, net of effects of acquisitions:
Inventories	(36,306)	(7,969)	25	1,873
Other assets	(14,331)	(24,987)	1,703	(7,791)
Accounts payable and accrued liabilities	90,058	47,436	493	9,671
Other liabilities	(24,267)	47,630	5,410	(1,770)

Net cash used in operating activities	(310,414)	(81,377)	(31,570)	(34,105)

Investing activities:
Purchase of property and equipment	(214,313)	(72,245)	(4,568)	(3,935)
Investments in and loans to unconsolidated wireless operating companies	(20,542)	(18,533)	(2,744)	(124,471)
Acquisitions, net of cash acquired	(2,900)	(5,802)	—	(26,942)
Purchase of and deposits for wireless licenses	(243,039)	(179,153)	—	(19,009)
Net proceeds from the sale of wireless licenses	142,173	—	—
Net proceeds from disposal of subsidiaries	—	214,455	—	16,024
Sale and repayment of note receivable	108,138	—	—	—
Purchase of investments	(198,744)	(332,987)	—	—
Sale and maturity of investments	320,437	128,540	—	—
Restricted investments, net	26,799	(44,921)	(20,500)	—
Other	(3,468)	—	—	—

Net cash used in investing activities	(85,459)	(310,646)	(27,812)	(158,333)

Financing activities:
Proceeds from issuance of senior and senior discount notes	—	550,102	—	—
Proceeds from loans payable to banks and long-term debt	217,064	59,324	61,650	135,304
Repayment of loans payable to banks and long-term debt	(88,350)	(248,204)	—	(17,500)
Issuance of common stock, net	171,260	341,949	1,721	3,404
Payment of debt financing costs	—	(15,222)	—	—
Former parent company’s investment	—	—	—	95,268
Book overdraft	—	13,386	—	—

Net cash provided by financing activities	299,974	701,335	63,371	216,476

Effect of exchange rate changes on cash and cash equivalents	—	(8,998)	7,210	2,177
Effect of change in foreign company reporting lag on cash and cash equivalents	—	(5,545)	6,695	—

Net increase (decrease) in cash and cash equivalents	(95,899)	294,769	17,894	26,215
Cash and cash equivalents at beginning of period	338,878	44,109	26,215	—

Cash and cash equivalents at end of period	$242,979	$338,878	$44,109	$26,215

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

							Accumulated
				Former			Other
	Common Stock		Additional	Parent	Unearned		Comprehensive
			Paid-In	Company’s	Stock-Based	Accumulated	Income
	Shares	Amount	Capital	Investment	Compensation	Deficit	(Loss)	Total

Balance at August 31, 1998	—	$—	$—	$197,598	$—	$(52,283)	$(2,352)	$142,963
Components of comprehensive loss:
Net loss	—	—	—	—	—	(164,613)	—	(164,613)
Foreign currency translation adjustment	—	—	—	—	—	—	(1,043)	(1,043)

Total comprehensive loss								(165,656)

Transfers from former parent	—	—	—	95,268	—	—	—	95,268
Distribution by former parent (Note 1)	17,647,685	2	292,864	(292,866)	—	—	—	—
Repurchase of warrant	—	—	(5,355)	—	—	—	—	(5,355)
Issuance of common stock	723,289	—	2,356	—	—	—	—	2,356
Effect of subsidiary and unconsolidated wireless operating company equity transactions	—	—	1,324	—	—	—	—	1,324

Balance at August 31, 1999	18,370,974	2	291,189	—	—	(216,896)	(3,395)	70,900
Components of comprehensive loss:
Net loss	—	—	—	—	—	(75,846)	—	(75,846)
Foreign currency translation adjustment	—	—	—	—	—	—	(928)	(928)

Total comprehensive loss								(76,774)

Issuance of common stock	1,668,582	—	1,744	—	—	—	—	1,744
Effect of change in foreign company reporting lag	—	—	—	—	—	15,022	—	15,022

Balance at December 31, 1999	20,039,556	2	292,933	—	—	(277,720)	(4,323)	10,892
Components of comprehensive loss:
Net loss	—	—	—	—	—	(168)	—	(168)
Foreign currency translation adjustment	—	—	—	—	—	—	(1,271)	(1,271)
Unrealized holding gains on investments, net	—	—	—	—	—	—	89	89

Total comprehensive loss	—	—	—	—	—	—	—	(1,350)

Issuance of common stock:
Equity offering (Note 8)	4,000,000	1	329,980	—	—	—	—	329,981
Warrants exercised	1,015,700	—	3,435	—	—	—	—	3,435
Employee stock options and benefit plans	1,678,598	—	4,601	—	—	—	—	4,601
Tax benefit from exercise of non-qualified options	—	—	1,426	—	—	—	—	1,426
Acquisitions	1,614,840	—	72,695	—	—	—	—	72,695
Issuance of warrants (Note 6)	—	—	164,366	—	—	—	—	164,366
Lag period results of Smartcom	—	—	—	—	—	(25,010)	—	(25,010)
Realization of cumulative translation adjustment of Smartcom	—	—	—	—	—	—	8,276	8,276
Unearned stock-based compensation	—	—	24,306	—	(24,306)	—	—	—
Amortization of stock-based compensation	—	—	(341)	—	14,287	—	—	13,946

Balance at December 31, 2000	28,348,694	3	893,401	—	(10,019)	(302,898)	2,771	583,258
Components of comprehensive loss:
Net loss	—	—	—	—	—	(483,297)		(483,297)
Foreign currency translation adjustment	—	—	—	—	—	—	(1,171)	(1,171)
Unrealized holding losses on investments, net	—	—	—	—	—	—	(168)	(168)

Total comprehensive loss	—	—	—	—	—	—	—	(484,636)

Issuance of common stock:
Equity placements (Note 8)	5,085,732	—	167,420	—	—	—	—	167,420
Warrants exercised	89,345	—	—	—	—	—	—	—
Employee stock options and benefit plans	677,359	1	4,233	—	—	—	—	4,234
Acquisitions	2,778,534	—	82,702	—	—	—	—	82,702
Unearned stock-based compensation	—	—	1,119	—	(1,119)	—	—	—
Amortization of stock-based compensation	—	—	(538)	—	6,000	—	—	5,462

Balance at December 31, 2001	36,979,664	$4	$1,148,337	$—	$(5,138)	$(786,195)	$1,432	$358,440

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company

The Company and Nature of Business

      Leap Wireless International, Inc., a Delaware corporation, together with its wholly-owned subsidiaries (the “Company” or “Leap”) is a wireless communications carrier that offers digital wireless service in the United States under the brand “Cricket®.” Leap conducts operations through its subsidiaries. Leap has no independent operations or sources of operating revenue other than through dividends, if any, from its operating companies. Cricket service is operated by the Company’s wholly-owned subsidiary, Cricket Communications, Inc. (“Cricket Communications”), a wholly-owned subsidiary of Cricket Communications Holdings, Inc. (“Cricket Communications Holdings”). Cricket and the related subsidiaries of Leap and Cricket that hold assets that are used in the Cricket business or that hold assets pledged under Cricket’s vendor credit facilities are collectively referred to herein as the “Cricket Companies.” As of February 2002, the Company had launched wireless service in 40 markets, which together constitute what the Company refers to as its “40 Market Plan.” The Company also owned 20.1% of the outstanding capital stock of Pegaso Telecomunicaciones, S.A. de C.V. (“Pegaso”), a Mexican corporation which operates a wireless network in Mexico until September 10, 2002. From April 1999 to the date of sale on June 2, 2000, the Company owned 100% of Smartcom, S.A. (“Smartcom”), a Chilean corporation that operates a nationwide wireless network in Chile.

The Distribution

      The Company was incorporated in Delaware on June 24, 1998 as a wholly-owned subsidiary of Qualcomm Incorporated (“Qualcomm”). On September 23, 1998, Qualcomm distributed all of the outstanding shares of common stock of the Company to Qualcomm’s stockholders as a taxable dividend (the “Distribution”). Following the Distribution, the Company and Qualcomm operate as independent companies. Qualcomm transferred to the Company its equity interests in certain operating companies. Qualcomm also transferred to the Company cash and its right to receive payment from working capital and other loans Qualcomm made to the operating companies, as well as other miscellaneous assets and liabilities. The aggregate net tangible book value of the assets transferred by Qualcomm to the Company in connection with the Distribution was approximately $236.0 million. The consolidated financial statements reflect the Company as if it were a separate entity for all periods presented.

Change in Year End

      On July 31, 2000, the Board of Directors of the Company elected to change the Company’s fiscal year from a year ending on August 31 to a year ending on December 31. The first new twelve-month fiscal year ended on December 31, 2000. As a result of the change in year end, the Company issued consolidated financial statements as of December 31, 1999 and for the period from September 1, 1999 to December 31, 1999.

Note 2. Significant Subsequent Events

Liquidity and Capital Resources

      The Company is highly leveraged. At September 30, 2002, the Company had debt totaling $2,159.8 million, including $1,511.6 million of debt under Cricket’s senior secured vendor credit facilities. The Company has retained UBS Warburg to assist in exploring a restructuring of the significant outstanding indebtedness of Leap and Cricket and to assist in obtaining new sources of financing for the Cricket Companies. The Company has begun restructuring discussions with informal committees of Leap’s and Cricket’s respective creditors. All of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings) have been pledged to secure the obligations of Cricket under the vendor credit facilities. In August 2002, the Company paid a purchase price adjustment to MCG PCS, Inc. (“MCG”), as ordered by an arbitrator, in

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

connection with its acquisitions of wireless licenses in Buffalo and Syracuse by issuing 21,020,431 shares of its common stock to MCG. The issuance of these shares constituted an event of default under the vendor credit facilities. After Leap’s issuance of these shares in August 2002, the lenders under Cricket’s vendor credit facilities ceased funding new loan requests, including requests to fund interest that had previously been paid through draws under the vendor credit facilities. In early September 2002, Cricket chose not to make interest payments that were due on the loans under these vendor credit facilities, which constituted an additional event of default under the vendor credit facilities. While Cricket subsequently paid approximately $1.9 million of interest and fees due under its vendor credit facilities, Cricket remains in default under such facilities. These and other existing events of default provide the credit facility lenders with certain rights under the credit agreements and related security agreements, including the right to terminate the commitments under those agreements, to declare the existing loans to be immediately due and payable, and to foreclose on the assets that have been pledged to secure these outstanding loans. In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent Technologies, Inc. (“Lucent”) and Nortel Networks, Inc. (“Nortel”) have terminated their commitments under their credit agreements with Cricket, and at the request of Ericsson Credit AB (“Ericsson”), Cricket reduced the commitment under the Ericsson credit agreement to approximately $33 million as of September 30, 2002. Lenders under Cricket’s vendor credit facilities had previously agreed to share collateral and limit total loans secured thereunder to $1,845.0 million. Borrowings under each of the credit facilities accrue interest at a rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA, as defined in the credit agreements. If an event of default has occurred and is continuing, the administrative agent under a credit agreement, at the request of the lenders under such agreement, may restrict Cricket’s ability to choose LIBOR interest rates for outstanding borrowings. An amount that is not paid when due under a vendor credit agreement will bear interest after the due date at the rate then applicable to base rate loans plus 2%.

      To date, the secured vendor credit facility lenders have not exercised any other material creditors’ remedies under the vendor credit agreements. However, if they choose to exercise these rights in the future, the Company would likely seek the protection afforded by Chapter 11 of the federal bankruptcy laws and any such exercise would have a material adverse impact on the Company’s business. Cricket’s default on its vendor credit facilities and the Company’s need to restructure its indebtedness and its potential need to seek protection under the federal bankruptcy laws raise substantial doubt about the Company’s ability to continue as a going concern. Because of the existing defaults under the vendor credit facilities, and because Cricket is currently unable to fully repay the amounts outstanding under such facilities and has been unable to raise new funds which would enable it to repay such amounts, there is substantial risk that the stock of the Cricket Companies has no value to Leap.

      If Cricket’s outstanding indebtedness under the vendor credit facilities is accelerated, and such indebtedness is not repaid in full or such acceleration is not rescinded within 30 days, that acceleration would constitute an event of default under the indenture governing Leap’s senior notes and senior discount notes, providing the trustee or the required note holders with the right to declare Leap’s notes to be immediately due and payable. If the notes are declared due and payable, the creditors of Leap would have claims in excess of the existing cash and other assets held by Leap. Since Leap is currently unable to fully repay the amounts outstanding under the indenture and has been unable to raise new funds which would enable it to repay such amounts, there would likely be no assets available for distribution to the stockholders of Leap if the obligations under Leap’s senior notes and senior discount notes were to be accelerated.

      In September 2002, the Company completed the sale of its 20.1% interest in the outstanding capital stock of Pegaso to Telefónica Móviles, S.A. (“Telefónica”) for cash proceeds of approximately $22.2 million for the sale of its shares and, in October 2002, also received approximately $15.8 million in proceeds for the repayment of convertible subordinated loans provided to Pegaso. In connection with the sale, Leap was released from its obligations under a $33 million guarantee to Qualcomm of Pegaso’s outstanding working

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

capital loans from Qualcomm, by delivering to Qualcomm its rights under the warrants Leap acquired in connection with the guarantee. Pursuant to the vendor credit facilities, approximately $25.8 million of the proceeds of the sale of Pegaso are required to be set aside or contributed to the Cricket Companies. In light of the financial condition and restructuring of Leap and its subsidiaries, Leap did not make the set asides and contributions. Leap’s failure to contribute or set aside such amounts was a breach of contract by Leap and an additional event of default under the vendor credit facilities.

      Leap was the winning bidder for 22 wireless licenses covering approximately 24.1 million potential customers in the Federal Communications Commission’s (“FCC”) Auction 35. The FCC has offered bidders in Auction 35 to receive a refund of their funds currently on deposit with the FCC relating to Auction 35 and to elect not to purchase such licenses without incurring a financial penalty. The Company currently expects to withdraw from the commitment to purchase the licenses on which it was the successful bidder in Auction 35. If these Auction 35 wireless licenses ultimately are granted to the Company, it will likely be required to make full payment for them of $350.1 million (less any amounts then on deposit with the FCC) within 10 business days of a public notice issued by the FCC establishing a payment deadline. The Company currently does not have sufficient cash available to purchase these licenses.

      The Company has classified the principal and interest balances outstanding under the vendor credit facilities and amounts payable to Lucent, Nortel and Ericsson for the purchase of equipment and services as short-term obligations in the condensed consolidated balance sheet as of September 30, 2002, as a result of Cricket’s default of the underlying agreements. Unamortized debt discount and debt issuance costs of $46.6 million at September 30, 2002 may be subject to accelerated amortization or immediate expense if the secured vendor credit facility lenders exercise their rights, or depending on the outcome of the Company’s restructuring plan.

      Because of Cricket’s existing defaults under the vendor credit facilities, the substantial risk that the stock of the Cricket Companies has no value to Leap, and the substantial risk that Leap’s existing stockholders will lose all of their value in Leap common stock in connection with any restructuring, the Company recorded an estimated impairment charge during the three months ended September 30, 2002 equal to the remaining goodwill balance of $26.9 million. The goodwill resulted from the Company’s June 2000 acquisition of the remaining interest in Cricket Communications Holdings that it did not already own.

      As of September 30, 2002, the Company tested its wireless licenses and long-lived assets for impairment. The fair value of the wireless licenses was greater than their carrying value, and therefore no impairment loss existed with regard to the wireless licenses. The undiscounted cash flows expected to be generated from the Company’s other long-lived assets over the remaining useful lives of those assets was greater than the carrying value of the assets, and therefore no impairment loss existed with regard to the other long-lived assets. Based on the current difficulties being experienced by the telecommunications and wireless industries, and depending on the results of the Company’s restructuring, the value of the wireless licenses and other long-lived assets could be subject to material impairment losses in the future.

      Because the issuance of the MCG shares qualifies as a change in the Company’s ownership as defined under Internal Revenue Code Section 382, there will be a significant annual limitation on the Company’s ability to utilize its net operating loss and credit carryforwards. In connection with any restructuring, there is also likely to be an additional change in the Company’s ownership and further limitation on the Company’s ability to utilize its net operating loss and credit carryforwards. If a restructuring is implemented pursuant to a plan confirmed under Chapter 11 of the federal bankruptcy laws and there is a significant elimination or reduction of the Company’s outstanding indebtedness, the Company expects that it will utilize all of its net operating loss and credit carryforwards and also expects that the tax bases of the Company’s assets may be significantly reduced. If not structured to qualify as a tax-free reorganization, significant income taxes may become payable as a result of the merger of subsidiaries or the transfer of assets among subsidiaries that may occur as part of a restructuring implemented under Chapter 11 of the federal bankruptcy laws. If a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

restructuring is implemented outside of federal bankruptcy laws and there is a significant elimination or reduction of the Company’s outstanding indebtedness, the Company expects that significant income taxes would become payable as a result of restructuring.

      The Company received a Nasdaq Staff determination indicating that its common stock is to be de-listed from the Nasdaq National Market because Leap did not obtain stockholder approval prior to issuing 21,020,431 shares of common stock to MCG, Leap’s common stock has traded below $1.00 per share for at least 30 consecutive trading days and other factors cited by the Nasdaq Staff in its de-listing determination letter. Leap requested an oral hearing to appeal the Nasdaq staff determination. As a result, Nasdaq stayed the de-listing pending the results of the hearing. The hearing was held on November 14, 2002. Leap is awaiting the Nasdaq hearing panel’s decision.

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of Leap and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. To accommodate the different fiscal periods of Leap and its foreign investees, the Company recognizes its share of net earnings or losses of such foreign companies on a three-month lag.

      The financial statements of Smartcom were consolidated in the Company’s financial statements from June 1, 1999 to March 31, 2000 as a result of the Company’s acquisition of the remaining 50% of Smartcom that it did not already own in April 1999 and the sale of all the issued and outstanding shares of Smartcom on June 2, 2000. Due to the lag period, the results of Smartcom for April and May 2000 have been reflected in accumulated deficit during the year ended December 31, 2000.

Use of Estimates in Financial Statement Preparation

      The consolidated financial statements are prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Revenues and Cost of Revenues

      Wireless services are provided on a month-to-month basis and are generally paid in advance. The Company does not charge fees for the initial activation of service. Revenues from wireless services are recognized as services are rendered. Amounts received in advance are recorded as deferred revenue. Cost of service generally includes direct costs and related overhead, excluding depreciation and amortization, of operating the Company’s networks. Equipment revenues arise from the sale of handsets and accessories. Revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. Handsets sold to third-party dealers and distributors are recognized as inventory until they are sold to and activated by customers. Amounts due from third-party dealers and distributors for handsets are recorded as deferred revenue upon shipment by the Company and are recognized as equipment revenues when service is activated by customers. Sales incentives offered without charge to customers and volume-based incentives paid to the Company’s third-party dealers and distributors related to the sale of handsets are recognized as a reduction of revenue when the related equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

time and/or usage. The Company records an estimate for returns at the time of recognizing revenue. Returns historically have been insignificant.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2001, the Company’s cash and cash equivalents consisted of deposits with banks and investments in money market accounts, commercial paper and U.S. government securities. The Company has not experienced any losses on its cash and cash equivalents.

Investments

      Restricted investments at December 31, 2001 and 2000 consisted primarily of U.S. government debt securities that have been pledged to provide for the payment of scheduled interest payments on long-term notes payable and are classified as held-to-maturity and carried at amortized cost, which approximates fair value. At December 31, 2001 and 2000, the Company’s non-restricted investments consisted of government and corporate fixed income securities and commercial paper. While it is the Company’s general intent to hold such securities until maturity, management may occasionally sell particular securities prior to maturity. As such, investments are classified as available-for-sale and stated at fair value as determined by the most recent traded price of each security at the balance sheet date. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss). The specific identification method is used to compute the realized gains and losses on debt and equity securities. Investments are periodically reviewed for impairment. If the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss would be recognized for the difference.

Inventories

      Inventories consist of handsets and accessories not yet placed into service and are stated at the lower of cost or market using the first-in, first-out method.

Investments in Unconsolidated Wireless Operating Companies

      The Company uses the equity method to account for investments in corporate entities in which it exercises significant influence but does not control. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company’s share of net earnings or losses of the investee, limited to the extent of the Company’s investment in, advances to and financial guarantees for the investee. Such earnings or losses of the Company’s investees are adjusted to reflect the amortization of any differences between the carrying value of the investment and the Company’s equity in the net assets of the investee. For those equity investees where the Company is the only contributor of assets, equity in net losses of wireless operating companies includes 100% of the losses of the equity investee.

Derivatives

      The Company’s credit agreements with its equipment vendors require it to maintain hedging agreements so that 50% of the vendor equipment loans and U.S. government financing either bears interest at a fixed rate or is covered by the hedging agreements. These instruments are accounted for at fair value and marked to fair value at each period end. Changes in the fair value are recorded in the consolidated results of operations. Because current interest rates on the equipment vendor loans are significantly lower than the maximum interest rates allowed under the credit agreements, changes in fair value of the hedging agreements have not been significant. Premiums paid for purchased hedging agreements are amortized to interest expense over the terms of the agreements. Unamortized premiums are included in other assets in the consolidated balance

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

sheets. Amounts receivable under hedging agreements are accrued as a reduction of interest expense. Premiums paid for purchased hedging agreements have not been significant.

Property and Equipment

      Property and equipment are recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance or extend the asset’s useful life are charged to operating expenses as incurred. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service, which are 5 to 15 years for network infrastructure assets and 3 to 7 years for computer equipment and other, which includes furniture and fixtures. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease.

      The Company’s network construction expenditures are recorded as construction-in-progress until the network or assets are placed in service, at which time the assets are transferred to the appropriate property and equipment category. As a component of construction-in-progress, the Company capitalizes interest and salaries and related costs of engineering employees, to the extent time and expense are contributed to the construction effort, during the construction period. The Company capitalized $9.9 million and $3.9 million of interest to property and equipment during the years ended December 31, 2001 and 2000, respectively.

Wireless Licenses

      Wireless licenses are recorded at cost and amortized using the straight-line method over their estimated useful lives upon commencement of commercial service, generally 40 years. Accumulated amortization related to wireless licenses totaled $5.9 million and $1.2 million at December 31, 2001 and 2000, respectively. Wireless licenses classified as “to be disposed of” are licenses that are part of pending license sales or exchanges that are considered probable of being closed in their current form within one year of the balance sheet dates. Wireless licenses to be disposed of are carried at the lower of carrying value and fair value less costs to sell. At December 31, 2001, wireless licenses to be disposed of were not significant.

Goodwill and Other Intangible Assets

      Goodwill represents the excess of the purchase price and related costs over the fair value assigned to the net tangible and identifiable intangible assets of businesses acquired. Through December 31, 2001, goodwill was amortized on a straight-line basis over its estimated useful life, generally 20 years. Other intangible assets consist primarily of acquired technology and are amortized on a straight-line basis over their estimated useful lives of generally three years. Accumulated amortization of goodwill and other intangible assets totaled $7.3 million and $2.2 million at December 31, 2001 and 2000, respectively.

Impairment of Long-Lived and Intangible Assets

      The Company assesses potential impairments to its long-lived assets, including property and equipment, wireless licenses, goodwill and other intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to results of operations. No such impairment losses have been identified by the Company.

Debt Discount and Deferred Financing Costs

      Debt discount and deferred financing costs are amortized and recognized as interest expense under the effective interest method.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Advertising and Promotion Costs

      Advertising and promotion costs, including costs related to the Company’s cooperative advertising programs with its third-party dealers and distributors, are expensed as incurred. Advertising costs totaled $63.2 million, $3.0 million, $0.2 million and $0.1 million during the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, respectively.

Stock-based Compensation

      The Company measures compensation expense for its employee and director stock-based compensation plans using the intrinsic value method. The Company provides pro forma disclosures of net income (loss) and net income (loss) per share as if a fair value method had been applied in measuring compensation expense. Stock-based compensation is amortized over the related vesting periods of the stock awards using an accelerated method.

Issuance of Stock by Subsidiaries and Equity Investees

      The Company recognizes gains and losses on issuance of stock by subsidiaries and equity investees in its results of operations, except for those subsidiaries and equity investees that are in the development stage. For those entities in the development stage, gains and losses are reflected in “effect of subsidiary and unconsolidated wireless operating company equity transactions” in stockholders’ equity.

Foreign Currency Translation and Transactions

      The Company uses the local currency as the functional currency for all of its international consolidated and unconsolidated operating companies, except where such operating companies operate in highly inflationary economies. Assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues and expense items are translated at the average exchange rate prevailing during the period. Resulting unrealized gains and losses are accumulated and reported as other comprehensive income or loss.

      The functional currency of the Company’s Chilean holding company is the U.S. dollar. The monetary assets and liabilities of this foreign subsidiary are re-measured into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates. Resulting re-measurement gains or losses are recognized in results of operations.

Income Taxes

      Current income tax benefit (expense) is the amount expected to be receivable (payable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

Basic and Diluted Net Income (Loss) Per Common Share

      Basic earnings per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per common share reflect the potential dilutive effect of additional common shares that are issuable upon exercise of outstanding stock options and warrants calculated using the treasury stock method and the conversion of convertible preferred

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

securities. The weighted average number of common shares outstanding assumes that the 17,647,685 shares issued at the Distribution were outstanding for the periods prior to the Distribution.

Reclassifications

      Certain prior period amounts have been reclassified to conform to the current year presentation.

Future Accounting Requirements

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 141 eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS No. 142 changes the accounting for goodwill and intangible assets that are deemed to have indefinite lives from an amortization method to an impairment-only approach. Under SFAS No. 142, goodwill and intangible assets that are deemed to have indefinite lives are required to be tested for impairment annually and whenever events or circumstances occur indicating that such assets might be impaired. SFAS No. 141 and SFAS No. 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS No. 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS No. 141 will be reclassified to goodwill. The Company will adopt SFAS No. 142 on January 1, 2002. As of December 31, 2001, the Company had goodwill of $26.9 million related to its June 2000 acquisition of the remaining interest in Cricket Communications Holdings that the Company did not already own and recognized $1.5 million in amortization expense during 2001. In connection with the adoption of SFAS No. 142, the Company will be required to perform a transitional impairment review of this goodwill as of January 1, 2002, which it expects to complete in the first half of fiscal 2002. There can be no assurance that a material impairment charge will not be recorded at the time the review is completed. SFAS No. 142 identifies certain assets that should be treated as indefinite lived intangible assets, which includes broadcast licenses. Although wireless licenses are not specifically identified in this category, there are some indications that wireless licenses are substantially similar to broadcast licenses. The Company is considering whether its wireless licenses should be treated as indefinite lived intangible assets. The outcome is uncertain at this time, as is the potential impact on the Company’s consolidated results of operations. See Note 5.

      In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, and development and/or the normal operation of a long-lived asset. The Company will adopt SFAS No. 143 on January 1, 2003. The Company has not yet determined the financial impact the adoption of SFAS No. 143 will have on its consolidated financial position or results of operations.

      In October 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 replaces SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, “Reporting Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions.” SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of carrying value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the ongoing operations of the entity in a disposal transaction. The Company adopted SFAS No. 144 on January 1, 2002. The Company does not expect that the adoption of SFAS No. 144 will have a material impact on its consolidated financial position or its results of operations.

      In November 2001, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 01-09 “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which is a codification of EITF Issue No. 00-14, Issue No. 00-22 and Issue No. 00-25. The Company previously adopted those elements of EITF Issue No. 01-09 that codify Issue No. 00-14 and Issue No. 00-22. The elements pertaining to EITF Issue No. 00-25 provide that consideration paid from a vendor to a customer or reseller of the vendor’s products is presumed to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction in revenues. That presumption is overcome and the consideration characterized as a cost only if, and to the extent that, certain criteria are met. The Company will adopt the elements pertaining to EITF Issue No. 00-25 on January 1, 2002. The Company does not expect that the adoption of the elements pertaining to EITF Issue No. 00-25 will have a material impact on its consolidated financial position or its results of operations.

Note 4. Financial Instruments

Investments

      Investments at December 31, 2001 and 2000 consisted of the following (in thousands):

	Short-term		Long-term

	December 31,

	2001	2000	2001	2000

Restricted Investments:
U.S. government securities	$27,628	$28,129	$13,127	$37,342

Investments:
Commercial paper	$54,587	$117,297	$—	$—
Corporate notes	—	28,452	—	5,341
U.S. government securities	26,518	28,070	—	—
Certificates of deposit	—	14,149	2,011	—
Corporate bonds	—	8,131	—	—
Foreign debt securities	—	3,007	—	—

	$81,105	$199,106	$2,011	$5,341

      As of December 31, 2001, the contractual maturities of debt securities were as follows (in thousands):

	Years to Maturity

	Less Than One	One to Five

Held-to-maturity (restricted investments)	$28,263	$14,062
Available-for-sale	$81,418	$2,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Available-for-sale securities were comprised as follows at December 31, 2001 and 2000 (in thousands):

		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

2001
Debt securities	$81,185	$—	$(80)	$81,105
Certificates of deposit	2,010	1	—	2,011

	$83,195	$1	$(80)	$83,116

2000
Debt securities	$190,209	$117	$(28)	$190,298
Certificates of deposit	14,149	—	—	14,149

	$204,358	$117	$(28)	$204,447

Fair Value of Financial Instruments

      The carrying amounts of certain of the Company’s financial instruments, including cash equivalents and short-term investments, accounts receivable, notes receivable and accounts payable and accrued liabilities, approximate fair value due to their short-term maturities. Loans payable to equipment vendors incur interest at rates that are based on a fixed spread above LIBOR or a bank base rate. Based on information received from its equipment vendors, the Company believes that these loans were recently sold at discounts ranging from 25% to 30% of their face value. Loans payable to the U.S. government related to purchases of wireless licenses carry fixed rates of interest that approximate fair value. The Company’s senior notes and senior discount notes had an aggregate estimated market value of $408.1 million at December 31, 2001, compared to an aggregate carrying value of $505.9 million (Note 6).

Note 5. Supplementary Financial Information

Supplementary Balance Sheet Information

	December 31,

	2001	2000

	(in thousands)
Property and equipment, net:
Network infrastructure and leasehold improvements	$893,266	$217,793
Computer equipment and other	67,976	21,597
Construction-in-progress	272,464	202,859

	1,233,706	442,249
Accumulated depreciation and amortization	(121,422)	(12,056)

	$1,112,284	$430,193

Accounts payable and accrued liabilities:
Trade accounts payable	$61,885	$12,678
Accrued payroll and related benefits	21,234	9,750
Other accrued liabilities	64,576	36,307

	$147,695	$58,735

Other current liabilities:
Income taxes payable	$8,617	$39,214
Book overdraft	—	13,386
Deferred revenue	17,177	1,679
Notes payable (Note 11)	19,265	750
Interest payable	6,921	6,922
Other	3,863	3,739

	$55,843	$65,690

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Supplementary Information for Wireless Licenses, Goodwill and Other Intangible Assets (in thousands, except per share data):

      The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002. Upon adoption, the Company ceased amortizing goodwill and wireless license costs, as the Company determined that wireless licenses meet the definition of indefinite-lived intangible assets under SFAS No. 142. At January 1, 2002, goodwill, net totaled $26.9 million and wireless license, net totaled $718.2 million. Selected information about the Company’s intangible assets at December 31, 2001 and 2000 is as follows:

	December 31,

	2001	2000

	(in thousands)
Other intangible assets, net:
Purchased technology	$19,627	$3,800
Other	2,125	1,764

	21,752	5,564
Accumulated amortization	(5,058)	(1,501)

	$16,694	$4,063

      Current and expected amortization expense for other intangible assets for each of the following periods is as follows (unaudited):

Amortization Expense for the Year Ended December 31, 2001:	$3,557
Expected Amortization Expense for the Years Ending December 31:
2002	6,586
2003	6,586
2004	3,161

      A reconciliation of net loss adjusted to exclude amortization expense related to goodwill and wireless licenses assuming adoption of SFAS No. 142 on September 1, 1998 is as follows:

			Period From
	Year Ended		September 1,
	December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Reported net loss	$(483,297)	$(168)	$(75,846)	$(164,613)
Goodwill amortization	1,454	790	—	—
Wireless license amortization	4,706	1,199	—	—

Adjusted net loss	$(477,137)	$1,821	$(75,846)	$(164,613)

Basic net loss per common share:
Reported net loss	$(14.27)	$(0.01)	$(4.01)	$(9.19)
Goodwill amortization	0.04	0.03	—	—
Wireless license amortization	0.14	0.05	—	—

Adjusted net loss	$(14.09)	$0.07	$(4.01)	$(9.19)

Diluted net loss per common share:
Reported net loss	$(14.27)	$(0.01)	$(4.01)	$(9.19)
Goodwill amortization	0.04	0.02	—	—
Wireless license amortization	0.14	0.04	—	—

Adjusted net loss	$(14.09)	$0.06	$(4.01)	$(9.19)

Shares used in per share calculations:
Basic	33,861	25,398	18,928	17,910

Diluted	33,861	32,543	18,928	17,910

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Supplementary Cash Flow Information

			Period From
	Year Ended December 31,		September 1, 1999	Year Ended
			to December 31,	August 31,
	2001	2000	1999	1999

	(in thousands)
Supplementary disclosure of cash flow information:
Cash paid for interest	$30,307	$36,964	$—	$—
Cash paid for income taxes	37,079	3,705	—	—
Supplementary disclosure of non-cash investing and financing activities:
Loans to unconsolidated wireless operating companies converted to equity investment	—	—	—	50,196
Long-term financing to purchase equipment	566,726	457,960	—	8,791
Long-term financing to purchase wireless licenses	105,920	12,410	—	—
Debt origination fees financed and to be financed under long-term debt	1,253	34,080	15,750	5,300
Repurchase of warrant	—	—	—	5,355
Issuance of common stock to purchase wireless licenses	71,990	26,734	—	—
Issuance of common stock to purchase minority interest in subsidiary	—	45,961	—	—
Deferred income tax liabilities on purchase of wireless licenses	19,710	3,110	—	—
Effect of change in foreign company reporting lag on investment in unconsolidated wireless operating company	—	—	2,913	—
Long-term financing for loans to unconsolidated wireless operating company	—	10,338	8,562	—
Issuance of notes receivable for sale of Smartcom	—	143,173	—	—
Supplementary disclosure of cash used for acquisitions:
Total purchase price	18,675	159,044	—	43,699
Common stock issued	(10,712)	—	—	—
Warrant issued for subsidiary company common stock	—	(15,353)	—	—
Notes payable issued, net of discount	—	(750)	—	(15,699)
Liabilities assumed at present value	(5,063)	(132,166)	—	—
Cash acquired	—	(4,973)	—	(1,058)

Cash used for acquisitions	$2,900	$5,802	$—	$26,942

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Supplementary Basic and Diluted Net Income (Loss) Per Common Share Information:

      A reconciliation of weighted-average shares outstanding used in calculating basic and diluted net income (loss) per share is as follows (in thousands):

	Year Ended		Period From
	December 31,		September 1, 1999	Year Ended
			to December 31,	August 31,
	2001	2000	1999	1999

Weighted average shares outstanding — basic earnings per share	33,861	25,398	18,928	17,910
Effect of dilutive securities:
Employee stock options	—	2,985	—	—
Qualcomm warrant	—	3,980	—	—
Warrant to Chase Telecommunications Holdings	—	103	—	—
Qualcomm trust convertible preferred securities	—	77	—	—

Adjusted weighted average shares outstanding — diluted earnings per share	33,861	32,543	18,928	17,910

      The following shares were not included in the computation of diluted earnings per share as their effect would be antidilutive (in thousands):

	Year Ended		Period From
	December 31,		September 1, 1999	Year Ended
			to December 31,	August 31,
	2001	2000	1999	1999

Employee stock options	8,573	1,214	5,697	5,940
Convertible note payable	240	—	—	—
Senior and senior discount unit warrants	2,830	2,830	—	—
Qualcomm warrant	3,375	—	4,500	4,500
Warrant to Chase Telecommunications Holdings	95	—	—	—
Qualcomm trust convertible preferred securities	—	—	925	2,271

Note 6.     Long-Term Debt (See Note 2 for significant subsequent events)

      Long-term debt is summarized as follows (in thousands):

	December 31,

	2001	2000

12.5% senior notes, due 2010.	$169,618	$162,939
14.5% senior discount notes, face amount of $668.0 million, due 2010.	336,283	274,776
Vendor financing agreements, net of discount of $43.8 million at December 31, 2001	1,112,045	378,668
U. S. government financing	84,616	83,140
Qualcomm term loan	332	—

	1,702,894	899,523
Less current portion	(26,049)	(1,645)

	$1,676,845	$897,878

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Units Offering

      In February 2000, the Company completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 (“Senior Note”) and one warrant to purchase the Company’s common stock, and 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 (“Senior Discount Note”) and one warrant to purchase the Company’s common stock. The total gross proceeds from the sale of the senior units and senior discount units were $225.0 million and $325.1 million, respectively, of which $164.4 million were allocated to the fair value of the warrants, estimated using the Black-Scholes option pricing model. The warrants are exercisable for an aggregate of 2,829,854 shares of the Company’s common stock at an exercise price of $96.80 per share from February 23, 2001 to prior to April 15, 2010.

      Interest on the Senior Notes is payable semi-annually. The Senior Discount Notes begin accruing cash interest on April 15, 2005, with the first semi-annual interest payment due October 15, 2005. At December 31, 2001, the effective interest rate on the Senior Notes and Senior Discount Notes was 15.8% and 16.3% per annum, respectively. Each Senior Discount Note has an initial accreted value of $486.68 and a principal amount at maturity of $1,000. The Company may redeem any of the notes beginning April 15, 2005. The initial redemption price of the Senior Notes is 106.25% of their principal amount plus accrued interest. The initial redemption price of the Senior Discount Notes is 107.25% of their principal amount at maturity plus accrued interest. In addition, before April 15, 2003, the Company may redeem up to 35% of both the Senior Notes and the Senior Discount Notes using proceeds from certain qualified equity offerings at 112.5% of their principal amount and 114.5% of their accreted value, respectively. The notes are guaranteed by Cricket Communications Holdings. See Note 18. The terms of the notes include certain covenants that restrict the Company’s ability to, among other things, incur additional indebtedness, create liens, pay dividends, make investments, sell assets, issue or sell stock of some of the Company’s subsidiaries, and effect a consolidation or merger. These limitations are subject to a number of important qualifications and exceptions contained in the indenture.

Vendor Financing Agreements

      Cricket Communications has entered into purchase agreements and credit facilities with each of Lucent Technologies, Inc. (“Lucent”), Nortel Networks, Inc. (“Nortel”) and Ericsson Wireless Communications, Inc. (“Ericsson”) for the purchase of network infrastructure products and services and the financing of these purchases plus interest expense and other costs and origination and commitment fees related to the credit facilities. Cricket Communications has agreed to purchase up to $900.0 million of infrastructure products and services from Lucent. The Lucent credit facility permits up to $1,350.0 million in total borrowings, however, Lucent is not required to make additional loans under the facility if the total of the loans held directly or supported by Lucent exceeds $815.0 million. The Nortel credit facility permits up to $525.0 million in total borrowings, however, Nortel is not required to make additional loans under the facility if the total of the loans held directly or supported by Nortel exceeds $300.0 million. The supply agreement with Ericsson provides for the purchase of up to $330.0 million of infrastructure products and services, and the related credit facility with Ericsson Credit AB permits up to $495.0 million in total borrowings. Lucent, Nortel and Ericsson have agreed to share collateral and limit total loans by the three vendors to $1,845.0 million. Borrowing availability under each credit agreement is generally based on a ratio of the total amount of products and services purchased from the vendor.

      The obligations under the credit agreements are secured by all of the stock of Cricket Communications, its subsidiaries and the stock of each subsidiary of Leap that holds wireless licenses used in Cricket Communications’ business, and all of their respective assets. Borrowings under each of the credit facilities accrue interest at a rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA, as defined. Principal payments

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(which will include accrued interest up to the end of the availability period) under each credit agreement are scheduled to begin in December 2002 for Lucent and in December 2003 for Nortel and Ericsson with a final maturity in June 2007 for Lucent and in September 2008 for Nortel and Ericsson. Repayment of principal is required in 20 quarterly payments, with the annual principal repayments totaling 10%, 15%, 20%, 25% and 30% of the principal outstanding at the end of the availability period, respectively, during the first through fifth years following the end of the availability period. At December 31, 2001, Cricket Communications had $1,112.0 million outstanding under the vendor credit agreements and $158.3 million in other long-term liabilities that are expected to be financed under the vendor credit agreements. Borrowings under the vendor credit agreements at December 31, 2001 had a weighted-average effective interest rate of 7.3% per annum.

      Fees payable by Cricket Communications under the vendor credit agreements include (i) commitment fees of 0.75% to 1.25% per annum on the unused commitments under the facilities, with the rate applicable to each facility based on the total borrowings under that facility, and (ii) origination fees totaling $49.8 million. The origination fees are payable from time to time when a vendor assigns loans or commitments to a third party and certain other circumstances, but not later than November 2002 for Lucent, November 2003 for Nortel and December 2003 for Ericsson. At December 31, 2001, origination fees totaling $49.8 million were accrued, of which $4.0 million was borrowed under the vendor facilities. Commitment fees are recorded as interest expense. The debt discount that results from the origination fees is recorded as a direct reduction of the vendor debt and amortized as interest expense over the terms of the respective credit agreements using the effective interest method. The outstanding liability for the origination fees is classified with the vendor debt because the Company is permitted and intends to pay for these fees with additional borrowings under the credit agreements.

      Each of the credit agreements contain various covenants and conditions, including minimum levels of customers and covered potential customers that must increase over time, minimum revenues, limits on annual capital expenditures, dividend restrictions (other than the Nortel agreement) and other financial ratio tests. Cricket Communications has entered into amendments to its vendor credit agreements with the lenders. See Note 16.

U.S. Government Financing

      The Company has assumed $94.8 million ($85.9 million, net of discount) in debt obligations to the Federal Communications Commission (“FCC”) as part of the purchase price for wireless licenses through December 2001. The terms of the notes include interest rates ranging from 6.25% to 9.75% per annum and quarterly principal and interest payments until maturity through July 2007. The notes were discounted using management’s best estimate of the prevailing market interest rate to us at the time of purchase of the wireless licenses ranging from 9.75% to 10.75% per annum. At December 31, 2001, the weighted-average effective interest rate for debt obligations to the FCC was 9.9% per annum.

Qualcomm Term Loan

      In January 2001, the Company entered into a secured loan agreement with Qualcomm under which Qualcomm agreed to loan the Company approximately $125.3 million to finance its acquisition of wireless licenses in the FCC’s broadband PCS auction completed in January 2001 (“Auction 35”). In March 2001, Qualcomm funded borrowings of the full amount available under the agreement by transferring to the Company an FCC auction discount voucher, and the Company issued promissory notes in favor of Qualcomm for an aggregate principal amount of $126.6 million, representing $125.3 million for the value of the auction discount voucher and $1.3 million for a commitment fee due to Qualcomm at the initial borrowing. In August 2001, at the request of Qualcomm, the Company agreed to return the auction discount voucher to Qualcomm, cancel the $125.3 million loan and reestablish the availability for either a cash loan or a re-borrowing of the auction discount voucher in the future. The Company must repay any loans and accrued

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

interest to Qualcomm in a single payment no later than March 2006. Loans under the agreement bear interest at a variable rate, depending on the collateral the Company provides, equal to LIBOR plus 7.5% to 12.5% per annum.

Debt Repayment Schedule

      The scheduled principal repayments for long-term debt at December 31, 2001 were as follows (in thousands):

Year Ending December 31:

2002	$26,049
2003	136,522
2004	217,054
2005	284,358
2006	354,271
Thereafter	1,283,776

2,302,030
Less:
Current portion	(26,049)
Unamortized discount	(440,868)
Other long-term liabilities to be financed	(158,268)

Total	$1,676,845

Note 7. Income Taxes (See Note 2 for significant subsequent events)

      Federal, state and foreign components of the Company’s income tax provision for the year ended December 31, 2001 were $(1.5) million, $0.1 million and $1.7 million, respectively. The income tax provision for the year ended December 31, 2000 relates to the gain on the sale of Smartcom and to earnings on the proceeds of the sale. The components of the Company’s deferred tax assets (liabilities) are summarized as follows (in thousands):

	December 31,

	2001	2000

U.S. deferred tax assets:
Net operating loss carryforwards	$244,895	$34,100
Deferred charges	10,761	17,130
Credit carryforwards	618	38,541
Reserves and allowances	52,180	34,491

Gross deferred tax assets	308,454	124,262
Valuation allowance	(258,865)	(114,109)
U.S. deferred tax liabilities:
Wireless licenses	(43,326)	(6,473)
Property and equipment	(29,084)	(6,728)

Net deferred tax liability	$(22,821)	$(3,048)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Management has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance is based on available evidence, including the Company’s historical operating loss and planned losses in the future.

      The net operating losses generated prior to the Distribution were retained by Qualcomm. At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $627.6 million and $645.4 million, respectively, which will begin to expire in 2019 and 2006, respectively. Should a substantial change in the Company’s ownership occur as defined under Internal Revenue Code section 382, there will be an annual limitation on its utilization of net operating loss and credit carryforwards.

      Deferred tax assets of approximately $21.7 million and $17.0 million at December 31, 2001 and 2000, respectively, resulted from the exercise of employee stock options. When recognized, the tax benefit of these assets will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

      A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income (loss) before income tax provision is summarized as follows (in thousands):

			Period From
			September 1,
	Year Ended December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Amounts computed at statutory federal rate	$(169,041)	$16,581	$(26,304)	$(57,615)
Non-deductible losses of foreign subsidiaries and investees	18,900	25,312	17,387	16,649
State income tax, net of federal benefit	(15,213)	(3,758)	563	(5,740)
Foreign income tax benefit (expense)	25,285	(40,241)	(2,844)	(123)
Effect of foreign operations	1,076	6,969	—	—
Non-deductible expenses	(13,417)	10,196	—	—
Other	1,391	940	163	508
Increase in valuation allowance related to results of operations	151,341	31,541	11,035	46,321

	$322	$47,540	$—	$—

Note 8. Stockholders’ Equity (See Notes 2 and 17 for significant subsequent events)

Equity Offerings

      In February 2000, the Company completed a public equity offering of 4,000,000 shares of common stock at a price of $88.00 per share. Net of underwriters’ discounts and commissions and offering expenses, the Company received $330.0 million. In May 2001, the Company completed an underwritten public offering of 3,000,000 shares of common stock at a price of $33.50 per share. Net of underwriters’ discounts and commissions and offering expenses, the Company received $97.9 million.

Common Stock Purchase Agreement

      In December 2000, the Company entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. (“Acqua Wellington”) under which the Company may, at its discretion, sell up to a maximum of $125.0 million of registered common stock from time to time over the succeeding 28-month period. Under the agreement, the Company may require Acqua Wellington to purchase between $10.0 and $25.0 million of common stock, depending on the market price of its common stock, during each of one or more 18 trading day periods. The Company cannot require Acqua Wellington to purchase its

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

common stock if the market price of the Company’s common stock is less than $15 per share. Under the purchase agreement, the Company may grant to Acqua Wellington an option to purchase up to an equal amount of common stock that the Company requires it to purchase during the same 18 trading day period. Acqua Wellington purchases the common stock at a discount to its then current market price, ranging from 4.0% to 5.5%, depending on the Company’s market capitalization at the time the Company requires Acqua Wellington to purchase its common stock. A special provision in the agreement (as amended and restated) allowed the first sale of common stock under the agreement to be up to $55.0 million. In January 2001, the Company completed the first sale of its common stock under the agreement, issuing 1,564,336 shares to Acqua Wellington in exchange for $55.0 million. In July 2001, the Company completed the second sale of its common stock under the agreement, issuing 521,396 shares to Acqua Wellington in exchange for $15.0 million.

Stockholder Rights Plan

      In September 1998, the Company’s Board of Directors adopted a Stockholder Rights Plan (the “Rights Plan”), as amended. Pursuant to the Rights Plan, the Board of Directors declared a dividend, payable on September 16, 1998, of one preferred purchase right (a “Right”) for each share of common stock, $.0001 par value, of the Company outstanding at the close of business on September 11, 1998. Similar Rights will generally be issued in respect of common stock subsequently issued. Each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $.0001 par value, at a purchase price of $350 (subject to adjustment). The Rights are exercisable only if a person or group (an “Acquiring Person”), other than Qualcomm with respect to its exercise of the warrants granted to it in connection with the Distribution or acquired by it in connection with the Company’s February 2000 units offering, acquires beneficial ownership of 15% or more of the Company’s outstanding shares of common stock. Upon exercise, holders other than an Acquiring Person will have the right (subject to termination) to receive the Company’s common stock or other securities having a market value (as defined) equal to twice the purchase price of the Right. The Rights, which expire on September 10, 2008, are redeemable in whole, but not in part, at the Company’s option at any time for a price of $.01 per Right. In conjunction with the distribution of the Rights, the Company’s Board of Directors designated 300,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the Rights. At December 31, 2001, no shares of Preferred Stock were outstanding.

Warrant

      In connection with the Distribution, the Company issued to Qualcomm a warrant to purchase 5,500,000 shares of its common stock. In March 1999, Qualcomm agreed to reduce the number of shares which may be acquired on exercise to 4,500,000 for consideration of $5.4 million, which was the estimated fair value of the warrant repurchase as determined by an option pricing model. In December 2000, Qualcomm received 1,015,700 shares of the Company’s common stock upon exercising portions of the warrant for cash proceeds of $3.4 million and the surrender of rights to purchase 109,300 shares in partial payment of the exercise price. At December 31, 2001, the number of shares which may be acquired upon exercise of the warrant is 3,375,000, which is exercisable through September 2008.

Note 9. Benefit Plans

Employee Savings and Retirement Plan

      The Company’s 401(k) plan allows eligible employees to contribute up to 15% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expenses for the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999 were $1,384,000, $139,000, $52,000 and $133,000, respectively.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Option Plans

      The Company’s 1998 Stock Option Plan (the “1998 Plan”) allows the Board of Directors to grant options to selected employees, directors and consultants of the Company to purchase shares of the Company’s common stock. A total of 8,000,000 shares of common stock were reserved for issuance under the 1998 Plan. The 1998 Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. Under the Company’s 1998 Non-Employee Directors Stock Option Plan (the “1998 Non-Employee Directors Plan”), options to purchase common stock are granted to non-employee directors on an annual basis. A total of 500,000 shares of common stock were reserved for issuance under the 1998 Non-Employee Directors Plan. The options are exercisable at a price equal to the fair market value of the common stock on the date of grant, vest over a five-year period and are exercisable for up to ten years from the grant date.

      Under the Company’s 2000 Stock Option Plan (the “2000 Plan”), a total of 2,250,000 shares of common stock have been reserved for issuance. Terms of the 2000 Plan are comparable to the terms of the 1998 Plan.

      The Company’s 2001 Non-Qualified Stock Option Plan (the “2001 Plan”) allows the Board of Directors to grant non-qualified options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock. A total of 2,500,000 shares of common stock have been reserved for issuance under the 2001 Plan. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a four-year period and are exercisable for up to ten years from the grant date. The number of options that may be granted to officers and directors of the Company under the 2001 Plan is limited.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      A summary of stock option transactions for the 1998 Plan, 1998 Non-Employee Directors Plan, 2000 Plan, and 2001 Plan follows (number of shares in thousands):

		Options Outstanding

	Options Available	Number of	Weighted Average
	for Grant	Shares	Exercise Price

Options authorized	8,500
Options granted at Distribution	(5,542)	5,542	$3.73
Options granted after Distribution	(1,768)	1,768	10.52
Options cancelled	513	(720)	4.03
Options exercised	—	(650)	3.11

August 31, 1999	1,703	5,940	5.78
Options granted	(127)	127	36.23
Options cancelled	67	(67)	8.17
Options exercised	—	(303)	7.88

December 31, 1999	1,643	5,697	6.56
Additional shares reserved	2,250	—	—
Options granted	(1,372)	1,372	60.04
Options cancelled	155	(155)	8.23
Options exercised	—	(714)	3.58

December 31, 2000	2,676	6,200	18.70
Additional shares reserved	2,500	—	—
Options granted	(2,584)	2,584	25.86
Options cancelled	631	(661)	43.28
Options exercised	—	(492)	3.70

December 31, 2001	3,223	7,631	$19.96

      In June 1999, Cricket Communications Holdings adopted its own 1999 Stock Option Plan (the “1999 Cricket Plan”) that allowed the Cricket Communications Holdings Board of Directors to grant options to selected employees, directors and consultants to purchase shares of Cricket Communications Holdings common stock. A total of 7,600,000 shares of Cricket Communications Holdings common stock were reserved for issuance under the 1999 Cricket Plan. The 1999 Cricket Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date.

      In connection with Leap’s purchase of the remaining 5.11% of Cricket Communications Holdings that it did not already own in a subsidiary merger on June 15, 2000 (Note 11), each outstanding unexpired and unexercised option under the 1999 Cricket Plan was converted into a stock option to purchase 0.315 shares of Leap common stock. The intrinsic value of the Leap replacement options on the date of the transaction was $24.3 million and was recorded as unearned stock-based compensation. Subsequent to June 15, 2000, the 1999 Cricket Plan has been used to grant options in Leap common stock.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      A summary of stock option transactions for the 1999 Cricket Plan follows (number of shares in thousands):

		Options Outstanding

	Options Available	Number of	Weighted Average
	for Grant	Shares	Exercise Price

Options authorized	7,600
Options granted	(3,335)	3,335	$1.16
Options cancelled	2	(2)	1.00
Options exercised	—	(2,000)	1.00

August 31, 1999	4,267	1,333	1.41
Options granted	(600)	600	4.53
Options cancelled	21	(21)	3.82

December 31, 1999	3,688	1,912	2.35
Options granted	(239)	239	6.00
Options exercised	—	(856)	2.49

June 14, 2000	3,449	1,295	2.93
June 15, 2000, as converted	1,086	408	9.30
Options granted	(1,138)	1,138	51.40
Options cancelled	52	(51)	46.16
Options exercised	—	(7)	3.23

December 31, 2000	—	1,488	40.27
Options granted	(18)	18	31.33
Options cancelled	605	(605)	54.87
Options exercised	—	(3)	11.14

December 31, 2001	587	898	$30.36

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The following table summarizes information about stock options outstanding under the 1998 Plan, the 1998 Non-Employee Directors Plan, the 1999 Cricket Plan, the 2000 Plan and the 2001 Plan at December 31, 2001 (number of shares in thousands):

	Options Outstanding

		Weighted		Options Exercisable
		Average
		Remaining	Weighted		Weighted
	Number	Contractual	Average	Number	Average
	of	Life	Exercise	of	Exercise
Exercise Prices	Shares	(in Years)	Price	Shares	Price

$ 0.78 to $ 1.77	7	2.24	$1.62	7	$1.62
$ 1.78 to $ 2.67	613	2.31	2.24	611	2.24
$ 2.68 to $ 4.02	1,420	5.61	3.25	1,031	3.30
$ 4.03 to $ 6.05	1,462	5.76	4.87	1,027	4.83
$ 6.06 to $ 9.08	148	7.34	6.52	34	6.58
$ 9.09 to $ 13.64	55	7.61	12.17	17	12.03
$13.65 to $ 20.47	1,792	8.78	17.93	317	19.07
$20.48 to $ 30.72	741	9.28	27.57	20	24.81
$30.73 to $ 46.10	993	9.38	33.72	44	36.52
$46.11 to $ 69.17	1,264	8.54	60.22	267	60.01
$69.18 to $103.77	35	8.64	71.73	7	71.73

	8,530	7.31	$21.03	3,382	$10.30

      At December 31, 2001, 2000 and 1999, and August 31, 1999, 3,382,000, 2,605,000, 2,099,000 and 1,925,000 options were exercisable by employees of the Company at a weighted average exercise price of $10.30, $4.91, $3.39 and $3.19, respectively. See Note 17.

Employee Stock Purchase Plan

      The Company’s 1998 Employee Stock Purchase Plan (the “1998 ESP Plan”) allows eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of such stock on the first or the last day of each offering period. A total of 500,000 shares of common stock have been reserved for issuance under the 1998 ESP Plan. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. For the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, 98,740, 24,613, 17,366, and 63,779 shares were issued under the 1998 ESP Plan at a weighted average price of $16.81, $35.64, $15.51, and $3.83 per share, respectively. At December 31, 2001, 295,502 shares were available for future issuance. See Note 17.

Executive Retirement Plan

      The Company’s voluntary retirement plan allows eligible executives to defer up to 100% of their income on a pre-tax basis. On a quarterly basis, participants receive up to a 10% match of their income in the form of the Company’s common stock based on the then current market price, to be issued to the participant upon eligible retirement. The income deferred and the Company match are unsecured and subject to the claims of general creditors of the Company. The plan authorized up to 100,000 shares of common stock to be allocated to participants. For the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, 9,103, 6,107, 3,953, and 8,718 shares, respectively, were allocated under the plan and the Company’s matching contribution amounted to $224,505, $625,000,

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

$162,000, and $86,000 respectively. At December 31, 2001, 72,119 shares were available for future allocation. See Note 17.

Executive Officer Deferred Stock Plan

      The Company’s Executive Officer Deferred Stock Plan (the “1999 Executive Officer Plan”) provides for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. A total of 25,000 shares of common stock were reserved for issuance under the 1999 Executive Officer Plan. Bonus deferrals are converted into share units credited to the participant’s account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of the Company’s common stock on the bonus payday. Share units represent the right to receive shares of the Company’s common stock in accordance with the plan. The Company will also credit to a matching account that number of share units equal to 20% of the share units credited to the participants’ accounts. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. In April 2001, the Company’s shareholders approved the adoption of the 2001 Executive Officer Deferred Bonus Stock Plan (the “2001 Executive Officer Plan”). A total of 275,000 shares of common stock have been reserved for issuance under the 2001 Executive Officer Plan. Terms of the 2001 Executive Officer Plan are comparable to the 1999 Executive Officer Plan. For the years ended December 31, 2001 and 2000, 58,783 and 4,710 shares were issued under the 1999 and 2001 Executive Officer Plans combined. At December 31, 2001, 236,507 shares were available for future issuance. See Note 17.

Stock Option Exchange Program

      In November 2001, the Board of Directors approved a stock option exchange program (the “Exchange Program”). Under this program, eligible employees (excluding officers and outside directors) were given the opportunity to cancel certain stock options previously granted to them in exchange for an equal number of new stock options to be granted at a future date, at least six months and one day from the date the old options were cancelled, provided the individual is still employed or providing service on such date. The participation deadline for the program was December 18, 2001. The exercise price of the new options will be the fair market value of the Company’s common stock on the date of grant. The new options will have the same vesting schedule as the old options and will be exercisable as to vested shares six months after the date of grant. The Exchange Program resulted in the voluntary cancellation of options to purchase approximately 770,651 shares of common stock with exercise prices ranging from $14.97 to $92.50 per share. See Note 17.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pro Forma Information

      For purposes of pro forma disclosures, the fair value of options granted has been estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

			Period From
	Year Ended		September 1,
	December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Risk-free interest rate:
1999 Cricket Plan	7.0%	5.9%	6.6%	5.0%
1998 ESP Plan	4.7%	6.3%	5.7%	4.5%
All other plans	5.2%	6.0%	6.6%	5.0%
Volatility:
1999 Cricket Plan	109.0%	60.0%	0.0%	0.0%
1998 ESP Plan	109.0%	105.0%	55.0%	55.0%
All other plans	109.0%	60.0%	50.0%	50.0%
Dividend yield (all plans)	0.0%	0.0%	0.0%	0.0%
Expected life (years):
1999 Cricket Plan	5.0	5.0	6.0	6.0
1998 ESP Plan	0.5	0.5	0.5	0.5
All other plans	4.6	5.0	6.0	6.0

      The weighted average estimated grant date fair values of stock options were as follows:

			Period From
	Year Ended		September 1,
	December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Stock options granted at fair value:
1998 Plan, 1998 Non-Employee Directors Plan, 2000 Plan and 2001 Plan	$19.38	$33.53	$20.35	$1.57
1999 Cricket Plan (grants prior to merger)	$—	$2.99	$1.42	$0.12
1999 Cricket Plan (grants subsequent to merger)	$24.99	$28.31	$—	$—
1998 ESP Plan	$19.57	$35.64	$3.46	$2.37
Stock options granted above fair value:
2000 Plan	$10.70	$—	$—	$—

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The Company’s pro forma information is as follows (in thousands, except per share data):

			Period From
	Year Ended		September 1,
	December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Net loss:
As reported	$(483,297)	$(168)	$(75,846)	$(164,613)
Pro forma	$(524,810)	$(8,929)	$(76,815)	$(171,415)
Diluted net loss per common share:
As reported	$(14.27)	$(0.01)	$(4.01)	$(9.19)
Pro forma	$(15.50)	$(0.27)	$(4.06)	$(9.57)

Note 10. Commitments and Contingencies (See Note 2 for significant subsequent events)

      The Company has guaranteed to Qualcomm $33.0 million of the final $100 million of Pegaso’s outstanding working capital loans from Qualcomm. In the fourth quarter of 2001, Pegaso failed to comply with certain obligations and covenants established by its credit agreements, including defaulting on the required payment of all of the outstanding principal and accrued interest under the working capital facility from Qualcomm and defaulting on required payments of interest under its vendor loans. At December 31, 2001, the outstanding balance under the working capital facility from Qualcomm was approximately $464.9 million, and approximately $616.3 million was outstanding or to be drawn under the vendor loans. No notice of default was issued with respect to any of the agreements under which a default has occurred and the lenders agreed to a limited forbearance on those defaults as part of a January 2002 agreement among Qualcomm and the shareholders of Pegaso other than the Company to provide additional loan commitments to Pegaso of up to $160.0 million. Pegaso has limited cash available to meet its operating and financing commitments and is therefore dependent on securing additional financing or completing a strategic arrangement with an existing carrier. Pegaso and Telefonica have recently announced a nonbinding agreement pursuant to which the Company would sell its interest in Pegaso to Telefonica. Notwithstanding that announcement, there can be no assurance that additional capital can be raised or that a sale or other strategic arrangement can be completed. In connection with the January 2002 loan commitments from Qualcomm and the other Pegaso shareholders, Qualcomm agreed that in the event that Pegaso is sold and the sale proceeds are insufficient to repay the loan guaranteed by the Company, the Company can satisfy its obligations under this guarantee by delivering to Qualcomm Leap’s rights under the warrants it acquired in connection with the guarantee. If a definitive agreement is reached on the terms outlined in the nonbinding agreement announced by Pegaso and Telefonica, the Company would expect to receive approximately $33 million in sales proceeds and repayment of subordinated debt and would satisfy its obligations under the guarantee by delivering to Qualcomm its rights under the warrants it acquired in connection with the guarantee.

      On June 2, 2000, the Company completed the sale of Smartcom to Endesa S.A. (“Endesa”) (Note 11). The Company has a $35.0 million promissory note receivable from Endesa that is subject to a right of set-off to secure indemnification claims under the purchase agreement. Endesa has asserted claims of up to approximately $48.7 million against the Company for breach of representations and warranties under the purchase agreement and has notified the Company that it is offsetting the claims against the entire unpaid balance of the note. Under the terms of the purchase agreement, the maximum recovery for breaches of representations and warranties is the principal and interest under the note. The note matured on June 2, 2001 and the Company expects it to remain unpaid until the issues related to the claims are resolved. The Company believes Endesa’s claims are without merit, and is contesting Endesa’s claims. Management of the Company believes that the ultimate outcome of this matter will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The Company was the winning bidder on 22 wireless licenses in Auction 35 for an aggregate payment obligation of $350.1 million. NextWave Telecom, Inc. is a party to litigation against the federal government challenging the validity of the auction and has prevailed on certain of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to the Company of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. If these Auction 35 wireless licenses ultimately are granted to the Company, it will likely be required to make full payment for them of $350.1 million (less any amounts then on deposit with the FCC) within 10 business days of a public notice issued by the FCC establishing a payment deadline. The Company cannot predict what effect any challenges before the FCC or in court to the reauction generally, or the grant of these wireless licenses to the Company specifically, will have on the Company.

      In connection with one of the Company’s acquisitions of wireless licenses for an aggregate of $18.3 million in cash and an $18.0 million promissory note (Note 11), the seller has asserted that, based on the prices of certain wireless licenses auctioned by the FCC in Auction 35, it is entitled to a purchase price adjustment under the purchase agreement for such licenses of approximately $39.8 million. The arbitration concerning this claim is pending at this time. Under the terms of the purchase agreement, if the Company is obligated to pay a purchase price adjustment, the Company is entitled to pay such additional amounts in cash or Leap common stock, at the Company’s discretion. The Company believes the seller’s position is without merit, and the Company is vigorously defending against the claim of the seller.

      The Company’s wireless licenses include provisions that require the Company to satisfy buildout deadlines and certain geographic coverage requirements within five years and ten years after the original license grant date. These initial requirements are met when adequate service is offered to at least one-quarter or one-third of the population of the licensed service area, depending on the type of license. Because the Company obtained many of its wireless licenses from third parties subject to existing buildout requirements, several of the Company’s wireless licenses, with an aggregate carrying value of approximately $224 million at December 31, 2001, have initial buildout deadlines in 2002. The Company is currently carrying out plans to satisfy the minimum buildout requirements for these wireless licenses and expects to complete the requirements prior to their respective deadlines. Failure to comply with these buildout requirements could cause the revocation of some of the Company’s licenses or the imposition of fines and/or other sanctions. No adjustments have been recorded in the financial statements regarding the potential inability to develop the wireless licenses that expire in 2002. Any subsequent expiration of such licenses could have a material adverse effect on the Company’s consolidated financial position or results of operations.

      Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, management of the Company believes that the ultimate liability for such claims will not have a material adverse effect on the Company s consolidated financial position or results of operations.

      The Company has entered into non-cancelable operating lease agreements to lease its facilities, certain equipment and sites for towers and antennas required for the operation of its wireless networks in the United

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

States. Future minimum rental payments required for all non-cancelable operating leases at December 31, 2000 are as follows (in thousands):

Year Ending December 31:

2002	$34,246
2003	33,992
2004	33,773
2005	29,823
2006	10,535
Thereafter	27,225

Total	$169,594

      Rent expense totaled $38.9 million, $5.5 million $0.9 million and $1.2 million for the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, respectively.

Note 11. Acquisitions and Dispositions

Chase Telecommunications Holdings

      In March 2000, the Company completed the acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc. (“Chase Telecommunications Holdings”), including wireless licenses. The purchase price included $6.3 million in cash, the assumption of principal amounts of liabilities that totaled $138.0 million (with a fair value of $131.3 million), a warrant now exercisable to purchase 202,566 shares of the Company’s common stock at an aggregate exercise price of $1.0 million (which had a fair value of $15.3 million at the acquisition date), and contingent earn out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full year following the closing of the acquisition. Under the purchase method of accounting, the total estimated fair value of the acquisition was $152.9 million, of which $43.2 million was allocated to property and equipment and other assets and $109.7 million was allocated to intangible assets. Intangible assets consist primarily of wireless licenses that are amortized over their estimated useful lives of 40 years following commencement of commercial service. In July 2001, Chase Telecommunications Holdings received 89,345 shares of the Company’s common stock upon exercising a portion of the warrant by surrendering 107,567 shares in payment of the exercise price.

      Unaudited pro forma results of operations are provided to reflect the acquisition as if it had occurred as of September 1, 1998 (in thousands, except per share data):

	Year Ended

	December 31,	August 31,
	2000	1999

Revenues	$53,288	$8,296

Income (loss) before extraordinary items	$2,811	$(171,192)

Net loss	$(1,926)	$(171,192)

Pro forma basic net loss per common share	$(0.08)	$(9.56)

Pro forma diluted net loss per common share	$(0.06)	$(9.56)

      The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cricket Communications Holdings

      On June 15, 2000, through a subsidiary merger, the Company acquired the remaining 5.11% of Cricket Communications Holdings that it did not already own. These shares were owned by individuals and entities, including directors and employees of the Company and Cricket Communications Holdings. Each issued and outstanding share of Cricket Communications Holdings common stock not held by the Company was converted into the right to receive 0.315 of a fully paid and non-assessable share of the Company’s common stock. As a result, 1,048,635 shares of the Company’s common stock were issued. The Company also assumed Chase Telecommunications Holdings’ warrant to purchase 1% of the common stock of Cricket Communications Holdings, which was converted into a warrant to acquire 202,566 shares of the Company’s common stock, at an aggregate exercise price of $1.0 million. The aggregate fair value of the shares issued and warrant assumed in excess of the carrying value of the minority interest was allocated to goodwill. As a result, goodwill of $29.2 million was recorded in June 2000 and was amortized over its estimated useful life of 20 years, through December 31, 2001. In addition, the Company assumed all unexpired and unexercised Cricket Communications Holdings stock options outstanding at the time of the merger, whether vested or unvested, which upon conversion amounted to options to purchase 407,784 shares of the Company’s common stock. The Company recorded unearned stock-based compensation of $24.3 million for the excess of the fair value of the Company’s common stock on the date of the merger over the exercise price of the options exchanged. Amortization of stock-based compensation amounted to $5.5 million and $13.9 million for the years ended December 31, 2001 and 2000, respectively.

Wireless Licenses and Other Assets

      During the year ended December 31, 2001, the Company completed the purchase and exchange of wireless licenses and certain wireless technology assets for an aggregate of $232.0 million in cash, net of proceeds, the assumption of debt and other liabilities totaling $110.2 million (including (1) a promissory note in the principal amount of $86.5 million which was paid in full in November 2001 and (2) a convertible note in the principal amount of $18.0 million with interest at the rate of 8.5% per annum, with principal and interest payable at maturity on June 15, 2002, with the right to convert irrevocably waived by the holder of the note in February 2002), and the issuance of 2,778,534 shares of the Company’s common stock with a fair value at the time of purchase of approximately $82.7 million. In addition, in November 2001, the Company completed the sale of a portion of its wireless licenses in Salt Lake City and Provo, Utah to Cingular Wireless LLC for approximately $138.1 million in cash, net of related costs.

Smartcom Disposition

      On June 2, 2000, the Company completed the sale of Smartcom to Endesa in exchange for gross consideration of approximately $381.5 million, consisting of $156.8 million in cash, three promissory notes totaling $143.2 million, subject to certain post-closing adjustments, the repayment of intercompany debt due to Leap by Smartcom totaling $53.3 million, and the release of cash collateral posted by the Company securing Smartcom indebtedness of $28.2 million. The Company recognized a gain on sale of Smartcom of $313.4 million before related income tax expense of $34.5 million during the quarter ended June 30, 2000. In February 2001, the Company sold one of the promissory notes, with an original principal amount of $58.2 million plus accrued interest, to a third party for $60.7 million. In June 2001, Endesa repaid $47.5 million of principal and accrued interest for the second promissory note. The remaining promissory note of $35.0 million note matured on June 2, 2001 and the Company expects it to remain unpaid until the issues related to indemnification claims of Endesa are resolved.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Unaudited pro forma results of operations are provided to reflect the acquisition of substantially all of the assets of Chase Telecommunications Holdings and the sale of Smartcom as if they had occurred as of September 1, 1998 (in thousands, except per share data):

	Year Ended

	December 31,	August 31,
	2000	1999

Revenues	$31,642	$4,389

Loss before extraordinary items	$(228,522)	$(135,450)

Net loss	$(232,944)	$(135,450)

Pro forma basic and diluted net loss per common share	$(9.17)	$(7.56)

      The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition and the sale occurred on the date indicated, or which may result in the future.

Note 12.	Investments in and Loans Receivable from Wireless Operating Companies (See Note 2 for significant subsequent events)

      Commencing in June 1999, the Company began fully consolidating Smartcom as a result of the Company’s acquisition of the remaining 50% of Smartcom that it did not already own. Prior to June 1999, Smartcom was accounted for under the equity method. The Company recorded equity losses from Smartcom of $13.1 million during the year ended August 31, 1999.

      Prior to the Company’s acquisition of substantially all the assets of Chase Telecommunications Holdings in March 2000, Chase Telecommunications Holdings was accounted for under the equity method. The Company recorded equity losses from Chase Telecommunications Holdings of $10.4 million, $9.7 million and $20.9 million during the year ended December 31, 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, respectively.

      At December 31, 2001, the Company owned 20.1% of the outstanding capital stock of Pegaso. The Company invested $100.0 million in Pegaso from June to September 1998 as a founding shareholder. In 2001, the Company invested an additional $20.5 million in Pegaso by purchasing convertible subordinated notes (the “Pegaso Notes”). The Pegaso Notes, due in January 2008, do not accrue interest and are subordinate to other indebtedness of Pegaso. The Pegaso Notes convert into equity of Pegaso on the earlier of December 31, 2002 or immediately prior to the consummation of an acquisition transaction as defined in the Pegaso Notes. In January 2002, Qualcomm and certain shareholders of Pegaso other than the Company made additional loan commitments to Pegaso of up to $160.0 million. As part of the consideration for these additional loan commitments, Qualcomm and the other Pegaso shareholders obtained rights to receive warrants to purchase shares of Pegaso. If these warrants are fully earned and exercised, the Company’s ownership interest in Pegaso would be diluted to approximately 18% of the outstanding capital stock of Pegaso. In the fourth quarter of fiscal 2001, the Company discontinued the use of the equity method of accounting for Pegaso and ceased recognizing its share of Pegaso’s losses as its investment in and loans to Pegaso were reduced to zero. In addition, equity losses have not been recorded to the extent of the Company’s $33.0 million guarantee to Qualcomm of Qualcomm’s working capital loans to Pegaso because the guarantee relates to the final $100 million of the working capital loans payable to Qualcomm. The Company recorded equity losses from Pegaso of $54.0 million, $68.2 million, $13.4 million and $23.6 million during the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Condensed combined financial information for the operating companies accounted for under the equity method is summarized as follows (in thousands):

	December 31,

	2001	2000

Current assets	$97,687	$106,751
Non-current assets	813,156	678,628
Current liabilities	(601,259)	(300,424)
Non-current liabilities	(569,836)	(312,489)

Total stockholders’ capital (deficit)	(260,252)	172,466
Other stockholders’ share of capital (deficit)	(260,252)	137,775

Company’s share of capital (deficit)	$—	$34,691

Investment in and loans receivable from unconsolidated wireless operating company	$—	$34,691

			Period From
	Year Ended December 31,		September 1, 1999	Year Ended
			to December 31,	August 31,
	2001	2000	1999	1999

Operating revenues	$156,029	$80,909	$4,955	$8,190

Operating expenses	(470,526)	(318,329)	(70,804)	(153,062)
Other income (expense), net	(116,882)	(52,621)	(14,516)	(22,471)
Foreign currency transaction gains (losses), net	(2,834)	1,917	8,612	(1,489)

Net loss	(434,213)	(288,124)	(71,753)	(168,832)
Other stockholders’ share of net loss	(380,213)	(208,002)	(47,212)	(62,491)

Company’s share of net loss	(54,000)	(80,122)	(24,541)	(106,341)
Write-down of investments	—	—	—	(27,242)
Amortization of excess cost of investment	—	—	—	(630)
Elimination of intercompany transactions	—	1,498	1,464	6,671

Equity in net loss of investments in and loans receivable from unconsolidated wireless operating companies	$(54,000)	$(78,624)	$(23,077)	$(127,542)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Comparative Financial Information

      The following is summarized results of operations and cash flows information for the periods from September 1, 1999 to December 31, 1999 and from September 1, 1998 to December 31, 1998 (unaudited) (in thousands):

	Period From	Period From
	September 1, 1999	September 1, 1998
	to December 31,	to December 31,
	1999	1998

		(unaudited)
Statement of Operations Information:
Operating revenues	$6,772	$—
Operating expenses	(36,439)	(5,502)

Operating loss	(29,667)	(5,502)
Equity in net loss of unconsolidated wireless operating companies	(23,077)	(19,908)
Other income (expense), net	(23,102)	(697)

Net loss	$(75,846)	$(26,107)

Basic and diluted net loss per common share	$(4.01)	$(1.48)

Cash Flows Information:
Operating activities:
Net loss	$(75,846)	$(26,107)
Equity in net loss of unconsolidated wireless operating companies	23,077	19,908
Other	21,199	(7,318)

Net cash used in operating activities	(31,570)	(13,517)

Investing activities:
Investments in and loans to unconsolidated wireless operating companies	(2,744)	(86,791)
Restricted cash equivalents	(20,500)	—
Other	(4,568)	(3,399)

Net cash used in investing activities	(27,812)	(90,190)

Financing activities:
Proceeds from long-term debt	61,650	23,315
Former parent company’s investment	—	95,268
Other	1,721	104

Net cash provided by financing activities	63,371	118,687

Effect of exchange rate changes on cash and cash equivalents	7,210	—
Effect of change in foreign company reporting lag on cash and cash equivalents	6,695	—

Net increase in cash and cash equivalents	$17,894	$14,980

Note 14. Segment and Geographic Data

      For the year ended December 31, 2001, the Company operated in a single operating segment as a wireless communications carrier that offers digital wireless service in the United States. Prior to fiscal 2001, the Company’s reportable segments were Cricket in the United States and Pegaso in Mexico. As a result of the Company’s June 2000 sale of Smartcom, segment data excluded Smartcom. Prior period segment data has been reclassified to conform to the Company’s current year determination of its reportable segments.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Revenues and long-lived assets related to operations in the United States and other countries are as follows (in thousands):

			As of
			December 31, 1999
			and for the
	As of and for the Year		Period From
	Ended December 31,		September 1, 1999	As of and for
			to December 31,	the Year Ended
	2001	2000	1999	August 31, 1999

Revenues:
United States	$255,164	$28,672	$—	$—
Other countries	—	21,645	6,772	3,907

Total consolidated revenues	$255,164	$50,317	$6,772	$3,907

Long-Lived Assets:
United States	$1,182,168	$734,782	$33,147	$23,599
Other countries	—	34,691	240,477	264,369

Total consolidated long-lived assets	$1,182,168	$769,473	$273,624	$287,968

Note 15. Selected Quarterly Financial Data (Unaudited)

      The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations of the interim periods. Summarized quarterly data for the years ended December 31, 2001 and 2000 is as follows (in thousands, except per share data):

	Year Ended December 31, 2001

	Q1	Q2	Q3	Q4

Revenues	$36,753	$47,846	$66,693	$103,872
Operating loss(1)	(62,899)	(77,143)	(111,391)	(33,085)
Net loss(1)	(114,385)	(128,530)	(160,742)	(79,640)
Basic and diluted net loss per common share	$(3.88)	$(3.91)	$(4.43)	$(2.17)

	Year Ended December 31, 2000

	Q1	Q2	Q3	Q4

Revenues(2)	$9,991	$18,524	$7,540	$14,262
Operating loss(2)	(33,385)	(40,511)	(25,596)	(67,807)
Income (loss) before extraordinary items(3)	(72,403)	234,575	(54,072)	(103,531)
Net income (loss)(3)	(76,825)	234,260	(54,072)	(103,531)
Basic net income (loss) per common share:
Income (loss) before extraordinary items	$(3.23)	$9.18	$(2.04)	$(3.82)
Extraordinary loss	(0.20)	(0.01)	—	—

Net income (loss)	$(3.43)	$9.17	$(2.04)	$(3.82)

Diluted net income (loss) per common share:
Income (loss) before extraordinary items	$(3.23)	$7.21	$(2.04)	$(3.82)
Extraordinary loss	(0.20)	(0.01)	—	—

Net income (loss)	$(3.43)	$7.20	$(2.04)	$(3.82)

(1)	The decrease in the operating loss and net loss in the fourth quarter of the year ended December 31, 2001 was primarily due to a gain on sale of wireless licenses of $136.3 million.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2)	The decrease in revenues and operating loss from the second quarter to the third quarter of the year ended December 31, 2000 was due to the Company’s sale of Smartcom in June 2000.

(3)	Net income resulted in the second quarter of the year ended December 31, 2000 due to the net gain recorded on the Company’s sale of Smartcom in June 2000.

Note 16. Subsequent Events

      In March 2002, Cricket Communications amended its vendor financing agreements with Ericsson, Lucent and Nortel to revise certain covenants. The vendor covenants, as defined in the vendor credit facilities, generally measure the consolidated performance of Cricket Communications, its subsidiaries and the subsidiaries of Leap that hold wireless licenses used in Cricket Communications’ business.

      Prior to the March 2002 amendments, the first measurement dates for the consolidated EBITDA to cash interest ratio and the total indebtedness to annualized EBITDA ratio were December 31, 2002 and January 1, 2003, respectively. The March 2002 amendments delay the effect of the consolidated EBITDA to cash interest covenant such that it is first measured at March 31, 2003. The March 2002 amendments also delay the initial compliance ratio of the total indebtedness to annualized EBITDA covenant (and define the measurement date to be at the end of each quarter) such that this ratio now is first measured at June 30, 2003. The maximum capital expenditures that Cricket Communications is allowed to make in 2002 were also increased by $60.0 million. Because the amendments delay the initial measurements of existing EBITDA covenants, Cricket Communications agreed to a new minimum consolidated EBITDA covenant that requires Cricket Communications, its subsidiaries and the subsidiaries of Leap that hold wireless licenses used in Cricket Communications’ business, to have consolidated EBITDA not less than negative $27.0 million, $0 and positive $9.0 million at the end of the second, third and fourth quarters of 2002, respectively, and positive $45.0 million at the end of the first quarter of 2003. Cricket Communications also paid amendment fees of approximately $6.4 million to the vendors.

      Cricket Communications also agreed to amend its equipment purchase agreement with Nortel. Nortel has agreed to accept purchase orders from Cricket Communications in the same manner that it accepts purchase orders from other customers up to a total of $234 million, which is approximately the amount of the cumulative purchase orders that Cricket Communications expects to tender for purchase from Nortel from August 2000 through the end of 2002. Nortel may, in its discretion, accept or reject purchase orders from Cricket Communications in excess of $234 million. Nortel’s financing commitment remains in place for purchase orders it accepts and for certain third party costs, accrued interest, and fees.

      In March 2002, the FCC announced that it will refund to the Company approximately $60 million of the Company’s deposit with the FCC related to Auction 35, in addition to the approximately $15 million refunded earlier in 2002.

Note 17.	Subsequent Events (Unaudited)

Amendment to Stockholder Rights Plan

      In August 2002, the Company amended the Rights Plan to permit the issuance of 21,020,431 shares of its common stock to pay a purchase price adjustment to MCG, as ordered by an arbitrator, in connection with its acquisitions of wireless licenses in Buffalo and Syracuse without triggering the rights. See Note 2.

Employee Stock Purchase Plan

      On November 1, 2002, the Company terminated the 1998 ESP Plan. On that date, 104,420 shares of common stock were available for future issuance.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Option Exchange Program

      In June 2002, the Company’s Exchange Program resulted in the granting of new stock options to purchase 683,318 shares of common stock with an exercise price of $1.58 per share.

Non-Qualified Deferred Compensation Plans

      In August 2002, the Company suspended all employee contributions to its non-qualified deferred compensation plans, including the Executive Retirement Plan and the 1999 Executive Officer Plan.

Recent Accounting Pronouncements

      The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002. Upon adoption, the Company ceased amortizing goodwill and wireless license costs as the Company determined that these assets meet the definition of indefinite-lived intangible assets under SFAS No. 142. SFAS No. 142 requires goodwill and wireless licenses classified as indefinite-lived intangible assets to be tested for impairment as of January 1, 2002 and at least annually thereafter. The Company completed its transitional impairment review of its goodwill and wireless licenses during the three months ended March 31, 2002 and concluded that no impairment existed at the date of adoption. The Company adopted EITF Issue No. 02-07 “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets” in completing this impairment review, which requires that separately recorded indefinite-lived intangible assets be combined in a single unit of accounting for purposes of testing impairment if they are operated as a single asset and, as such, are essentially inseparable from one another. During the three months ended March 31, 2002, the Company recorded an income tax expense of $15.9 million to increase the valuation allowance related to its net operating loss carryforwards in connection with the adoption of SFAS No. 142. Because of the uncertainty as to the timing of the reversal of the deferred tax liabilities related to the amortization of wireless licenses for tax purposes, the deferred tax liabilities can no longer be used as a source of taxable income to support the realization of a corresponding amount of deferred tax assets.

      The Company adopted SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” on January 1, 2002. The adoption of SFAS No. 144 did not have a material impact on the Company’s consolidated financial position or its results of operations.

Note 18. Subsidiary Guarantee

      The Company’s Senior Notes and Senior Discount Notes are guaranteed by Cricket Communications Holdings. Because Cricket Communications Holdings is wholly-owned by the Company and the guarantee provided by Cricket Communications Holdings is full and unconditional, full financial statements of Cricket Communications Holdings are not required to be issued. Condensed consolidating financial information of Leap, Cricket Communications Holdings and non-guarantor subsidiaries of Leap as of December 31, 2001 and 2000, for the years ended December 31, 2001 and 2000, for the period from September 1, 1999 to December 31, 1999 and for the year ended August 31, 1999 is presented below. The subsidiaries of Cricket Communications Holdings are not guarantors of the Senior Notes and Senior Discount Notes and are therefore reflected as investments accounted for under the equity method of accounting in the Cricket Communications Holdings financial information.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Balance Sheet Information as of December 31, 2001 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Assets
Cash and cash equivalents	$141,746	$—	$101,233	$—	$242,979
Short-term investments	30,672	—	50,433	—	81,105
Restricted short-term investments	27,628	—	—	—	27,628
Inventories	—	—	45,338	—	45,338
Notes receivable, net	—	—	33,284	—	33,284
Other current assets	659	—	21,385	—	22,044

Total current assets	200,705	—	251,673	—	452,378
Property and equipment, net	11,556	—	1,100,728	—	1,112,284
Investments in and loans receivable from subsidiaries and unconsolidated wireless operating company	547,916	(61,660)	—	(486,256)	—
Wireless licenses, net	18,853	—	699,369	—	718,222
Goodwill and other intangible assets, net	4,661	—	73,841	(34,889)	43,613
Restricted investments	13,127	—	—	—	13,127
Deposits for wireless licenses	85,000	—	—	—	85,000
Other assets	20,216	—	6,055	—	26,271

Total assets	$902,034	$(61,660)	$2,131,666	$(521,145)	$2,450,895

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities	$6,794	$—	$159,411	$(18,510)	$147,695
Current portion of long-term debt	—	—	26,049	—	26,049
Other current liabilities	29,864	—	25,979	—	55,843

Total current liabilities	36,658	—	211,439	(18,510)	229,587
Long-term debt	506,233	—	1,170,612	—	1,676,845
Other long-term liabilities	703	—	185,320	—	186,023

Total liabilities	543,594	—	1,567,371	(18,510)	2,092,455

Stockholders’ Equity:
Common stock	4	—	—	—	4
Additional paid-in capital	1,148,337	594,667	1,215,925	(1,810,592)	1,148,337
Unearned stock-based compensation	(5,138)	—	(5,138)	5,138	(5,138)
Accumulated deficit	(786,195)	(656,327)	(647,932)	1,304,259	(786,195)
Accumulated other comprehensive income	1,432	—	1,440	(1,440)	1,432

Total stockholders’ equity (deficit)	358,440	(61,660)	564,295	(502,635)	358,440

Total liabilities and stockholders’ equity (deficit)	$902,034	$(61,660)	$2,131,666	$(521,145)	$2,450,895

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Balance Sheet Information as of December 31, 2000 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Assets
Cash and cash equivalents	$106,504	$—	$232,374	$—	$338,878
Short-term investments	16,237	—	182,869	—	199,106
Restricted short-term investments	28,129	—	—	—	28,129
Inventories	—	—	9,032	—	9,032
Notes receivable, net	—	—	138,907	—	138,907
Other current assets	1,631	—	11,115	—	12,746

Total current assets	152,501	—	574,297	—	726,798
Property and equipment, net	5,763	—	424,430	—	430,193
Investments in subsidiaries and unconsolidated wireless operating company	705,455	338,418	34,691	(1,043,873)	34,691
Wireless licenses, net	25,107	—	240,528	—	265,635
Goodwill and other intangible assets, net	3,800	—	61,162	(34,665)	30,297
Restricted investments	37,342	—	—	—	37,342
Deposits for wireless licenses	91,772	—	—	—	91,772
Other assets	22,268	—	8,411	—	30,679

Total assets	$1,044,008	$338,418	$1,343,519	$(1,078,538)	$1,647,407

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$8,618	$—	$57,150	$(7,033)	$58,735
Other current liabilities	12,319	—	53,371	—	65,690

Total current liabilities	20,937	—	110,521	(7,033)	124,425
Long-term debt	438,143	—	459,735	—	897,878
Other long-term liabilities	1,670	—	40,176	—	41,846

Total liabilities	460,750	—	610,432	(7,033)	1,064,149

Stockholders’ Equity:
Common stock	3	—	—	—	3
Additional paid-in capital	893,401	539,578	812,863	(1,352,441)	893,401
Unearned stock-based compensation	(10,019)	—	(10,019)	10,019	(10,019)
Accumulated deficit	(302,898)	(201,160)	(72,470)	273,630	(302,898)
Accumulated other comprehensive income	2,771	—	2,713	(2,713)	2,771

Total stockholders’ equity	583,258	338,418	733,087	(1,071,505)	583,258

Total liabilities and stockholders’ equity	$1,044,008	$338,418	$1,343,519	$(1,078,538)	$1,647,407

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Year Ended December 31, 2001 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Revenues:
Service revenues	$—	$—	$215,917	$—	$215,917
Equipment revenues	—	—	39,247	—	39,247

Total revenues	—	—	255,164	—	255,164

Operating expenses:
Cost of service	(1,382)	—	(102,813)	9,685	(94,510)
Cost of equipment	—	—	(202,355)	—	(202,355)
Selling, general and administrative expenses	(32,581)	—	(234,692)	—	(267,273)
Depreciation and amortization	(3,514)	—	(115,663)	—	(119,177)

Total operating expenses	(37,477)	—	(655,523)	9,685	(683,315)
Gains on sale of wireless licenses	30,568	—	113,065	—	143,633

Operating loss	(6,909)	—	(287,294)	9,685	(284,518)
Equity in net loss of investments in and loans receivable from subsidiaries and unconsolidated wireless operating companies	(403,120)	(455,167)	(54,000)	858,287	(54,000)
Interest income	14,001	—	12,423	—	26,424
Interest expense	(96,731)	—	(81,336)	—	(178,067)
Foreign currency transaction losses, net	—	—	(1,257)	—	(1,257)
Other income, net	8,609	—	9,519	(9,685)	8,443

Loss before income taxes	(484,150)	(455,167)	(401,945)	858,287	(482,975)
Income taxes	853	—	(1,175)	—	(322)

Net loss	$(483,297)	$(455,167)	$(403,120)	$858,287	$(483,297)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Year Ended December 31, 2000 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Revenues:
Service revenues	$—	$—	$40,599	$—	$40,599
Equipment revenues	—	—	9,718	—	9,718

Total revenues	—	—	50,317	—	50,317

Operating expenses:
Cost of service	—	—	(22,111)	1,290	(20,821)
Cost of equipment	—	—	(54,883)	—	(54,883)
Selling, general and administrative expenses	(35,233)	—	(82,116)	—	(117,349)
Depreciation and amortization	(815)	—	(23,748)	—	(24,563)

Total operating expenses	(36,048)	—	(182,858)	1,290	(217,616)

Operating loss	(36,048)	—	(132,541)	1,290	(167,299)
Equity in net income (loss) of investments in and loans receivable from subsidiaries and unconsolidated wireless operating companies	110,229	(110,762)	(78,624)	533	(78,624)
Interest income	23,490	1,503	23,484	—	48,477
Interest expense	(81,622)	—	(30,736)	—	(112,358)
Foreign currency transaction gains, net	361	—	13,605	—	13,966
Gain on sale of wholly-owned subsidiary	(4,484)	—	317,916	—	313,432
Gain on issuance of stock by unconsolidated wireless operating company	—	—	32,602	—	32,602
Other income, net	2,021	—	1,182	(1,290)	1,913

Income (loss) before income taxes and extraordinary items	13,947	(109,259)	146,888	533	52,109
Income taxes	(9,693)	—	(37,847)	—	(47,540)

Income (loss) before extraordinary items	4,254	(109,259)	109,041	533	4,569
Extraordinary loss on early extinguishment of debt	(4,422)	—	(315)	—	(4,737)

Net income (loss)	$(168)	$(109,259)	$108,726	$533	$(168)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Period From September 1, 1999 to December 31, 1999 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Revenues:
Service revenues	$—	$—	$6,733	$—	$6,733
Equipment revenues	—	—	39	—	39

Total revenues	—	—	6,772	—	6,772

Operating expenses:
Cost of service	—	—	(2,409)	—	(2,409)
Cost of equipment	—	—	(7,760)	—	(7,760)
Selling, general and administrative expenses	(4,883)	—	(14,461)	—	(19,344)
Depreciation and amortization	(212)	—	(6,714)	—	(6,926)

Total operating expenses	(5,095)	—	(31,344)	—	(36,439)

Operating loss	(5,095)	—	(24,572)	—	(29,667)
Equity in net loss of investments in and loans receivable from subsidiaries and unconsolidated wireless operating companies	(62,351)	(15,822)	(23,077)	78,173	(23,077)
Interest income	1,022	—	(258)	—	764
Interest expense	(6,196)	—	(6,087)	—	(12,283)
Foreign currency transaction losses, net	—	—	(8,247)	—	(8,247)
Other expense, net	(3,226)	—	(110)	—	(3,336)

Net loss	$(75,846)	$(15,822)	$(62,351)	$78,173	$(75,846)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Year Ended August 31, 1999 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Revenues:
Service revenues	$—	$—	$3,619	$—	$3,619
Equipment revenues	—	—	288	—	288

Total revenues	—	—	3,907	—	3,907

Operating expenses:
Cost of service	—	—	(1,355)	—	(1,355)
Cost of equipment	—	—	(2,455)	—	(2,455)
Selling, general and administrative expenses	(17,004)	—	(11,741)	—	(28,745)
Depreciation and amortization	(563)	—	(5,261)	—	(5,824)

Total operating expenses	(17,567)	—	(20,812)	—	(38,379)

Operating loss	(17,567)	—	(16,905)	—	(34,472)
Equity in net loss of investments in and loans receivable from subsidiaries and unconsolidated wireless operating companies	(150,897)	(37,436)	(127,542)	188,333	(127,542)
Interest income	960	—	1,545	—	2,505
Interest expense	(6,102)	—	(4,254)	—	(10,356)
Foreign currency transaction losses, net	—	—	(7,211)	—	(7,211)
Gain on sale of wholly-owned subsidiary	9,097	—	—	—	9,097
Gain on issuance of stock by unconsolidated wireless operating company	—	—	3,609	—	3,609
Other expense, net	(104)	—	(139)	—	(243)

Net loss	$(164,613)	$(37,436)	$(150,897)	$188,333	$(164,613)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Cash Flow Information for the Year Ended December 31, 2001 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net cash used in operating activities	$(77,675)	$—	$(232,739)	$—	$(310,414)

Investing activities:
Purchase of property and equipment	(15,126)	—	(199,187)	—	(214,313)
Investment in and loans to subsidiary and unconsolidated wireless operating company	(240,542)	—	—	220,000	(20,542)
Dividends received from subsidiaries	361,218	—	—	(361,218)	—
Acquisitions, net of cash acquired	(2,900)	—	—	—	(2,900)
Purchase of and deposits for wireless licenses	(230,876)	—	(12,163)	—	(243,039)
Net proceeds from the sale of wireless licenses	142,173	—	—	—	142,173
Purchase of investments	(45,528)	—	(153,216)	—	(198,744)
Sale and maturity of investments	36,143	—	284,294	—	320,437
Restricted investments, net	26,799	—	—	—	26,799
Sale and repayment of notes receivable	—	—	108,138	—	108,138
Other	(1,354)	—	(2,114)	—	(3,468)

Net cash provided by (used in) investing activities	30,007	—	25,752	(141,218)	(85,459)

Financing activities:
Proceeds from loans payable to banks and long-term debt	—	—	217,064	—	217,064
Repayment of short-term and long-term debt	(88,350)	—	—	—	(88,350)
Parent’s investment	—	—	220,000	(220,000)	—
Dividends paid to parent	—	—	(361,218)	361,218	—
Issuance of common stock, net	171,260	—	—	—	171,260

Net cash provided by financing activities	82,910	—	75,846	141,218	299,974

Net increase (decrease) in cash and cash equivalents	35,242	—	(131,141)	—	(95,899)
Cash and cash equivalents at beginning of period	106,504	—	232,374	—	338,878

Cash and cash equivalents at end of period	$141,746	$—	$101,233	$—	$242,979

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Cash Flow Information for the Year Ended December 31, 2000 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net cash provided by (used in) operating activities	$(43,328)	$1,503	$(49,317)	$9,765	$(81,377)

Investing activities:
Purchase of property and equipment	(1,944)	—	(70,301)	—	(72,245)
Investments in and loans to subsidiaries and unconsolidated wireless operating companies	(400,536)	(370,161)	(11,033)	763,197	(18,533)
Acquisitions, net of cash acquired	(4,475)	—	(1,327)	—	(5,802)
Purchase of and deposits for wireless licenses	(99,934)	—	(79,219)	—	(179,153)
Net proceeds from disposal of subsidiaries	4,311	—	210,144	—	214,455
Purchase of investments	(125,657)	—	(207,330)	—	(332,987)
Sale and maturity of investments	104,410	—	24,130	—	128,540
Restricted investments, net	(44,921)	—	—	—	(44,921)

Net cash used in investing activities	(568,746)	(370,161)	(134,936)	763,197	(310,646)

Financing activities:
Proceeds from issuance of senior and senior discount notes	550,102	—	—	—	550,102
Proceeds from loans payable to banks and long-term debt	31,022	—	28,302	—	59,324
Repayment of loans payable to banks and long-term debt	(226,708)	—	(21,496)	—	(248,204)
Issuance of common stock, net	341,949	—	3,738	(3,738)	341,949
Payment of debt financing costs	(13,500)	—	(1,722)	—	(15,222)
Parent company investment and advances	—	368,658	400,566	(769,224)	—
Book overdraft	—	—	13,386	—	13,386

Net cash provided by financing activities	682,865	368,658	422,774	(772,962)	701,335

Effect of exchange rate changes on cash and cash equivalents	—	—	(8,998)	—	(8,998)
Effect of change in foreign company reporting lag on cash and cash equivalents	—	—	(5,545)	—	(5,545)

Net increase in cash and cash equivalents	70,791	—	223,978	—	294,769
Cash and cash equivalents at beginning of period	35,713	—	8,396	—	44,109

Cash and cash equivalents at end of period	$106,504	$—	$232,374	$—	$338,878

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Cash Flow Information for the Period From September 1, 1999 to December 31, 1999 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net cash used in operating activities	$(5,620)	$—	$(28,551)	$2,601	$(31,570)

Investing activities:
Purchase of property and equipment	(50)	—	(4,518)	—	(4,568)
Investments in and loans to subsidiaries and unconsolidated wireless operating companies	(18,990)	(11,087)	(11,744)	39,077	(2,744)
Restricted cash equivalents	(20,500)	—	—	—	(20,500)

Net cash used in investing activities	(39,540)	(11,087)	(16,262)	39,077	(27,812)

Financing activities:
Proceeds from loans payable to bank and long-term debt	61,650	—	28,290	(28,290)	61,650
Issuance of common stock, net	1,721	—	—	—	1,721
Parent company investment and advances	—	11,087	2,301	(13,388)	—

Net cash provided by financing activities	63,371	11,087	30,591	(41,678)	63,371

Effect of exchange rate changes on cash and cash equivalents	—	—	7,210	—	7,210
Effect of change in foreign company reporting lag on cash and cash equivalents	—	—	6,695	—	6,695

Net increase (decrease) in cash and cash equivalents	18,211	—	(317)	—	17,894
Cash and cash equivalents at beginning of period	17,502	—	8,713	—	26,215

Cash and cash equivalents at end of period	$35,713	$—	$8,396	$—	$44,109

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Cash Flow Information for the Year Ended August 31, 1999 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net cash used in operating activities	$(17,286)	$—	$(16,819)	$—	$(34,105)

Investing activities:
Purchase of property and equipment	(3,182)	—	(753)	—	(3,935)
Investments in and loans to subsidiaries and unconsolidated wireless operating companies	(186,707)	(33,969)	(159,484)	255,689	(124,471)
Acquisition, net of cash acquired	—	—	(26,942)	—	(26,942)
Purchase of and deposits for wireless licenses	—	—	(19,009)	—	(19,009)
Net proceeds from disposal of subsidiary	16,024	—	—	—	16,024

Net cash used in investing activities	(173,865)	(33,969)	(206,188)	255,689	(158,333)

Financing activities:
Proceeds from loan payable to bank and long-term debt	128,584	—	16,720	(10,000)	135,304
Repayment of long-term debt	(17,500)	—	—	—	(17,500)
Issuance of common stock	2,301	1,103	—	—	3,404
Parent company investment and advances	95,268	32,866	212,823	(245,689)	95,268

Net cash provided by financing activities	208,653	33,969	229,543	(255,689)	216,476

Effect of exchange rate changes on cash and cash equivalents	—	—	2,177	—	2,177

Net increase in cash and cash equivalents	17,502	—	8,713	—	26,215
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$17,502	$—	$8,713	$—	$26,215

LEAP WIRELESS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2002	2001

	(Unaudited)
Assets
Cash and cash equivalents	$56,150	$242,979
Short-term investments	114,533	81,105
Restricted cash equivalents and short-term investments	38,672	27,628
Inventories	42,657	45,338
Other current assets	47,521	22,044

Total current assets	299,533	419,094
Property and equipment, net	1,205,342	1,112,284
Wireless licenses, net	729,128	718,222
Goodwill, net (Note 2)	—	26,919
Other intangible assets, net	11,679	16,694
Restricted investments	—	13,127
Deposit for wireless licenses	10,773	85,000
Other assets	65,334	59,555

Total assets	$2,321,789	$2,450,895

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities	$101,333	$147,695
Amounts payable to equipment vendors (Note 2)	77,337	—
Current portion of long-term debt, including $1,511.6 million (net of discount of $40.5 million) of debt in default at September 30, 2002 (Note 2)	1,526,676	26,049
Other current liabilities	61,442	55,843

Total current liabilities	1,766,788	229,587
Long-term debt	633,118	1,676,845
Other long-term liabilities	52,621	186,023

Total liabilities	2,452,527	2,092,455

Commitments and contingencies (Notes 2 and 6)
Stockholders’ equity (deficit):
Preferred stock — authorized 10,000,000 shares; $.0001 par value, no shares issued and outstanding	—	—
Common stock — authorized 300,000,000 shares; $.0001 par value, 58,600,212 and 36,979,664 shares issued and outstanding at September 30, 2002 and December 31, 2001, respectively	6	4
Additional paid-in capital	1,156,521	1,148,337
Unearned stock-based compensation	(1,475)	(5,138)
Accumulated deficit	(1,284,418)	(786,195)
Accumulated other comprehensive income	(1,372)	1,432

Total stockholders’ equity (deficit)	(130,738)	358,440

Total liabilities and stockholders’ equity (deficit)	$2,321,789	$2,450,895

See accompanying notes to condensed consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Revenues:
Service revenues	$143,561	$57,240	$415,971	$122,449
Equipment revenues	11,612	9,453	30,525	28,843

Total revenues	155,173	66,693	446,496	151,292

Operating expenses:
Cost of service	(51,534)	(27,297)	(136,937)	(57,003)
Cost of equipment	(58,603)	(53,197)	(202,777)	(116,632)
Selling and marketing	(32,719)	(32,181)	(95,636)	(70,982)
General and administrative	(38,991)	(39,290)	(135,699)	(96,691)
Depreciation and amortization	(70,342)	(33,494)	(201,205)	(68,792)
Impairment of goodwill	(26,919)	—	(26,919)	—

Total operating expenses	(279,108)	(185,459)	(799,173)	(410,100)
Gain on sale of wireless license	—	—	364	—

Operating loss	(123,935)	(118,766)	(352,313)	(258,808)
Equity in net loss of unconsolidated wireless operating company	—	(14,264)	—	(57,562)
Gain on sale of unconsolidated wireless operating company	39,518	—	39,518	—
Interest income	1,295	4,850	4,716	23,623
Interest expense	(58,379)	(44,258)	(168,528)	(123,709)
Other income (expense), net	(87)	12,541	13	14,842

Loss before income taxes	(141,588)	(159,897)	(476,594)	(401,614)
Income taxes	(1,398)	(845)	(21,629)	(2,043)

Net loss	$(142,986)	$(160,742)	$(498,223)	$(403,657)

Other comprehensive loss:
Foreign currency translation losses	(1,449)	(628)	(1,449)	(1,233)
Unrealized holding losses on investments, net	(364)	(164)	(1,355)	(37)

Comprehensive loss	$(144,799)	$(161,534)	$(501,027)	$(404,927)

Basic and diluted net loss per common share	$(3.18)	$(4.43)	$(12.51)	$(12.27)

Shares used in per share calculations:
Basic and diluted	44,920	36,310	39,819	32,909

See accompanying notes to condensed consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)
(In thousands)

	Nine Months Ended
	September 30,

	2002	2001

Operating activities:
Net cash used in operating activities	$(170,841)	$(239,899)

Investing activities:
Purchase of property and equipment	(87,429)	(132,818)
Loan to unconsolidated wireless operating company	—	(20,542)
Acquisitions, net of cash acquired	—	(2,900)
Purchase of and deposits for wireless licenses	(2,853)	(230,876)
Refund of deposits for wireless licenses	74,230	—
Proceeds from the sale of wireless license	380	—
Proceeds from sale of unconsolidated wireless operating company	22,241	—
Purchase of investments	(250,651)	(117,199)
Sale and maturity of investments	214,784	275,870
Restricted cash equivalents and investments, net	2,595	12,736
Sale and repayment of notes receivable	—	108,138
Other	—	(3,468)

Net cash used in investing activities	(26,703)	(111,059)

Financing activities:
Proceeds from long-term debt	35,897	191,782
Repayment of notes payable and long-term debt	(19,673)	(49,408)
Issuance of common stock	440	170,009
Payment of debt financing costs	(5,949)	—

Net cash provided by financing activities	10,715	312,383

Net increase (decrease) in cash and cash equivalents	(186,829)	38,575
Cash and cash equivalents at beginning of period	242,979	338,878

Cash and cash equivalents at end of period	$56,150	$300,303

See accompanying notes to condensed consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Nature of Business

      Leap Wireless International, Inc., a Delaware corporation, together with its wholly-owned subsidiaries (the “Company”), is a wireless communications carrier that offers digital wireless service in the United States under the brand “Cricket®.” Leap Wireless International, Inc. (“Leap”) conducts operations through its subsidiaries. Leap has no independent operations or sources of operating revenue other than through dividends, if any, from its operating subsidiaries. Cricket service is operated by the Company’s wholly-owned subsidiary, Cricket Communications, Inc. (“Cricket”), a wholly-owned subsidiary of Cricket Communications Holdings, Inc. (“Cricket Communications Holdings”). Cricket and the related subsidiaries of Leap and Cricket that hold assets that are used in the Cricket business or that hold assets pledged under Cricket’s vendor credit facilities are collectively referred to herein as the “Cricket Companies.” The Company has launched wireless service in 40 markets, which together constitute what the Company refers to as its “40 Market Plan.”

Note 2. Significant Events

Liquidity and Capital Resources

      The Company is highly leveraged. At September 30, 2002, the Company had debt totaling $2,159.8 million, including $1,511.6 million of debt under Cricket’s senior secured vendor credit facilities. The Company has retained UBS Warburg to assist in exploring a restructuring of the significant outstanding indebtedness of Leap and Cricket and to assist in obtaining new sources of financing for the Cricket Companies. The Company has begun restructuring discussions with informal committees of Leap’s and Cricket’s respective creditors. All of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings) have been pledged to secure the obligations of Cricket under the vendor credit facilities. In August 2002, the Company paid a purchase price adjustment to MCG PCS, Inc. (“MCG”), as ordered by an arbitrator, in connection with its acquisitions of wireless licenses in Buffalo and Syracuse by issuing 21,020,431 shares of its common stock to MCG. The issuance of these shares constituted an event of default under the vendor credit facilities. After Leap’s issuance of these shares in August 2002, the lenders under Cricket’s vendor credit facilities ceased funding new loan requests, including requests to fund interest that had previously been paid through draws under the vendor credit facilities. In early September 2002, Cricket chose not to make interest payments that were due on the loans under these vendor credit facilities, which constituted an additional event of default under the vendor credit facilities. While Cricket subsequently paid approximately $1.9 million of interest and fees due under its vendor credit facilities, Cricket remains in default under such facilities. These and other existing events of default provide the credit facility lenders with certain rights under the credit agreements and related security agreements, including the right to terminate the commitments under those agreements, to declare the existing loans to be immediately due and payable, and to foreclose on the assets that have been pledged to secure these outstanding loans. In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent Technologies, Inc. (“Lucent”) and Nortel Networks, Inc. (“Nortel”) have terminated their commitments under their credit agreements with Cricket, and at the request of Ericsson Credit AB (“Ericsson”), Cricket reduced the commitment under the Ericsson credit agreement to approximately $33 million as of September 30, 2002. To date, the secured vendor credit facility lenders have not exercised any other material creditors’ remedies under the vendor credit agreements. However, if they choose to exercise these rights in the future, the Company would likely seek the protection afforded by Chapter 11 of the federal bankruptcy laws and any such exercise would have a material adverse impact on the Company’s business. Cricket’s default on its vendor credit facilities and the Company’s need to restructure its indebtedness and its potential need to seek protection under the federal bankruptcy laws raise substantial doubt about the Company’s ability to continue as a going concern. Because of the existing defaults under the vendor credit facilities, and because Cricket is currently unable to fully repay the amounts outstanding under such facilities and has been unable to raise new funds

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

which would enable it to repay such amounts, there is substantial risk that the stock of the Cricket Companies has no value to Leap.

      If Cricket’s outstanding indebtedness under the vendor credit facilities is accelerated, and such indebtedness is not repaid in full or such acceleration is not rescinded within 30 days, that acceleration would constitute an event of default under the indenture governing Leap’s senior notes and senior discount notes, providing the trustee or the required note holders with the right to declare Leap’s notes to be immediately due and payable. If the notes are declared due and payable, the creditors of Leap would have claims in excess of the existing cash and other assets held by Leap. Since Leap is currently unable to fully repay the amounts outstanding under the indenture and has been unable to raise new funds which would enable it to repay such amounts, there would likely be no assets available for distribution to the stockholders of Leap if the obligations under Leap’s senior notes and senior discount notes were to be accelerated.

      In September 2002, the Company completed the sale of its 20.1% interest in the outstanding capital stock of Pegaso Telecomunicaciones, S.A. de C.V. (“Pegaso”) to Telefónica Moviles, S.A. (“Telefónica”) for cash proceeds of approximately $22.2 million for the sale of its shares and, in October 2002, also received approximately $15.8 million in proceeds for the repayment of convertible subordinated loans provided to Pegaso. Pursuant to the vendor credit facilities, approximately $25.8 million of the proceeds of the sale of Pegaso are required to be set aside or contributed to the Cricket Companies. In light of the financial condition and restructuring of Leap and its subsidiaries, Leap did not make the set asides and contributions. Leap’s failure to contribute or set aside such amounts was a breach of contract by Leap and an additional event of default under the vendor credit facilities.

      Leap was the winning bidder for 22 wireless licenses covering approximately 24.1 million potential customers in the Federal Communications Commission’s (“FCC”) Auction 35. If the FCC grants these licenses to Leap, Leap would likely have an aggregate payment obligation of $350.1 million (less any amounts then on deposit with the FCC) payable within 10 business days of a public notice issued by the FCC establishing a payment deadline. Leap currently does not have sufficient cash available to purchase these licenses.

      The Company has classified the principal and interest balances outstanding under the vendor credit facilities and amounts payable to Lucent, Nortel and Ericsson for the purchase of equipment and services as short-term obligations in the condensed consolidated balance sheet as of September 30, 2002, as a result of Cricket’s default of the underlying agreements. Unamortized debt discount and debt issuance costs of $46.6 million at September 30, 2002 may be subject to accelerated amortization or immediate expense if the secured vendor credit facility lenders exercise their rights, or depending on the outcome of the Company’s restructuring plan.

      Because of Cricket’s existing defaults under the vendor credit facilities, the substantial risk that the stock of the Cricket Companies has no value to Leap, and the substantial risk that Leap’s existing stockholders will lose all of their value in Leap common stock in connection with any restructuring, the Company recorded an estimated impairment charge during the three months ended September 30, 2002 equal to the remaining goodwill balance of $26.9 million. The goodwill resulted from the Company’s June 2000 acquisition of the remaining interest in Cricket Communications Holdings that it did not already own.

      As of September 30, 2002, the Company tested its wireless licenses and long-lived assets for impairment. The fair value of the wireless licenses was greater than their carrying value, and therefore no impairment loss existed with regard to the wireless licenses. The undiscounted cash flows expected to be generated from the Company’s other long-lived assets over the remaining useful lives of those assets was greater than the carrying value of the assets, and therefore no impairment loss existed with regard to the other long-lived assets. Based on the current difficulties being experienced by the telecommunications and wireless industries, and depending

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

on the results of the Company’s restructuring, the value of the wireless licenses and other long-lived assets could be subject to material impairment losses in the future.

      Because the issuance of the MCG shares qualifies as a change in the Company’s ownership as defined under Internal Revenue Code Section 382, there will be a significant annual limitation on the Company’s ability to utilize its net operating loss and credit carryforwards. In connection with any restructuring, there is also likely to be an additional change in the Company’s ownership and further limitation on its ability to utilize its net operating loss and credit carryforwards. If a restructuring is implemented pursuant to a plan confirmed under Chapter 11 of the federal bankruptcy laws and there is a significant elimination or reduction of the Company’s outstanding indebtedness, the Company expects that it will utilize all of its net operating loss and credit carryforwards and also expects that the tax bases of its assets may be significantly reduced. If not structured to qualify as a tax-free reorganization, significant income taxes might become payable as a result of the merger of subsidiaries or the transfer of assets among subsidiaries that may occur as part of a restructuring implemented under Chapter 11 of the federal bankruptcy laws. If a restructuring is implemented outside of federal bankruptcy laws and there is a significant elimination or reduction of the Company’s outstanding indebtedness, the Company expects that significant income taxes would become payable as a result of restructuring.

      The Company received a Nasdaq Staff determination indicating that its common stock is to be de-listed from the Nasdaq National Market because Leap did not obtain stockholder approval prior to issuing 21,020,431 shares of common stock to MCG, Leap’s common stock has traded below $1.00 per share for at least 30 consecutive trading days and other factors cited by the Nasdaq Staff in its de-listing determination letter. Leap’s request for an oral hearing to appeal the Nasdaq staff determination was granted and as a result, Nasdaq has stayed the de-listing pending the hearing to be held on November 14, 2002.

Note 3.     Basis of Presentation

Interim Financial Statements

      The accompanying interim condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring operating losses and negative cash flows from operating activities, and it has working capital and stockholders’ deficits as of September 30, 2002. The Company’s default on its vendor credit facilities as outlined in Note 2 and its need to restructure its indebtedness and its potential need to seek protection under the federal bankruptcy laws raise substantial doubt about the Company’s ability to continue as a going concern. The interim condensed consolidated financials statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty. The accompanying interim condensed consolidated financial statements have been prepared by the Company without audit, in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary for a fair presentation of its financial position, results of operations, cash flows and stockholders’ equity in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments necessary for a fair presentation. These condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission on March 29, 2002. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year. The Company recognized its share of net earnings or losses of its foreign investee on a three-month lag.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenues and Cost of Revenues

      For the Company’s Cricket business, revenues include wireless services and the sale of handsets and accessories. Wireless services are provided on a month-to-month basis and, through September 2002, were generally paid in advance. The Company has not historically charged fees for the initial activation of service. Revenues from wireless services are recognized as services are rendered. Amounts received in advance are recorded as deferred revenue. Cost of service generally includes direct costs and related overhead, excluding depreciation and amortization, of operating the Company’s networks. Equipment revenues arise from the sale of handsets and accessories. Revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. Handsets sold to third-party dealers and distributors are recognized as inventory until they are sold to and activated by customers. Amounts due from third-party dealers and distributors for handsets are recorded as deferred revenue upon shipment by the Company and are recognized as equipment revenues when service is activated by customers. Sales incentives offered without charge to customers and volume-based incentives paid to the Company’s third-party dealers and distributors are recognized as a reduction of revenue when the related service or equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage. The Company records an estimate for returns of handsets and accessories at the time of recognizing revenue. Returns of handsets and accessories have historically been insignificant.

Property and Equipment

      Property and equipment are recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance or extend the asset’s useful life are charged to operating expenses as incurred. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service, which are generally five to seven years for network infrastructure assets, three to five years for computer hardware, software and other, and three to seven years for furniture, fixtures and retail and office equipment. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease.

      The Company’s network construction expenditures are recorded as construction-in-progress until the network or assets are placed in service, at which time the assets are transferred to network infrastructure. As a component of construction-in-progress, the Company capitalizes interest and salaries and related costs of engineering employees to the extent time and expense are contributed to the construction effort during the construction period. The Company capitalized $2.0 million and $8.1 million of interest to property and equipment during the nine months ended September 30, 2002 and 2001, respectively.

Wireless Licenses

      Wireless licenses are recorded at cost. Through December 31, 2001, wireless licenses were amortized using the straight-line method over their estimated useful lives upon commencement of commercial service, generally 40 years. The Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002. Upon adoption, the Company ceased amortizing wireless license costs as the Company determined that these assets meet the definition of indefinite-lived intangible assets under SFAS No. 142. Wireless licenses, net, totaled $718.2 million at January 1, 2002. SFAS No. 142 requires wireless licenses classified as indefinite-lived intangible assets to be tested for impairment as of January 1, 2002 and at least annually thereafter. The Company completed its transitional impairment review of its wireless licenses during the three months ended March 31, 2002 and concluded that no impairment existed at the date of adoption. The Company adopted Emerging Issues Task Force (“EITF”) Issue No. 02-07 “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets” in completing this impairment review, which requires that separately recorded indefinite-lived intangible assets

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

be combined in a single unit of accounting for purposes of testing impairment if they are operated as a single asset and, as such, are essentially inseparable from one another. During the three months ended March 31, 2002, the Company recorded an income tax expense of $15.9 million to increase the valuation allowance related to its net operating loss carryforwards in connection with the adoption of SFAS No. 142. Because of the uncertainty as to the timing of the reversal of the deferred tax liabilities related to the amortization of wireless licenses for tax purposes, the deferred tax liabilities can no longer be used as a source of taxable income to support the realization of a corresponding amount of deferred tax assets. Wireless license amortization was $1.2 million and $2.9 million for the three and nine months ended September 30, 2001.

Goodwill

      Goodwill represents the excess of the purchase price and related costs over the fair value assigned to the net tangible and identifiable intangible assets of businesses acquired. Through December 31, 2001, goodwill was amortized on a straight-line basis over its estimated useful life, generally 20 years. In connection with the adoption of SFAS No. 142, the Company ceased amortization of goodwill effective January 1, 2002. As of January 1, 2002, the Company had goodwill of $26.9 million resulting from its June 2000 acquisition of the remaining interest in Cricket Communications Holdings that it did not already own. SFAS No. 142 requires goodwill to be tested for impairment as of January 1, 2002 and at least annually thereafter. The Company completed its transitional impairment review of its goodwill during the three months ended March 31, 2002 and concluded that no impairment existed at the date of adoption. The Company recognized $0.4 million and $1.1 million of goodwill amortization expense for the three and nine months ended September 30, 2001, respectively. See Note 2 regarding the Company’s impairment of goodwill.

Impairment of Long-lived and Intangible Assets

      In October 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 replaces SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, “Reporting Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions.” SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of carrying value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have a material impact on the Company’s consolidated financial position or its results of operations.

Basic and Diluted Net Income (Loss) Per Common Share

      Basic earnings per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per common share reflects the potential dilutive effect of additional common shares that are issuable upon exercise of outstanding stock options and warrants calculated using the treasury stock method and the conversion of convertible preferred securities using the as-if converted method.

Recent Accounting Requirements

      In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset. The Company will adopt SFAS No. 143 on January 1, 2003. The Company has not yet determined the impact that the adoption of SFAS No. 143 will have on its consolidated financial position or its results of operations.

      In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 requires that gains and losses from the extinguishments of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Recurring Events and Transactions.” Applying the provisions of Opinion No. 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual and infrequent that meet criteria for classification as an extraordinary item. SFAS No. 145 is effective for the Company beginning January 1, 2003, but may be adopted prior to this date. The Company intends to adopt SFAS No. 145 on January 1, 2003 at which time the Company will reclassify the $4.7 million extraordinary loss on the early extinguishment of debt incurred during the year ended December 31, 2000 to other income/expense.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that a liability associated with an exit or disposal activity be recognized at its fair value when the liability has been incurred, and supercedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” Under EITF Issue No. 94-3, certain exit costs were accrued upon management’s commitment to an exit plan, which was generally before an actual liability had been incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The Company has not yet determined the impact that the adoption of SFAS No. 146 will have on its consolidated financial position or its results of operations.

Reclassifications

      Certain prior period amounts have been reclassified to conform to the current period presentation.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Supplementary Financial Information

Supplementary Balance Sheet Information (in thousands):

	September 30,	December 31,
	2002	2001

	(Unaudited)
Property and equipment, net:
Network infrastructure	$1,274,986	$884,786
Construction-in-progress	149,277	272,464
Leasehold improvements	9,063	8,480
Computer hardware, software and other	70,297	51,360
Furniture, fixtures and retail and office equipment	19,140	16,616

	1,522,763	1,233,706
Accumulated depreciation and amortization	(317,421)	(121,422)

	$1,205,342	$1,112,284

Other long-term liabilities:
Amounts payable to equipment vendors (Note 2)	$—	$158,268
Net deferred tax liability	44,229	22,821
Other	8,392	4,934

	$52,621	$186,023

Supplementary Information for Wireless Licenses, Goodwill and Other Intangible Assets (in thousands, except per share data):

	September 30,	December 31,
	2002	2001

	(Unaudited)
Other intangible assets, net:
Purchased technology	$19,734	$19,627
Other	178	2,125

	19,912	21,752
Accumulated amortization	(8,233)	(5,058)

	$11,679	$16,694

      Current and expected amortization expense for other intangible assets for each of the following periods is as follows (unaudited):

For the nine months ended September 30, 2002	$4,940
Expected amortization expense for the remainder of 2002	1,646
Expected amortization expense for the years ending December 31:
2003	6,586
2004	3,161

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      A reconciliation of net loss adjusted to exclude amortization expense related to goodwill and wireless licenses assuming adoption of SFAS No. 142 on January 1, 2001 is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

	(Unaudited)
Reported net loss	$(142,986)	$(160,742)	$(498,223)	$(403,657)
Goodwill amortization	—	365	—	1,089
Wireless license amortization	—	1,195	—	2,943

Adjusted net loss	$(142,986)	$(159,182)	$(498,223)	$(399,624)

Basic and diluted net loss per common share:
Reported net loss	$(3.18)	$(4.43)	$(12.51)	$(12.27)
Goodwill amortization	—	0.01	—	0.03
Wireless license amortization	—	0.03	—	0.09

Adjusted net loss	$(3.18)	$(4.38)	$(12.51)	$(12.14)

Shares used in per share calculations:
Basic and diluted	44,920	36,310	39,819	32,909

Supplementary Cash Flow Information (in thousands):

	Nine Months Ended
	September 30,

	2002	2001

	(Unaudited)
Supplementary disclosure of cash flow information:
Cash paid for interest	$20,380	$21,520
Cash paid for income taxes	—	38,419
Supplementary disclosure of non-cash investing and financing activities:
Long-term financing to purchase equipment	199,650	349,330
Issuance of common stock related to purchase price adjustment for wireless licenses (Note 2)	8,660	—
Long-term financing to purchase wireless licenses	—	105,920
Long-term financing for auction discount voucher	—	125,274
Debt origination fees financed under long-term debt	—	1,253
Issuance of common stock to purchase wireless licenses	—	71,990

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Supplementary Basic and Diluted Net Income (Loss) Per Common Share Information (in thousands):

      Basic and diluted net loss per common share were the same for the three and nine months ended September 30, 2002 and 2001, respectively. The following shares were not included in the computation of diluted earnings per share as their effect would be antidilutive (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

	(Unaudited)
Employee stock options	9,199	8,161	9,199	8,161
Senior and senior discount unit warrants	2,830	2,830	2,830	2,830
Qualcomm Incorporated warrant	3,375	3,375	3,375	3,375
Warrant to Chase Telecommunications Holdings, Inc.	95	95	95	95

Stock Option Exchange Program

      In November 2001, the Board of Directors approved a stock option exchange program (the “Exchange Program”). Under this program, eligible employees (excluding officers and outside directors) were given the opportunity to cancel certain stock options previously granted to them in exchange for an equal number of new stock options to be granted at a future date at least six months and one day from the date the old options were cancelled, provided the individual was still employed or providing service on such date. The participation deadline for the program was December 18, 2001. The exercise price of the new options was the fair market value of the Company’s common stock on the date of grant on June 19, 2002. The new options have the same vesting schedule as the old options and are exercisable as to vested shares six months after the date of grant. The Exchange Program resulted in the cancellation of options to purchase approximately 770,651 shares of common stock with exercise prices ranging from $14.97 to $92.50 per share and the granting of new stock options to purchase 683,318 shares of common stock with an exercise price of $1.58 per share.

Amendment to Stockholder Rights Plan

      In August 2002, the Company amended the Stockholder Rights Plan to permit the issuance of 21,020,431 shares of its common stock to pay a purchase price adjustment to MCG, as ordered by an arbitrator, in connection with its acquisitions of wireless licenses in Buffalo and Syracuse. See Note 2.

Employee Stock Purchase Plan

      On November 1, 2002, the Company terminated the 1998 Employee Stock Purchase Plan. On that date, 34,570 shares of common stock were available for future issuance.

Non-Qualified Deferred Compensation Plans

      In August 2002, the Company suspended all employee contributions to its non-qualified deferred compensation plans, including the Executive Retirement Plan and the 1999 Executive Officer Plan.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Long-Term Debt (See Note 2 for significant events)

      Long-term debt is summarized as follows (in thousands):

	September 30,	December 31,
	2002	2001

	(Unaudited)
12.5% senior notes, due 2010, effective interest rate of 15.8% per annum	$174,627	$169,618
14.5% senior discount notes, face amount of $668.0 million, effective interest rate of 16.3% per annum	388,190	336,283
Vendor financing agreements, net of unamortized discount of $40.5 million and $45.8 million at September 30, 2002 and December 31, 2001, respectively, weighted-average effective interest rate of 7.3% per annum at September 30, 2002 and December 31, 2001.	1,511,632	1,112,045
U. S. government financing and note payable, weighted-average effective interest rate of 9.9% per annum	84,705	84,616
Other	640	332

	2,159,794	1,702,894
Less current portion, including vendor financing of $1,511.6 million in default at September 30, 2002	(1,526,676)	(26,049)

	$633,118	$1,676,845

Vendor Financing Agreements

      Cricket has entered into purchase agreements and senior secured credit facilities with each of Lucent, Nortel and Ericsson for the purchase of network infrastructure products and services and the financing of these purchases plus interest expense and other costs and origination and commitment fees related to the credit facilities. At September 30, 2002, Cricket had $1,511.6 million of debt under the senior secured vendor credit agreements and $77.3 million in amounts payable to Lucent, Nortel and Ericsson for the purchase of equipment and services. Each of the Cricket Companies is a borrower or guarantor under the vendor credit facilities of Cricket, and Cricket is currently in default under each of the vendor credit facilities.

      Events of default currently existing under the credit agreements provide the credit facility lenders with certain rights under their credit agreements and related security agreements, including the right to terminate the commitments under those agreements, to declare the existing loans to be immediately due and payable, and to foreclose on the collateral pledged to secure the outstanding loans, which includes all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings). In addition, the holders of the vendor debt could institute an involuntary bankruptcy proceeding against the Cricket Companies. Lucent and Nortel have terminated their commitments under their credit agreements with Cricket, and at the request of Ericsson, Cricket reduced the commitment under the Ericsson credit agreement to approximately $33 million as of September 30, 2002. To date, the secured vendor facility lenders have not exercised any other material creditors’ remedies under the vendor credit agreements. However, if they choose to exercise these rights in the future, the Company would likely seek the protection afforded by Chapter 11 of the federal bankruptcy laws and any such exercise would have a material adverse effect on both Leap’s and Cricket’s business.

      Lenders under Cricket’s vendor financing facilities had previously agreed to share collateral and limit total loans secured thereunder to $1,845.0 million. The obligations under the credit agreements are secured by a pledge of all of the stock and assets of the Cricket Companies (other than the stock of Cricket Communications Holdings). Borrowings under each of the credit facilities accrue interest at a rate equal to

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA, as defined in the credit agreements. If an event of default has occurred and is continuing, the administrative agent under a credit agreement, at the request of the lenders under such agreement, may restrict Cricket’s ability to choose LIBOR interest rates for outstanding borrowings. Any amount that is not paid when due under a vendor credit agreement will bear interest after the due date at the rate then applicable to base rate loans plus 2%.

Wireless License Exchange

      In April 2002, the Company completed the exchange of certain wireless licenses with a third party. Pursuant to the agreement, the third party assumed the Company’s FCC debt totaling $8.4 million related to certain of the wireless licenses the Company provided in the exchange. In consideration for the third party’s assumption of the FCC debt, the Company provided to the third party a note payable totaling $8.4 million which is secured by certain of the Company’s wireless licenses. The terms of the Company’s note payable are parallel to the payment terms under the assumed FCC debt.

Note 6. Commitments and Contingencies

      From April 1999 to the date of sale on June 2, 2000, the Company owned 100% of Smartcom, S.A. (“Smartcom”), a Chilean corporation that operates a nationwide wireless network in Chile. On June 2, 2000, the Company completed the sale of Smartcom to Endesa S.A. (“Endesa”). The Company has a $35.0 million promissory note receivable from Endesa that is subject to a right of set-off to secure indemnification claims under the purchase agreement. Endesa has asserted claims of up to approximately $48.7 million against the Company for breach of representations and warranties under the purchase agreement and has notified the Company that it is offsetting the claims against the entire unpaid balance of the note. Under the terms of the purchase agreement, the maximum recovery for breaches of representations and warranties is the principal and interest under the note. The note matured on June 2, 2001 and the Company expects it to remain unpaid until the issues related to the claims are resolved. The Company believes Endesa’s claims are without merit, and is contesting Endesa’s claims. Management of the Company believes that the ultimate outcome of this matter will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

      The Company was the winning bidder on 22 wireless licenses in Auction 35 for an aggregate payment obligation of $350.1 million. NextWave Telecom, Inc. (“NextWave”), the original holder of these licenses, is a party to litigation against the federal government challenging the validity of the auction and has prevailed on certain of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to the Company of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. The FCC has placed on public notice proposals that would allow bidders in Auction 35 to receive a refund of their funds currently on deposit with the FCC relating to Auction 35 and to elect not to purchase such licenses without incurring a financial penalty. While the Company currently believes that it will likely be able to withdraw from the commitment to purchase the licenses on which it was the successful bidder in Auction 35, there is no assurance that it will not have an obligation to purchase these licenses. If these Auction 35 wireless licenses ultimately are granted to the Company, it will likely be required to make full payment for them of $350.1 million (less any amounts then on deposit with the FCC) within 10 business days of a public notice issued by the FCC establishing a payment deadline. The Company currently does not have sufficient cash available to purchase these licenses. The Company cannot predict what effect any challenges before the FCC or in court to Auction 35, or to the grant of these wireless licenses to the Company specifically, will have on the Company. In February and May 2002, the FCC refunded to the Company $14.7 million and $59.5 million, respectively, of the $85.0 million deposit it had with the FCC related to Auction 35.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, management of the Company believes that the ultimate liability for such claims will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Note 7.	Investments in and Loans Receivable from Wireless Operating Company

      Through September 10, 2002, the Company owned 20.1% of the outstanding capital stock of Pegaso. In the fourth quarter of fiscal 2001, the Company discontinued the use of the equity method of accounting for Pegaso and ceased recognizing its share of Pegaso’s losses as the Company’s investment in and loans to Pegaso were reduced to zero on the Company’s books of account. The Company recorded equity losses from Pegaso of $14.3 million and $57.6 million during the three and nine months ended September 30, 2001, respectively.

      On September 10, 2002, the Company completed the sale of its 20.1% interest in the outstanding capital stock of Pegaso to Telefónica for cash proceeds of approximately $22.2 million for the sale of its shares and, in October 2002, also received approximately $15.8 million in proceeds for the repayment of convertible subordinated loans provided to Pegaso. The Company recognized a gain of $39.5 million as a result of the sale of its interests in Pegaso. The Company had guaranteed to Qualcomm Incorporated (“Qualcomm”) $33.0 million of outstanding working capital loans from Qualcomm to Pegaso. In conjunction with completing the sale, the Company satisfied its obligations under the guarantee by delivering to Qualcomm its rights under the warrants it acquired in connection with the guarantee. See Note 2.

      Condensed financial information for Pegaso is summarized as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

	(Unaudited)
Operating revenues	$53,030	$51,849	$154,850	$110,047
Operating expenses	(104,499)	(135,454)	(330,738)	(363,801)
Other expense, net	(43,226)	(31,536)	(118,289)	(69,158)
Foreign currency transaction gains (losses), net	(108,358)	44,228	(57,729)	36,744

Net loss	(203,053)	(70,913)	(351,906)	(286,168)
Other stockholders’ share of net loss	(203,053)	(56,649)	(351,906)	(228,606)

Company’s share of net loss	—	(14,264)	—	(57,562)

Equity in net loss of Pegaso	$—	$(14,264)	$—	$(57,562)

Note 8. Subsidiary Guarantee

      The Company’s senior notes and senior discount notes are guaranteed by Cricket Communications Holdings, and since March 13, 2002, also are guaranteed by Backwire.com, Inc. and Telephone Entertainment Network, Inc., both of which are subsidiaries of Leap. Because the guarantor subsidiaries are wholly-owned subsidiaries of the Company and the guarantee provided by the guarantor subsidiaries is full and unconditional, full financial statements of the guarantor subsidiaries are not required to be issued. Condensed consolidating financial information of Leap, the guarantor subsidiaries and non-guarantor subsidiaries of Leap as of September 30, 2002 and December 31, 2001 and for the three and nine months ended September 30, 2002 and 2001 is presented below. The subsidiaries of Cricket Communications Holdings are not guarantors of the senior notes and senior discount notes and are therefore reflected as investments accounted for under the equity method of accounting in the guarantor subsidiaries financial information.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Balance Sheet Information as of September 30, 2002 (unaudited, in thousands):

		Guarantor	Non-Guarantor
	Leap	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Cash and cash equivalents	$25,471	$—	$30,679	$—	$56,150
Short-term investments	42,692	—	71,841	—	114,533
Restricted cash equivalents and short-term investments	28,437	—	10,235	—	38,672
Inventories	—	—	42,657	—	42,657
Other current assets	7,373	70	40,078	—	47,521

Total current assets	103,973	70	195,490	—	299,533
Property and equipment, net	13,342	351	1,191,649	—	1,205,342
Investment in and loans receivable from subsidiaries and unconsolidated wireless operating company	320,640	(393,423)	—	72,783	—
Wireless licenses, net	6,695	—	722,433	—	729,128
Other intangible assets, net	3,214	8,465	—	—	11,679
Deposit for wireless licenses	10,773	—	—	—	10,773
Other assets	20,018	27	45,289	—	65,334

Total assets	$478,655	$(384,510)	$2,154,861	$72,783	$2,321,789

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities	$10,634	$4,625	$109,322	$(23,248)	$101,333
Amounts payable to equipment vendors (Note 2)	—	—	77,337	—	77,337
Current portion of long-term debt, including $1,511.6 million (net of discount of $40.5 million) of debt in default (Note 2)	1,361	—	1,525,315	—	1,526,676
Other current liabilities	13,794	—	47,648	—	61,442

Total current liabilities	25,789	4,625	1,759,622	(23,248)	1,766,788
Long-term debt	570,025	—	63,093	—	633,118
Other long-term liabilities	13,579	—	39,042	—	52,621

Total liabilities	609,393	4,625	1,861,757	(23,248)	2,452,527

Stockholders’ Equity (Deficit):
Common stock	6	—	—	—	6
Additional paid-in capital	1,156,521	730,332	1,348,061	(2,078,393)	1,156,521
Unearned stock-based compensation	(1,475)	(92)	(1,355)	1,447	(1,475)
Accumulated deficit	(1,284,418)	(1,119,375)	(1,052,911)	2,172,286	(1,284,418)
Accumulated other comprehensive income	(1,372)	—	(691)	691	(1,372)

Total stockholders’ equity (deficit)	(130,738)	(389,135)	293,104	96,031	(130,738)

Total liabilities and stockholders’ equity (deficit)	$478,655	$(384,510)	$2,154,861	$72,783	$2,321,789

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Balance Sheet Information as of December 31, 2001 (in thousands):

		Guarantor	Non-Guarantor
	Leap	Subsidiary	Subsidiaries	Eliminations	Consolidated

Assets
Cash and cash equivalents	$141,746	$—	$101,233	$—	$242,979
Short-term investments	30,672	—	50,433	—	81,105
Restricted short-term investments	27,628	—	—	—	27,628
Inventories	—	—	45,338	—	45,338
Other current assets	659	—	21,385	—	22,044

Total current assets	200,705	—	218,389	—	419,094
Property and equipment, net	11,556	—	1,100,728	—	1,112,284
Investments in and loans receivable from subsidiaries and unconsolidated wireless operating company	547,916	(61,660)	—	(486,256)	—
Wireless licenses, net	18,853	—	699,369	—	718,222
Goodwill, net	—	—	61,808	(34,889)	26,919
Other intangible assets, net	4,661	—	12,033	—	16,694
Restricted investments	13,127	—	—	—	13,127
Deposit for wireless licenses	85,000	—	—	—	85,000
Other assets	20,216	—	39,339	—	59,555

Total assets	$902,034	$(61,660)	$2,131,666	$(521,145)	$2,450,895

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities	$6,794	$—	$169,197	$(28,296)	$147,695
Current portion of long-term debt	—	—	26,049	—	26,049
Other current liabilities	29,864	—	25,979	—	55,843

Total current liabilities	36,658	—	221,225	(28,296)	229,587
Long-term debt	506,233	—	1,170,612	—	1,676,845
Other long-term liabilities	703	—	185,320	—	186,023

Total liabilities	543,594	—	1,577,157	(28,296)	2,092,455

Stockholders’ Equity (Deficit):
Common stock	4	—	—	—	4
Additional paid-in capital	1,148,337	594,667	1,206,139	(1,800,806)	1,148,337
Unearned stock-based compensation	(5,138)	—	(5,138)	5,138	(5,138)
Accumulated deficit	(786,195)	(656,327)	(647,932)	1,304,259	(786,195)
Accumulated other comprehensive Income	1,432	—	1,440	(1,440)	1,432

Total stockholders’ equity (deficit)	358,440	(61,660)	554,509	(492,849)	358,440

Total liabilities and stockholders’ equity (deficit)	$902,034	$(61,660)	$2,131,666	$(521,145)	$2,450,895

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Three Months Ended September 30, 2002 (unaudited, in thousands):

		Guarantor	Non-Guarantor
	Leap	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues:
Service revenues	$—	$—	$143,561	$—	$143,561
Equipment revenues	—	—	11,612	—	11,612

Total revenues	—	—	155,173	—	155,173

Operating expenses:
Cost of service	—	—	(57,866)	6,332	(51,534)
Cost of equipment	—	—	(58,603)	—	(58,603)
Selling, general and administrative	(7,408)	213	(64,515)	—	(71,710)
Depreciation and amortization	(1,500)	(1,272)	(67,570)	—	(70,342)
Impairment of goodwill	—	—	(61,806)	34,887	(26,919)

Total operating expenses	(8,908)	(1,059)	(310,360)	41,219	(279,108)

Operating loss	(8,908)	(1,059)	(155,187)	41,219	(123,935)
Equity in net loss of subsidiaries	(106,693)	(183,981)	—	290,674	—
Gain on sale of unconsolidated wireless operating company	—	—	39,518	—	39,518
Interest income	620	—	675	—	1,295
Interest expense	(27,015)	—	(31,364)	—	(58,379)
Other income (expense), net	(56)	—	6,300	(6,331)	(87)

Loss before income taxes	(142,052)	(185,040)	(140,058)	325,562	(141,588)
Income taxes	(934)	—	(464)	—	(1,398)

Net loss	$(142,986)	$(185,040)	$(140,522)	$325,562	$(142,986)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Three Months Ended September 30, 2001 (unaudited, in thousands):

		Guarantor	Non-Guarantor
	Leap	Subsidiary	Subsidiaries	Eliminations	Consolidated

Revenues:
Service revenues	$—	$—	$57,240	$—	$57,240
Equipment revenues	—	—	9,453	—	9,453

Total revenues	—	—	66,693	—	66,693

Operating expenses:
Cost of service	(684)	—	(29,187)	2,574	(27,297)
Cost of equipment	—	—	(53,197)	—	(53,197)
Selling, general and administrative	(9,486)	—	(61,985)	—	(71,471)
Depreciation and amortization	(1,739)	—	(31,755)	—	(33,494)

Total operating expenses	(11,909)	—	(176,124)	2,574	(185,459)

Operating loss	(11,909)	—	(109,431)	2,574	(118,766)
Equity in net loss of subsidiaries and unconsolidated wireless operating company	(141,466)	(124,446)	(14,265)	265,913	(14,264)
Interest income	3,601	—	1,249	—	4,850
Interest expense	(23,372)	—	(20,886)	—	(44,258)
Other income (expense), net	12,405	—	2,710	(2,574)	12,541

Loss before income taxes	(160,741)	(124,446)	(140,623)	265,913	(159,897)
Income taxes	(1)	—	(844)	—	(845)

Net loss	$(160,742)	$(124,446)	$(141,467)	$265,913	$(160,742)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Nine Months Ended September 30, 2002 (unaudited, in thousands):

		Guarantor	Non-Guarantor
	Leap	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues:
Service revenues	$—	$—	$415,971	$—	$415,971
Equipment revenues	—	—	30,525	—	30,525

Total revenues	—	—	446,496	—	446,496

Operating expenses:
Cost of service	—	—	(155,388)	18,451	(136,937)
Cost of equipment	—	—	(202,777)	—	(202,777)
Selling, general and administrative	(24,750)	53	(206,638)	—	(231,335)
Depreciation and amortization	(4,299)	(2,544)	(194,362)	—	(201,205)
Impairment of goodwill	—	—	(61,806)	34,887	(26,919)

Total operating expenses	(29,049)	(2,491)	(820,971)	53,338	(799,273)
Gain on sale of wireless license	364	—	—		364

Operating loss	(28,685)	(2,491)	(374,475)	53,338	(352,313)
Equity in net loss of subsidiaries	(380,263)	(452,877)	—	833,140	—
Gain on sale of unconsolidated wireless operating company	—	—	39,518	—	39,518
Interest income	2,615	—	2,101	—	4,716
Interest expense	(79,577)	—	(88,951)	—	(168,528)
Other income (expense), net	(54)	—	18,518	(18,451)	13

Loss before income taxes	(485,964)	(455,368)	(403,289)	868,027	(476,594)
Income taxes	(12,259)	—	(9,370)	—	(21,629)

Net loss	$(498,223)	$(455,368)	$(412,659)	$868,027	$(498,223)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Nine Months Ended September 30, 2001 (unaudited, in thousands):

		Guarantor	Non-Guarantor
	Leap	Subsidiary	Subsidiaries	Eliminations	Consolidated

Revenues:
Service revenues	$—	$—	$122,449	$—	$122,449
Equipment revenues	—	—	28,843	—	28,843

Total revenues	—	—	151,292	—	151,292

Operating expenses:
Cost of service	(684)	—	(61,867)	5,548	(57,003)
Cost of equipment	—	—	(116,632)	—	(116,632)
Selling, general and administrative	(21,936)	—	(145,737)	—	(167,673)
Depreciation and amortization	(2,282)	—	(66,510)	—	(68,792)

Total operating expenses	(24,902)	—	(390,746)	5,548	(410,100)

Operating loss	(24,902)	—	(239,454)	5,548	(258,808)
Equity in net loss of subsidiaries and unconsolidated wireless operating company	(333,547)	(270,091)	(57,562)	603,638	(57,562)
Interest income	12,147	—	11,476	—	23,623
Interest expense	(72,833)	—	(50,876)	—	(123,709)
Other income (expense), net	15,987	—	4,403	(5,548)	14,842

Loss before income taxes	(403,148)	(270,091)	(332,013)	603,638	(401,614)
Income taxes	(510)	—	(1,533)	—	(2,043)

Net loss	$(403,658)	$(270,091)	$(333,546)	$603,638	$(403,657)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Cash Flow Information for the Nine Months Ended September 30, 2002 (unaudited, in thousands):

		Guarantor	Non-Guarantor
	Leap	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net cash used in operating activities	$(55,546)	$—	$(115,295)	$—	$(170,841)

Investing activities:
Purchase of property and equipment	(4,785)	—	(82,644)	—	(87,429)
Investment in and loans to subsidiaries	(127,510)	(121,114)	—	248,624	—
Purchase of and deposits for wireless licenses	(3,669)	—	816	—	(2,853)
Refund of deposit for wireless licenses	74,230	—	—	—	74,230
Proceeds from the sale of wireless licenses	380	—	—	—	380
Proceeds from the sale of unconsolidated wireless operating company	22,241	—	—		22,241
Purchase of investments	(114,602)	—	(136,049)	—	(250,651)
Sale and maturity of investments	92,972	—	121,812	—	214,784
Restricted cash equivalents and investments, net	12,830	—	(10,235)	—	2,595
Other	6,461	—	(6,461)	—	—

Net cash used in investing activities	(41,452)	(121,114)	(112,761)	248,624	(26,703)

Financing activities:
Proceeds from long-term debt	—	—	35,897	—	35,897
Repayment of note payable and long-term debt	(19,717)	—	44	—	(19,673)
Parent’s investment	—	121,114	127,510	(248,624)	—
Issuance of common stock	440	—	—	—	440
Payment of deferred financing costs	—	—	(5,949)	—	(5,949)

Net cash provided by (used in) financing activities	(19,277)	121,114	157,502	(248,624)	10,715

Net decrease in cash and cash equivalents	(116,275)	—	(70,554)	—	(186,829)
Cash and cash equivalents at beginning of period	141,746	—	101,233	—	242,979

Cash and cash equivalents at end of period	$25,471	$—	$30,679	$—	$56,150

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Cash Flow Information for the Nine Months Ended September 30, 2001 (unaudited, in thousands):

		Guarantor	Non-Guarantor
	Leap	Subsidiary	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net cash provided by (used in) operating activities	$308,805	$—	$(548,704)	$—	$(239,899)

Investing activities:
Purchase of property and equipment	(4,878)	—	(127,940)	—	(132,818)
Investment in and loans to unconsolidated wireless operating company	(100,542)	—	—	80,000	(20,542)
Acquisitions, net of cash acquired	(2,900)	—	—	—	(2,900)
Purchase of wireless licenses	(230,876)	—	—	—	(230,876)
Purchase of investments	(14,901)	—	(102,298)	—	(117,199)
Sale and maturity of investments	18,285	—	257,585	—	275,870
Restricted cash equivalents and investments, net	12,736	—	—	—	12,736
Sale and repayment of note receivable	—	—	108,138	—	108,138
Other	(1,354)	—	(2,114)	—	(3,468)

Net cash provided by (used in) investing activities	(324,430)	—	133,371	80,000	(111,059)

Financing activities:
Proceeds from long-term debt	—	—	191,782	—	191,782
Repayment of long-term debt	(49,408)	—	—	—	(49,408)
Parent’s investment	—	—	80,000	(80,000)	—
Issuance of common stock	170,009	—	—	—	170,009

Net cash provided by (used in) financing activities	120,601	—	271,782	(80,000)	312,383

Net increase (decrease) in cash and cash equivalents	104,976	—	(143,551)	—	(38,575)
Cash and cash equivalents at beginning of period	106,504	—	232,374	—	338,878

Cash and cash equivalents at end of period	$211,480	$—	$88,823	$—	$300,303

REPORT OF INDEPENDENT ACCOUNTANTS

Mexico City, February 14, 2002

To the Shareholders of

Pegaso Telecomunicaciones, S. A. de C. V.

      We have audited the accompanying consolidated balance sheets of Pegaso Telecomunicaciones, S. A. de C. V. and subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of income, of stockholders’ equity and of changes in financial position for the years ended December 31, 2001, 2000 and 1999. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As mentioned in Note 11 to the consolidated financial statements, the Company has incurred recurring operating losses and has a net deficiency in its stockholders’ equity which is a cause of dissolution.

      The accompanying consolidated financial statements and the related notes were prepared on the assumption that the company will continue to operate as a going concern.

      As mentioned in Note 2 to the financial statements, the Company formalized a Temporary Funding Agreement on January 16, 2002, whereby Qualcomm Incorporated (supplier of equipment and creditor of the Bridge Loan) will provide temporary funding of US$60 million with the option to provide US$100 million more as special additional loans.

      As mentioned in Notes 7 and 9, at the date of issuance of these financial statements the company requested the issuance of waivers for failure to comply with certain obligations and covenants under the Bridge Loan Agreement and the Vendor Loan Agreement. On January 16, 2002, the group of lenders agreed to grant temporary, conditional, limited Forbearance, and that they would not execute the guarantees provided by the Company at least during the period from February 15, 2002 to June 30, 2002, depending on certain events, but they also stated that they would not issue waivers for failure to comply with the Company’s obligations and covenants under any of the above-mentioned agreements. Consequently, long-term loan portion of US$460 million owed under the financing agreements mentioned above has been reclassified as a short-term liability in the balance sheet as of December 31, 2001.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pegaso Telecomunicaciones, S. A. de C. V. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations, the changes in their stockholders’ equity and the changes in their financial position for the years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers

Guillermo Pineda M.

PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

Thousands of U.S. dollars

	December 31,

	2001	2000

Assets
CURRENT ASSETS:
Cash and cash equivalents	$5,008	$12,964
Recoverable value added tax	13,455	27,129
Trade accounts receivable	15,868	12,617
Other accounts receivable	1,394	4,781
Inventories	16,402	23,224
Prepaid advertising and other assets	8,122	11,392

Total current assets	60,249	92,107
PROPERTY, FURNITURE AND TELECOMMUNICATIONS EQUIPMENT — Net	646,352	472,126
PUBLIC TELECOMMUNICATIONS NETWORK CONCESSIONS — Net	221,444	223,819
UNDERWRITING COMMISSIONS AND FEES	—	14,024

Total assets	$928,045	$802,076

Liabilities and Stockholders’ Equity
CURRENT LIABILITIES:
Bridge loan	$464,856	$263,148
Vendor financing of equipment	87,319	89,045
Formalized vendor financing of equipment	299,802	—
Accounts payable for equipment	13,728	4,757
Bank loans	199,900	—
Handset suppliers	16,653	15,522
Accounts payable to affiliates	—	7,116
Other accounts payable and accrued expenses	97,320	73,107

Total current liabilities	1,179,578	452,695

LONG-TERM LIABILITIES:
Accounts payable to affiliates	20,000	—
Bank loans	—	132,509
Formalized vendor financing of equipment	—	197,710

Total long-term liabilities	20,000	330,219

CONVERTIBLE SUBORDINATED DEBT	100,000	—

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Capital stock	545,506	545,506
Accumulated deficit	(922,499)	(538,097)
Other accrued comprehensive income	5,460	11,753

	(371,533)	19,162

Total liabilities and stockholders’ equity	$928,045	$802,076

The accompanying notes are an integral part of these financial statements.

PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Thousands of U.S. dollars

	Year Ended December 31,

	2001	2000	1999

Revenues:
Services	$160,771	$78,455	$3,917
Sales of handsets and accessories	22,435	15,705	3,965

	183,206	94,160	7,882

Costs and operating expenses:
Cost of services	(39,128)	(24,280)	(5,543)
Cost of sales of handsets and accessories	(124,308)	(134,269)	(25,139)
Sales, administrative and general expenses	(204,737)	(175,324)	(102,953)
Other non-recurring operating expenses (Sprint)	(17,619)	—	—
Depreciation and amortization	(85,679)	(48,096)	(17,712)

	(471,471)	(381,969)	(151,347)

Operating loss	(288,265)	(287,809)	(143,465)
Interest expense	(151,659)	(58,512)	(15,197)
Foreign currency exchange gain (loss) — Net	43,647	(5,995)	994
Other income	11,875	2,910	899

	(96,137)	(61,597)	(13,304)

Loss before income tax	(384,402)	(349,406)	(156,769)
Provision for:
Income tax	—	—	(419)
Employees’ statutory profit sharing	—	—	(175)

Net loss for the year	(384,402)	(349,406)	(157,363)
Other comprehensive income (loss):
Cumulative translation adjustment	(6,293)	(1,994)	13,747

Comprehensive loss	$(390,695)	$(351,400)	$(143,616)

The accompanying notes are an integral part of these financial statements.

PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Thousands of U.S. dollars

	Year Ended December 31,

	2001	2000	1999

Cash flows from operations:
Net loss for the period	$(384,402)	$(349,406)	$(157,363)

Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	85,679	48,096	17,712
Other unpaid provisions and interest	93,824	47,850	4,412
Changes in assets and liabilities:
Recoverable value added tax	14,633	(6,016)	(11,040)
Trade accounts receivable	4,436	(9,348)	(3,356)
Other accounts receivable	3,535	(2,710)	(1,727)
Inventories	7,747	(21,884)	—
Prepaid advertising and other assets	2,815	(2,415)	(4,013)
Other accounts payable and accrued expenses	47,763	72,789	49,374

Total adjustments	260,432	126,362	51,362

Net cash used in operations	(123,970)	(223,044)	(106,001)

Cash flows from investing activities:
Acquisition of property, furniture and telecommunications equipment	(75,236)	(69,827)	(38,356)

Net cash used in investing activities	(75,236)	(69,827)	(38,356)

Cash flows from financing activities:
Bridge loan	130,000	140,000	90,000
Capital stock increase	—	195,506	50,000
Convertible subordinated debt	100,000	—	—
VAT credit line paid to Alcatel	(10,000)	(3,976)	—
VAT credit line paid to Qualcomm Inc.	(4,975)	(2,252)	—
Commissions and fees paid to Qualcomm Inc.	—	(13,438)	—
Interest paid to Qualcomm Inc.	(20,199)	(8,981)	—
Interest paid to Alcatel	(9,869)	(15,156)	—

Net cash provided by financing activities	184,957	291,703	140,000

Effect of exchange rate fluctuations on cash	6,293	1,994	(13,818)

Net increase (decrease) in cash and cash equivalents	(7,956)	826	(18,175)
Cash and cash equivalents at beginning of year	12,964	12,138	30,313

Cash and cash equivalents at end of year	$5,008	$12,964	$12,138

Supplemental disclosures of cash flow information:
Income tax paid	$—	$—	$536
Interest paid	30,068	43,803	8,922
Prepaid advertising contracted with notes payable	1,100	500	420
Property, furniture and telecommunications equipment acquired through financing	154,957	134,775	121,054
Inventories acquired through financing	90,520	—	1,609

The accompanying notes are an integral part of these financial statements.

PEGASO TELECOMUNICACIONES, S. A. DE C. V.

STATEMENT OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 1999, 2000 and 2001
Thousands of U.S. dollars

			Other Accrued
	Capital	Accumulated	Comprehensive
	Stock	Deficit	Income	Total

Balances at January 1, 1999	$300,000	$(31,328)	$—	$268,672
Capital stock increase	50,000			50,000
Loss for the year		(157,363)		(157,363)
Foreign currency translation adjustment			13,747	13,747

Balances at December 31, 1999	350,000	(188,691)	13,747	175,056
Capital stock increase	195,506	—	—	195,506
Loss for the year	—	(349,406)	—	(349,406)
Foreign currency translation adjustment	—	—	(1,994)	(1,994)

Balances at December 31, 2000	545,506	(538,097)	11,753	19,162
Loss for the year	—	(384,402)	—	(384,402)
Foreign currency translation adjustment	—	—	(6,293)	(6,293)

Balances at December 31, 2001	$545,506	$(922,499)	$5,460	$(371,533)

The accompanying notes are an integral part of these financial statements.

PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000
(Amounts expressed in thousands of U.S. Dollars)

Note 1 — Operations of the Company and Subsidiaries

      Pegaso Telecomunicaciones, S. A. de C. V. (Telecomunicaciones), a Mexican holding company, was incorporated on June 24, 1998, for a period of 99 years. At December 31, 2001, the stockholders of Telecomunicaciones were Mr. Alejandro Burillo Azcárraga (“Mr. Burillo”) and related parties, Sprint México, Inc., a subsidiary of Sprint Corporation (“Sprint”), Leap PCS México, Inc. a subsidiary of Leap Wireless International, Inc. (“Leap”) and certain investment funds.

      At December 31, 2001 and 2000, Telecomunicaciones and its subsidiaries (collectively, the “Company”) hold 100% of the capital stock of the following Mexican subsidiaries:

Subsidiary	Activity

Pegaso PCS, S. A. de C. V. (PCS)	Provides wireless telephone services to the general public through an agency agreement with Comunicaciones y Sistemas.
Pegaso Recursos Humanos, S. A. de C. V. (Recursos Humanos)	Provides administrative services to the Company.
Pegaso Comunicaciones y Sistemas, S. A. de C. V. (Comunicaciones y Sistemas)	Holds the concessions and the telecommunications equipment for wireless telephone services provided by PCS.
Pegaso Finanzas, S. A. de C. V.	Finance company in preoperating stage
Pegaso Finco I, S. A. de C. V.	Finance company in preoperating stage

      The Company is engaged in providing nationwide mobile telephone services in Mexico. Comunicaciones y Sistemas holds the concessions granted by the Mexican Ministry of Communications (Secretaría de Comunicaciones y Transportes — SCT).

      The concessions include the rights to install, operate and exploit a nationwide public telecommunications network for a period of up to 20 years, with an option to extend the concessions at the end of the 20-year period. (See Note 6)

      As of December 31, 2000 the Company provided telecommunications services in the cities of Tijuana, Guadalajara, Monterrey, Mexico City, Ensenada, Nuevo Laredo, Reynosa, Toluca and Chapala. Additionally, as of December 31, 2001, the same services were provided in Mexicali, Saltillo and Cuernavaca. A total of 12 cities throughout Mexico are now receiving this service. The Company’s strategy is to continue to spread its communications network and expand the range of services offered to customers.

Note 2 — Company’s Financial Position and Subsequent Events

      Given the nature of the Company’s capital and the resources necessary for rendering telecommunications services, the Company has been required to make a significant amount of investments in order to carry out its business strategy, for the purpose of constructing a substantial portion of its network prior to generating sufficient income from its customers, thus first incurring in operating losses until an adequate customer base is established. The Company’s development from its incorporation has been financed through capital contributions by the stockholders (see Note 11) and through the various credit lines described in Notes 7 and 9. Those credit lines are guaranteed with all the properties, rights and assets of Comunicaciones y Sistemas, Telecomunicaciones and other subsidiaries. As a result of the foregoing, the Company had lost its entire capital stock at December 31, 2001. Additionally, in the last quarter of 2001, the Company failed to comply with certain obligations and covenants established by the various credit line agreements. Recovery of the Company’s investments depends entirely on future events, such as the stability of the Mexican economy, securing appropriate additional financing to develop and expand its public telecommunications network, and achieving the necessary level of operating income to cover its cost structure.

      Company’s management is actively engaged in negotiations to secure the additional capital and financing necessary to cover the requirements of the Company’s business plan. Management trusts that this additional capital will be obtained in order to permit the Company to continue with its operations.

      a.     Interim Funding Agreement

      As a result of the aforementioned efforts, on January 16, 2002, the company signed an “Interim Funding Agreement” with Qualcomm Incorporated (Qualcomm), which is the supplier of financed equipment and the creditor of the bridge loan. Under this agreement, Qualcomm will provide $60,000 in cash. These funds should be used to pay minimum working capital expenses in accordance with a temporary business plan.

      This agreement establishes the option of additional financing of up to $100,000 under the same financing terms provided for prior Qualcomm vendor and common agreements.

      Both the principal and interest of the loans are due and payable in the short term.

      b.     Forbearance letters

      In connection with the signing of the Interim Funding Agreement, various other agreements were arrived at on January 16, 2002, of which the most important are the following:

      A Bridge Forbearance Letter for the vendor agreement signed by Qualcomm which defines Events of Default (known as Bridge “Default”) as the result of the Company’s failure to pay the Bridge Loan in accordance with the due dates stated in the Bridge Loan Agreement and its six amendments and the known Vendor Facility Defaults specified in the Vendor Forbearance Letter mentioned below.

      A Vendor Forbearance Letter for the agreement with the suppliers of financed equipment (Qualcomm, Ericsson and Alcatel) provided by the suppliers of the equipment and supported by the Citibank International, ABN AMRO BANK NV and Electro Banque as administrative agents. This letter establishes as a known default the Company’s failure to promptly pay interest due through the third quarter of 2001 under each vendor agreement; and its failure to comply with the financing leverage ratios, as established in the common agreement. The known default in the bridge loan forbearance letter is also considered a known default for the purposes of this agreement.

      In the aforementioned two forbearance letters, Qualcomm, Alcatel and Ericsson agree to forbear said defaults under certain terms and conditions, until certain termination events occur, such as this occurrence of new defaults. Additionally, its termination is also subject to the conditions and termination dates of the Interim Temporary Funding Agreement mentioned above. Despite the aforementioned forbearance granted, the creditors (Qualcomm, Ericsson and Alcatel) (a) understand and agree that none of them will have waived any event of defaults included in each of the forbearance letters (b) agree that they may declare an event of default (including the known default upon termination of the forbearance granted in the letters) at any time, pursuant to the terms of the common agreement or any financing agreement, and upon there exercise any of the rights, powers and remedies concerning such Event of Default. Therefore, the long-term portion of $460 million owed under the financing agreement mentioned above has been reclassified as a short-term liability in the balance sheet at December 31, 2001.

      c.     Other agreements

      As part of the conditions for signing the Temporary Funding Agreement mentioned earlier, the Company’s stockholders, together with the creditors and the suppliers of financed equipment, signed certain additional agreements to state the terms, definitions and interpretation of obligations and commitments.

      The aforementioned agreements and other documents form part of the exhibits and the complementary documentation to the temporary funding agreement.

      d.     Principal agreements arrived at during the stockholders’ meeting of January 11, 2002

      On January 11, 2002, the Company’s shareholders decided to cancel all existing treasury shares (51,216,460 treasury shares) and at the same date decided to issue 57,216,460 new treasury shares, of which 1,216,460 original option shares may be subscribed and paid in as Class “N“ shares by Qualcomm, Leap Wireless and Mr. Burillo, based on the option agreements signed on May 27, 1999 and amended on November 17, 2000.

      Up to 50,000,000 funding commitment shares may be subscribed and paid in by the Company’s shareholders as Class 1, Class 3, Class 4, Class 5 and Class “N” shares, as per the terms of the agreement known as the “Funding commitment letter”.

      Up to 3,000,000 new option shares may be subscribed and paid in as Class “N” shares by Qualcomm under the terms of the new option agreement for the subscription of shares, provided the Company receives financing of US$60,000. Up to 3,000,000 additional shares may be subscribed and paid in by Qualcomm, provided the company receives financing of up to US$100,000.

      e.     Significant subsequent events (unaudited)

Agreement with Telefonica and Restructuring of Business

      On April 26, 2002, the Company’s shareholders, with the approval of the creditors of the financed equipment, signed an agreement with Telefónica Móviles, S. A. (“TEM”) for the purchase of shares. The transaction was closed on September 10, 2002, when TEM purchased the shares of certain minority shareholders and contributed $208,500 for future capital stock increases, as a result of which it held 65% of the Company’s shares. At that same date, the second majority shareholders contributed $21,788 pesos and capitalized liabilities owed to it amounting to $89,337, which, added to its investment, totaled 35% of the Company’s capital stock. On that same date, TEM and the second majority shareholder sold all of their shares less one to Comunicaciones del Milenio, S. A. de C. V., now Telefónica Móviles México, S. A. de C. V.

      As part of the agreement, the liabilities of the Temporary Funding Agreement, the convertible subordinated debt and the liability owed to Sprint Spectrum LP were paid in October 2002. Additionally, the Company took on the commitment to pay off the bridge loan in November 2002. Long-term debts pertaining to bank loans and suppliers of financed equipment were restructured.

      As a result of the foregoing, changes have occurred in the management of the Company with a view to implementing a new business structure making it possible to establish an adequate client base to allow the Company to accomplish its objectives over the short term. As a result of the close of the transaction in September 2002, and based on the commercial strategy implemented by the shareholders, certain adjustments were made to the Company’s accounting policies, making charges to income mainly for the following items:

Creation of estimates for assets for which there is doubt concerning recoverability or obtaining the services of goods contracted	$10,541
Provisions for liabilities for possible future operating restructuring and reorganization expenses	10,652
Reduction in the estimated useful lives of assets	63,967
Disposal of assets (two pieces of equipment)	37,815

Total charges to income	$122,975

      On October 10, 2002, the Company paid $21.4 million pertaining to fees for professional services received as a result of the transaction for the sale of shares to TEM.

Bridge Loan

      From May 27, 1999 to September 2002, there have been seven amendments to the Bridge Loan Agreement to extend the maturity date and increase the amount of the principal and the capitalized interest loans. The last amendment was signed on September 10, 2002 to extend the original maturity date to

November 30, 2001, establish the applicable interest rate to 19.78%, and limit the interest payable to Qualcomm to the interest generated up to November 30, 2002, provided there is compliance with the commitments and payments established for the maturity date. As of September 30, 2002, the Company had used $534,274 of this credit.

Vendor Financing and Bank Lines of Credit

      The Company has signed agreements for the acquisition of telecommunications equipment, services, and installation consultancy. These commitments are expected to be covered with the credit lines amounting to $747,500 ($460,000 from Qualcomm — Ericsson and $287,500 from Alcatel). On September 10, 2002, the Company signed the sixth amendment to the agreement with Qualcomm to finance the equipment. The parties agreed to capitalize interest arising up to the date, and to extend the maturity date for the credit lines, with the first payment due in 2006. As of September 30, 2002, the Company had used up $604,532 of this credit.

Interim Funding Agreement

      On January 16, 2002, the Company signed an “Interim Funding Agreement” with Qualcomm Incorporated (Qualcomm), which is the supplier of financed equipment and the creditor of the bridge loan. Under this agreement, Qualcomm would provide $65,000 in cash of which $60,000 was used to pay minimum working capital expenses in accordance with a temporary business plan, and $5,000 for fees agreed under another Qualcomm proposed financing. This agreement establishes the option of special additional financing of up to $100,000 under the same financing terms provided for prior Qualcomm vendor and common agreements, of which the Company used $65,000.

      On January 16, 2002, a participation agreement was signed by Mr. Burillo and Qualcomm. Based on this agreement, Mr. Burillo will participate with $25,000 in the Temporary Funding Agreement and $22,750 in the Additional Financing.

      On September 10, 2002, the final agreement was signed, in which the following was agreed:

1 Cancellation of interest arising from the temporary funding for the first $65 million dollars drawn down up to March 26, 2002, and the portion corresponding to Mr. Burillo, amounting to $25 million, is capitalized.

2 The interest rate for the additional temporary funding is modified to the LIBOR in effect on the date of each draw down, and the portion corresponding to Mr. Burillo, which is $22.75 million dollars, will be capitalized.

      So far, the Company has drawn down $130 million corresponding to this Interim Funding Agreement. The amount payable at September 30, 2002 was $82,416. Interest applicable to this agreement is the annual LIBOR in effect at the date of each draw down. Maturity for the principal and interest on the loan is October 10, 2002. On this date, the principal and interest were paid.

Convertible Subordinated Debt

      On June 26, 2001, Company shareholders signed a “Funding Commitment Letter,” amended on June 26 and 29, July 16 and August 8, 2001, under which the shareholders committed to subscribe an aggregate principal amount of Convertible Subordinated Notes due 2008 for up to $100,000. This agreement does not generate interest payments. The former shareholders contributed $50,000 on June 29, $45,953 on June 23, and $4,047 on August 15, 2001, as shown below:

			Amount
			Paid on
	Contributed	Capitalized	October 10,	Acquittance
Shareholder	Amount	Amount	2002	Amount

Sr. Burillo	$45,265	$36,103		$9,162
Sprint México, Inc.	24,719		$18,854	5,865
Leap PCS México, Inc.	20,543		15,828	4,715
International Equity Investments, Inc.	7,104	5,419		1,685
Ni Media Equity, LLC	2,369		1,803	566

	$100,000	$41,522	$36,485	$21,993

      At September 10, 2002, as a result of the close of the negotiations with TEM, the shareholders that had paid $100 million of Convertible Subordinated Debt agreed to receive their payments with a discount rate. As a result of this negotiation, Mr. Burillo capitalized $41,522 after acquiring the participation of International Equity Investments, Inc. The other shareholders received their discounted payments on October 10, 2002.

Agreements with Sprint

      On January 16, 2002, the Company signed an agreement denominated “Termination, Settlement and Mutual Release Agreement” under which the present and future debts and commitments with Sprint were cancelled. It was agreed that the Company would pay a minimum of $20,000 up to December, 31, 2005, and depending on the results of the project to sell a portion of the Company, the payment could reach the maximum amount of $50,000. On September 10, 2002, as a result of the negotiation, a payment of $24,239 was agreed less withholding taxes of $7,764, thus resulting in a net payment of $16,475. This amount includes a discount that will be taken at the moment of the payment for $43, thus resulting in a payment of $16,518 that is shown in the balance sheet as a short-term liability, and puts an end to all debts and commitments pertaining to Sprint.

Stockholders’ Equity

      At September 10, 2002, the shareholders agreed to cancel the 50,000,000 “Funding Commitment” shares, capitalize 6,166,460 shares, after subscribing stock options from Qualcomm and Mr. Burillo, and cancel the remaining 1,050,000 shares. As a result of the negotiations carried out at September 10, 2002 with TEM, at September 30, 2002, the capital stock comprised 183,211,609 shares with no par value, corresponding to subscribed and paid in capital stock, as shown below:

	Number of
	Shares	Amount

Class I (fixed minimum portion)
Series A shares	612	$3
Series B shares	588	2
Class II (variable portion)
Series A shares	17,499,388	82,633
Series B shares	165,711,021	782,493

	183,211,609	$865,131

      As of September 30, 2002, the Company had suffered recurring losses from operations and had a net capital deficiency, which is a cause of dissolution in accordance with article 229 of Mexican Business Reorganization Law (Ley de Concursos Mercantiles).

Note 3 — Summary of Significant Accounting Policies

      The accompanying consolidated financial statements include the adjustment and translation of the Mexican peso consolidated financial statements prepared in conformity with accounting principles generally accepted in Mexico. Such financial statements constitute a suitable basis for adjustment and translation into U.S. dollars for purposes of expressing them in conformity with accounting principles generally accepted in the United States of America.

      The significant accounting policies, as adjusted, are summarized below:

           a.     Translation —

For the purposes of translating its Mexican peso financial statements to U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52, the Company uses the Mexican peso as its functional currency. Accordingly, monetary and non-monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Capital stock has been translated at historic observed exchange rates. Revenue, expenses, gains and losses are translated at the average exchange rate for the year. The net equity effects of translation are recorded in the cumulative foreign currency translation adjustment account as a part of other accrued comprehensive income.

           b.     Consolidation —

The accompanying financial statements include the accounts of Telecomunicaciones and its wholly-owned subsidiaries prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated in the consolidation.

           c.     Cash equivalents —

Cash equivalents are recorded at cost, which approximates market value, and include all investments purchased with original maturities of three months or less.

           d.     Inventories and cost of sales —

Inventories are initially recorded at average cost and subsequently adjusted through an allowance for realization. The resulting amounts are not in excess of market value.

Cost of sales is recorded following the average cost method.

           e.     Advertising costs —

Advertising costs are recorded as incurred. Prepaid media advertising, including television airtime, magazine and other print media, is deferred and recorded as a current asset, and recorded when the advertising airtime or space is used.

           f.     Property, furniture and telecommunications equipment —

Property, furniture, telecommunications equipment and capital leases are recorded at cost.

Depreciation is calculated by the straight-line method, based on the estimated useful lives of the assets, ranging from four to twenty years.

Leasehold improvements are capitalized at cost and are amortized using the straight-line method over a period no longer than the lease period.

           g.     Public telecommunications network concessions —

The public telecommunications network concessions include the cost of the radio-electric frequency band concession and other related costs, and are recorded at cost.

Amortization is calculated by the straight-line method over the concession period, which is 20 years.

           h.     Income tax —

Current income tax is the amount of income tax expected to be payable for the current period. A deferred tax asset or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss carryforwards. A valuation allowance is established for deferred tax assets not expected to be realized.

           i.     Capitalized interest cost —

Property, furniture and telecommunications equipment, as well as the public telecommunications network concessions, include the capitalization of the interest costs pertaining to their acquisition.

           j.     Revenue recognition —

The Company’s revenue recognition polices are in compliance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”.

Revenue from prepaid airtime, free airtime, calling party pays, roaming and interconnection fees and postpaid services are recognized as revenue when the service is provided.

The revenue and related expenses associated with the sale of handsets are recognized when the products are activated by customers (First Call Activity), as this is considered to be a separate income from the sale of wireless services.

           k.     Impairment of long-lived assets —

The Company evaluates potential impairment losses on long-lived assets by assessing whether the unamortized carrying amount can be recovered over the remaining life of the assets through undiscounted future expected cash flows generated by the assets at no interest charges. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment losses have been recorded by the Company.

           l.     Concentrations of credit risk —

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.

The Company maintains its cash and cash equivalents at various major financial institutions, and they are principally invested in short-term deposits and money market accounts.

Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers throughout Mexico. The Company maintains allowances for doubtful accounts based on the expected collectibility of all receivables.

           m.     Fair value of financial instruments —

The estimated fair value of the Company’s financial instruments has been determined using available market information and appropriate valuation methodologies. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of the short-term maturity of these instruments. The Company’s bank loans and other debts are subject to interest at variable rates, and as a result, the book value of such liabilities approximates their fair values.

           n.     New accounting requirements —

On July 20, 2001, the FASB issued FASB Statement No. 141 (SFAS 141), Business Combinations, and FASB Statement No. 142 (SFAS 142), Goodwill and Other Intangible Assets. SFAS 141 replaces Accounting Principles Board Opinion No. 16 (APB 16), and is effective for acquisitions made after June 30, 2001. The Company is not currently involved in any business combination.

SFAS 142 replaces APB 17, Intangible Assets. It primarily addresses the accounting that must be applied to goodwill and intangible assets subsequent to their initial recognition. The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001 However, early adoption is permitted in certain instances. Among the new requirements and guidance set forth in SFAS 142, are (1) indefinite-lived intangible assets will no longer be amortized; (2) non-amortizable intangible assets will be tested for impairment at least annually; (3) the amortization period of intangible assets that have finite lives will no longer be limited to forty years; and (4) additional financial statement disclosures about intangible assets will be required.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This standard requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. The provisions of this statement will be effective for financial statements issued for fiscal years beginning after June 15, 2002.

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. The primary purpose of SFAS No. 144 is to establish guidelines to create a consistent accounting model for the impairment of long-lived assets to be disposed of and to clarify some implementation issues of SFAS No. 121. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, with early application encouraged.

The Company is presently evaluating the impact, if any, that these new standards will have on its financial position or results of operations.

Note 4 — Balances and Transactions With Affiliated Companies and Other Related Parties

      Accounts payable to affiliated companies are as follows:

	December 31,

	2001	2000

Leap Wireless International, Inc. and subsidiaries	$—	$2,839
Sprint Spectrum L.P.	20,000	4,277

	$20,000	$7,116

      Following is a summary of the main transactions with affiliated companies and other related parties:

	December 31,

	2001	2000	1999

Revenue:
International roaming from Sprint	$1,680	$629	$—
Expenses:
Professional services(1)	5,747	28,759	39,564
Advertising services	—	4,915	4,100
Rent payments to stockholders(2)	3,833	1,669	1,776
Royalties to Sprint(3)	4,936	2,441	—
Management services to Sprint	433	4,335	—
International roaming cost to Sprint	114	55	—

(1)	Provided by Leap Wireless Services México, S. A. de C. V., a subsidiary of Leap Wireless International, Inc., it represents mainly advisory services paid in connection with the Company’s organization, start-up activities and supervision of the design and implementation of the network. These services are subcontracted to GTE Data Services México, S. A., de C. V.

(2)	Includes in 2000, $228 paid to Grupo Televisa, S. A. and subsidiaries for the lease of two offices, the leasing agreements for which expire in May and September 2003. Grupo Televisa S.A. ceased being an affiliated company on July 13, 2000. This also includes $162 and $170 paid to related parties of Mr. Alejandro Burillo Azcárraga for the lease of two offices in 2001 and 2000, and to the following entities in which he has an interest: $1,370 and $695 to Participación Activa en Empresas, S.A. de C.V. and $2,301 and $576 to Palmas Plaza in 2001 and 2000, respectively.

(3)	Royalties and services as per the agreements described in Note 13.

Note 5 — Property, Furniture and Telecommunications Equipment

			Annual
	December 31,		Depreciation
			Rate
	2001	2000	(%)

Telecommunications equipment	$633,104	$408,257	25,10,8 and 5
Furniture and equipment	10,267	6,420	10
Computer equipment	49,869	20,884	30
Transportation equipment	2,904	2,261	25
Leasehold improvements	15,705	6,362	20
Maintenance equipment	566	478	10
Buildings	2,674	—	5

	715,089	444,662
Accrued depreciation	(127,293)	(42,418)

	587,796	402,244
Land	385	91
Telecommunications equipment in the process of being installed	22,346	23,894
Advance payments to other suppliers	35,825	45,897

	$646,352	$472,126

      Telecommunications equipment includes capitalized financing costs of $16,591 and $12,787 as of December 31, 2001 and 2000, respectively.

Note 6 —	Public Telecommunications Network Concessions

      On October 7, 1998, the Company obtained the concessions to frequency bands of the radio-electric spectrum to provide nationwide wireless fixed telephone services and inducement access telecommunications services, transmission or reception of signals, images, voice, sounds or information of any nature through the network, and additional services authorized by the SCT, as well as access to data networks, videos, audio and videoconferences.

	December 31,

	2001	2000

Cost of concession	$257,993	$246,407
Accumulated amortization	(36,549)	(22,588)

	$221,444	$223,819

Note 7 —	Bridge Loan

      On May 27, 1999, the Company entered into a Bridge Loan Agreement with a group of banks. However, as from June 31, 2001, Qualcomm Incorporated (Qualcomm) is the only creditor under this Bridge Loan.

      Under this agreement, the Company may initially borrow principal amounts of up to $100,000 and $15,000 as a credit facility to finance interest payments at varying interest rates. The agreement contains certain covenants, including, but not limited to, a restriction on the payment of dividends and the sale of fixed assets.

      On the same date, Qualcomm and Citibank N.A entered into a Guaranty Agreement (“Qualcomm Guaranty”) under which Qualcomm guarantees timely payment in full of all the Company’s obligations under the Bridge Loan Agreement.

      To induce Qualcomm to enter into the Bridge Loan Agreement and to issue the Qualcomm Guaranty:

1. The Company entered into a Stock Option Agreement with Qualcomm, dated May 27, 1999, under which Qualcomm was granted an option to subscribe and purchase 353,585 limited-vote Series “N” treasury shares of the Company’s capital stock, with no par value.

The option may be exercised at any time or from time to time on or after the earlier of (x) the date on which any and all amounts under the Bridge Loan Agreement are paid in full and (y) the scheduled maturity date of the Bridge Loan, which is currently August 29, 2002. The exercise price of the option is US$0.01, each, based on the initial financing of $100,000.

2. Leap entered into a counter-guaranty providing for a guarantee by Leap of 33% of the Company’s obligations under the Bridge Loan Agreement.

3. Mr. Burillo entered into a counter-guaranty providing for a guarantee by Mr. Burillo of 15% of the Company’s obligations under the Bridge Loan Agreement.

      In addition, as a condition for Leap and Mr. Burillo to issue the above-mentioned counter-guaranties, the Company entered into a Stock Option Agreement with each of them on May 27, 1999, under which Leap and Mr. Burillo were granted an option to subscribe and purchase up to 243,090 and 110,495, respectively, limited-vote Series N treasury shares of the Company’s capital stock, with no par value (see Note 11). The terms of these contracts are similar to those in the Stock Option Agreement entered into by the Company and Qualcomm.

      Additionally, an Irrevocable Administration and Guarantee Trust agreement was signed by Leap and Mr. Burillo as trustors, Qualcomm as beneficiary, and Banco INVEX, S.A., Institución de Banca Múltiple (INVEX) as trustee. Under this agreement, INVEX may exercise the options on behalf of Qualcomm to execute the counter-guarantee.

      As from May 27, 1999 to date, there have been six amendments as follows:

Amendment Number
and Date

1st February 8, 2000	Borrowing amount was increased to $175,000 and $15,000 for interest facility. Interest rates were increased by approximately 1%.
2nd August 22, 2000	Extension of the scheduled maturity date to November 24, 2000.
3rd November 17, 2000	Increase to $300,000 and extension of the original maturity date to June 1, 2001. Additional options were granted to Qualcomm, Leap and Mr. Burillo for 254,645, 175,068 and 79,577 shares, respectively. (See Note 11)
4th March 22, 2001	Increase to $360,000 and $49,000 for the interest facility.
5th June 29, 2001	Increase in the interest facility to $73,000 and extension of the maturity date to the earlier of September 19, 2001 or five business days after the date an existing letter of intent is terminated. Capitalization of the $52,848 interest generated up to that date.
6th October 10, 2001	Extension of the maturity date to August 29, 2002, reduction of the interest rate applicable to all loans outstanding as of the date of the amendment from 20% to 19% as from September 19, 2001, and capitalization of interest loans capitalized on the last business day of each month. Capitalization of the $23,859 interest generated up to those dates.
October 24, 2001	Agreement that establishes an interest rate of 19.48% as from September 30, 2001. Capitalization of the interest on the last day of January, April, June and October 2002.

      On October 2001, the Company failed to comply with certain obligations under the Bridge Loan Agreement, which constituted a default under the agreement. The Company obtained the Forbearance Letter from Qualcomm described in Note 2. In addition it set up a provision for unpaid interest at an interest rate 3 percentage points above the original rate.

      As of December 31, 2001 and 2000 the Company had used $464,856 and $263,148, respectively, of this credit. The interest generated from January 1 to December 31, 2001, 2000 and 1999 amounted to $79,579, $26,302 and $3,729, respectively. The weighted average interest rate was 18.53% in 2001, 11.02% in 2000 and 12.60% in 1999.

Note 8 —	Qualcomm’s Financing Commitment Agreements

      On April 26, 2000, Qualcomm and the Company entered into an agreement under which Qualcomm committed to support the company with financing of up to $500,000.

      At the same date the Company paid Qualcomm $13,437 for commissions and other fees under this agreement, which were amortized over the commitment period. Amortization charged to income in 2000 amounted to $3,333. The remainder of the amount paid, $10,104, was recorded as expenses in 2001. In January 2002 Qualcomm and the Company agreed the termination of this agreement.

Note 9 — Vendor Financing and Bank Lines

      The Company has entered into certain agreements for the acquisition of telecommunications equipment, services and installation consultancy. These commitments are being financed through vendor financing contracts, which are summarized as follows:

		Original		Available
Equipment supplier	Financing agent	credit line		credit line

Qualcomm and Ericsson	Qualcomm loan managed by ABN AMRO Bank N. V	$310,000	(*)	$560,000
Alcatel	Syndicated loan managed by Citibank International, Plc	$287,500	(**)	$395,000

(*)	On October 31 1998, the Company entered into a Credit Agreement with Qualcomm, which was amended and restated at December 15, 1998, and further amended on May 27, 1999, November 28, 2000 and October 10, 2001.

      The Qualcomm credit line is for up to $560,000, available as shown below:

Credit	Availability	Available line

		(millions)
Loan 1	From the date of authorization to December 31, 2000	$200
Loan 2	From January 1, 2001 to December 31, 2002	90
Additional loan 1	From the date of authorization to December 31, 2002	20

	Authorized and available credit line at December 31, 2000 and 2001	310

Additional loan 2	Authorized in January 2002 (See Note 2) (Subsequent Event)	150
Additional loan 3	To be authorized (See Note 2) (Subsequent Event)	100

		250

		$560

      Under the vendor financing facilities with Alcatel and Qualcomm, some of the borrowings are initially classified as short-term debt until they are rolled over into a long-term facility.

      On October 10, 2001, the third amendment to the financing agreement was signed by Qualcomm and Ericsson to authorize an additional credit of $150,000 of which $96,000 is from Qualcomm and $54,000 from Ericsson (see Note 2).

      At October 31, December 3 and 31, 2001, quarterly interest became payable to Qualcomm, which was not covered on time, nor were the financial leverage ratios complied with, which constituted a default in the common and financing agreements. The Company received a forbearance letter from Qualcomm as described in Note 2.

      Given the aforementioned default, the company set up an unpaid interest provision at a rate 2 percentage points above the original rate.

      Interest incurred in 2001, 2000 and 1999 amounted to $36,148, $21,578 and $15,319, respectively.

      Credits 1 and 2 are subject to interest at LIBOR plus 4.5 points. Interest is to be paid at various intervals ranging from monthly to biannually, depending on the type of loan under which the amount has been disposed of.

      The short-term balances shown in the balance sheet of $87,319 and $89,045 at December 31, 2001 and 2000, respectively, payable to Qualcomm Inc., Ericsson Wireless and Ericsson Telecom (Mexico), S. A. de C. V. include, in addition to interest, their amounts in process of review and approval by Qualcomm and the

Company to be considered to be part of the line of credit facilities. Additionally, at December 31, 2001, a provision of $15,578 was recognized for equipment and services which, according to Ericsson, have already been provided and are in the process of being reviewed.

      As of December 31, 2001 and 2000, $299,802 and $197,710, respectively, were outstanding under this line of credit and are included in the short-term formalized vendor financing of equipment, which includes the balance that originally corresponded to the long-term line of credit before its reclassification. The schedules of maturities on the outstanding amounts are as shown as follows:

		December 31,

	December 31,	2001	2000

Current portion	2002	$23,246
Non-current portion	2002		$21,275
	2003	53,594	50,182
	2004	104,203	80,591
	2005	73,814	45,662
	2006	44,945

		276,556	197,710

	Total	$299,802	$197,710

      The principal payments on loans managed by ABN AMRO BANK, N.V. will be negotiated in good faith and must be agreed upon by both parties prior to disbursement.

      (**) On December 15, 1998 the Company agreed to a credit line with Alcatel, which was modified on May 27, 1999, March 7, 2001 and May 23, 2001.

      The Alcatel credit line is for up to $ 395,000, the availability of which is as follows:

Credit	Availability	Authorized line

		(millions)
Loan 1	From the date of authorization to December 31, 2000	$170.0
Loan 2	From January 1, 2001 to December 31, 2002	100.0
Additional loan 1 Facility 1	From the date of authorization to December 31, 2000	10.0
Additional loan 2 Facility 1	From January 1,2001 to December 31, 2002	7.5

	Authorized and available line of credit at December 31, 2000	287.5
Additional loan Facility 3 — Tranch “A”	From October 10, 2001 to December 31, 2006	30.0
Additional loan Facility 3 — Tranch “B”	From October 10, 2001 to December 31, 2007	70.0
Additional loan Revolving Commitment	From October 10, 2001 to December 31, 2003	7.5

	Authorized line of credit at December 31, 2001	$395.0

      At December 31, 2001, quarterly interest became payable to Alcatel, which was not covered on time, nor were the financial ratios complied with, which constituted a default in the common and financing agreements. The Company received a forbearance letter from Alcatel as described in Note 2.

      As a result of the aforementioned defaults to the agreements, the Company set up an unpaid interest provision at 2 percentage points over the original rate. The interest generated in 2001, 2000 and 1999 amounted to $17,622, $13,259 and $4,783, respectively.

      These loans bear interest at the Eurodollar rate plus 4.5 percentage points per year with an adjustable margin (11.23%, 10.98% and 10.10% at December 31, 2001, 2000 and 1999, respectively). As of December 31, 2001 and 2000 interest payable was $5,800 and $474, respectively.

      The current balances shown in the balance sheet of $13,728 and $4,757 at December 31, 2001 and 2000, respectively, payable to Alcatel, which include, in addition to the interest, debts that are in the process of been reviewed and approved by Alcatel and the Company to become part of the long-term credit line.

      At December 31, 2001 and 2000, $199,900 and $132,509 million, respectively, were outstanding under this line of credit and are included in the short-term bank credit line, which includes the balance that originally corresponded to the long-term bank line of credit before its reclassification. The schedules of maturities on the outstanding amounts are as shown as follows:

		Amount

	December 31,	2001	2000

Current	2002	$16,000

Long-term	2002		$16,000
	2003	42,000	34,480
	2004	73,000	55,720
	2005	54,000	26,309
	2006	14,900

		183,900	132,509

		$199,900	$132,509

      The LIBOR interest rate on a quarterly basis as of December 31, 2001, 2000 and 1999, was 10.2162%, 6.39875% and 6.00125%, respectively.

      The Company has pledged all properties, rights and assets, to secure the obligations derived from these vendor financing agreements. Additionally, on June 18, 1999, the Company, as trustor, established an irrevocable administration and guarantee trust with Citibank México, S. A. de C. V., with Grupo Financiero Citibank as representative of the beneficiaries of the guarantees and as agent of the guarantees, as well as with INVEX, as trustee.

      The purpose of the trust agreement is to guarantee payment of obligations arising from the vendor financing agreements signed with Qualcomm and Alcatel. The Company has pledged its shares in Comunicaciones y Sistemas, PCS and Recursos Humanos to the trust.

      The lines of credit establish, among others, the following obligations and restrictions for the Company:

a. Disbursements from credit lines can be utilized only for the acquisition of telecommunications equipment from Qualcomm and Alcatel.

b. The capital stock must be increased by two contributions of $50 million each by July 31, 1999 and August 31, 2000. Both contributions have been made.

c. Neither dividend payments nor capital distributions should be made during the loan periods.

Note 10 — Convertible Subordinated Debt

      On June 26, 2001, Company shareholders signed a “Funding Commitment Letter”, amended on June 26 and 29, July 16 and August 8, 2001, under which the shareholders committed to subscribe an aggregate principal amount of Convertible Subordinated Notes due 2008 for up to $100,000. This agreement does not generate interest payments.

      The shareholders contributed $50,000 on June 29, $45,953 on June 23, and $4,047 on August 15, 2001.

Note 11 — Stockholders’ Equity

      The Company was incorporated with an initial capital contribution of $11 for the subscription of 100,000 common shares with a par value of one Mexican peso each.

      On June 30, 1998, the Company exchanged the original 100,000 common shares for 1,000 shares with no par value. On that same date, the Company received $1 from its stockholders in exchange for the issuance of 200 common shares with no par value.

      On September 28, 1998, Telecomunicaciones received $299,988 in exchange for the issuance of 7,499,388 Series A, Class II shares, 7,199,412 Series B, Class II shares, and 15,300,000 Series N Class II shares.

      On July 27 and 30, 1999, the Company received $50,000 in exchange for the issuance of 5,000,000 common Series N shares with no par value. This contribution was totally paid by Mr. Burillo. 1,000,000 of those shares were deposited with Scotiabank Inverlat, S. A. as Trustee of Trust 101814 corresponding to this issuance.

      On April 26, 2000, the Company received $145,506 in exchange for the issuance of 7,561,547 Series II-N and 2,152,977 Series II-N and II-B Shares, respectively, with no par value. This amount was contributed by Sprint Mexico Inc., a subsidiary of a U.S. telecommunications corporation.

      On August 30, 2000, the Company received $50,000 in exchange for the issuance of 5,000,000 Series II-N shares with no par value. 4,300,000 shares were totally paid by Mr. Burillo and 700,000 shares by Scotiabank Inverlat and deposited in Trust 101814 of the same bank.

      On June 26, 2001, the Company cancelled all its existing treasury shares, comprised of 1,516,460 ordinary, nominative Class “N” treasury shares with no par value, issued but not subscribed or paid, in accordance with the Agreements reached by the stockholders on October 12, 2000.

      At the same date, the stockholders agreed to the issuance of 51,216,460 new treasury shares which included 1,216,460 shares (The Option Shares) that could be subscribed and paid for as Class “N” or, as applicable, cancelled under the terms and conditions of each of the Stock Option Agreements signed by the Company, Qualcomm, Leap, and Mr. Burillo, on May 27, 1999, respectively, as amended on November 17, 2000.

      The remaining 50,000,000 shares (The Additional Shares) may be subscribed and paid for as Class “1”, Class “3”, Class “4”, Class “5” and Class “N” shares in accordance with the “Funding Commitment Letter”.

      After the contributions described in the above paragraphs, the stockholders’ equity as of December 31, 2001 is represented by 100,930,984 shares without par value, represented by 51,216,460 treasury shares pending subscription and payment, and 49,714,524 shares corresponding to the Company’s issued and outstanding capital stock, consisting of:

	Number of
	Shares	Amount

Class I (fixed minimum portion)
Series A shares	612	$6
Series B shares	588	6
Class II (variable portion)
Series A shares	7,499,388	74,994
Series B shares	7,199,412	87,065
Series N shares	35,014,524	383,435

	49,714,524	$545,506

      Series N Class II shares have limited voting rights.

      As of December 31, 2001, the Company has suffered recurring losses from operations and has a net capital deficiency which is a cause of dissolution in accordance with article 229 of Mexican Business Reorganization Law (Ley de Concursos Mercantiles). Management’s plans in regard to these matters are described in Note 2.

Note 12 — Income Tax, Asset Tax and Employees’ Statutory Profit Sharing

      Telecomunicaciones and its subsidiaries pay income tax and asset tax on an individual basis.

      For the year ended December 31, 2001, 2000 and 1999, Telecomunicaciones generated net tax losses of $3,129, $6,961 and $5,176, respectively, and three of its subsidiaries generated a combined net tax loss of $367,292, $408,809 and $110,392, respectively. Other subsidiary, Recursos Humanos, had a net tax income of $1,174 for the year ended December 31, 1999. Therefore, for the period ended December 31, 1999, Recursos Humanos recognized a tax provision of $419 as shown in the consolidated financial statements.

      Tax loss carryforwards may be inflation-indexed by applying factors derived from the NCPI from the date on which losses arise through the date of their utilization. Those restated tax loss carry-forwards can be offset against future taxable income, and expire as follows:

Expiration Year	Amount

2008	$19,717
2009	142,541
2010	436,467
2011	379,700

$978,425

      Taxable income differs from accounting income due to permanent differences excluded by law from the determination of tax results, mainly in the tax effect of inflation and recurring timing differences.

      The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

	December 31,

	2001	2000	1999

Inventories	$(16,402)	$(23,224)	$(565)
Fixed assets	(66,995)	(32,891)	(10,867)
Concession	(54,724)	(32,091)	(3,838)
Pre-operating expenses	12,416	13,658	4,960
Other temporary items	43,140	18,718	(836)
Tax loss carryforwards	978,425	598,725	70,955
Valuation allowance	(895,860)	(542,895)	(59,809)

	$—	$—	$—

      The statutory income tax rate for 2001, 2000 and 1999 was 35%. The following items represent the principal differences between income tax computed at the statutory tax rate and the Company’s provision for income tax for the periods ended December 31, 2001, 2000 and 1999:

	December 31,

	2001	2000	1999

Tax at statutory rate	(35)%	(35)%	(35)%
Permanent items, including inflationary effects	3%	(5)%	6%
Other temporary items	3%	(1)%	(4)%
Amortization of concession	(3)%	(3)%	(7)%
Valuation allowance	32%	44%	40%

Effective tax rate	0%	0%	0%

      Telecomunicaciones and its subsidiaries pay income tax and asset tax on an individual basis.

      Asset tax is determined by applying the rate of 1.8% to the net amount of certain assets and liabilities, and is payable only when asset tax exceeds income tax. The Company will not be subject to the payment of asset tax until the year 2002, since the Mexican Tax Law states that start-up companies are not subject to asset tax payment during the first four years as from the date of incorporation.

      Employees’ statutory profit sharing is determined at the rate of 10% on the taxable income of each company, on a basis similar to income tax. For the year ended December 31, 2001 and 2000, the Company generated no taxable income subject to the payment of employees’ statutory profit sharing. For the period ended December 31, 1999, one of the Company’s subsidiaries, Pegaso Recursos Humanos generated employees’ statutory profit sharing amounting to $175.

Note 13 — Agreements With Sprint and Subsequent Event

      In March 15, 2000, the Company signed a service and technology-related agreement with Sprint under which Sprint granted the Company, in exchange for a royalty, the exclusive right to obtain licenses for the use in Mexico of the technology developed by Sprint. The Company also obtained the exclusive right to use Sprint business know-how in Mexico and Sprint agreed to make reasonable efforts to allow the Company to purchase goods from its suppliers under its enterprise contracts and agreed to provide services requested by the Company from time to time, including: network operations, marketing, product development, subscriber equipment and handset logistics, customer care, revenue operations, and information technology, among other things.

      On January 16, 2002, the Company signed an agreement denominated “Termination, Settlement and Mutual Release Agreement” under which the present and future debts and commitments with Sprint were cancelled. It was agreed that the Company would pay $20,000 up to December 31, 2005, and depending on the results of the project to sell a portion of the Company, the payment could reach the maximum amount of $50,000. The Company recognized in the statement of income as an operating expense of $2,381 and a special item of $17,619, corresponding to the payment for contract termination. The total amount ($20,000) is shown as a long-term liability in the balance sheet.

Note 14 — Commitment and Contingencies

      a.     The Company leases offices and other spaces related to its business, under operating lease agreements expiring through 2006. Annual minimum lease payments under such leases are as follows:

Year	Amount

2002	$1,311
2003	3,217
2004	6,606
2005	3,815
2006	887

$15,836

      Additionally, the Company has site operating leases for the network with annual payment of approximately $14,879, payable on a monthly, bimonthly and quarterly basis. These lease contracts are renewable generally on an annual basis.

      Lease payments charged to income in 2001, 2000 and 1999 amounted to $22,648, $17,159 and $13,430, respectively.

      b.     The Company is committed to purchasing 50% of its handsets from Kyocera under the existing handset supply agreement for a period of five years starting February 15, 1999. The handsets must contain and utilize Qualcomm’s Application Specific Integrated Circuits, known as the Q-Chip. In addition, the Company has agreed with Qualcomm and Ericsson to use the “cdmaOne” and the “multi-carrier mode” of the ITU proposed third generation CDMA standard exclusively as the primary technology for its wireless telecommunications.

      c.     The company issued purchase orders for the acquisition of telecommunications equipment, services and installation consultancy for an amount of $130,272.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

      We have agreed to bear the expenses of registration of the shares offered by this prospectus. Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:

SEC Registration Fee	$581
Legal Fees and Expenses	$35,000
Accounting Fees and Expenses	$30,000
Printing and Engraving Expenses	$2,000
Miscellaneous	$2,419

Total	$70,000

Item 14.     Indemnification of Directors and Officers

      Officers and directors of Leap are covered by the provisions of the DGCL, the charter, the bylaws, individual indemnification agreements with Leap and insurance policies which serve to limit, and, in some instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

      Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of directors to Leap or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of Leap will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, except for liability:

•	for any breach of the director’s duty of loyalty to Leap or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

      Indemnification and Insurance. As a Delaware corporation, Leap has the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to Leap’s best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of Leap, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of Leap’s directors and officers to the full extent provided by Delaware corporate law. In addition, Leap has entered into indemnification agreements with its directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under

Delaware law, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

      Leap has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of Leap, or is or was a director or officer of Leap serving at the request of Leap as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Leap would have the power or obligation to indemnify him or her against such liability under the provisions of its charter or bylaws.

Item 15.     Recent Sales of Unregistered Securities

      (a) On February 23, 2000, Leap completed a private placement of 225,000 senior units and 668,000 senior discount units (collectively, the “Units”) pursuant to an exemption from registration under Rule 144A promulgated under the Securities Act of 1933, as amended. Each senior unit consisted of one 12.5% senior note due 2010 and one warrant to purchase Leap common stock, and each senior discount unit consisted of one 14.5% senior discount note due 2010 and one warrant to purchase Leap common stock. The Units were placed with qualified institutional buyers (as defined under Rule 144A(a)(1)), and Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Bear Stearns & Co. Inc., ABN AMRO Incorporated and Credit Suisse First Boston Corporation acted as placement agents in the transaction.

      The senior units were sold at the aggregate offering price of $225.0 million less accompanying underwriting discounts and commissions of approximately $6.8 million. The senior discount units were sold at the aggregate offering price of $325.1 million less underwriting discounts and commissions of approximately $6.1 million. Approximately $164.4 million of the total proceeds were allocated to the fair value of the warrants, estimated using the Black-Scholes option pricing model and the underwriting discounts and commissions were capitalized. In addition, Leap capitalized certain debt issuance costs of approximately $0.6 million, consisting of printing, legal and accounting fees. A portion of the net proceeds from the Units offering was used for the repayment of borrowings under the Qualcomm credit agreement. The remaining proceeds from the Units offering were used for capital expenditures, acquisitions of wireless licenses, strategic investments, sales and marketing activities and working capital and general corporate purposes.

      (b) On June 15, 2000, through a subsidiary merger, Leap acquired the 5.11% of Cricket Communications Holdings that it did not already own. These shares were owned by individuals and entities, including directors and employees of Leap and Cricket Communications Holdings. Under the terms of the merger, each issued and outstanding share of Cricket Communications Holdings common stock not held by Leap was converted into the right to receive 0.315 of a fully paid and nonassessable share of Leap common stock. As a result, an aggregate of 1,048,628 shares of Leap common stock were issued. Leap also assumed Chase Telecommunications Holdings’ warrant to purchase 1% of the common stock of Cricket Communications Holdings, which was converted into a warrant to acquire 202,566 shares of Leap common stock, at an aggregate exercise price of $1.0 million. The issuances of the shares and the warrant were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

      In addition, Leap assumed all unexpired and unexercised Cricket Communications Holdings stock options outstanding at the time of the merger, whether vested or unvested, which upon conversion amounted to options to purchase 407,784 shares of Leap common stock at a weighted average exercise price of approximately $9.31 per share. The issuances of the stock options described above were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and other instruments issued in such transactions. All recipients either received adequate information about the registrant or had access, through employment or other relationships, to such information.

      (c) On July 18, 2000, Leap issued 163,076 shares of common stock to Robert Martin, the sole stockholder of PCS Devco, Inc., under the terms of an agreement and plan of merger pursuant to which Leap acquired a wireless license covering the Dayton, Ohio market. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

      (d) On October 27, 2000, Leap issued 170,374 shares of common stock to Zuma PCS, LLC, under the terms of an agreement and plan of merger pursuant to which Leap acquired wireless licenses covering the Albany, Columbus and Macon, Georgia markets. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

      (e) On December 6, 2000, Leap issued 562,500 shares of common stock to Qualcomm for an aggregate purchase price of $3,434,766 in cash upon Qualcomm’s partial exercise of a warrant Leap issued to Qualcomm in connection with the spin-off of Leap from Qualcomm in September 1998. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

      (f) On December 8, 2000, Leap issued 232,755 shares of common stock to Radiofone PCS, L.L.C., under the terms of an agreement for purchase and sale of licenses pursuant to which Leap acquired a wireless license covering the Denver, Colorado market. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

      (g) On December 12, 2000, Qualcomm net-exercised an additional portion of the warrant described in paragraph (e) above and Leap issued 453,200 shares of common stock to Qualcomm, with Qualcomm surrendering warrants to purchase 109,300 shares of common stock in payment of the exercise price. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) and on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

      (h) On April 5, 2001, Leap issued 348,878 shares of common stock to CIVS IV License Sub I, LLC, under the terms of an agreement for purchase and sale of licenses pursuant to which Leap acquired wireless licenses covering the Adrian, Battle Creek, Grand Rapids, Jackson and Muskegon, Michigan market areas, the Pittsburg, Kansas market areas and the Sandusky and Toledo, Ohio market areas. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

      (i) On April 23, 2001, Leap issued 373,367 shares of common stock to the former stockholders of Backwire.com, Inc., under the terms of an agreement and plan of merger pursuant to which a subsidiary of Leap merged with and into Backwire.com, Inc. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

      (j) On May 24, 2001, Leap issued an aggregate of 155,460 shares of common stock to Falkenberg Capital Corporation, James P. McCarthy, the Jeremiah O. McCarthy Irrevocable Trust #1 and the Oneida County Rural Telephone Company, under the terms of an agreement for purchase and sale of license from Holland Wireless, LLC, pursuant to which Leap acquired a wireless license covering the Utica, New York market. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

      (k) On June 8, 2001, Leap issued 1,900,829 shares of common stock to American Wireless License Group, LLC, under the terms of an agreement for purchase and sale of licenses pursuant to which Leap acquired wireless licenses covering the Birmingham and Tuscaloosa, Alabama market areas, the Jonesboro, Arkansas market area and the Jackson, Mississippi market area. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

      (l) On July 31, 2001, Chase Telecommunications Holdings, Inc. net-exercised a portion of the warrant Leap issued to Chase Telecommunications Holdings in connection with Leap’s acquisition of substantially all of its assets in March 2000, as further described in paragraph (b) above, and Leap issued 89,345 shares of common stock to Chase Telecommunications Holdings, with Chase Telecommunications Holdings surrendering warrants to purchase 18,222 shares of common stock in payment of the exercise price. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) of the Securities Act.

      (m) Effective August 30, 2002, Leap issued 21,020,431 shares of common stock to MCG PCS, Inc. pursuant to a binding arbitration award relating to our acquisitions of wireless licenses in Buffalo and Syracuse. The issuance of these shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 16.     Exhibits and Financial Statement Schedules

      (a) Exhibits.

Exhibit
Number		Description of Exhibit

2	.1(1)	Share Purchase Agreement, dated as of June 2, 2000 among Endesa S.A., the Registrant and Inversiones Leap Wireless Chile, S.A.
3	.1(3)	Amended and Restated Certificate of Incorporation of the Registrant.
3	.1.1(4)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.
3	.2(3)	Amended and Restated Bylaws of the Registrant.
3	.3(3)	Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Registrant.
3	.3.1(6)	Certificate of Amendment to Certificate of Designation of Series A Junior Participating Preferred Stock of Registrant.
4	.1(3)	Form of Common Stock Certificate.
4	.2(7)	Letter, dated as of March 5, 1999, from Qualcomm Incorporated to the Registrant.
4	.2.1(8)	Superceding Warrant, dated as of August 9, 1999, issued to Qualcomm Incorporated.
4	.2.2(8)	Form of Voting Agreement, dated as of August 9, 1999, between the Registrant and various officers and directors of Qualcomm Incorporated.
4	.2.3(8)	Amended and Restated Agreement Concerning Share Ownership, dated as of August 4, 1999, between the Registrant and Qualcomm Incorporated.
4	.3(5)	Rights Agreement, dated as of September 14, 1998, between the Registrant and Harris Trust Company of California.
4	.3.1(2)	First Amendment to Rights Agreement, dated as of February 8, 2000, between the Registrant and Harris Trust Company of California.
4	.3.2(2)	Second Amendment to Rights Agreement, dated as of March 30, 2000, between the Registrant and Harris Trust Company of California.
4	.3.3(23)	Third Amendment to Rights Agreement, dated as of August 28, 2002, between the Registrant and Computershare Investor Services LLC (formerly Harris Trust Company of California).
4	.4(9)	Warrant Agreement, dated as of February 23, 2000, by and between the Registrant and State Street Bank and Trust Company (including Form of Warrant Certificate).
4	.5(9)	Warrant Registration Rights Agreement, dated as of February 23, 2000, by and between the Registrant and Morgan Stanley & Co. Incorporated.
4	.6(9)	Trust Indenture, dated as of February 23, 2000, by and among the Registrant, Cricket Communications Holdings, Inc. and State Street Bank and Trust Company (including Forms of Notes).

Exhibit
Number		Description of Exhibit

4	.6.1(10)	Supplemental Indenture, dated as of June 13, 2000, by and among Cricket Merger Sub, Inc., the Registrant, Cricket Communications Holdings, Inc. and State Street Bank and Trust Company.
4	.6.2(24)	Supplemental Indenture, dated as of March 13, 2002, among Telephone Entertainment Network, Inc., Backwire.com, Inc., the Registrant, Cricket Communications Holdings, Inc. and State Street Bank and Trust Company.
4	.7(9)	Pledge Agreement, dated as of February 23, 2000, by and between the Registrant and State Street Bank and Trust Company.
4	.8(9)	Registration Rights Agreement, dated February 23, 2000, by and among the Registrant, Cricket Communications Holdings, Inc. and Morgan Stanley & Co. Incorporated.
5	.1*	Opinion of Latham & Watkins.
10	.1(11)	Separation and Distribution Agreement, dated as of September 23, 1998, between Qualcomm Incorporated and the Registrant.
10	.1.1(8)	First Amendment to Separation and Distribution Agreement, dated as of August 6, 1999, between the Registrant and Qualcomm Incorporated.
10	.2(11)	Master Agreement Regarding Equipment Procurement, dated as of September 23, 1998, between Qualcomm Incorporated and the Registrant.
10	.2.1(8)	First Amendment to Master Agreement Regarding Equipment Procurement, dated as of August 6, 1999, between the Registrant and Qualcomm Incorporated.
10	.3(12)	1998 Stock Option Plan, as amended through April 13, 1999.
10	.3.1(3)	Form of non-qualified/incentive stock option under the 1998 Stock Option Plan.
10	.3.2(3)	Form of non-qualified stock option under the 1998 Stock Option Plan granted to Qualcomm Incorporated option holders in connection with the distribution of the Registrant’s common stock.
10	.4(3)	Form of the Registrant’s 1998 Non-Employee Directors’ Stock Option Plan.
10	.4.1(3)	Form of non-qualified stock option under the 1998 Non-Employee Directors’ Stock Option Plan.
10	.5(3)	Assignment and Assumption of Lease dated August 11, 1998 between Qualcomm Incorporated and Vaxa International, Inc.
10	.6(3)	Form of Indemnity Agreement to be entered into between the Registrant and its directors and officers.
10	.7(14)	Asset Purchase Agreement, dated December 24, 1998, by and among Chase Telecommunications Holdings, Inc., Anthony Chase, Richard McDugald and the Registrant.
10	.8(8)	Cricket Communications, Inc. 1999 Stock Option Plan (now known as Cricket Communications Holdings, Inc.).
10	.8.1(9)	Amendment No. 1 to 1999 Stock Option Plan of Cricket Communications, Inc. (now known as Cricket Communications Holdings, Inc.).
10	.8.2(8)	Form of non-qualified/incentive stock option under the Cricket Communications, Inc. 1999 Stock Option Plan (now known as Cricket Communications Holdings, Inc.).
10	.9(8)	Employment offer letter to Susan G. Swenson from Registrant, dated July 9, 1999.
10	.10(10)	System Equipment Purchase Agreement, effective as of September 20, 1999, by and between Cricket Communications, Inc. and Ericsson Wireless Communications Inc. (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

Exhibit
Number		Description of Exhibit

10	.10.1(16)	Amendment #1 to System Equipment Purchase Agreement, effective as of November 28, 2000, by and between Cricket Communications, Inc. and Ericsson Wireless Communications Inc. (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.10.2(16)	Form of Amendment # to System Equipment Purchase Agreement, by and between Cricket Communications, Inc. and Ericsson Wireless Communications Inc. (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.10.3(6)	Schedule to Form of Amendment # to System Equipment Purchase Agreement.
10	.10.4(6)	Amendment #6 to System Equipment Purchase Agreement, effective as of February 5, 2001, by and between Cricket Communications, Inc. and Ericsson Wireless Communications Inc. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.11(17)	Second Amended and Restated Deferred Payment Agreement, dated October 12, 1999, among Chilesat Telefonia Personal S.A., Inversiones Leap Chile S.A., and Qualcomm Incorporated, as Vendor, Administrative Agent and Collateral Agent Subsidiaries of the Registrant.
10	.12(18)	Executive Officer Deferred Stock Plan.
10	.13(4)	Leap Wireless International, Inc. 2000 Stock Option Plan.
10	.13.1(16)	Form of non-qualified/incentive stock option under the Leap Wireless International, Inc. 2000 Stock Option Plan.
10	.14(10)	Amended and Restated System Equipment Purchase Agreement, entered into as of June 30, 2000, by and between Cricket Communications, Inc. and Lucent Technologies Inc. (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.14.1(24)	Amendment No. 1 to the Amended and Restated System Equipment Purchase Agreement between Lucent Technologies Inc. and Cricket Communications, Inc., entered into as of March 22, 2002.
10	.14.2(24)	Amendment No. 2 to the Amended and Restated System Equipment Purchase Agreement between Lucent Technologies Inc. and Cricket Communications, Inc., entered into as of March 22, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.14.3(25)†	Amendment No. 3 to Amended and Restated System Equipment Purchase Agreement between Cricket Communications, Inc. and Lucent Technologies Inc., effective March 22, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.14.4(25)†	Amendment No. 4 to Amended and Restated System Equipment Purchase Agreement between Cricket Communications, Inc. and Lucent Technologies Inc., effective March 22, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.15(10)	System Equipment Purchase Agreement, effective as of August 28, 2000, by and between Cricket Communications, Inc. and Nortel Networks Inc. (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.15.1(19)	Amendment No. 1 to System Equipment Purchase Agreement, effective as of December 26, 2000, by and between Cricket Communications, Inc. and Nortel Networks Inc. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

Exhibit
Number		Description of Exhibit

10	.15.2(19)	Amendment No. 2 to System Equipment Purchase Agreement, effective as of September 17, 2001, by and between Cricket Communications, Inc. and Nortel Networks Inc. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.15.3(22)	Amendment No. 3 to System Equipment Purchase Agreement, effective as of March 26, 2002, by and between Cricket Communications, Inc. and Nortel Networks Inc. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.16(10)	Credit Agreement, dated as of August 28, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Nortel Networks Inc., as Administrative Agent (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.16.1(10)	First Amendment, dated as of October 20, 2000, to the Credit Agreement, dated as of August 28, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Nortel Networks Inc., as Administrative Agent (including exhibits thereto).
10	.16.2(19)	Second Amendment, dated as of September 17, 2001, to the Credit Agreement, dated as of August 28, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Nortel Networks Inc., as Administrative Agent.
10	.16.3(22)	Third Amendment, dated as of March 18, 2002, to the Credit Agreement, dated as of August 28, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Nortel Networks Inc., as Administrative Agent. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.16.4(22)	First Amendment, dated as of March 18, 2002, to the Parent Agreement, dated as of August 28, 2000, between the Registrant and Nortel Networks Inc., as Administrative Agent for the Lenders. (The Parent Agreement is Exhibit D to the Credit Agreement, dated as of August 28, 2000, which is filed as Exhibit 10.17 hereto.)
10	.17(10)	Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Lucent Technologies Inc., as Administrative Agent (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.17.1(19)	First Amendment, dated as of September 17, 2001, to the Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc, the Lenders party thereto and Lucent Technologies Inc., as Administrative Agent.
10	.17.2(22)	Second Amendment, dated as of March 18, 2002, to the Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc, the Lenders party thereto and Lucent Technologies Inc., as Administrative Agent. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.17.3(22)	First Amendment, dated as of January 27, 2000, to the Parent Agreement, dated as of September 17, 1999, between the Registrant and Lucent Technologies, Inc., as Administrative Agent for the Lenders. (The Parent Agreement is Exhibit E to the Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, which is filed as Exhibit 10.18 hereto.)

Exhibit
Number		Description of Exhibit

10	.17.4(22)	Amendment and Waiver, dated as of October 27, 2000, to the Parent Agreement, dated as of November 24, 1999, between the Registrant and Lucent Technologies, Inc., as Administrative Agent for the Lenders (The Parent Agreement is Exhibit E to the Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, which is filed as Exhibit 10.18 hereto.)
10	.17.5(22)	Third Amendment, dated as of March 18, 2002, to the Parent Agreement, dated as of September 17, 1999, between the Registrant and Lucent Technologies, Inc., as Administrative Agent for the Lenders. (The Parent Agreement is Exhibit E to the Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, which is filed as Exhibit 10.18 hereto.)
10	.18(10)	Credit Agreement, dated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the lenders party thereto and Ericsson Credit AB, as Administrative Agent (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.18.1(6)	Amendment No. 1 to Credit Agreement, dated as of February 5, 2001, among Cricket Communications Holdings, Inc., Cricket Communications, Inc. and Ericsson Credit AB, as Administrative Agent and Lender. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.18.2(6)	Amendment No. 2 to Credit Agreement, dated as of February 28, 2001, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the lenders party thereto and Ericsson Credit AB, individually and as Administrative Agent.
10	.18.3(19)	Third Amendment, dated as of September 17, 2001, to the Credit Agreement, dated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., Ericsson Credit AB, the other Lenders party thereto and the Administrative Agent thereunder.
10	.18.4(22)	Fourth Amendment, dated as of March 18, 2002, to the Credit Agreement, dated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Ericsson Credit AB, as Administrative Agent. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10	.18.5(22)	First Amendment, dated as of March 18, 2002, to the Parent Agreement, dated as of December 8, 2000, between the Registrant and the Administrative Agent for the Lenders (as defined in the Credit Agreement, dated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Ericsson Credit AB, as Administrative Agent). (The Parent Agreement is Exhibit C to the Credit Agreement, dated as of October 20, 2000, which is filed as Exhibit 10.19 hereto.)
10	.19(6)	Amended and Restated Agreement for Purchase and Sale of Licenses, effective as of November 3, 2000, by and among the Registrant, MVI Corp., Century Personal Access Network, Inc., Wisconsin RSA #7, Limited Partnership and CenturyTel, Inc.
10	.19.1(6)	Promissory Note, dated April 6, 2001, by the Registrant in favor of Century Personal Access Network, Inc.
10	.19.2(6)	Share Pledge Agreement, dated as of April 6, 2001, by and between the Registrant and Century Personal Access Network, Inc.
10	.20(20)	Amended and Restated Common Stock Purchase Agreement, effective as of December 20, 2000, by and between the Registrant and Acqua Wellington North American Equities Fund, Ltd.
10	.21(16)	Loan Agreement, dated as of January 22, 2001, by and among the Registrant, Qualcomm Incorporated, the other lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and Citibank, N.A., as Collateral Agent.

Exhibit
Number		Description of Exhibit

10	.21.1(21)	First Amendment to Loan Agreement, dated August 1, 2001, by and among the Registrant, Qualcomm Incorporated, the other lenders from time to time party thereto, and Citibank, N.A., as administrative agent for the lenders and as collateral agent for the lenders.
10	.21.2(21)	ADV Assignment and Acceptance, dated as of August 1, 2001, between the Registrant and Qualcomm Incorporated.
10	.22(16)	Pledge Agreement, dated as of January 22, 2001, between the Registrant and Citibank, N.A., as the Collateral Agent.
10	.23(13)	Leap Wireless International, Inc. 2001 Executive Officer Deferred Bonus Stock Plan.
10	.24(6)	Leap Wireless International, Inc. 2001 Non-Qualified Stock Option Plan.
10	.25(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and Harvey P. White.
10	.26(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and Susan G. Swenson.
10	.27(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and James E. Hoffmann.
10	.28(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and Stewart D. Hutcheson.
10	.29(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and Daniel O. Pegg.
10	.30(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and Leonard C. Stephens.
10	.31(22)	Change in Control Agreement dated as of September 7, 2001 between the Registrant and Glenn Umetsu.
10	.32(21)	Agreement for Purchase and Sale of Licenses, entered into as of July 30, 2001, by and among the Registrant, Cricket Licensee IX, Inc. and Cingular Wireless LLC.
10	.33(22)	Promissory Note, dated May 31, 2000, by Glenn Umetsu in favor of the Registrant.
10	.34(25)	Change in Control Agreement dated as of July 10, 2002 between the Registrant and David B. Davis.
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consent of Latham & Watkins. Reference is made to Exhibit 5.1.
23	.2*	Consent of PricewaterhouseCoopers LLP.
23	.3*	Consent of PricewaterhouseCoopers.
24	.1*	Powers of Attorney (contained on the signature page of this Registration Statement).

*	Filed herewith.

†	A request for confidential treatment with respect to portions of this exhibit which have been omitted (indicated by asterisks) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 is currently pending.

(1)	Filed as an exhibit to Leap’s Current Report on Form 8-K dated June 2, 2000, and incorporated herein by reference.

(2)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2000, as filed with the SEC on July 17, 2000, and incorporated herein by reference.

(3)	Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.

(4)	Filed as an exhibit to Leap’s Current Report on Form 8-K dated September 28, 2000, and incorporated herein by reference.

(5)	Filed as an exhibit to Leap’s Current Report on Form 8-K dated September 14, 1998, and incorporated herein by reference.

(6)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001, and incorporated herein by reference.

(7)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, as filed with the SEC on April 14, 1999, and incorporated herein by reference.

(8)	Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459) dated August 10, 1999, and incorporated herein by reference.

(9)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.

(10)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC on November 14, 2000, and incorporated herein by reference.

(11)	Filed as an exhibit to Leap’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-64459) dated October 13, 1998, and incorporated herein by reference.

(12)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended May 31, 1999, as filed with the SEC on July 15, 1999, and incorporated herein by reference.

(13)	Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-59460) dated April 24, 2001, and incorporated herein by reference.

(14)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, as filed with the SEC on January 14, 1999, and incorporated herein by reference.

(15)	Filed as an exhibit to Leap’s Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended August 31, 1999, as filed with the SEC on December 13, 1999, and incorporated herein by reference.

(16)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on March 2, 2001, and incorporated herein by reference.

(17)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended August 31, 1999, as filed with the SEC on October 20, 1999, as amended, and incorporated herein by reference.

(18)	Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-94389) dated January 11, 2000, and incorporated herein by reference.

(19)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, as filed with the SEC on November 13, 2001, and incorporated herein by reference.

(20)	Filed as an exhibit to Leap’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-45388) dated March 28, 2001, and incorporated herein by reference.

(21)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, as filed with the SEC on August 14, 2001, and incorporated herein by reference.

(22)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC on March 29, 2002, and incorporated herein by reference.

(23)	Filed as an exhibit to Leap’s Current Report on Form 8-K dated August 29, 2002, and incorporated herein by reference.

(24)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as filed with the SEC on May 14, 2002, and incorporated herein by reference.

(25)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, as filed with the SEC on November 13, 2002, and incorporated herein by reference.

      (b) Financial Statement Schedules.

      None.

Item 17.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 21, 2002.

LEAP WIRELESS INTERNATIONAL, INC.

BY:	/s/ HARVEY P. WHITE

Harvey P. White
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey P. White and James E. Hoffmann and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which related to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HARVEY P. WHITE Harvey P. White	Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2002

/s/ SUSAN G. SWENSON Susan G. Swenson	President, Chief Operating Officer and Director	November 21, 2002

/s/ MANFORD LEONARD Manford Leonard	Vice President and Corporate Controller (Chief Accounting Officer)	November 21, 2002

/s/ STEWART DOUGLAS HUTCHESON Stewart Douglas Hutcheson	Chief Financial Officer (Principal Financial Officer)	November 21, 2002

/s/ THOMAS J. BERNARD Thomas J. Bernard	Vice Chairman and Director	November 21, 2002

Signature	Title	Date

/s/ ANTHONY R. CHASE Anthony R. Chase	Director	November 21, 2002

/s/ ROBERT C. DYNES Robert C. Dynes	Director	November 21, 2002

/s/ THOMAS A. PAGE Thomas A. Page	Director	November 21, 2002

/s/ MICHAEL B. TARGOFF Michael B. Targoff	Director	November 21, 2002

/s/ JEFFREY P. WILLIAMS Jeffrey P. Williams	Director	November 21, 2002

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

2.1(1)	Share Purchase Agreement, dated as of June 2, 2000 among Endesa S.A., the Registrant and Inversiones Leap Wireless Chile, S.A.
3.1(3)	Amended and Restated Certificate of Incorporation of the Registrant.
3.1.1(4)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.
3.2(3)	Amended and Restated Bylaws of the Registrant.
3.3(3)	Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Registrant.
3.3.1(6)	Certificate of Amendment to Certificate of Designation of Series A Junior Participating Preferred Stock of Registrant.
4.1(3)	Form of Common Stock Certificate.
4.2(7)	Letter, dated as of March 5, 1999, from Qualcomm Incorporated to the Registrant.
4.2.1(8)	Superceding Warrant, dated as of August 9, 1999, issued to Qualcomm Incorporated.
4.2.2(8)	Form of Voting Agreement, dated as of August 9, 1999, between the Registrant and various officers and directors of Qualcomm Incorporated.
4.2.3(8)	Amended and Restated Agreement Concerning Share Ownership, dated as of August 4, 1999, between the Registrant and Qualcomm Incorporated.
4.3(5)	Rights Agreement, dated as of September 14, 1998, between the Registrant and Harris Trust Company of California.
4.3.1(2)	First Amendment to Rights Agreement, dated as of February 8, 2000, between the Registrant and Harris Trust Company of California.
4.3.2(2)	Second Amendment to Rights Agreement, dated as of March 30, 2000, between the Registrant and Harris Trust Company of California.
4.3.3(23)	Third Amendment to Rights Agreement, dated as of August 28, 2002, between the Registrant and Computershare Investor Services LLC (formerly Harris Trust Company of California).
4.4(9)	Warrant Agreement, dated as of February 23, 2000, by and between the Registrant and State Street Bank and Trust Company (including Form of Warrant Certificate).
4.5(9)	Warrant Registration Rights Agreement, dated as of February 23, 2000, by and between the Registrant and Morgan Stanley & Co. Incorporated.
4.6(9)	Trust Indenture, dated as of February 23, 2000, by and among the Registrant, Cricket Communications Holdings, Inc. and State Street Bank and Trust Company (including Forms of Notes).
4.6.1(10)	Supplemental Indenture, dated as of June 13, 2000, by and among Cricket Merger Sub, Inc., the Registrant, Cricket Communications Holdings, Inc. and State Street Bank and Trust Company.
4.6.2(24)	Supplemental Indenture, dated as of March 13, 2002, among Telephone Entertainment Network, Inc., Backwire.com, Inc., the Registrant, Cricket Communications Holdings, Inc. and State Street Bank and Trust Company.
4.7(9)	Pledge Agreement, dated as of February 23, 2000, by and between the Registrant and State Street Bank and Trust Company.
4.8(9)	Registration Rights Agreement, dated February 23, 2000, by and among the Registrant, Cricket Communications Holdings, Inc. and Morgan Stanley & Co. Incorporated.
5.1*	Opinion of Latham & Watkins.
10.1(11)	Separation and Distribution Agreement, dated as of September 23, 1998, between Qualcomm Incorporated and the Registrant.
10.1.1(8)	First Amendment to Separation and Distribution Agreement, dated as of August 6, 1999, between the Registrant and Qualcomm Incorporated.

Exhibit
Number	Description of Exhibit

10.2(11)	Master Agreement Regarding Equipment Procurement, dated as of September 23, 1998, between Qualcomm Incorporated and the Registrant.
10.2.1(8)	First Amendment to Master Agreement Regarding Equipment Procurement, dated as of August 6, 1999, between the Registrant and Qualcomm Incorporated.
10.3(12)	1998 Stock Option Plan, as amended through April 13, 1999.
10.3.1(3)	Form of non-qualified/incentive stock option under the 1998 Stock Option Plan.
10.3.2(3)	Form of non-qualified stock option under the 1998 Stock Option Plan granted to Qualcomm Incorporated option holders in connection with the distribution of the Registrant’s common stock.
10.4(3)	Form of the Registrant’s 1998 Non-Employee Directors’ Stock Option Plan.
10.4.1(3)	Form of non-qualified stock option under the 1998 Non-Employee Directors’ Stock Option Plan.
10.5(3)	Assignment and Assumption of Lease dated August 11, 1998 between Qualcomm Incorporated and Vaxa International, Inc.
10.6(3)	Form of Indemnity Agreement to be entered into between the Registrant and its directors and officers.
10.7(14)	Asset Purchase Agreement, dated December 24, 1998, by and among Chase Telecommunications Holdings, Inc., Anthony Chase, Richard McDugald and the Registrant.
10.8(8)	Cricket Communications, Inc. 1999 Stock Option Plan (now known as Cricket Communications Holdings, Inc.).
10.8.1(9)	Amendment No. 1 to 1999 Stock Option Plan of Cricket Communications, Inc. (now known as Cricket Communications Holdings, Inc.).
10.8.2(8)	Form of non-qualified/incentive stock option under the Cricket Communications, Inc. 1999 Stock Option Plan (now known as Cricket Communications Holdings, Inc.).
10.9(8)	Employment offer letter to Susan G. Swenson from Registrant, dated July 9, 1999.
10.10(10)	System Equipment Purchase Agreement, effective as of September 20, 1999, by and between Cricket Communications, Inc. and Ericsson Wireless Communications Inc. (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.10.1(16)	Amendment #1 System Equipment Purchase Agreement, effective as of November 28, 2000, by and between Cricket Communications, Inc. and Ericsson Wireless Communications Inc. (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.10.2(16)	Form of Amendment # to System Equipment Purchase Agreement, by and between Cricket Communications, Inc. and Ericsson Wireless Communications Inc. (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.10.3(6)	Schedule to Form of Amendment # to System Equipment Purchase Agreement.
10.10.4(6)	Amendment #6 to System Equipment Purchase Agreement, effective as of February 5, 2001, by and between Cricket Communications, Inc. and Ericsson Wireless Communications Inc. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.11(17)	Second Amended and Restated Deferred Payment Agreement, dated October 12, 1999, among Chilesat Telefonia Personal S.A., Inversiones Leap Chile S.A., and Qualcomm Incorporated, as Vendor, Administrative Agent and Collateral Agent Subsidiaries of the Registrant.
10.12(18)	Executive Officer Deferred Stock Plan.

Exhibit
Number	Description of Exhibit

10.13(4)	Leap Wireless International, Inc. 2000 Stock Option Plan.
10.13.1(16)	Form of non-qualified/incentive stock option under the Leap Wireless International, Inc. 2000 Stock Option Plan.
10.14(10)	Amended and Restated System Equipment Purchase Agreement, entered into as of June 30, 2000, by and between Cricket Communications, Inc. and Lucent Technologies Inc. (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.14.1(24)	Amendment No. 1 to the Amended and Restated System Equipment Purchase Agreement between Lucent Technologies Inc. and Cricket Communications, Inc., entered into as of March 22, 2002.
10.14.2(24)	Amendment No. 2 to the Amended and Restated System Equipment Purchase Agreement between Lucent Technologies Inc. and Cricket Communications, Inc., entered into as of March 22, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.14.3(25)†	Amendment No. 3 to Amended and Restated System Equipment Purchase Agreement between Cricket Communications, Inc. and Lucent Technologies Inc., effective March 22, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.14.4(25)†	Amendment No. 4 to Amended and Restated System Equipment Purchase Agreement between Cricket Communications, Inc. and Lucent Technologies Inc., effective March 22, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.15(10)	System Equipment Purchase Agreement, effective as of August 28, 2000, by and between Cricket Communications, Inc. and Nortel Networks Inc. (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.15.1(19)	Amendment No. 1 to System Equipment Purchase Agreement, effective as of December 26, 2000, by and between Cricket Communications, Inc. and Nortel Networks Inc. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.15.2(19)	Amendment No. 2 to System Equipment Purchase Agreement, effective as of September 17, 2001, by and between Cricket Communications, Inc. and Nortel Networks Inc. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.15.3(22)	Amendment No. 3 to System Equipment Purchase Agreement, effective as of March 26, 2002, by and between Cricket Communications, Inc. and Nortel Networks Inc. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.16(10)	Credit Agreement, dated as of August 28, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Nortel Networks Inc., as Administrative Agent (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.16.1(10)	First Amendment, dated as of October 20, 2000, to the Credit Agreement, dated as of August 28, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Nortel Networks Inc., as Administrative Agent (including exhibits thereto).
10.16.2(19)	Second Amendment, dated as of September 17, 2001, to the Credit Agreement, dated as of August 28, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Nortel Networks Inc., as Administrative Agent.

Exhibit
Number	Description of Exhibit

10.16.3(22)	Third Amendment, dated as of March 18, 2002, to the Credit Agreement, dated as of August 28, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Nortel Networks Inc., as Administrative Agent. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.16.4(22)	First Amendment, dated as of March 18, 2002, to the Parent Agreement, dated as of August 28, 2000, between the Registrant and Nortel Networks Inc., as Administrative Agent for the Lenders. (The Parent Agreement is Exhibit D to the Credit Agreement, dated as of August 28, 2000, which is filed as Exhibit 10.17 hereto.)
10.17(10)	Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Lucent Technologies Inc., as Administrative Agent (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.17.1(19)	First Amendment, dated as of September 17, 2001, to the Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc, the Lenders party thereto and Lucent Technologies Inc., as Administrative Agent.
10.17.2(22)	Second Amendment, dated as of March 18, 2002, to the Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc, the Lenders party thereto and Lucent Technologies Inc., as Administrative Agent. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.17.3(22)	First Amendment, dated as of January 27, 2000, to the Parent Agreement, dated as of September 17, 1999, between the Registrant and Lucent Technologies, Inc., as Administrative Agent for the Lenders. (The Parent Agreement is Exhibit E to the Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, which is filed as Exhibit 10.18 hereto.)
10.17.4(22)	Amendment and Waiver, dated as of October 27, 2000, to the Parent Agreement, dated as of November 24, 1999, between the Registrant and Lucent Technologies, Inc., as Administrative Agent for the Lenders (The Parent Agreement is Exhibit E to the Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, which is filed as Exhibit 10.18 hereto.)
10.17.5(22)	Third Amendment, dated as of March 18, 2002, to the Parent Agreement, dated as of September 17, 1999, between the Registrant and Lucent Technologies, Inc., as Administrative Agent for the Lenders. (The Parent Agreement is Exhibit E to the Credit Agreement, dated as of September 20, 1999, as Amended and Restated as of October 20, 2000, which is filed as Exhibit 10.18 hereto.)
10.18(10)	Credit Agreement, dated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the lenders party thereto and Ericsson Credit AB, as Administrative Agent (including exhibits thereto). Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.18.1(6)	Amendment No. 1 to Credit Agreement, dated as of February 5, 2001, among Cricket Communications Holdings, Inc., Cricket Communications, Inc. and Ericsson Credit AB, as Administrative Agent and Lender. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.18.2(6)	Amendment No. 2 to Credit Agreement, dated as of February 28, 2001, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the lenders party thereto and Ericsson Credit AB, individually and as Administrative Agent.

Exhibit
Number	Description of Exhibit

10.18.3(19)	Third Amendment, dated as of September 17, 2001, to the Credit Agreement, dated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., Ericsson Credit AB, the other Lenders party thereto and the Administrative Agent thereunder.
10.18.4(22)	Fourth Amendment, dated as of March 18, 2002, to the Credit Agreement, dated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Ericsson Credit AB, as Administrative Agent. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
10.18.5(22)	First Amendment, dated as of March 18, 2002, to the Parent Agreement, dated as of December 8, 2000, between the Registrant and the Administrative Agent for the Lenders (as defined in the Credit Agreement, dated as of October 20, 2000, among Cricket Communications Holdings, Inc., Cricket Communications, Inc., the Lenders party thereto and Ericsson Credit AB, as Administrative Agent). (The Parent Agreement is Exhibit C to the Credit Agreement, dated as of October 20, 2000, which is filed as Exhibit 10.19 hereto.)
10.19(6)	Amended and Restated Agreement for Purchase and Sale of Licenses, effective as of November 3, 2000, by and among the Registrant, MVI Corp., Century Personal Access Network, Inc., Wisconsin RSA #7, Limited Partnership and CenturyTel, Inc.
10.19.1(6)	Promissory Note, dated April 6, 2001, by the Registrant in favor of Century Personal Access Network, Inc.
10.19.2(6)	Share Pledge Agreement, dated as of April 6, 2001, by and between the Registrant and Century Personal Access Network, Inc.
10.20(20)	Amended and Restated Common Stock Purchase Agreement, effective as of December 20, 2000, by and between the Registrant and Acqua Wellington North American Equities Fund, Ltd.
10.21(16)	Loan Agreement, dated as of January 22, 2001, by and among the Registrant, Qualcomm Incorporated, the other lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and Citibank, N.A., as Collateral Agent.
10.21.1(21)	First Amendment to Loan Agreement, dated August 1, 2001, by and among the Registrant, Qualcomm Incorporated, the other lenders from time to time party thereto, and Citibank, N.A., as administrative agent for the lenders and as collateral agent for the lenders.
10.21.2(21)	ADV Assignment and Acceptance, dated as of August 1, 2001, between the Registrant and Qualcomm Incorporated.
10.22(16)	Pledge Agreement, dated as of January 22, 2001, between the Registrant and Citibank, N.A., as the Collateral Agent.
10.23(13)	Leap Wireless International, Inc. 2001 Executive Officer Deferred Bonus Stock Plan.
10.24(6)	Leap Wireless International, Inc. 2001 Non-Qualified Stock Option Plan.
10.25(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and Harvey P. White.
10.26(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and Susan G. Swenson.
10.27(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and James E. Hoffmann.
10.28(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and Stewart D. Hutcheson.
10.29(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and Daniel O. Pegg.
10.30(6)	Change in Control Agreement dated as of March 7, 2001 between the Registrant and Leonard C. Stephens.

Exhibit
Number	Description of Exhibit

10.31(22)	Change in Control Agreement dated as of September 7, 2001 between the Registrant and Glenn Umetsu.
10.32(21)	Agreement for Purchase and Sale of Licenses, entered into as of July 30, 2001, by and among the Registrant, Cricket Licensee IX, Inc. and Cingular Wireless LLC.
10.33(22)	Promissory Note, dated May 31, 2000, by Glenn Umetsu in favor of the Registrant.
10.34(25)	Change in Control Agreement dated as of July 10, 2002 between the Registrant and David B. Davis.
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of Latham & Watkins. Reference is made to Exhibit 5.1.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of PricewaterhouseCoopers.
24.1*	Powers of Attorney (contained on the signature page of this Registration Statement).

*	Filed herewith.

†	A request for confidential treatment with respect to portions of this exhibit which have been omitted (indicated by asterisks) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 is currently pending.

(1)	Filed as an exhibit to Leap’s Current Report on Form 8-K dated June 2, 2000, and incorporated herein by reference.

(2)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2000, as filed with the SEC on July 17, 2000, and incorporated herein by reference.

(3)	Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.

(4)	Filed as an exhibit to Leap’s Current Report on Form 8-K dated September 28, 2000, and incorporated herein by reference.

(5)	Filed as an exhibit to Leap’s Current Report on Form 8-K dated September 14, 1998, and incorporated herein by reference.

(6)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001, and incorporated herein by reference.

(7)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, as filed with the SEC on April 14, 1999, and incorporated herein by reference.

(8)	Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459) dated August 10, 1999, and incorporated herein by reference.

(9)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.

(10)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC on November 14, 2000, and incorporated herein by reference.

(11)	Filed as an exhibit to Leap’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-64459) dated October 13, 1998, and incorporated herein by reference.

(12)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended May 31, 1999, as filed with the SEC on July 15, 1999, and incorporated herein by reference.

(13)	Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-59460) dated April 24, 2001, and incorporated herein by reference.

(14)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, as filed with the SEC on January 14, 1999, and incorporated herein by reference.

(15)	Filed as an exhibit to Leap’s Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended August 31, 1999, as filed with the SEC on December 13, 1999, and incorporated herein by reference.

(16)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on March 2, 2001, and incorporated herein by reference.

(17)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended August 31, 1999, as filed with the SEC on October 20, 1999, as amended, and incorporated herein by reference.

(18)	Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-94389) dated January 11, 2000, and incorporated herein by reference.

(19)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, as filed with the SEC on November 13, 2001, and incorporated herein by reference.

(20)	Filed as an exhibit to Leap’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-45388) dated March 28, 2001, and incorporated herein by reference.

(21)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, as filed with the SEC on August 14, 2001, and incorporated herein by reference.

(22)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC on March 29, 2002, and incorporated herein by reference.

(23)	Filed as an exhibit to Leap’s Current Report on Form 8-K dated August 29, 2002, and incorporated herein by reference.

(24)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as filed with the SEC on May 14, 2002, and incorporated herein by reference.

(25)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, as filed with the SEC on November 13, 2002, and incorporated herein by reference.